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As filed with the Securities and Exchange Commission on October 7, 2011

Registration No. 333-174661

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
 FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Groupon, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	7379	27-0903295
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
600 West Chicago Avenue, Suite 620 Chicago, Illinois 60654 312-676-5773 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Andrew D. Mason
Chief Executive Officer
Groupon, Inc.
600 West Chicago Avenue, Suite 620
Chicago, Illinois 60654
312-676-5773
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven J. Gavin, Esq. Matthew F. Bergmann, Esq. Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 312-558-5600	David R. Schellhase, Esq. General Counsel Groupon, Inc. 600 West Chicago Avenue, Suite 620 Chicago, Illinois 60654 312-676-5773	Peter M. Astiz, Esq. Gregory M. Gallo, Esq. Jason C. Harmon, Esq. DLA Piper LLP (US) 2000 University Avenue East Palo Alto, California 94303 650-833-2036

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PROSPECTUS (Subject to Completion)
Issued October 7, 2011

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                    Shares

CLASS A COMMON STOCK

Groupon, Inc. is offering                   shares of its Class A common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price of our Class A common stock will be between $               and $               per share.

Following this offering, we will have two classes of outstanding common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock will be identical, except with respect to voting and conversion. Each share of Class A common stock will be entitled to one vote per share. Each share of Class B common stock will be entitled to               votes per share and will be convertible at any time into one share of Class A common stock. Outstanding shares of Class B common stock will represent approximately          % of the voting power of our outstanding capital stock following this offering.

We have applied to list our Class A common stock on                   under the symbol "GRPN."

Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 12.

PRICE $     A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Groupon
Per Share	$	$	$
Total	$	$	$

Groupon, Inc. and the selling stockholders have granted the underwriters the right to purchase up to an additional                   shares of Class A common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class A common stock to purchasers on                           , 2011.

MORGAN STANLEY	GOLDMAN, SACHS & CO.	CREDIT SUISSE

ALLEN & COMPANY LLC	BofA MERRILL LYNCH	BARCLAYS CAPITAL	CITI

DEUTSCHE BANK SECURITIES	J.P. MORGAN	WELLS FARGO SECURITIES	WILLIAM BLAIR & COMPANY

LOOP CAPITAL MARKETS	RBC CAPITAL MARKETS	THE WILLIAMS CAPITAL GROUP, L.P.

                           , 2011

        You should rely only on the information contained in this prospectus or in any free writing prospectus filed with the Securities and Exchange Commission. Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with additional or different information. We and the selling stockholders are offering to sell, and seeking offers to buy, our Class A common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or any sale of shares of our Class A common stock.

        Until                        , 2011 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade shares of our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        For investors outside the United States: Neither we, the selling stockholders nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about and to observe any restrictions relating to the offering of the shares of Class A common stock and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. Before investing in our Class A common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in each case included elsewhere in this prospectus. Except where the context requires otherwise, in this prospectus the terms "Company," "Groupon," "we," "us" and "our" refer to Groupon, Inc., a Delaware corporation, and where appropriate, its direct and indirect subsidiaries.

GROUPON, INC.

        Groupon is a local e-commerce marketplace that connects merchants to consumers by offering goods and services at a discount. Traditionally, local merchants have tried to reach consumers and generate sales through a variety of methods, including the yellow pages, direct mail, newspaper, radio, television and online advertisements, promotions and the occasional guy dancing on a street corner in a gorilla suit. By bringing the brick and mortar world of local commerce onto the internet, Groupon is creating a new way for local merchants to attract customers and sell goods and services. We provide consumers with savings and help them discover what to do, eat, see and buy in the places where they live and work.

        We started Groupon in October 2008 and believe the growth of our business demonstrates the power of our solution and the size of our market opportunity:

  •
  We increased our revenue from $1.2 million in the second quarter of 2009 to $392.6 million in the second quarter of 2011. We generated these revenues from gross billings of $3.3 million for the second quarter of 2009 as compared to gross billings of $929.2 million for the second quarter of 2011. We had net income of $21,000 for the second quarter of 2009 as compared to a net loss of $101.2 million for the second quarter of 2011.

  •
  We expanded from five North American markets as of June 30, 2009 to 175 North American markets and 45 countries as of June 30, 2011. Revenue from our international and North American operations was $235.4 million and $157.2 million, respectively, in the second quarter of 2011.

  •
  We increased our subscriber base from 152,203 as of June 30, 2009 to 115.7 million as of June 30, 2011. A total of 43,014 customers purchased Groupons through the end of the second quarter of 2009 as compared to 23,072,600 through the end of the second quarter of 2011, including 12,066,676 customers who have purchased more than one Groupon since January 1, 2009.

  •
  We increased the number of merchants featured in our marketplace from 212 in the second quarter of 2009 to 78,466 in the second quarter of 2011.

  •
  We sold 116,231 Groupons in the second quarter of 2009 compared to 32.5 million Groupons in the second quarter of 2011.

  •
  We grew from 37 employees as of June 30, 2009 to 9,625 employees as of June 30, 2011.

        Each day we email our subscribers discounted offers for goods and services that are targeted by location and personal preferences. Consumers also access our deals directly through our websites and mobile applications. A typical deal might offer a $20 Groupon that can be redeemed for $40 in value at a restaurant, spa, yoga studio, car wash or other local merchant. Customers purchase Groupons from us and redeem them with our merchants. Our revenue is the purchase price paid by the customer for the Groupon less an agreed upon percentage of the purchase price paid to the featured merchant. Our gross billings represent the gross amounts collected from customers for Groupons sold, and we consider this metric to be an indicator of our growth and business performance as it measures the dollar volume of transactions through our marketplace. Gross billings are not equivalent to revenues or any other metric presented in our consolidated financial statements.

Our Advantage

        Customer experience and relevance of deals.    We are committed to providing a great customer experience and maintaining the trust of our customers. We use our technology and scale to target relevant deals based on individual subscriber preferences. As we increase the volume of transactions through our marketplace, we increase the amount of data that we have about deal performance and customer interests. This data allows us to continue to improve our ability to help merchants design the most effective deals and deliver deals to customers that better match their interests.

        Merchant scale and quality.    In the first half of 2011, we featured deals from over 135,000 merchants worldwide across over 140 categories of goods and services. Our salesforce of over 4,800 sales representatives enables us to work with local merchants in 175 North American markets and 45 countries. We draw on the experience we have gained in working with merchants to evaluate prospective merchants based on quality, location and relevance to our subscribers. We maintain a large base of prospective merchants interested in our marketplace, which enables us to be more selective and offer our subscribers higher quality deals. Increasing our merchant base also increases the number and variety of deals that we offer to consumers, which we believe drives higher subscriber and user traffic, and in turn promotes greater merchant interest in our marketplace.

        Brand.    We believe we have built a trusted and recognizable brand by delivering a compelling value proposition to consumers and merchants. A benefit of our well recognized brand is that a substantial portion of our subscribers in our established markets is acquired through word-of-mouth. We believe our brand is trusted due to our dedication to our customers and our significant investment in customer satisfaction.

Our Strategy

        Our objective is to become an essential part of everyday local commerce for consumers and merchants. Key elements of our strategy include the following:

        Grow our subscriber base.    We have made significant investments to acquire subscribers through online marketing initiatives. Our subscriber base has also increased by word-of-mouth. Our investments in subscriber growth are driven by the cost to acquire a subscriber relative to the profits we expect to generate from that subscriber over time. Our goal is to retain existing and acquire new subscribers by providing more targeted and real-time deals, delivering high quality customer service and expanding the number and categories of deals we offer.

        Grow the number of merchants we feature.    To drive merchant growth, we have expanded the number of ways in which consumers can discover deals through our marketplace. For example, to better target subscribers, in February 2011, we launched Deal Channels, which aggregates daily deals from the same category. We adjust the number and variety of products we offer merchants based on merchant demand in each market. We have also made significant investments in our salesforce, which builds merchant relationships and local expertise. Our merchant retention efforts are focused on providing merchants with a positive experience by offering targeted placement of their deals to our subscriber base, high quality customer service and tools to manage deals more effectively.

        Increase the number and variety of our products through innovation.    We have launched a variety of new products in the past 12 months and we plan to continue to launch new products to increase the number of subscribers and merchants that transact business through our marketplace. As our local e-commerce marketplace grows, we believe consumers will use Groupon not only as a discovery tool for local merchants, but also as an ongoing connection point to their favorite merchants.

        Expand with acquisitions and business development partnerships.    Since May 2010, we have made 17 acquisitions and we have entered into several agreements with local partners to expand our international presence. The increase in our revenue, key operating metrics and employee headcount from 2009 to 2010 is partially attributable to these acquisitions and the subsequent growth of our international operations as a result of such acquisitions. We have also entered into affiliate programs with companies such as eBay, Microsoft, Yahoo and Zynga, pursuant to which these partners display, promote and distribute our deals to their users in exchange for a share of the revenue generated from our deals. We intend to continue to expand our business with strategic acquisitions and business development partnerships.

Our Metrics

        We have organized our operations into two principal segments: North America, which represents the United States and Canada, and International, which represents the rest of our global operations.

        The key metrics we use to measure our business include revenue, free cash flow and consolidated segment operating (loss) income, or CSOI. Free cash flow and CSOI are non-GAAP financial measures. See "—Summary Consolidated Financial and Other Data—Non-GAAP Financial Measures" for a reconciliation of these measures to the most applicable financial measures under U.S. GAAP.

        We believe revenue is an important indicator for our business because it is a reflection of the value of our service to our merchants. In 2010 and the first half of 2011, we generated revenue of $312.9 million and $688.1 million, respectively.

        We believe free cash flow is an important indicator for our business because it measures the amount of cash we generate after spending on marketing, wages and benefits, capital expenditures and other items. Free cash flow also reflects changes in working capital. In 2010 and the first half of 2011, we generated free cash flow of $72.2 million and $36.8 million, respectively.

        We believe CSOI is an important measure for management to evaluate the performance of our business as it represents the operating results of our segments and, as reported under U.S. GAAP, does not include certain non-cash expenses. In 2010 and the first half of 2011, our CSOI was $(181.0) million and $(160.6) million, respectively.

Our Risks

        Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully under the caption "Risk Factors," and include but are not limited to the following:

  •
  we may not maintain the revenue growth that we have experienced since inception;

  •
  we have experienced rapid growth over a short period in a new market we have created and we do not know whether this market will continue to develop or whether it can be maintained;

  •
  we base our decisions regarding investments in subscriber acquisition on assumptions regarding our ability to generate future profits that may prove to be inaccurate;

  •
  we have incurred net losses since inception and we expect our operating expenses to increase significantly in the foreseeable future;

  •
  if we fail to retain our existing subscribers or acquire new subscribers, our revenue and business will be harmed;

  •
  if we fail to retain existing merchants or add new merchants, our revenue and business will be harmed;

  •
  our business is highly competitive and competition presents an ongoing threat to the success of our business;

  •
  if we are unable to recover subscriber acquisition costs with revenue generated from those subscribers, our business and operating results will be harmed;

  •
  if we are unable to maintain favorable terms with our merchants, our revenue may be adversely affected; and

  •
  our operating cash flow and results of operations could be adversely impacted if we change our merchant payment terms or our gross billings do not continue to grow.

Corporate Information

        We are a Delaware corporation. Our principal executive offices are located at 600 West Chicago Avenue, Suite 620, Chicago, Illinois 60654, and our telephone number at this address is (312) 676-5773. Our website is www.groupon.com. Information contained on our website is not a part of this prospectus.

        GROUPON, the GROUPON logo, GROUPON NOW and other GROUPON—formative marks are trademarks of Groupon, Inc. in the United States or other countries. This prospectus also includes other trademarks of Groupon and trademarks of other persons.

Letter from Andrew D. Mason

        A letter from Andrew D. Mason, one of our co-founders and our Chief Executive Officer, appears on page 34 of this prospectus.

THE OFFERING

Class A common stock offered by us	shares
Class A common stock to be outstanding after this offering	shares
Class B common stock to be outstanding after this offering	shares
Total shares of Class A and Class B common stock to be outstanding after this offering	shares
Over-allotment option

We and the selling stockholders have granted the underwriters an option to purchase up to          additional shares of Class A common stock at the initial public offering price for a period of 30 days from the date of this prospectus.

Use of proceeds

We expect our net proceeds from this offering will be approximately $         million. We plan to use the net proceeds to us from this offering for working capital and other general corporate purposes, which may include the acquisition of other businesses, products or technologies; however, we do not have any commitments for any acquisitions at this time. We will not receive any proceeds from the sale of shares by the selling stockholders if the underwriters exercise the over-allotment option. See "Use of Proceeds."

Risk factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Proposed symbol	"GRPN"

        The number of shares of our Class A common stock that will be outstanding after this offering is based on 297,813,591 shares outstanding at June 30, 2011, and excludes:

  •
  1,199,988 shares of Class A common stock issuable upon the conversion of our Class B common stock that will be outstanding after this offering;

  •
  11,613,319 shares of Class A common stock issuable upon the exercise of stock options outstanding as of June 30, 2011 at a weighted average exercise price of $2.33 per share;

  •
  480,000 shares of Class A common stock issuable upon the vesting of performance stock units granted in connection with certain of our acquisitions;

  •
  5,484,233 shares of Class A common stock issuable upon the vesting of restricted stock units granted under our 2010 Plan;

  •
  1,191,366 shares of Class A common stock available for additional grants under our 2010 Plan; and

  •
  25,000,000 shares of Class A common stock available for grants under our 2011 Plan, which we adopted effective August 17, 2011.

        Prior to the closing of this offering, we intend to recapitalize all of our outstanding shares of capital stock (other than our Series B preferred stock) into newly issued shares of our Class A common stock. In addition, we intend to recapitalize all of our outstanding shares of our Series B preferred stock into newly issued shares of our Class B common stock. The purpose of the recapitalization is to exchange all of our outstanding shares of capital stock (other than our Series B preferred stock) for shares of the Class A common stock that will be sold in this offering. See "Related Party Transactions—Recapitalization."

        Our Class A common stock and Class B common stock will automatically convert into a single class of common stock five years after the completion of this offering. See "Description of Capital Stock—Class A and Class B Common Stock—Conversion."

        Except as otherwise indicated, all information in this prospectus (other than historical financial statements) assumes:

  •
  the amendment and restatement of our certificate of incorporation prior to the closing of this offering;

  •
  the consummation of the recapitalization prior to the closing of this offering; and

  •
  no exercise of the underwriters' over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

        We present below our summary consolidated financial and other data for the periods indicated. Financial information for periods prior to 2008 has not been provided because we began operations in 2008. The summary consolidated statements of operations data for the years ended December 31, 2008, 2009 and 2010 and the balance sheet data as of December 31, 2009 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The balance sheet data for the year ended December 31, 2008 was derived from financial statements that are not included in this prospectus. The summary consolidated statements of operations data for the periods ended June 30, 2010 and 2011 and the balance sheet data as of June 30, 2011 have been derived from our unaudited consolidated financials statements included elsewhere in this prospectus. The unaudited information was prepared on a basis consistent with that used to prepare our audited financial statements and includes all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of the unaudited period. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and accompanying notes, each included elsewhere in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2008	2009	2010	2010	2011
	(Restated)(1)	(Restated)(1)	(Restated)(1)	(Restated)(1) (unaudited)	(Restated)(1) (unaudited)
	(dollars in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue (gross billings of $94, $34,082, $745,348, $135,807 and $1,597,423, respectively)	$5	$14,540	$312,941	$58,938	$688,105
Costs and expenses:
Cost of revenue	6	4,355	32,494	4,024	66,522
Marketing	163	4,873	284,348	39,848	432,093
Selling, general and administrative	1,468	6,389	213,260	33,880	407,665
Acquisition-related	—	—	203,183	9,434	—

Total operating expenses	1,637	15,617	733,285	87,186	906,280

Loss from operations	(1,632)	(1,077)	(420,344)	(28,248)	(218,175)
Interest and other income (expense), net	90	(16)	284	(96)	1,539
Equity-method investment activity, net of tax	—	—	—	—	(8,763)

Loss before provision for income taxes	(1,542)	(1,093)	(420,060)	(28,344)	(225,399)
Provision (benefit) for income taxes	—	248	(6,674)	(905)	(1,732)

Net loss	(1,542)	(1,341)	(413,386)	(27,439)	(223,667)
Less: Net loss attributable to noncontrolling interests	—	—	23,746	61	19,759

Net loss attributable to Groupon, Inc.	(1,542)	(1,341)	(389,640)	(27,378)	(203,908)
Dividends on preferred stock	(277)	(5,575)	(1,362)	(1,046)	—
Redemption of preferred stock in excess of carrying value	—	—	(52,893)	—	(34,327)
Adjustment of redeemable noncontrolling interests to redemption value	—	—	(12,425)	—	(15,651)
Preferred stock distributions	(339)	—	—	—	—

Net loss attributable to common stockholders	$(2,158)	$(6,916)	$(456,320)	$(28,424)	$(253,886)

Net loss per share
Basic	$(0.01)	$(0.04)	$(2.66)	$(0.17)	$(1.66)
Diluted	$(0.01)	$(0.04)	$(2.66)	$(0.17)	$(1.66)
Weighted average number of shares outstanding
Basic	166,738,129	168,604,142	171,349,386	169,048,421	152,813,014
Diluted	166,738,129	168,604,142	171,349,386	169,048,421	152,813,014
Other Financial Data:
Segment operating (loss) income:
North America	$(1,608)	$(962)	$(10,437)	$8,309	$(32,279)
International	—	—	(170,556)	(23,047)	(128,314)

CSOI(2)	$(1,608)	$(962)	$(180,993)	$(14,738)	$(160,593)

(1)
The Consolidated Financial Statements have been restated for the presentation of revenue on a net basis for all periods presented. See Note 2 to our Consolidated Financial Statements. In addition, the six month period ended June 30, 2011 has been restated to reduce selling, general and administrative expense to correct for an error. See Note 2 to our Condensed Consolidated Financial Statements.

(2)
Consolidated segment operating (loss) income, or CSOI, is a non-GAAP financial measure. See "—Summary Consolidated Financial and Other Data—Non-GAAP Financial Measures" for a reconciliation of this measure to the most applicable financial measure under U.S. GAAP. We do not allocate stock-based compensation and acquisition-related expense to the segments. See Note 14 "Segment Information" of Notes to Consolidated Financial Statements and Note 15 "Segment Information" of Notes to Condensed Consolidated Financial Statements (Unaudited) for additional information.

	Year Ended December 31,			Six Months Ended June 30,
	2008	2009	2010	2010	2011
Operating Metrics:
Gross billings(1)	$94	$34,082	$745,348	$135,807	$1,597,423
Subscribers(2)	*	1,807,278	50,583,805	10,445,521	115,717,299
Cumulative customers(3)	*	375,099	9,031,807	2,379,611	23,072,600
Featured merchants(4)	*	2,695	66,289	12,468	135,247
Groupons sold(5)	*	1,248,792	30,296,070	5,822,856	60,620,482
Average revenue per subscriber(6)	*	$8.0	$11.9	$9.6	$8.3
Average cumulative Groupons sold per customer(7)	*	3.3	3.5	3.0	4.0
Average revenue per Groupon sold(8)	*	$11.6	$10.3	$10.1	$11.4
Cumulative repeat customers(9)	*	162,323	4,483,976	1,056,966	12,066,676

*
Not available

(1)
Reflects the gross amounts collected from customers for Groupons sold, excluding any applicable taxes and net of estimated refunds, in the applicable period.

(2)
Reflects the total number of subscribers who had a Groupon account on the last day of the applicable period, less individuals who have unsubscribed. May include individual subscribers with multiple registrations because the information we collect from subscribers does not permit us to identify when a subscriber may have created multiple accounts, nor do we prevent subscribers from creating multiple accounts. Also may include individuals who do not receive our email offers because our emails have been blocked or are otherwise undeliverable.

(3)
Reflects the total number of unique customers who have purchased Groupons from January 1, 2009 through the end of the applicable period. May include individual customers with multiple registrations.

(4)
Reflects the total number of merchants featured in the applicable period.

(5)
Reflects the total number of Groupons sold in the applicable period.

(6)
Reflects the average revenue generated per average number of subscribers in the applicable period.

(7)
Reflects the average number of Groupons sold per cumulative repeat customer from January 1, 2009 through the end of the applicable period.

(8)
Reflects the average revenue generated per Groupon sold in the applicable period.

(9)
Reflects the total number of unique customers who have purchased more than one Groupon from January 1, 2009 through the end of the applicable period.

	As of December 31,			As of June 30, 2011
	2008	2009	2010	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
	(unaudited)
	(in thousands, other than per share amounts)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,966	$12,313	$118,833	$225,093
Working capital (deficit)	2,643	3,988	(196,564)	(304,904)
Total assets	3,006	14,962	381,570	637,712
Total long-term liabilities	—	—	1,621	25,713
Redeemable preferred stock	4,747	34,712	—	—
Cash dividends per common share	—	0.125	—	—
Total Groupon, Inc. stockholders' (deficit) equity	(2,091)	(29,969)	8,077	(66,419)

(1)
The pro forma column gives effect to (i) the recapitalization of all outstanding shares of our capital stock (other than our Series B preferred stock) into 297,813,591 shares of Class A common stock and all outstanding shares of our Series B preferred stock into 1,199,988 shares of Class B common stock prior to the closing of this offering; and (ii) the amendment and restatement of our certificate of incorporation prior to the closing of this offering.

(2)
The pro forma as adjusted column gives further effect to the sale by us of Class A common stock in this offering at an assumed initial public offering price of $            per share, which is the midpoint of the range reflected on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)
Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the amount of pro forma as adjusted cash and cash equivalents, working capital (deficit), total assets and total Groupon, Inc. stockholders' equity by approximately $       million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares in the number of shares of Class A common stock offered by us would increase (decrease) cash and cash equivalents, working capital (deficit), total assets and total Groupon, Inc. stockholders' equity by approximately $       million, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Non-GAAP Financial Measures

        We use free cash flow and consolidated segment operating (loss) income, or CSOI, as key non-GAAP financial measures. Free cash flow and CSOI are used in addition to and in conjunction with results presented in accordance with U.S. GAAP and should not be relied upon to the exclusion of U.S. GAAP financial measures.

        Free cash flow, which is reconciled to "Net cash (used in) provided by operating activities," is cash flow from operations reduced by "Purchases of property and equipment." We use free cash flow, and ratios based on it, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it typically will present a more conservative measure of cash flows as purchases of fixed assets, software developed for internal use and website development costs are a necessary component of ongoing operations.

        Free cash flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, free cash flow does not include the cash payments for business acquisitions. In addition, free cash flow reflects the impact of the timing difference between when we are paid by customers and when we pay merchants. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

        CSOI is the consolidated operating (loss) income of our two segments, North America and International, adjusted for acquisition-related costs and stock-based compensation expense. Acquisition-related costs are non-recurring, non-cash items related to certain of our acquisitions. Stock-based compensation expense is a non-cash item. We do not allocate stock-based compensation and acquisition-related expenses to the segments. See Note 14 "Segment Information" of Notes to Consolidated Financial Statements and Note 15 "Segment Information" of Notes to Condensed Consolidated Financial Statements (Unaudited) for additional information.

        We consider CSOI to be an important measure for management to evaluate the performance of our business as it excludes certain non-cash expenses. We believe it is important to view CSOI as a complement to our entire consolidated statements of operations. When evaluating our performance, you should consider CSOI alongside other financial performance measures, including various cash flow metrics, net loss and our other U.S. GAAP results.

Free Cash Flow

        The following is a reconciliation of free cash flow to the most comparable U.S. GAAP measure, "Net cash (used in) provided by operating activities," for the years ended December 31, 2008, 2009 and 2010 and the first half of 2010 and 2011:

	Year Ended December 31,			Six Months Ended June 30,
	2008	2009	2010	2010	2011
	(in thousands)
Net cash (used in) provided by operating activities	$(1,526)	$7,510	$86,885	$15,528	$57,984
Purchases of property and equipment	(19)	(290)	(14,681)	(3,934)	(21,202)

Free cash flow	$(1,545)	$7,220	$72,204	$11,594	$36,782

CSOI

        The following is a reconciliation of CSOI to the most comparable U.S. GAAP measure, "Loss from operations," for the years ended December 31, 2008, 2009 and 2010 and the first half of 2010 and 2011:

	Year Ended December 31,			Six Months Ended June 30,
	2008	2009	2010	2010	2011
	(in thousands)
Loss from operations	$(1,632)	$(1,077)	$(420,344)	$(28,248)	$(218,175)
Adjustments:
Stock-based compensation(1)	24	115	36,168	4,076	57,582
Acquisition-related(2)	—	—	203,183	9,434	—

Total adjustments	24	115	239,351	13,510	57,582

CSOI	$(1,608)	$(962)	$(180,993)	$(14,738)	$(160,593)

(1)
Represents non-cash stock-based compensation expense recorded within selling, general and administrative expense.

(2)
Primarily represents non-cash charges for remeasurement of the fair value of contingent consideration related to acquisitions made in 2010. The amount of the charge was due to the significant increase in the value of common stock from the original acquisition date until the date the contingency was ultimately settled.

RISK FACTORS

        An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below and all of the other information contained in this prospectus before deciding whether to purchase our Class A common stock. Our business, prospects, financial condition or operating results could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our Class A common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing the risks described below, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes, before deciding to purchase any shares of our Class A common stock.

Risks Related to Our Business

We may not maintain the revenue growth that we have experienced since inception.

        Although our revenue has increased substantially since inception, we may not be able to maintain our historical rate of revenue growth. We believe that our continued revenue growth will depend, among other factors, on our ability to:

  •
  acquire new subscribers who purchase Groupons;

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  retain our existing subscribers and have them continue to purchase Groupons;

  •
  attract new merchants who wish to offer deals through the sale of Groupons;

  •
  retain our existing merchants and have them offer additional deals through our marketplace;

  •
  expand the number, variety and relevance of products and deals we offer each day;

  •
  increase the awareness of our brand across geographies;

  •
  provide our subscribers and merchants with a superior experience;

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  respond to changes in consumer access to and use of the internet and mobile devices; and

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  react to challenges from existing and new competitors.

        However, we cannot assure you that we will successfully implement any of these actions.

We have experienced rapid growth over a short period in a new market that we have created and we do not know whether this market will continue to develop or whether it can be maintained. If we are unable to successfully respond to changes in the market, our business could be harmed.

        Our business has grown rapidly as merchants and consumers have increasingly used our marketplace. However, this is a new market which we only created in late 2008 and which has operated at a substantial scale for only a limited period of time. Given the limited history, it is difficult to predict whether this market will continue to grow or whether it can be maintained. For example, as a result of our limited operating history in a new industry and because the majority of our subscribers registered for our service or made their initial purchase of a Groupon in the past 12 months, it is difficult to discern meaningful or established trends with respect to the purchase activity of our subscribers or customers. We expect that the market will evolve in ways which may be difficult to predict. For example, we anticipate that over time we will reach a point in most markets where we have achieved a market penetration such that investments in new subscriber acquisition are less productive and the continued growth of our revenue will require more focus on increasing the rate at which our existing subscribers purchase Groupons. It is also possible that merchants or customers could broadly determine that they no longer believe in the value of our current services or marketplace. In the event of these or any other changes to the market, our continued success will depend on our ability to successfully adjust our strategy to meet the changing market dynamics. If we are unable to do so, our business could be harmed and our results of operations subject to a material negative impact.

We base our decisions regarding investments in subscriber acquisition primarily on our analysis of the profits generated from subscribers that we acquired in prior periods. If the estimates and assumptions we use are inaccurate, we may not be able to recover our subscriber acquisition costs and our growth rate and financial results will be adversely affected.

        Our decisions regarding investments in subscriber acquisition substantially depend upon our analysis of the profits generated from subscribers we acquired in earlier periods. We refer to this as our subscriber economics. Our analysis regarding subscriber economics includes several assumptions, including:

  •
  Because the costs of offering or distributing deals to existing subscribers are not significant, our analysis focuses on the online marketing costs incurred during the quarter in which the subscribers are originally acquired and makes various assumptions with respect to the level of additional marketing or other expenses necessary to maintain subscriber loyalty and generate purchase activity in subsequent periods. If our assumptions regarding such expenses in subsequent periods are incorrect, our subscriber economics could be less favorable than we believe.

  •
  The analysis which we present below in "Business—Subscriber Economics" includes a discussion of our Q2 2010 cohort and case studies from certain of our largest markets. These results inherently reflect a distinct group of merchants, subscribers and geographies and may not be representative of our current or future composite group of merchants, subscribers and geographies. For example, our Q2 2010 cohort and market case studies may reflect unique market dynamics or the novelty of our service during the periods covered.

        If our assumptions regarding our subscriber economics, including those relating to the effectiveness of our marketing spend, prove incorrect, our ability to generate profits from our investments in new subscriber acquisitions may be less than we have assumed. In such case, we may need to increase expenses or otherwise alter our strategy and our results of operations could be negatively impacted.

We have incurred net losses since inception and we expect our operating expenses to increase significantly in the foreseeable future.

        We incurred net losses of $389.6 million and $203.9 million in 2010 and the first half of 2011, respectively, and had an accumulated deficit of $623.4 million as of June 30, 2011. We anticipate that our operating expenses will increase substantially in the foreseeable future as we continue to invest to increase our subscriber base, increase the number and variety of deals we offer each day, expand our marketing channels, expand our operations, hire additional employees and develop our technology platform. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. Many of our efforts to generate revenue from our business are new and unproven, and any failure to increase our revenue could prevent us from attaining or increasing profitability. We cannot be certain that we will be able to attain or increase profitability on a quarterly or annual basis. If we are unable to effectively manage these risks and difficulties as we encounter them, our business, financial condition and results of operations may suffer.

If we fail to retain our existing subscribers or acquire new subscribers, our revenue and business will be harmed.

        We spent $345.1 million on online marketing initiatives relating to subscriber acquisition for the first half of 2011 and expect to continue to spend significant amounts to acquire additional subscribers. We must continue to retain and acquire subscribers that purchase Groupons in order to increase revenue and achieve profitability. We cannot assure you that the revenue from subscribers we acquire will ultimately exceed the cost of acquiring new subscribers. If consumers do not perceive our Groupon offers to be of high value and quality or if we fail to introduce new and more relevant deals, we may not be able to acquire or retain subscribers. If we are unable to acquire new subscribers who purchase Groupons in numbers sufficient to grow our business, or if subscribers cease to purchase Groupons, the revenue we generate may decrease and our operating results will be adversely affected.

        We believe that many of our new subscribers originate from word-of-mouth and other non-paid referrals from existing subscribers, and therefore we must ensure that our existing subscribers remain loyal to our service in order to continue receiving those referrals. If our efforts to satisfy our existing subscribers are not successful, we may not be able to acquire new subscribers in sufficient numbers to continue to grow our business or we may be required to incur significantly higher marketing expenses in order to acquire new subscribers. Further, we believe that our success is influenced by the level of communication and sharing among subscribers. If the level of usage by our subscriber base declines or does not grow as expected, we may suffer a decline in subscriber growth or revenue. A significant decrease in the level of usage or subscriber growth would have an adverse effect on our business, financial condition and results of operations.

If we fail to retain existing merchants or add new merchants, our revenue and business will be harmed.

        We depend on our ability to attract and retain merchants that are prepared to offer products or services on compelling terms through our marketplace. We do not have long-term arrangements to guarantee the availability of deals that offer attractive quality, value and variety to consumers or favorable payment terms to us. We must continue to attract and retain merchants in order to increase revenue and achieve profitability. If new merchants do not find our marketing and promotional services effective, or if existing merchants do not believe that utilizing our products provides them with a long-term increase in customers, revenue or profit, they may stop making offers through our marketplace. In addition, we may experience attrition in our merchants in the ordinary course of business resulting from several factors, including losses to competitors and merchant closures or bankruptcies. If we are unable to attract new merchants in numbers sufficient to grow our business, or if too many merchants are unwilling to offer products or services with compelling terms through our marketplace or offer favorable payment terms to us, we may sell fewer Groupons and our operating results will be adversely affected.

        If our efforts to market, advertise and promote products and services from our existing merchants are not successful, or if our existing merchants do not believe that utilizing our services provides them with a long-term increase in customers, revenue or profit, we may not be able to retain or attract merchants in sufficient numbers to grow our business or we may be required to incur significantly higher marketing expenses or accept lower margins in order to attract new merchants. A significant increase in merchant attrition or decrease in merchant growth would have an adverse effect on our business, financial condition and results of operation.

Our business is highly competitive. Competition presents an ongoing threat to the success of our business.

        We expect competition in e-commerce generally, and group buying in particular, to continue to increase because there are no significant barriers to entry. A substantial number of group buying sites that attempt to replicate our business model have emerged around the world. In addition to such competitors, we expect to increasingly compete against other large internet and technology-based businesses, such as Google and Microsoft, each of which has launched initiatives which are directly competitive to our business. We also expect to compete against other internet sites that are focused on specific communities or interests and offer coupons or discount arrangements related to such communities or interests. We also compete with traditional offline coupon and discount services, as well as newspapers, magazines and other traditional media companies who provide coupons and discounts on products and services.

        We believe that our ability to compete depends upon many factors both within and beyond our control, including the following:

  •
  the size and composition of our subscriber base and the number of merchants we feature;

  •
  the timing and market acceptance of deals we offer, including the developments and enhancements to those deals offered by us or our competitors;

  •
  subscriber and merchant service and support efforts;

  •
  selling and marketing efforts;

  •
  ease of use, performance, price and reliability of services offered either by us or our competitors;

  •
  our ability to cost-effectively manage our operations; and

  •
  our reputation and brand strength relative to our competitors.

        Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources and larger subscriber bases than we do. These factors may allow our competitors to benefit from their existing customer or subscriber base with lower customer acquisition costs or to respond more quickly than we can to new or emerging technologies and changes in consumer habits. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger subscriber bases or generate revenue from their subscriber bases more effectively than we do. Our competitors may offer deals that are similar to the deals we offer or that achieve greater market acceptance than the deals we offer. This could attract subscribers away from our websites and applications, reduce our market share and adversely impact our revenue. In addition, we are dependent on some of our existing or potential competitors, including Google and Microsoft, for banner advertisements and other marketing initiatives to acquire new subscribers. Our ability to utilize their platforms to acquire new subscribers may be adversely affected if they choose to compete more directly with us.

If we are unable to recover subscriber acquisition costs with revenue generated from those subscribers, our business and operating results will be harmed.

        As of June 30, 2011, we had 115.7 million subscribers to our daily emails, and we expect the number of subscribers to grow significantly during the remainder of 2011. Acquiring a subscriber base is costly, and the success of our business depends on our ability to generate revenue from new and existing subscribers. In 2010 and the first half of 2011, we spent $241.5 million and $345.1 million, respectively, on online marketing initiatives relating to subscriber acquisition. As our subscriber base continues to evolve, it is possible that the composition of our subscribers may change in a manner that makes it more difficult to generate revenue to offset the costs associated with acquiring new subscribers. For example, if we acquire a large number of new subscribers who are not viewed as an attractive demographic by merchants, we may not be able to generate compelling products for those subscribers to offset the cost of acquiring those subscribers. If the cost to acquire subscribers is greater than the revenue we generate over time from those subscribers, our business and operating results will be harmed.

If we are unable to maintain favorable terms with our merchants, our revenue may be adversely affected.

        The success of our business depends in part on our ability to retain and increase the number of merchants who use our service. Currently, when a merchant partners with us to offer a deal for its products or services, it receives an agreed upon percentage of the gross billings from each Groupon sold, and we retain the rest. If merchants decide that utilizing our services no longer provides an effective means of attracting new customers or selling their goods and services, they may demand a higher percentage of the gross billings from each Groupon sold. This would adversely affect our revenue.

        In addition, we expect to face increased competition from other internet and technology-based businesses such as Google and Microsoft, each of which has launched initiatives which are directly competitive to our business. We also have seen that some competitors will accept lower margins, or negative margins, to attract attention and acquire new subscribers. If competitors engage in group buying initiatives in which merchants receive a higher percentage of the gross billings than we currently offer, we may be forced to pay a higher percentage of the gross billings than we currently offer, which may reduce our revenue.

Our operating cash flow and results of operations could be adversely impacted if we change our merchant payment terms or our gross billings do not continue to grow.

        Our merchant payment terms and revenue growth have provided us with operating cash flow to fund our working capital needs. Our merchant arrangements are generally structured such that we collect cash up front when our customers purchase Groupons and make payments to our merchants at a subsequent date. In North America, we typically pay our merchants in installments within sixty days after the Groupon is sold. In our International segment, merchants are not paid until the customer redeems the Groupon. Our accrued merchant payable, which primarily consists of payment obligations to our merchants, has grown, both nominally and as a percentage of gross billings, as our gross billings have increased, particularly the gross billings from our International segment. Our accrued merchant payable balance increased from $4.3 million as of December 31, 2009 to $391.9 million as of June 30, 2011. We use the operating cash flow provided by our merchant payment terms and revenue growth to fund our working capital needs. If we offer our merchants more favorable or accelerated payment terms or our gross billings do not continue to grow in the future, our operating cash flow and results of operations could be adversely impacted and we may have to seek alternative financing to fund our working capital needs.

Our business relies heavily on email and other messaging services, and any restrictions on the sending of emails or messages or a decrease in subscriber willingness to receive messages could adversely affect our revenue and business.

        Our business is highly dependent upon email and other messaging services. Deals offered through emails and other messages sent by us, or on our behalf by our affiliates, generate a substantial portion of our revenue. Because of the importance of email and other messaging services to our businesses, if we are unable to successfully deliver emails or messages to our subscribers or potential subscribers, or if subscribers decline to open our emails or messages, our revenue and profitability would be adversely affected. Actions by third parties to block, impose restrictions on, or charge for the delivery of, emails or other messages could also materially and adversely impact our business. From time to time, internet service providers block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver emails or other messages to third parties. In addition, our use of email and other messaging services to send communications about our website or other matters may result in legal claims against us, which if successful might limit or prohibit our ability to send emails or other messages. Any disruption or restriction on the distribution of emails or other messages or any increase in the associated costs would materially and adversely affect our revenue and profitability.

We have a rapidly evolving business model and our new product and service offerings could fail to attract or retain subscribers or generate revenue.

        We have a rapidly evolving business model and are regularly exploring entry into new market segments and the introduction of new products and features with respect to which we may have limited experience. In addition, our subscribers may not respond favorably to our new products and services. These products and services may present new and significant technology challenges, and we may be subject to claims if subscribers of these offerings experience service disruptions or failures or other quality issues. If products or services we introduce, such as changes to our websites and applications, the introduction of social networking and location-based marketing elements to our websites, or entirely new lines of business that we may pursue, fail to engage subscribers or merchants, we may fail to acquire or retain subscribers or generate sufficient revenue or other value to justify our investment, and our business may be materially and adversely affected. Our ability to retain or increase our subscriber base and revenue will depend heavily on our ability to innovate and to create successful new products and services. In addition, the relative profitability, if any, of our new activities may be lower than that of our historical activities, and we may not generate sufficient revenue from new activities to recoup our investments in them. If any of this were to occur, it could damage our reputation, limit our growth and negatively affect our operating results.

If we are unable to retain the services of certain individuals involved in the operations of our International segment, our international expansion may suffer.

        Our international expansion has been rapid and our international business has become critical to the growth in our revenue and our ability to achieve profitability. In the first half of 2010 and the first half of 2011, 5.1% and 57.3%, respectively, of our revenue was generated from our International segment. We began our international operations in May 2010 with the acquisition of CityDeal Europe GmbH, or CityDeal, which was founded by Oliver Samwer and Marc Samwer. Since the CityDeal acquisition, Messrs. Samwer have served as consultants and been extensively involved in the development and operations of our International segment. The agreements under which Oliver and Marc Samwer provide us with consulting services will expire in October 2012 and October 2013, respectively. In the event Messrs. Samwer do not continue to provide us with consulting services after the respective termination dates of their agreements, we can make no assurances that the loss of their services will not disrupt our international operations or have an adverse effect on our ability to grow our international business.

Our international operations are subject to increased challenges, and our inability to adapt to the varied commercial and regulatory landscapes of our international markets may adversely affect our business.

        Further expansion into international markets requires management attention and resources and requires us to localize our services to conform to a wide variety of local cultures, business practices, laws and policies. The different commercial and internet infrastructure in other countries may make it more difficult for us to replicate our business model. In many countries, we compete with local companies that understand the local market better than we do, and we may not benefit from first-to-market advantages. We may not be successful in expanding into particular international markets or in generating revenue from foreign operations. As we continue to expand internationally, we are increasingly subject to risks of doing business internationally, including the following:

  •
  strong local competitors;

  •
  different regulatory requirements, including regulation of gift cards and coupon terms, internet services, professional selling, distance selling, bulk emailing, privacy and data protection, banking and money transmitting, that may limit or prevent the offering of our services in some jurisdictions or prevent enforceable agreements;

  •
  difficulties in integrating with local payment providers, including banks, credit and debit card networks and electronic funds transfer systems;

  •
  different employee/employer relationships and the existence of workers' councils and labor unions;

  •
  shorter payment cycles, different accounting practices and greater problems in collecting accounts receivable;

  •
  higher internet service provider costs;

  •
  seasonal reductions in business activity;

  •
  expenses associated with localizing our products, including offering subscribers the ability to transact business in the local currency; and

  •
  differing intellectual property laws.

        If, as we continue to expand internationally, we are unable to successfully replicate our business model due to commercial and regulatory constraints in our international markets, our business may be adversely affected.

The integration of our international operations with our North American technology platform may result in business interruptions.

        We currently use a common technology platform in our North America segment to operate our business and are in the process of migrating our operations in our International segment to the same platform. Such changes to our technology platform and related software carry risks such as cost overruns, project delays and business interruptions and delays. If we experience a material business interruption as a result of this process, it could have a material adverse effect on our business, financial position and results of operations and could cause the market value of our common stock to decline.

An increase in the costs associated with maintaining our international operations could adversely affect our results of operations.

        Certain factors may cause our international costs of doing business to exceed our comparable costs in North America. For example, in some countries, expansion of our business may require a close commercial relationship with one or more local banks, a shared ownership interest with a local entity or registration as a bank under local law. Such requirements may reduce our revenue, increase our costs or limit the scope of our activities in particular countries.

        Further, as we expand our international operations and have additional portions of our international revenue denominated in foreign currencies, we could become subject to increased difficulties in collecting accounts receivable and repatriating money without adverse tax consequences and increased risks relating to foreign currency exchange rate fluctuations. Further, we could be subject to the application of U.S. tax rules to acquired international operations and local taxation of our fees or of transactions on our websites.

        We conduct certain functions, including product development, subscriber support and other operations, in regions outside of North America. Any factors which reduce the anticipated benefits, including cost efficiencies and productivity improvements, associated with providing these functions outside of North America, including increased regulatory costs associated with our international operations, could adversely affect our business.

An increase in our refund rates could reduce our liquidity and profitability.

        Our "Groupon Promise" states that we will provide our customers with a refund of the purchase price of a Groupon if they believe that we have let them down. As we increase our revenue, our refund rates may exceed our historical levels. A downturn in general economic conditions may also increase our refund rates. An increase in our refund rates could significantly reduce our liquidity and profitability.

        As we do not have control over our merchants and the quality of products or services they deliver, we rely on a combination of our historical experience with each merchant and online and offline research of customer reviews of merchants for the development of our estimate for refund claims. Our actual level of refund claims could prove to be greater than the level of refund claims we estimate. If our refund reserves are not adequate to cover future refund claims, this inadequacy could have a material adverse effect on our liquidity and profitability.

        Our standard agreements with our merchants generally limit the time period during which we may seek reimbursement for customer refunds or claims. Our customers may make claims for refunds with respect to which we are unable to seek reimbursement from our merchants. Our inability to seek reimbursement from our merchants for refund claims could have an adverse effect on our liquidity and profitability.

If our merchants do not meet the needs and expectations of our subscribers, our business could suffer.

        Our business depends on our reputation for providing high-quality deals, and our brand and reputation may be harmed by actions taken by merchants that are outside our control. Any shortcomings of one or more of our merchants, particularly with respect to an issue affecting the quality of the deal offered or the products or services sold, may be attributed by our subscribers to us, thus damaging our reputation, brand value and potentially affecting our results of operations. In addition, negative publicity and subscriber sentiment generated as a result of fraudulent or deceptive conduct by our merchants could damage our reputation, reduce our ability to attract new subscribers or retain our current subscribers, and diminish the value of our brand.

We cannot assure you that we will be able to manage the growth of our organization effectively.

        We have experienced rapid growth in demand for our services since our inception. Our employee headcount and number of subscribers have increased significantly since our inception, and we expect this growth to continue for the foreseeable future. The growth and expansion of our business and service offerings places significant demands on our management and our operational and financial resources. We are required to manage multiple relations with various merchants, subscribers, technology licensors and other third parties. In the event of further growth of our operations or in the number of our third-party relationships, our information technology systems or our internal controls and procedures may not be adequate to support our operations. To effectively manage our growth, we must continue to implement operational plans and strategies, improve and expand our infrastructure of people and information systems, and train and manage our employee base.

The loss of one or more key members of our management team, or our failure to attract, integrate and retain other highly qualified personnel in the future, could harm our business.

        We currently depend on the continued services and performance of the key members of our management team, including Andrew D. Mason, our Chief Executive Officer, and Jason E. Child, our Chief Financial Officer. Mr. Mason is one of our founders and his leadership has played an integral role in our growth. The loss of key personnel, including key members of management as well as our marketing, sales, product development and technology personnel, could disrupt our operations and have an adverse effect on our ability to grow our business. Moreover, many members of our management are new to our team or have been recently promoted to new roles.

        Eric P. Lefkofsky is one of our founders and has served as the Executive Chairman of our Board of Directors since our inception. Although Mr. Lefkofsky historically has devoted a significant amount of his business time to Groupon, he is under no contractual or other obligation to do so and may not do so in the future. Mr. Lefkofsky invests his business time and financial resources in a variety of other businesses, including Lightbank LLC, a private investment firm that Mr. Lefkofsky co-founded with Bradley A. Keywell. Such investments may be in areas that present conflicts with, or involve businesses related to, our operations. If Mr. Lefkofsky devotes less time to our business in the future, our business may be adversely affected.

        As we become a more mature company, we may find our recruiting and retention efforts more challenging. We are seeking to hire a significant number of personnel, including certain key management personnel. If we do not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively.

We may be subject to additional unexpected regulation which could increase our costs or otherwise harm our business.

        The application of certain laws and regulations to Groupons, as a new product category, is uncertain. These include laws and regulations such as the Credit Card Accountability Responsibility and Disclosure Act of 2009, or the CARD Act, and unclaimed and abandoned property laws. In addition, from time to time, we may be notified of additional laws and regulations which governmental organizations or others may claim should be applicable to our business. For example, we were recently notified by the Massachusetts Alcoholic Beverages Control Commission that Groupon discounts for some Massachusetts restaurants may not be in compliance with Massachusetts liquor laws and regulations. If we are required to alter our business practices as a result of any laws and regulations, our revenue could decrease, our costs could increase and our business could otherwise be harmed. In addition, the costs and expenses associated with defending any actions related to such additional laws and regulations and any payments of related penalties, judgments or settlements could adversely impact our profitability.

The implementation of the CARD Act and similar state and foreign laws may harm our business and results of operations.

        Groupons may be considered gift cards, gift certificates, stored value cards or prepaid cards and therefore governed by, among other laws, the CARD Act, and state laws governing gift cards, stored value cards and coupons. Other foreign jurisdictions have similar laws in place, in particular European jurisdictions where the European E-Money Directive regulates the business of electronic money institutions. Many of these laws contain provisions governing the use of gift cards, gift certificates, stored value cards or prepaid cards, including specific disclosure requirements and prohibitions or limitations on the use of expiration dates and the imposition of certain fees. For example, if Groupons are subject to the CARD Act and are not included in the exemption for promotional programs, it is possible that the purchase value, which is the amount equal to the price paid for the Groupon, or the promotional value, which is the add-on value of the Groupon in excess of the price paid, or both, may not expire before the later of (i) five years after the date on which the Groupon was issued or the date on which the subscriber last loaded funds on the Groupon if the Groupon has a reloadable feature; (ii) the Groupon's stated expiration date (if any); or (iii) a later date provided by applicable state law. We and several merchants with whom we have partnered are currently defendants in 16 purported class actions that have been filed in federal and state court claiming that Groupons are subject to the CARD Act and various state laws governing gift cards and that the defendants have violated these laws by issuing Groupons with expiration dates and other restrictions. We are also the defendant to a purported class action in the Canadian province of Ontario in which similar violations of provincial legislation governing gift cards are alleged. In the event that it is determined that Groupons are subject to the CARD Act or any similar state or foreign law or regulation, and are not within various exemptions that may be available under the CARD Act or under some of the various state or foreign jurisdictions, our liabilities with respect to unredeemed Groupons may be materially higher than the amounts shown in our financial statements and we may be subject to additional fines and penalties. In addition, if federal or state laws require that the face value of Groupons have a minimum expiration period beyond the period desired by a merchant for its promotional program, or no expiration period, this may affect the willingness of merchants to issue Groupons in jurisdictions where these laws apply. If we are required to materially increase the estimated liability recorded in our financial statements with respect to unredeemed gift cards, our net income could be materially and adversely affected.

If we are required to materially increase the estimated liability recorded in our financial statements with respect to unredeemed Groupons, our net income could be materially and adversely affected.

        In certain states and foreign jurisdictions, Groupons may be considered a gift card. Some of these states and foreign jurisdictions include gift cards under their unclaimed and abandoned property laws which require companies to remit to the government the value of the unredeemed balance on the gift cards after a specified period of time (generally between one and five years) and impose certain reporting and recordkeeping obligations. We do not remit any amounts relating to unredeemed Groupons based on our assessment of applicable laws. The analysis of the potential application of the unclaimed and abandoned property laws to Groupons is complex, involving an analysis of constitutional and statutory provisions and factual issues, including our relationship with subscribers and merchants and our role as it relates to the issuance and delivery of a Groupon. In the event that one or more states or foreign jurisdictions successfully challenges our position on the application of its unclaimed and abandoned property laws to Groupons, or if the estimates that we use in projecting the likelihood of Groupons being redeemed prove to be inaccurate, our liabilities with respect to unredeemed Groupons may be materially higher than the amounts shown in our financial statements. If we are required to materially increase the estimated liability recorded in our financial statements with respect to unredeemed gift cards, our net income could be materially and adversely affected. Moreover, a successful challenge to our position could subject us to penalties or interest on unreported and unremitted sums, and any such penalties or interest would have a further material adverse impact on our net income.

Government regulation of the internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.

        We are subject to general business regulations and laws as well as regulations and laws specifically governing the internet and e-commerce. Existing and future regulations and laws could impede the growth of the internet or other online services. These regulations and laws may involve taxation, tariffs, subscriber privacy, anti-spam, data protection, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the internet as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or e-commerce. In addition, it is possible that governments of one or more countries may seek to censor content available on our websites and applications or may even attempt to completely block access to our websites. Adverse legal or regulatory developments could substantially harm our business. In particular, in the event that we are restricted, in whole or in part, from operating in one or more countries, our ability to retain or increase our subscriber base may be adversely affected and we may not be able to maintain or grow our revenue as anticipated.

New tax treatment of companies engaged in internet commerce may adversely affect the commercial use of our services and our financial results.

        Due to the global nature of the internet, it is possible that various states or foreign countries might attempt to regulate our transmissions or levy sales, income or other taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in internet commerce. New or revised international, federal, state or local tax regulations may subject us or our subscribers to additional sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the internet. New or revised taxes and, in particular, sales taxes, VAT and similar taxes would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over the internet. New taxes could also create significant increases in internal costs necessary to capture data, and collect and remit taxes. Any of these events could have an adverse effect on our business and results of operations.

Failure to comply with federal, state and international privacy laws and regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.

        A variety of federal, state and international laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. For example, recently there have been Congressional hearings and increased attention to the capture and use of location-based information relating to users of smartphones and other mobile devices. We have posted privacy policies and practices concerning the collection, use and disclosure of subscriber data on our websites and applications. Several internet companies have incurred penalties for failing to abide by the representations made in their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could result in a loss of subscribers or merchants and adversely affect our business. Federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of third-party web "cookies" for behavioral advertising. The regulation of these cookies and other current online advertising practices could adversely affect our business.

We may suffer liability as a result of information retrieved from or transmitted over the internet and claims related to our service offerings.

        We may be, and in certain cases have been, sued for defamation, civil rights infringement, negligence, patent, copyright or trademark infringement, invasion of privacy, personal injury, product liability, breach of contract, unfair competition, discrimination, antitrust or other legal claims relating to information that is published or made available on our websites or service offerings we make available (including provision of an application programming interface platform for third parties to access our website, mobile device services and geolocation applications). This risk is enhanced in certain jurisdictions outside the United States, where our liability for such third-party actions may be less clear and we may be less protected. In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not found liable. If any of these events occurs, our net income could be materially and adversely affected.

        We are subject to risks associated with information disseminated through our websites and applications, including consumer data, content that is produced by our editorial staff and errors or omissions related to our product offerings. Such information, whether accurate or inaccurate, may result in our being sued by our merchants, subscribers or third parties and as a result our revenue and goodwill could be materially and adversely affected.

Our business depends on our ability to maintain and scale the network infrastructure necessary to operate our websites and applications, and any significant disruption in service on our websites or applications could result in a loss of subscribers, customers or merchants.

        Subscribers access our deals through our websites and applications. Our reputation and ability to acquire, retain and serve our subscribers and customers are dependent upon the reliable performance of our websites and applications and the underlying network infrastructure. As our subscriber base and the amount of information shared on our websites and applications continue to grow, we will need an increasing amount of network capacity and computing power. We have spent and expect to continue to spend substantial amounts on data centers and equipment and related network infrastructure to handle the traffic on our websites and applications. The operation of these systems is expensive and complex and could result in operational failures. In the event that our subscriber base or the amount of traffic on our websites and applications grows more quickly than anticipated, we may be required to incur significant additional costs. Interruptions in these systems, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the security or availability of our websites and applications, and prevent our subscribers from accessing our services. A substantial portion of our network infrastructure is hosted by third-party providers. Any disruption in these services or any failure of these providers to handle existing or increased traffic could significantly harm our business. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. If we do not maintain or expand our network infrastructure successfully or if we experience operational failures, we could lose current and potential subscribers and merchants, which could harm our operating results and financial condition.

Our business depends on the development and maintenance of the internet infrastructure.

        The success of our services will depend largely on the development and maintenance of the internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products, for providing reliable internet access and services. The internet has experienced, and is likely to continue to experience, significant growth in the number of users and amount of traffic. The internet infrastructure may be unable to support such demands. In addition, increasing numbers of users, increasing bandwidth requirements or problems caused by viruses, worms, malware and similar programs may harm the performance of the internet. The backbone computers of the internet have been the targets of such programs. The internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of internet usage generally as well as the level of usage of our services, which could adversely impact our business.

We may not be able to adequately protect our intellectual property rights or may be accused of infringing intellectual property rights of third parties.

        We regard our subscriber list, trademarks, service marks, copyrights, patents, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to our success, and we rely on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements with our employees and others to protect our proprietary rights. Effective intellectual property protection may not be available in every country in which our deals are made available. We also may not be able to acquire or maintain appropriate domain names or trademarks in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring and using domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights. We may be unable to prevent third parties from using and registering our trademarks, or trademarks that are similar to, or diminish the value of, our trademark in some countries.

        We may not be able to discover or determine the extent of any unauthorized use of our proprietary rights. Third parties that license our proprietary rights also may take actions that diminish the value of our proprietary rights or reputation. The protection of our intellectual property may require the expenditure of significant financial and managerial resources. Moreover, the steps we take to protect our intellectual property may not adequately protect our rights or prevent third parties from infringing or misappropriating our proprietary rights. We are currently subject to multiple litigations and disputes related to our intellectual property and service offerings. We may in the future be subject to additional litigation and disputes. The costs of supporting such litigation and disputes are considerable, and there can be no assurances that favorable outcomes will be obtained.

        We are currently subject to third-party claims that we infringe their proprietary rights or trademarks and expect to be subject to additional claims in the future. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the payment of damages by us. We may need to obtain licenses from third parties who allege that we have infringed their rights, but such licenses may not be available on terms acceptable to us or at all. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, or if we receive unfavorable media coverage, our ability to expand our base of subscribers and merchants will be impaired and our business and operating results will be harmed.

        We believe that the brand identity that we have developed has significantly contributed to the success of our business. We also believe that maintaining and enhancing the "Groupon" brand is critical to expanding our base of subscribers and merchants. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain the "Groupon" brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Maintaining and enhancing our brand will depend largely on our ability to be a group buying leader and to continue to provide reliable, trustworthy and high quality deals, which we may not do successfully.

        We receive a high degree of media coverage around the world. Unfavorable publicity or consumer perception of our websites, applications, practices or service offerings, or the offerings of our merchants, could adversely affect our reputation, resulting in difficulties in recruiting, decreased revenue and a negative impact on the number of merchants we feature and the size of our subscriber base, the loyalty of our subscribers and the number and variety of deals we offer each day. As a result, our business, financial condition and results of operations could be materially and adversely affected.

Acquisitions, joint ventures and strategic investments could result in operating difficulties, dilution and other harmful consequences.

        We expect to continue to evaluate and consider a wide array of potential strategic transactions, including acquisitions and dispositions of businesses, joint ventures, technologies, services, products and other assets and strategic investments. At any given time, we may be engaged in discussions or negotiations with respect to one or more of these types of transactions. Any of these transactions could be material to our financial condition and results of operations. The process of integrating any acquired business may create unforeseen operating difficulties and expenditures and is itself risky. The areas where we may face difficulties include:

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  diversion of management time, as well as a shift of focus from operating the businesses to issues related to integration and administration, particularly given the number, size and varying scope of our recent acquisitions;

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  the need to integrate each company's accounting, management, information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented;

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  the need to implement controls, procedures and policies appropriate for a public company at companies that prior to acquisition had lacked such controls, procedures and policies;

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  in some cases, the need to transition operations and subscribers onto our existing platforms; and

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  liability for activities of the acquired company before the acquisition, including violations of laws, rules and regulations, commercial disputes, tax liabilities and other known and unknown liabilities.

        Moreover, we may not realize the anticipated benefits of any or all of our acquisitions, or we may not realize them in the time frame expected. Future acquisitions or mergers may require us to issue additional equity securities, spend a substantial portion of our available cash, or incur debt or liabilities, amortize expenses related to intangible assets or incur write-offs of goodwill, which could adversely affect our results of operations and dilute the economic and voting rights of our stockholders.

Our total number of subscribers may be higher than the number of our actual individual subscribers and may not be representative of the number of persons who are active potential customers.

        Our total number of subscribers may be higher than the number of our actual individual subscribers because some subscribers have multiple registrations, other subscribers have died or become incapacitated and others may have registered under fictitious names. Given the challenges inherent in identifying these subscribers, we do not have a reliable system to accurately identify the number of actual individual subscribers, and thus we rely on the number of total subscribers as our measure of the size of our subscriber base. In addition, the number of subscribers includes the total number of individuals that have completed registration through a specific date, less individuals who have unsubscribed. The number of subscribers may include individuals who do not receive our emails because our emails have been blocked or are otherwise undeliverable. As a result, the number of subscribers should not be considered as representative of the number of persons who continue to actively consider our deals by reviewing our email offers.

Our business may be subject to seasonal sales fluctuations which could result in volatility or have an adverse effect on the market price of our common stock.

        Our business, like that of our merchants, may be subject to some degree of sales seasonality. As the growth of our business stabilizes, these seasonal fluctuations may become more evident. Seasonality may cause our working capital cash flow requirements to vary from quarter to quarter depending on the variability in the volume and timing of sales. These factors, among other things, make forecasting more difficult and may adversely affect our ability to manage working capital and to predict financial results accurately, which could adversely affect the market price of our common stock.

We depend on the continued growth of online commerce.

        The business of selling goods and services over the internet, particularly through coupons, is dynamic and relatively new. Concerns about fraud, privacy and other problems may discourage additional consumers and merchants from adopting the internet as a medium of commerce. In countries such as the U.S., Germany, the United Kingdom, France and Japan, where our services and online commerce generally have been available for some time and the level of market penetration of our services is high, acquiring new subscribers for our services may be more difficult and costly than it has been in the past. In order to expand our subscriber base, we must appeal to and acquire subscribers who historically have used traditional means of commerce to purchase goods and services and may prefer internet analogues to our offerings, such as the retailer's own website. If these consumers prove to be less active than our earlier subscribers, or we are unable to gain efficiencies in our operating costs, including our cost of acquiring new subscribers, our business could be adversely impacted.

Our business is subject to interruptions, delays or failures resulting from earthquakes, other natural catastrophic events or terrorism.

        Our services, operations and the data centers from which we provide our services are vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. A significant natural disaster, such as an earthquake, fire or flood, could have a material adverse impact on our business, financial condition and results of operations and our insurance coverage may be insufficient to compensate us for losses that may occur. Acts of terrorism could cause disruptions to the internet, our business or the economy as a whole. We may not have sufficient protection or recovery plans in certain circumstances, such as natural disasters affecting areas where data centers upon which we rely are located, and our business interruption insurance may be insufficient to compensate us for losses that may occur. Such disruptions could negatively impact our ability to run our websites, which could harm our business.

Our results of operations may be negatively impacted by investments we make as we enter new product and service categories.

        We have offered Groupons in over 140 different types of businesses, services and activities that fall into six broad categories. We intend to continue to invest in the development of our existing categories and to expand into new categories. We may make substantial investments in such new categories in anticipation of future revenue. We may also face greater competition in specific categories from internet sites that are more focused on such categories. If the launch of a new category requires investments greater than we expect, if we are unable to generate sufficient merchant offers which are of high quality, value and variety or if the revenue generated from a new category grows more slowly or produces lower revenue than we expect, our results of operations could be adversely impacted.

Failure to deal effectively with fraudulent transactions and subscriber disputes would increase our loss rate and harm our business.

        Groupons are issued in the form of redeemable coupons with unique identifiers. It is possible that consumers or other third parties will seek to create counterfeit Groupons in order to fraudulently purchase discounted goods and services from our merchants. While we use advanced anti-fraud technologies, it is possible that technically knowledgeable criminals will attempt to circumvent our anti-fraud systems using increasingly sophisticated methods. In addition, our service could be subject to employee fraud or other internal security breaches, and we may be required to reimburse consumers and/or merchants for any funds stolen or revenue lost as a result of such breaches. Our merchants could also request reimbursement, or stop using Groupon, if they are affected by buyer fraud or other types of fraud.

        We may incur significant losses from fraud and counterfeit Groupons. We may incur losses from claims that the consumer did not authorize the purchase, from merchant fraud, from erroneous transmissions, and from consumers who have closed bank accounts or have insufficient funds in them to satisfy payments. In addition to the direct costs of such losses, if they are related to credit card transactions and become excessive, they could potentially result in our losing the right to accept credit cards for payment. If we were unable to accept credit cards for payment, we would suffer substantial reductions in revenue, which would cause our business to suffer. While we have taken measures to detect and reduce the risk of fraud, these measures need to be continually improved and may not be effective against new and continually evolving forms of fraud or in connection with new product offerings. If these measures do not succeed, our business will suffer.

We are exposed to fluctuations in currency exchange rates and interest rates.

        Because we conduct a significant and growing portion of our business outside the United States but report our financial results in U.S. dollars, we face exposure to adverse movements in currency exchange rates. Our foreign operations are exposed to foreign exchange rate fluctuations as the financial results are translated from the local currency into U.S. dollars upon consolidation. If the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions will result in increased revenue, operating expenses and net income. Similarly, if the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transaction will result in decreased revenue, operating expenses and net income. As exchange rates vary, sales and other operating results, when translated, may differ materially from expectations. In addition, we face exposure to fluctuations in interest rates which may impact our investment income unfavorably.

We are subject to payments-related risks.

        We accept payments using a variety of methods, including credit card, debit card and gift certificates. As we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We rely on third parties to provide payment processing services, including the processing of credit cards and debit cards and it could disrupt our business if these companies become unwilling or unable to provide these services to us. We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from consumers or facilitate other types of online payments, and our business and operating results could be adversely affected.

        We are also subject to or voluntarily comply with a number of other laws and regulations relating to money laundering, international money transfers, privacy and information security and electronic fund transfers. If we were found to be in violation of applicable laws or regulations, we could be subject to civil and criminal penalties or forced to cease our payments services business.

Federal laws and regulations, such as the Bank Secrecy Act and the USA PATRIOT Act and similar foreign laws, could be expanded to include Groupons.

        Various federal laws, such as the Bank Secrecy Act and the USA PATRIOT Act and foreign laws and regulations, such as the European Directive on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing, impose certain anti-money laundering requirements on companies that are financial institutions or that provide financial products and services. For these purposes, financial institutions are broadly defined to include money services businesses such as money transmitters, check cashers and sellers or issuers of stored value cards. Examples of anti-money laundering requirements imposed on financial institutions include subscriber identification and verification programs, record retention policies and procedures and transaction reporting. We do not believe that we are a financial institution subject to these laws and regulations based, in part, upon the characteristics of Groupons and our role with respect to the distribution of Groupons to subscribers. However, the Financial Crimes Enforcement Network, a division of the U.S. Treasury Department tasked with implementing the requirements of the Bank Secrecy Act, recently proposed amendments to the scope and requirements for parties involved in stored value or prepaid access cards, including a proposed expansion of financial institutions to include sellers or issuers of prepaid access cards. In the event that this proposal is adopted as proposed, it is possible that a Groupon could be considered a financial product and that we could be a financial institution. In the event that we become subject to the requirements of the Bank Secrecy Act or any other anti-money laundering law or regulation imposing obligations on us as a money services business, our regulatory compliance costs to meet these obligations would likely increase which could reduce our net income.

State and foreign laws regulating money transmission could be expanded to include Groupons.

        Many states and certain foreign jurisdictions impose license and registration obligations on those companies engaged in the business of money transmission, with varying definitions of what constitutes money transmission. We do not currently believe we are a money transmitter given our role and the product terms of Groupons. However, a successful challenge to our position or expansion of state or foreign laws could subject us to increased compliance costs and delay our ability to offer Groupons in certain jurisdictions pending receipt of any necessary licenses or registrations.

Current uncertainty in global economic conditions could adversely affect our revenue and business.

        Our operations and performance depend on worldwide economic conditions, which deteriorated significantly in the United States and other countries in late 2008 and through 2009. The current economic environment continues to be uncertain. These conditions may make it difficult for our merchants to accurately forecast and plan future business activities, and could cause our merchants to terminate their relationships with us or could cause our subscribers to slow or reduce their spending. Furthermore, during challenging economic times, our merchants may face issues gaining timely access to sufficient credit, which could result in their unwillingness to continue with our service or impair their ability to make timely payments to us. If that were to occur, we may experience decreased revenue, be required to increase our allowance for doubtful accounts and our days receivables outstanding would be negatively impacted. If we are unable to finance our operations on acceptable terms as a result of renewed tightening in the credit markets, we may experience increased costs or we may not be able to effectively manage our business. We cannot predict the timing, strength or duration of any economic slowdown or subsequent economic recovery, worldwide, in the United States or in our industry. These and other economic factors could have a material adverse effect on our financial condition and operating results.

Our management team has a limited history of working together and may not be able to execute our business plan.

        Our management team has worked together for only a limited period of time and has a limited track record of executing our business plan as a team. We have recently filled a number of positions in our senior management and finance and accounting staff. Accordingly, certain key personnel have only recently assumed the duties and responsibilities they are now performing. In addition, certain of our executives have limited experience managing a large global business operation. Accordingly, it is difficult to predict whether our management team, individually and collectively, will be effective in operating our business.

Our management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business.

        The individuals who now constitute our management team have limited experience managing a publicly-traded company and limited experience complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that will be subject to significant regulatory oversight and reporting obligations under the federal securities laws. In particular, these new obligations will require substantial attention from our senior management and could divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

We will incur increased costs as a result of being a public company.

        We will face increased legal, accounting, administrative and other costs and expenses as a public company that we do not incur as a private company. The Sarbanes-Oxley Act of 2002, including the requirements of Section 404, as well as new rules and regulations subsequently implemented by the Securities and Exchange Commission, or the SEC, the Public Company Accounting Oversight Board and                , impose additional reporting and other obligations on public companies. We expect that compliance with these public company requirements will increase our costs and make some activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. For example, we will adopt new internal controls and disclosure controls and procedures. In addition, we will incur additional expenses associated with our SEC reporting requirements. For example, under Section 404 of the Sarbanes-Oxley Act, for our annual report on Form 10-K for our fiscal year ending December 31, 2012, we will need to document and test our internal control procedures, our management will need to assess and report on our internal control over financial reporting and our independent registered public accounting firm will need to issue an opinion on the effectiveness of those controls. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our accountants identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. We also expect that it will be difficult and expensive to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Advocacy efforts by stockholders and third parties may also prompt even more changes in corporate governance and reporting requirements. We expect that the additional reporting and other obligations imposed on us by these rules and regulations will increase our legal and financial compliance costs and the costs of our related legal, accounting and administrative activities significantly. These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from growing.

        We may in the future be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. Additional equity financing may dilute the interests of our common stockholders, and debt financing, if available, may involve restrictive covenants and could reduce our profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

Risks Related to the Securities Markets and Ownership of Our Class A Common Stock

In making your investment decision, you should not rely on a reported statement in a June 2011 news report attributed to our co-founder and Executive Chairman. You should rely only on statements made in this prospectus in determining whether to purchase our shares.

        In a June 5, 2011 news story reported on Bloomberg.com, our co-founder and Executive Chairman was reported to have stated in a June 3, 2011 interview that "Groupon was going to be wildly profitable." The story and reported statement have been reprinted in various news media outlets. Our Executive Chairman did not agree to be interviewed for the news story and, through representatives, requested that the statement not be published. The reported statement does not accurately or completely reflect our Executive Chairman's views and should not be considered by prospective investors in isolation or at all. Prospective investors are cautioned to consider the risks and uncertainties disclosed in this Risk Factors section and elsewhere in this prospectus.

        You should carefully evaluate all of the information in this prospectus. We have in the past, and may continue to receive, a high degree of media coverage, including coverage that is not directly attributable to statements made by our officers and employees, incorrectly reports on statements made by our officers or employees or is misleading as a result of omitting to state information provided by us or our officers or employees. You should rely only on the information contained in this prospectus in determining whether to purchase our shares.

In making your investment decision, you should not rely on an email sent by our Chief Executive Officer to certain employees that was leaked to the media without our knowledge. The email, which is set forth in Appendix A to this prospectus, should not be considered in isolation and you should make your investment decision only after reading this entire prospectus carefully.

        Information about the Company and our business was included in an email sent by our Chief Executive Officer to certain of our employees on August 25, 2011. The email was leaked to the media without our knowledge and has been reprinted by a number of news outlets. The email is included as Appendix A to this prospectus. The email was intended for employees and not prospective investors and, therefore, did not contain the more complete information, including discussion of various risks and uncertainties, described in this prospectus. The email and its contents, including the information set forth in Appendix A, should not be considered in isolation and you should make your investment decision only after reading this entire prospectus carefully.

        Investors also should be aware of the following clarifications with respect to the content of the email:

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  "Revenues" reflected in the email are reported as "gross billings" in this prospectus and represent the amounts collected from customers for Groupons sold, excluding any applicable taxes and net of estimated refunds.

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  The email states that our "revenues" (now gross billings) in the U.S. in August 2011 grew by about 12% over the prior month while we reduced marketing expenses by 20% in the same period. This financial information for August 2011 reflects only the first 21 days of August.

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  References to "ACSOI" refer to Adjusted Consolidated Segment Operating Income, a metric used internally by management to gauge performance that is discussed in the letter from our Chief Executive Officer on page 34 of this prospectus.

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  The email discusses that we expect that our subscriber acquisition costs will decline in the future. However, we cannot assure you that such reductions will not have an adverse impact on our revenue or the extent to which increases in other marketing expenses may offset the impact of such reductions.

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  The email discusses our joint venture with Tencent in China and indicates that we are making progress towards profitability. However, there is no assurance as to when, or if, the joint venture will achieve profitability. For the foreseeable future, we do not expect that the joint venture will have a material impact on our results of operations.

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  The email notes that some of our new product offerings are doing well and growing fast. However, such product offerings are very new and any recent success should not be considered to be an indication of results for future periods. Moreover, such product offerings currently do not have a material impact on our results of operations.

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  The email presents information with respect to the size of our business relative to certain competitors. Such information is based on publicly available data as of August 25, 2011 and may not be representative of our market position in future periods.

Our Class A common stock has no prior market. We cannot assure you that our stock price will not decline after this offering.

        Before this offering, there has not been a public market for our Class A common stock, and an active public market for our Class A common stock may not develop or be sustained after this offering. The market price of our Class A common stock could be subject to significant fluctuations after this offering. The price of our stock may change in response to variations in our operating results and also may change in response to other factors, including factors specific to technology companies, many of which are beyond our control. Among the factors that could affect our stock price are:

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  the financial projections that we may choose to provide to the public, any changes in these projections or our failure for any reason to meet these projections;

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  the development and sustainability of an active trading market for our Class A common stock;

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  success of competitive products or services;

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  the public's response to press releases or other public announcements by us or others, including our filings with the SEC and announcements relating to litigation;

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  speculation about our business in the press or the investment community;

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  future sales of our Class A common stock by our significant stockholders, officers and directors;

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  changes in our capital structure, such as future issuances of debt or equity securities;

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  our entry into new markets;

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  regulatory developments in the United States or foreign countries;

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  strategic actions by us or our competitors, such as acquisitions or restructurings; and

  •
  changes in accounting principles.

        In particular, we cannot assure you that you will be able to resell your shares of our Class A common stock at or above the initial public offering price. The initial public offering price will be determined by negotiations between the representatives of the underwriters and us.

The concentration of our capital stock ownership with our founders, executive officers, employees and directors and their affiliates will limit your ability to influence corporate matters.

        After this offering, our Class B common stock will have                votes per share and our Class A common stock, which is the stock we are selling in this offering, will have one vote per share. We anticipate that our founders, executive officers, employees and directors and their affiliates will together own approximately        % of our outstanding capital stock, representing approximately        % of the voting power of our outstanding capital stock. In particular, following this offering, our founders, Eric P. Lefkofsky, Bradley A. Keywell and Andrew D. Mason, will together control 100% of our outstanding Class B common stock and approximately         % of our outstanding Class A common stock, representing approximately        % of the voting power of our outstanding capital stock. Messrs. Lefkofsky, Keywell and Mason will therefore have significant influence over management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. In addition, because of this dual class structure, Messrs. Lefkofsky, Keywell and Mason will continue to be able to control all matters submitted to our stockholders for approval even if they own less than 50% of the outstanding shares of our capital stock. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our Class A common stock could be adversely affected.

        Our Class A common stock and Class B common stock will automatically convert into a single class of common stock five years after the completion of this offering. See "Description of Capital Stock—Class A and Class B Common Stock—Conversion."

Possible future sales of shares by our stockholders could negatively affect our stock price after this offering.

        Sales of a substantial number of shares of our Class A common stock in the public market after this offering, or the perception that these sales might occur, could depress the market price of our Class A common stock and could impair our ability to raise capital through the sale of additional equity securities. Based on the total number of shares of our common stock outstanding as of June 30, 2011, upon completion of this offering, we will have                        shares of Class A common stock and 1,199,988 shares of Class B common stock outstanding, assuming no exercise of our outstanding options.

        All of the shares of Class A common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act. Substantially all of the remaining                        shares of Class A common stock and 1,199,988 shares of Class B common stock outstanding after this offering, based on shares outstanding as of June 30, 2011, will be restricted as a result of securities laws, lock-up agreements or other contractual restrictions that restrict transfers for at least 180 days after the date of this prospectus (or such earlier date or dates as agreed between us and Morgan Stanley & Co. LLC), subject to certain extensions.

        Morgan Stanley & Co. LLC may, in its sole discretion, release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period.

        Our 2011 Incentive Plan, which we refer to as the 2011 Plan, allows us to issue, among other things, stock options, stock appreciation rights, restricted stock and restricted stock units to eligible individuals (including our named executive officers). We also have our 2010 Stock Plan, which we refer to as the 2010 Plan, and our 2008 Stock Option Plan, which we refer to as the 2008 Plan. Although no future awards can be issued under the 2008 Plan (and, following this offering, no future awards will be issued under the 2010 Plan), there are stock options, restricted stock units and restricted stock awards outstanding under both the

2010 Plan and the 2008 Plan, as well as restricted stock units outstanding under the 2011 Plan. We intend to file a registration statement under the Securities Act as soon as practicable after the completion of this offering to cover the issuance of shares upon the exercise or vesting of awards granted under those plans. As a result, any shares issued or granted under the plans after the completion of this offering also will be freely tradable in the public market, subject to lock-up agreements as applicable. If equity securities are issued under the plans and it is perceived that they will be sold in the public market, then the price of our Class A common stock could decline substantially.

We will have broad discretion in using our net proceeds from this offering, and the benefits from our use of the proceeds may not meet investors' expectations.

        Our management will have broad discretion over the allocation of our net proceeds from this offering as well as over the timing of their use without stockholder approval. We have not yet determined how the net proceeds of this offering to be received by us that will be used, other than for working capital and other general corporate purposes. As a result, investors will be relying upon management's judgment with only limited information about our specific intentions for the use of our net proceeds from this offering. Our failure to apply these proceeds effectively could cause our business to suffer.

If securities analysts do not publish research or if securities analysts or other third parties publish inaccurate or unfavorable research about us, the price of our Class A common stock could decline.

        The trading market for our Class A common stock will rely in part on the research and reports that securities analysts and other third parties choose to publish about us. We do not control these analysts or other third parties. The price of our Class A common stock could decline if one or more securities analysts downgrade our Class A common stock or if one or more securities analysts or other third parties publish inaccurate or unfavorable research about us or cease publishing reports about us.

Because our existing investors paid substantially less than the initial public offering price when they purchased their shares, new investors will incur immediate and substantial dilution in their investment.

        Investors purchasing shares of Class A common stock in this offering will incur immediate and substantial dilution in net tangible book value per share because the price that new investors pay will be substantially greater than the net tangible book value per share of the shares acquired. This dilution is due in large part to the fact that our existing investors paid substantially less than the initial public offering price when they purchased their shares of Class A common stock. In addition, upon the completion of this offering, there will be options to purchase 11,613,319 shares of our Class A common stock outstanding, restricted stock units with respect to 5,484,233 shares of our Class A common stock and performance stock units with respect to 480,000 shares of our Class A common stock, based on the number of such awards outstanding on June 30, 2011. To the extent shares of Class A common stock are issued with respect to such awards in the future, there will be further dilution to new investors.

        The initial public offering price for the shares sold in this offering was determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. See "Underwriting" for a discussion of the determination of the initial public offering price.

We do not intend to pay dividends for the foreseeable future.

        We intend to retain all of our earnings for the foreseeable future to finance the operation and expansion of our business and do not anticipate paying cash dividends. As a result, you can expect to receive a return on your investment in our Class A common stock only if the market price of the stock increases.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

        Provisions in our certificate of incorporation and by-laws, as amended and restated prior to the closing of this offering, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

  •
  Our amended and restated certificate of incorporation provides for a dual class common stock structure for five years following the completion of this offering. As a result of this structure, our founders will have significant influence over all matters requiring stockholder approval, including the election of directors, amendments to our charter documents and significant corporate transactions, such as a merger or other sale of our company or its assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial. Five years after the completion of this offering, our Class A common stock and Class B common stock will convert into a single class of common stock. Following the conversion, each share of common stock will have one vote per share and the rights of holders of all outstanding shares of common stock will be identical.

  •
  Our board of directors has the right to determine the authorized number of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to control the size of or fill vacancies on our board of directors.

  •
  Special meetings of our stockholders may be called only by our Executive Chairman of the Board, our Chief Executive Officer, our board of directors or holders of not less than the majority of our issued and outstanding capital stock. This limits the ability of minority stockholders to take certain actions other than at an annual meeting of stockholders.

  •
  Our stockholders may not act by written consent unless the action to be effected and the taking of such action by written consent is approved in advance by our board of directors. As a result, a holder, or holders, controlling a majority of our capital stock would generally not be able to take certain actions without holding a stockholders' meeting.

  •
  Our amended and restated certificate of incorporation prohibits cumulative voting in the election of directors. This limits the ability of minority stockholders to elect director candidates.

  •
  Stockholders must provide timely notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon at an annual meeting of stockholders. These provisions may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of our company.

  •
  Our board of directors may issue, without stockholder approval, shares of undesignated preferred stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

        In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in a broad range of business combinations with any "interested" stockholder for a period of three years following the date on which the stockholder becomes an "interested" stockholder. For a description of our capital stock, see "Description of Capital Stock."

October 7, 2011

LETTER FROM ANDREW D. MASON

Dear Potential Stockholders,

        On the day of this writing, Groupon's over 9,600 employees offered more than 1,000 daily deals to 115 million subscribers across 45 countries and have sold to date over 90 million Groupons. Reaching this scale in about three years required a great deal of operating flexibility, dating back to Groupon's founding.

        Before Groupon, there was The Point—a website launched in November 2007 after my former employer and one of my co-founders, Eric Lefkofsky, asked me to leave graduate school so we could start a business. The Point is a social action platform that lets anyone organize a campaign asking others to give money or take action as a group, but only once a "tipping point" of people agree to participate.

        I started The Point to empower the little guy and solve the world's unsolvable problems. A year later, I started Groupon to get Eric to stop bugging me to find a business model. Groupon, which started as a side project in October 2008, applied The Point's technology to group buying. By January 2009, its popularity soaring, we had fully shifted our attention to Groupon.

        I'm writing this letter to provide some insight into how we run Groupon. While we're looking forward to being a public company, we intend to continue operating according to the long-term focused principles that have gotten us to this point. These include:

We aggressively invest in growth.

        We spend a lot of money acquiring new subscribers because we can measure the return and believe in the long-term value of the marketplace we're creating. When we see opportunities to invest in long-term growth expect that we will pursue them regardless of the short-term impact on our profitability.

We are always reinventing ourselves.

        In our early days, each Groupon market featured only one deal per day. The model was built around our limitations: We had a tiny community of customers and merchants.

        As we grew, we ran into the opposite problem. Overwhelming demand from merchants, with nine-month waiting lists in some markets, left merchant demand unfilled and contributed to hundreds of Groupon clones springing up around the world. And as our customer base grew larger, our merchants had an entirely new problem: Dealing with too many customers instead of too few.

        To adapt, we increased our investment in technology and released deal targeting, enabling us to feature different deals for different subscribers in the same market based on their personal preferences. In addition to providing a more relevant customer experience, this helped us to manage the flow of customers and opened the Groupon marketplace to more merchants, in turn increasing the number and variety of deals offered through our marketplace.

        Today, we are pursuing models of reinvention that would not be possible without the critical mass of customers and merchants we have achieved. Groupon NOW, for example, allows customers to pull deals on demand for immediate redemption, and helps keep merchants bustling throughout the day.

        Expect us to make ambitious bets in technology and product innovation that distract us from our current business. Some bets we'll get right, and others we'll get wrong, but we think it's the only way to continuously build exciting products.

We are unusual and we like it that way.

        We want the time people spend with Groupon to be memorable. Life is too short to be a boring company. Whether it's with a deal for something unusual, such as fire dancing classes, or a marketing campaign such as Grouspawn(1), we seek to create experiences for our customers that make today different enough from yesterday to justify getting out of bed. While weighted toward the measurable, our decision-making process also considers what we feel in our gut to be great for our customers and merchants, even if it can't be quantified immediately.

(1)
Grouspawn is a foundation we created that awards college scholarships to babies whose parents used a Groupon on their first date.

Our customers and merchants are what we care about.

        After selling out on our original mission of saving the world to start hawking coupons, in order to live with ourselves, we vowed to make Groupon a service that people love using. We set out to upturn the stigmas created by traditional discounting services, trusting that nothing would be as crucial to our long-term success as happy customers and merchants. We put our phone number on our printed Groupons and built a huge customer service operation, manned in part with members of Chicago's improv community. We developed a sophisticated, multi-stage process to pick deals from high quality merchants with vigorously fact-checked editorial content. We built a dedicated merchant services team that works with our merchant partners to ensure satisfaction. And we have a completely open return policy, giving customers a refund if they ever feel like Groupon let them down. We do these things to make our customers and merchants happy, believing that market success will follow.

        We believe that when once-great companies fall, they don't lose to competitors, they lose to themselves—and that happens when they stop focusing on making people happy. As such, we do not intend to be reactive to competitors. We will watch them, but we won't distract ourselves with decisions that aren't designed primarily to make our customers and merchants happy.

We don't measure ourselves in conventional ways.

        There are three main financial metrics that we track internally.

        First, we track revenue—our gross billings less the amounts we pay our merchants—because we believe it is the best proxy for the value we're creating. Second, we measure free cash flow, which is our cash flow from operations, reduced by our capital expenditures. We use this measure as an indicator of our long-term financial stability.

        Third, we track Adjusted Consolidated Segment Operating Income (ACSOI) which is our Consolidated Segment Operating Income (CSOI) reported under U.S. GAAP before our new subscriber acquisition costs. We exclude those costs because, unlike our other marketing expenses, they are an up-front investment to acquire new subscribers that we expect to decline significantly as this period of rapid expansion in our subscriber base concludes and we determine that the returns on such investment are no longer attractive. While we track this management metric internally to gauge our performance, we encourage you to base your investment decision on whatever metrics make you comfortable.

        If you're thinking about investing, hopefully it's because, like me, you believe that Groupon is better positioned than any company in history to reshape local commerce. The speed of our growth reflects the enormous opportunity before us to create a more efficient local marketplace. As with any business in a new industry, success for our investors is not guaranteed. We have yet to reach sustained profitability and we have no shortage of competition. Our path will include some moments of brilliance and others of sheer stupidity. Knowing that this will at times be a bumpy ride, we thank you for considering joining us.

 SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

        This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in "Risk Factors." Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time-to-time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

        Factors that may cause actual results to differ from expected results include, among others:

  •
  our future financial performance, including our gross billings, revenue, operating expenses and our ability to attain or increase profitability;

  •
  our ability to retain and grow our merchant and subscriber bases;

  •
  competition in our business;

  •
  our ability to recover subscriber acquisition costs;

  •
  our ability to maintain favorable payment terms with our merchants;

  •
  our liability with respect to unredeemed Groupons or increases in refund rates;

  •
  restrictions on our ability to send emails or messages;

  •
  our international expansion;

  •
  the effect of laws applying to our business;

  •
  our ability to maintain the network infrastructure necessary to operate our websites and applications;

  •
  our ability to adequately protect our intellectual property rights; and

  •
  the increased costs associated with being a public company.

        You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

        You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our offerings. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

 USE OF PROCEEDS

        We estimate that our net proceeds from the sale of the Class A common stock offered by us will be approximately $             million, assuming an initial public offering price of $            per share, which is the midpoint of the range reflected on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' option to purchase additional shares in this offering from us and the selling stockholders is exercised in full, we estimate that our net proceeds will be approximately $            million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders if the underwriters exercise their option to purchase additional shares. A $1.00 increase or decrease in the assumed initial public offering price of $            per share would increase or decrease the net proceeds to us from the offering by approximately $             million, assuming the number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of one million shares in the number of shares of Class A common stock offered by us would increase or decrease the net proceeds to us from this offering by approximately $             million, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us of this offering. However, we intend to use the net proceeds to us from this offering for working capital and other general corporate purposes, which may include the acquisition of other businesses, products or technologies; however, we do not have any commitments for any acquisitions at this time. Based on our current cash and cash equivalents, together with cash generated from operations, we do not expect that we will utilize any of the net proceeds to us of this offering to fund operations, including online marketing expenses, during the next twelve months. We will have broad discretion in the way we use the net proceeds. Pending use of the net proceeds as described above, we intend to invest the net proceeds in money market funds and investment grade debt securities.

DIVIDEND POLICY

        We declared dividends on our preferred stock in the amounts of $0.3 million, $5.6 million and $1.4 million in 2008, 2009 and 2010, respectively. We declared dividends on our common stock in the amount of $21.3 million in 2009. We did not declare any dividends on our common stock in 2008 or 2010. We currently do not anticipate paying any cash dividends on our Class A common stock or Class B common stock in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2011 on:

  •
  an actual basis;

  •
  a pro forma basis giving effect to (i) the recapitalization of all outstanding shares of our capital stock (other than our Series B preferred stock) into 297,813,591 shares of Class A common stock and all outstanding shares of our Series B preferred stock into 1,199,988 shares of Class B common stock prior to the closing of this offering; and (ii) the amendment and restatement of our certificate of incorporation prior to the closing of this offering; and

  •
  a pro forma as adjusted basis giving further effect to the sale by us of Class A common stock in this offering at an assumed initial public offering price of $            per share, which is the midpoint of the range reflected on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The information below is illustrative only and our cash and cash equivalents and capitalization following the completion of this offering will be based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2011
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(unaudited) (in thousands)
Cash and cash equivalents	$225,093	$	$

Total debt	—	$	$
Redeemable noncontrolling interests	681
Stockholders' (deficit) equity:
Common Stock
Class A common stock, par value $0.0001 per share, no shares authorized, no shares issued and outstanding, actual; shares authorized, 297,813,591 shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	—
Class B common stock, par value $0.0001 per share, no shares authorized, no shares issued and outstanding, actual; shares authorized, 1,199,988 shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	—
Common stock, par value $0.0001 per share, no shares authorized, issued and outstanding, actual; shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—
Voting common stock, par value $0.0001 per share, 500,000,000 shares authorized, 211,495,998 shares issued and 144,531,311 shares outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	4
Non-voting convertible common stock, par value $0.0001 per share, 100,000,000 shares authorized, 10,061,288 shares issued and 7,821,086 shares outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—
Preferred Stock
Preferred Stock, par value $0.0001 per share, no shares authorized, issued and outstanding, actual; authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—
Series B, convertible preferred stock, par value $0.0001 per share, 199,998 shares authorized, issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—
Series D, convertible preferred stock, par value $0.0001 per share, 6,560,174 shares authorized and 5,956,420 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	1
Series E, convertible preferred stock, par value $0.0001 per share, 4,406,160 shares authorized and 4,060,183 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—
Series F, convertible preferred stock, par value $0.0001 per share, 4,202,658 shares authorized, issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	1
Series G, convertible preferred stock, par value $0.0001 per share, 30,075,690 shares authorized, and 30,072,814 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	3
Treasury stock	(808,448)
Additional paid-in capital	1,352,133
Stockholder receivable	(180)
Accumulated deficit	(623,376)
Accumulated other comprehensive income	13,443

Total Groupon, Inc. stockholders' equity	(66,419)

Total capitalization	$(65,738)	$	$

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the amount of pro forma as adjusted cash and cash equivalents, additional paid-in capital, total Groupon, Inc. stockholders' equity and total capitalization we receive from this offering by approximately $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares in the number of shares of Class A common stock offered by us would increase (decrease) cash and cash equivalents,

  additional paid-in capital, total Groupon, Inc. stockholders' equity and total capitalization by approximately $             million, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The table above excludes the following shares:

  •
  1,199,988 shares of Class A common stock issuable upon the conversion of our Class B common stock that will be outstanding after this offering;

  •
  11,613,319 shares of Class A common stock issuable upon the exercise of stock options outstanding as of June 30, 2011 at a weighted average exercise price of $2.33 per share;

  •
  480,000 shares of Class A common stock issuable upon the vesting of performance stock units granted in connection with certain of our acquisitions;

  •
  5,484,233 shares of Class A common stock issuable upon the vesting of restricted stock units granted under our 2010 Plan;

  •
  1,191,366 shares of Class A common stock available for additional grants under our 2010 Plan; and

  •
  25,000,000 shares of Class A common stock available for issuance under our 2011 Plan, which we adopted effective August 17, 2011.

 DILUTION

        If you invest in our Class A common stock, your investment will be diluted immediately to the extent of the difference between the public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A and Class B common stock after this offering. Our pro forma net tangible book value as of June 30, 2011 was a deficit of approximately $270.9 million, or $0.91 per share of Class A and Class B common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the number of shares of Class A and Class B common stock outstanding as of June 30, 2011, after giving effect to the recapitalization of all outstanding shares of our capital stock (other than our Series B preferred stock) into 297,813,591 shares of Class A common stock and all outstanding shares of our Series B preferred stock into 1,199,988 shares of Class B common stock prior to the closing of this offering.

        Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of Class A common stock in this offering and the pro forma net tangible book value per share of Class A and Class B common stock immediately after the completion of this offering. After giving effect to our sale of shares of Class A common stock in this offering at an assumed initial public offering price of $            per share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2011 would have been $             million, or $            per share. This represents an immediate increase in net tangible book value of $            per share to existing stockholders and an immediate dilution in net tangible book value of $             per share to investors purchasing Class A common stock in this offering, as illustrated in the following table:

Assumed initial public offering price per share of Class A common stock		$
Pro forma net tangible book value per share as of June 30, 2011	$
Increase per share attributable to this offering	$
Pro forma net tangible book value per share, as adjusted to give effect to this offering		$

Dilution per share to new investors		$

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, which is the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value per share by $            , assuming the number of shares offered by us remains the same as set forth on the cover page of this prospectus and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        If the underwriters exercise their option to purchase additional shares of our Class A common stock in full, the pro forma as adjusted net tangible book value per share would be $            per share, the increase in pro forma net tangible book value per share to existing stockholders would be $            per share and the dilution per share to new investors purchasing shares in this offering would be $            per share.

        The following table presents, on a pro forma basis as of June 30, 2011, after giving effect to the sale of                shares of Class A common stock and recapitalization of all of our capital stock (other than our Series B preferred stock) into 297,813,591 shares of Class A common stock and all outstanding shares of our Series B preferred stock into 1,199,988 shares of Class B common stock prior to the closing of this offering, the differences between the existing stockholders and the purchasers of shares in this offering with respect to the number of shares purchased from us, the total consideration paid and the average price paid per share:

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New public investors

Total		100.0%		$	100.0%

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, which is the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) total consideration paid by new investors by $            , total consideration paid by all stockholders by $            and the average price per share paid by all stockholders by $            , in each case assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and without deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The foregoing calculations are based on 297,813,591 shares of our Class A common stock outstanding as of June 30, 2011 and exclude:

  •
  1,199,988 shares of Class A common stock issuable upon the conversion of our Class B common stock that will be outstanding after this offering;

  •
  11,613,319 shares of Class A common stock issuable upon the exercise of stock options outstanding as of June 30, 2011 at a weighted average exercise price of $2.33 per share;

  •
  480,000 shares of Class A common stock issuable upon the vesting of performance stock units granted in connection with certain of our acquisitions;

  •
  5,484,233 shares of Class A common stock issuable upon the vesting of restricted stock units granted under our 2010 Plan;

  •
  1,191,366 shares of Class A common stock available for additional grants under our 2010 Plan; and

  •
  25,000,000 shares of Class A common stock available for issuance under our 2011 Plan, which we adopted effective August 17, 2011.

        If the underwriters' overallotment option is exercised in full, the number of shares held by the existing stockholders after this offering would be reduced to            , or         % of the total number of shares of our Class A and Class B common stock outstanding after this offering, and the number of shares held by new investors would increase to            , or        % of the total number of shares of our Class A common stock outstanding after this offering.

        To the extent that any outstanding options are exercised or outstanding restricted stock units vest, new investors will experience further dilution.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table presents selected consolidated financial and other data as of and for the periods indicated. Financial information for periods prior to 2008 has not been provided because we began operations in 2008. The statements of operations data for the years ended December 31, 2008, 2009 and 2010 and the balance sheet data as of December 31, 2009 and 2010 are derived from our audited financial statements included elsewhere in this prospectus. The balance sheet data for the year ended December 31, 2008 was derived from our unaudited financial statements which are not included in this prospectus. The summary consolidated statements of operations data for the periods ended June 30, 2010 and 2011 and the balance sheet data as of June 30, 2011 have been derived from our unaudited consolidated financials statements included elsewhere in this prospectus. The unaudited information was prepared on a basis consistent with that used to prepare our audited financial statements and includes all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of the unaudited period.

        We made several acquisitions during 2010, including the acquisitions of CityDeal, Qpod.inc., Ludic Labs, Inc. and Mobly, Inc. The consolidated statements of operations, balance sheets and statements of cash flows include the results of entities acquired from the effective date of the acquisition for accounting purposes.

        The following information should be read together with the more detailed information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes.

	Year Ended December 31,			Six Months Ended June 30,
	2008	2009	2010	2010	2011
	(Restated)(1)	(Restated)(1)	(Restated)(1)	(Restated)(1)	(Restated)(1)
				(unaudited)	(unaudited)
	(dollars in thousands, except share data)
Consolidated Statements of Operations Data:
Revenue (gross billings of $94, $34,082, $745,348, $135,807 and $1,597,423, respectively)	$5	$14,540	$312,941	$58,938	$688,105
Costs and expenses:
Cost of revenue	6	4,355	32,494	4,024	66,522
Marketing	163	4,873	284,348	39,848	432,093
Selling, general and administrative	1,468	6,389	213,260	33,880	407,665
Acquisition-related	—	—	203,183	9,434	—

Total operating expenses	1,637	15,617	733,285	87,186	906,280

Loss from operations	(1,632)	(1,077)	(420,344)	(28,248)	(218,175)
Interest and other income (expense), net	90	(16)	284	(96)	1,539
Equity-method investment activity, net of tax	—	—	—	—	(8,763)

Loss before provision for income taxes	(1,542)	(1,093)	(420,060)	(28,344)	(225,399)
Provision (benefit) for income taxes	—	248	(6,674)	(905)	(1,732)

Net loss	(1,542)	(1,341)	(413,386)	(27,439)	(223,667)
Less: Net loss attributable to noncontrolling interests	—	—	23,746	61	19,759

Net loss income attributable to Groupon, Inc.	(1,542)	(1,341)	(389,640)	(27,378)	(203,908)
Dividends on preferred stock	(277)	(5,575)	(1,362)	(1,046)	—
Redemption of preferred stock in excess of carrying value	—	—	(52,893)	—	(34,327)
Adjustment of redeemable noncontrolling interests to redemption value	—	—	(12,425)	—	(15,651)
Preferred stock distributions	(339)	—	—	—	—

Net loss attributable to common stockholders	$(2,158)	$(6,916)	$(456,320)	$(28,424)	$(253,886)

Net loss per share
Basic	$(0.01)	$(0.04)	$(2.66)	$(0.17)	$(1.66)
Diluted	$(0.01)	$(0.04)	$(2.66)	$(0.17)	$(1.66)
Weighted average number of shares outstanding
Basic	166,738,129	168,604,142	171,349,386	169,048,421	152,813,014
Diluted	166,738,129	168,604,142	171,349,386	169,048,421	152,813,014
Other Financial Data:
Segment operating (loss) income:
North America	$(1,608)	$(962)	$(10,437)	$8,309	$(32,279)
International	—	—	(170,556)	(23,047)	(128,314)

CSOI(1)	$(1,608)	$(962)	$(180,993)	$(14,738)	$(160,593)

(1)
The Consolidated Financial Statements have been restated for the presentation of revenue on a net basis for all periods presented. See Note 2 to our Consolidated Financial Statements. In addition, the six month period ended June 30, 2011 has been restated to reduce selling, general and administrative expense to correct for an error. See Note 2 to our Condensed Consolidated Financial Statements.

(2)
Consolidated segment operating (loss) income, or CSOI, is a non-GAAP financial measure. See "—Selected Consolidated Financial and Other Data—Non-GAAP Financial Measures" for a reconciliation of this measure to the most applicable financial measure under U.S. GAAP. We do not allocate stock-based compensation and acquisition-related expenses to the segments. See Note 14 "Segment Information" of Notes to Consolidated Financial Statements and Note 15 "Segment Information" of Notes to Condensed Consolidated Financial Statements (Unaudited) for additional information.

	Year Ended December 31,			Six Months Ended June 30,
	2008	2009	2010	2010	2011
Operating Metrics:
Gross billings(1)	$94	$34,082	$745,348	$135,807	$1,597,423
Subscribers(2)	*	1,807,278	50,583,805	10,445,521	115,717,299
Cumulative customers(3)	*	375,099	9,031,807	2,379,611	23,072,600
Featured merchants(4)	*	2,695	66,289	12,468	135,247
Groupons sold(5)	*	1,248,792	30,296,070	5,822,856	60,620,482
Average revenue per subscriber(6)	*	$8.0	$11.9	$9.6	$8.3
Average cumulative Groupons sold per customer(7)	*	3.3	3.5	3.0	4.0
Average revenue per Groupon sold(8)	*	$11.6	$10.3	$10.1	$11.4
Cumulative repeat customers(9)	*	162,323	4,483,976	1,056,966	12,066,676

*
Not available

(1)
Reflects the gross amounts collected from customers for Groupons sold, excluding any applicable taxes and net of estimated refunds, in the applicable period.

(2)
Reflects the total number of subscribers who had a Groupon account on the last day of the applicable period, less individuals who have unsubscribed. May include individual subscribers with multiple registrations because the information we collect from subscribers does not permit us to identify when a subscriber may have created multiple accounts, nor do we prevent subscribers from creating multiple accounts.

(3)
Reflects the total number of unique customers who have purchased Groupons from January 1, 2009 through the end of the applicable period. May include individual customers with multiple registrations. Also may include individuals who do not receive our email offers because our emails have been blocked or are otherwise undeliverable.

(4)
Reflects the total number of merchants featured in the applicable period.

(5)
Reflects the total number of Groupons sold in the applicable period.

(6)
Reflects the average revenue generated per average number of subscribers in the applicable period.

(7)
Reflects the average number of Groupons sold per cumulative repeat customer from January 1, 2009 through the end of the applicable period.

(8)
Reflects the average revenue generated per Groupon sold in the applicable period.

(9)
Reflects the total number of unique customers who have purchased more than one Groupon from January 1, 2009 through the end of the applicable period.

	As of December 31,
				As of June 30, 2011
	2008	2009	2010
	(unaudited)			(unaudited)
	(in thousands, other than per share amounts)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,966	$12,313	$118,833	$225,093
Working capital (deficit)	2,643	3,988	(196,564)	(304,904)
Total assets	3,006	14,962	381,570	637,712
Total long-term liabilities	—	—	1,621	25,713
Redeemable preferred stock	4,747	34,712	—	—
Cash dividends per common share	—	0.125	—	—
Total Groupon, Inc. stockholders' (deficit) equity	(2,091)	(29,969)	8,077	(66,419)

Non-GAAP Financial Measures

        We use free cash flow and consolidated segment operating (loss) income, or CSOI, as key non-GAAP financial measures. Free cash flow and CSOI are used in addition to and in conjunction with results presented in accordance with U.S. GAAP and should not be relied upon to the exclusion of U.S. GAAP financial measures.

        Free cash flow, which is reconciled to "Net cash (used in) provided by operating activities," is cash flow from operations reduced by "Purchases of property and equipment." We use free cash flow, and ratios based on it, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it typically will present a more conservative measure of cash flows as purchases of fixed assets, software developed for internal use and website development costs are a necessary component of ongoing operations.

        Free cash flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, free cash flow does not include the cash payments for business acquisitions. In addition, free cash flow reflects the impact of the timing difference between when we are paid by customers and when we pay merchants. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

        CSOI is the consolidated operating (loss) income of our two segments, North America and International, adjusted for acquisition-related costs and stock-based compensation expense. Acquisition-related costs are non-recurring, non-cash items related to certain of our acquisitions. Stock-based compensation expense is a non-cash item. We do not allocate stock-based compensation and acquisition-related expenses to the segments. See Note 14 "Segment Information" of Notes to Consolidated Financial Statements and Note 15 "Segment Information" of Notes to Condensed Consolidated Financial Statements (Unaudited) for additional information.

        We consider CSOI to be an important measure for management to evaluate the performance of our business as it excludes certain non-cash expenses. We believe it is important to view CSOI as a complement to our entire consolidated statements of operations. When evaluating our performance, you should consider CSOI alongside other financial performance measures, including various cash flow metrics, net loss and our other U.S. GAAP results.

Free Cash Flow

        The following is a reconciliation of free cash flow to the most comparable U.S. GAAP measure, "Net cash (used in) provided by operating activities," for the years ended December 31, 2008, 2009 and 2010 and the first half of 2010 and 2011:

	Year Ended December 31,			Six Months Ended June 30,
	2008	2009	2010	2010	2011
	(in thousands)
Net cash (used in) provided by operating activities	$(1,526)	$7,510	$86,885	$15,528	$57,984
Purchases of property and equipment	(19)	(290)	(14,681)	(3,934)	(21,202)

Free cash flow	$(1,545)	$7,220	$72,204	$11,594	$36,782

CSOI

        The following is a reconciliation of CSOI to the most comparable U.S. GAAP measure, "loss from operations," for the years ended December 31, 2008, 2009 and 2010 and the first half of 2010 and 2011:

	Year Ended December 31,			Six Months Ended June 30,
	2008	2009	2010	2010	2011
	(in thousands)
Loss from operations	$(1,632)	$(1,077)	$(420,344)	$(28,248)	$(218,175)
Adjustments:
Stock-based compensation(1)	24	115	36,168	4,076	57,582
Acquisition-related(2)	—	—	203,183	9,434	—

Total adjustments	24	115	239,351	13,510	57,582

CSOI	$(1,608)	$(962)	$(180,993)	$(14,738)	$(160,593)

(1)
Represents non-cash stock-based compensation expense recorded within selling, general and administrative expense.

(2)
Primarily represents non-cash charges for remeasurement of the fair value of contingent consideration related to acquisitions made by us in 2010. The amount of the charge was due to the significant increase in the value of our common stock from the original acquisition date until the date the contingency was ultimately settled.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under "Risk Factors" and elsewhere in this prospectus. See "Special Note Regarding Forward-Looking Statements and Industry Data."

Overview

        Groupon is a local e-commerce marketplace that connects merchants to consumers by offering goods and services at a discount. Traditionally, local merchants have tried to reach consumers and generate sales through a variety of methods, including the yellow pages, direct mail, newspaper, radio, television and online advertisements and promotions. By bringing the brick and mortar world of local commerce onto the internet, Groupon is creating a new way for local merchants to attract customers and sell goods and services. We provide consumers with savings and help them discover what to do, eat, see and buy in the places where they live and work.

        Each day we email our subscribers discounted offers for goods and services that are targeted by location and personal preferences. Consumers access our deals directly through our websites and mobile applications. Our revenue is the purchase price paid by the customer for the Groupon less an agreed upon percentage of the purchase price paid to the featured merchant. In 2010, we generated revenue of $312.9 million, compared to $14.5 million in 2009. During the first half of 2011, we generated revenue of $688.1 million, compared to $58.9 million in the first half of 2010. The increases in revenue were partially due to our rapid international expansion during 2010, which included our acquisition of CityDeal. Revenue from our international operations was $112.5 million and $394.3 million in 2010 and the first half of 2011, respectively.

        We have organized our operations into two principal segments: North America, which represents the United States and Canada, and International, which represents the rest of our global operations. For the first half of 2011, we derived 57.3% of our revenue from our International segment, compared to 5.1% in the first half of 2010. We expect the percentage of revenue derived from outside North America to continue to increase in future periods as we continue to expand globally.

        We incurred a net loss of $203.9 million for the six months ended June 30, 2011 and have an accumulated deficit of $623.4 million as of June 30, 2011. Since our inception, we have driven our growth through substantial investments in infrastructure and marketing to drive subscriber acquisition. In particular, our net loss for the six months ended June 30, 2011 was driven primarily by the rapid expansion of our International segment during the period, which involved investing heavily in upfront marketing, sales and infrastructure related to the build out of our operations in South Korea, Australia and Japan. We intend to continue to pursue a strategy of significant investment in these regions and elsewhere in the future, consistent with the strategy we previously employed in North America and Europe.

Changes in Statements of Operations Presentation

        We revised certain aspects of our Statements of Operations presentation. Most significantly, we changed our reporting of revenue from Groupons sold to be net of the amounts related to merchant fees. Historically, we reported the gross amounts billed to our customers as revenue. We are now presenting that information as "gross billings." All prior periods have been revised to reflect this net presentation. This change resulted in a reduction of previously reported revenue and corresponding reductions in cost of revenue in those periods. The change in Statements of Operations presentation had no effect on pre-tax loss or net loss for any period presented.

        The change in presentation reflects, in our view, the challenges that participants in new industries confront in the application of accounting standards. It does not impact in any respect the scope or nature of our business. We previously reported our revenue as essentially the amount of cash collected from the sale of Groupons, less deductions for refunds and discounts. Now, we are presenting revenue as the amount of cash collected from the sale of Groupons, less applicable merchant payments. We historically referred to that amount as "gross profit." We consistently have stated that the amount we retain—rather than bill or collect—from the sale of Groupons is the key measure of the value we create. This change in presentation is consistent with that belief.

How We Measure Our Business

        We measure our business with several financial and operating metrics. We use these metrics to assess the progress of our business, make decisions on where to allocate capital, time and technology investments, and assess the longer-term performance of our marketplace. The key metrics are as follows:

  Financial Metrics

  •
  Revenue.  Our revenue is the purchase price paid by the customer for the Groupon less an agreed upon percentage of the purchase price paid to the featured merchant. We believe revenue is an important indicator for our business because it is a reflection of the value of our service to our merchants. Revenue as a percentage of gross billings is influenced by the mix of national and local deals we offer.

  •
  Free cash flow.  Free cash flow is cash flow from operations less amounts paid for purchases of property and equipment, including internal-use software and website development. We believe free cash flow is an important indicator for our business because it measures the amount of cash we generate after spending on marketing, wages and benefits, capital expenditures and other items. Free cash flow also reflects changes in working capital. We use free cash flow to conduct and evaluate our business because we believe free cash flow captures the cash flow of our ongoing operations. Free cash flow is a non-GAAP financial measure. See "Selected Consolidated Financial and Other Data—Non-GAAP Financial Measures" for further information and a reconciliation to the most applicable financial measure under U.S. GAAP.

  •
  Consolidated segment operating (loss) income.  CSOI is the consolidated operating (loss) income of our two segments, North America and International. As reported under U.S. GAAP, we do not allocate stock-based compensation and acquisition-related expense to our segments. We use CSOI to allocate resources and evaluate performance internally. See Note 14 "Segment Information" of Notes to Consolidated Financial Statements and Note 15 "Segment Information" of Notes to Condensed Consolidated Financial Statements (Unaudited) for additional information. CSOI is a non-GAAP financial measure. See "Selected Consolidated Financial and Other Data—Non-GAAP Financial Measures" for further information and a reconciliation to the most applicable financial measure under U.S. GAAP.

  Operating Metrics

  •
  Gross billings.  This metric represents the gross amounts collected from customers for Groupons sold, excluding any applicable taxes and net of estimated refunds, in a given time period. We consider this metric to be an important indicator of our growth and business performance as it measures the dollar volume of transactions through our marketplace. Tracking gross billings also allows us to track changes in the percentage of gross billings that we are able to retain after payments to our merchants. Gross billings are not equivalent to revenues or any other financial metric presented in our consolidated financial statements.

  •
  Subscribers.  We define subscribers as the total number of individuals that have completed registration through a specific date, less individuals who have unsubscribed. To sign up for our service and become a subscriber, an individual provides an email address. We can measure our overall growth in the market as well as our potential revenue opportunity as a function of our total subscriber base. The subscriber base does not take into consideration the activity level of the subscriber with our service, nor does it adjust for multiple or unused accounts. Despite these drawbacks, we believe this metric provides valuable insight about the trajectory and scale of our business. Although the vast majority of our revenue comes from subscribers, we also sell Groupons to customers that purchase as guests and, as such, are not included in our total subscriber number.

  •
  Cumulative customers.  We define cumulative customers as the total number of unique customers that have purchased Groupons from January 1, 2009 (the first date we began tracking unique customers) through a specific date. We consider this metric to be an important indicator of our business performance as it helps us to understand the purchase rate of our subscribers.

  •
  Featured merchants.  This metric represents the total number of merchants featured in a given time period. For deals offered on a nationwide basis, we count the national merchant once. For deals offered by national merchants on a local or regional basis, we count the national merchant as a separate merchant in each market in which the deal is offered. We consider this metric to be a good indicator of growth as well as an important measure of the effectiveness of our sales and marketing infrastructure.

  •
  Groupons sold.  This metric represents the total number of Groupons sold in a given time period. This metric is presented net of Groupons refunded during the same time period. We use this metric to measure our growth and activity level in the aggregate as well as in our individual markets.

  •
  Average revenue per subscriber.  This metric represents the average revenue generated per average number of subscribers in a given time period. This metric is presented as the total revenue generated in a given time period, divided by the average number of subscribers during such period. Although this metric is difficult to evaluate in light of our rapid subscriber growth, we believe that this measure is an indicator of subscriber activity level.

  •
  Average cumulative Groupons sold per customer.  This metric represents the average number of Groupons sold per cumulative repeat customer from January 1, 2009 through a specified date. This metric is presented as the total number of Groupons sold in a given time period, divided by the total number of cumulative repeat customers at the end of such period. We consider this metric to be an important indicator of our business performance as it helps us to understand the purchase rate of our customers.

  •
  Average revenue per Groupon sold.  This metric represents the average revenue generated per Groupon sold in a given time period. This metric is presented as the total revenue generated in a given time period, divided by the number of Groupons sold in such time period. Although we believe total revenue, not average revenue per Groupon sold, is a better indicator of the overall growth of our marketplace, average revenue per Groupon sold provides an opportunity to evaluate whether our growth is primarily driven by volume of sales or the prices of Groupons.

  •
  Cumulative repeat customers.  We define cumulative repeat customers as unique customers who have purchased more than one Groupon from January 1, 2009 (the first date we began tracking unique customers) through a specified date. In light of our limited operating history, the vast majority of our subscribers and customers registered or made their initial purchase of a Groupon within the past 12 months. Accordingly, this metric is currently difficult to evaluate. Over time, however, we expect this metric will be an indicator of our business performance as it will help us to understand the purchase activity of our customers.

	Year Ended December 31,			Six Months Ended June 30,
	2008	2009	2010	2010	2011
Operating Metrics:
Gross billings(1)	$94	$34,082	$745,348	$135,807	$1,597,423
Subscribers(2)	*	1,807,278	50,583,805	10,445,521	115,717,299
Cumulative customers(3)	*	375,099	9,031,807	2,379,611	23,072,600
Featured merchants(4)	*	2,695	66,289	12,468	135,247
Groupons sold(5)	*	1,248,792	30,296,070	5,822,856	60,620,482
Average revenue per subscriber(6)	*	$8.0	$11.9	$9.6	$8.3
Average cumulative Groupons sold per customer(7)	*	3.3	3.5	3.0	4.0
Average revenue per Groupon sold(8)	*	$11.6	$10.3	$10.1	$11.4
Cumulative repeat customers(9)	*	162,323	4,483,976	1,056,966	12,066,676

*
Not available

(1)
Reflects the gross amounts collected from customers for Groupons sold, excluding any applicable taxes and net of estimated refunds, in the applicable period.

(2)
Reflects the total number of subscribers who had a Groupon account on the last day of the applicable period, less individuals who have unsubscribed. May include individual subscribers with multiple registrations because the information we collect from subscribers does not permit us to identify when a subscriber may have created multiple accounts, nor do we prevent subscribers from creating multiple accounts. Also may include individuals who do not receive our email offers because our emails have been blocked or are otherwise undeliverable.

(3)
Reflects the total number of unique customers who have purchased Groupons from January 1, 2009 through the end of the applicable period. May include individual customers with multiple registrations.

(4)
Reflects the total number of merchants featured in the applicable period.

(5)
Reflects the total number of Groupons sold in the applicable period.

(6)
Reflects the average revenue generated per average number of subscribers in the applicable period.

(7)
Reflects the average number of Groupons sold per cumulative repeat customer from January 1, 2009 through the end of the applicable period.

(8)
Reflects the average revenue generated per Groupon sold in the applicable period.

(9)
Reflects the total number of unique customers who have purchased more than one Groupon from January 1, 2009 through the end of the applicable period.

Factors Affecting Our Performance

        Subscriber acquisition costs.    We must continue to acquire and retain subscribers who purchase Groupons in order to increase revenue and achieve profitability. We characterize online marketing expenses as subscriber acquisition costs because these expenses are intended to acquire new subscribers. We spent $345.1 million on online marketing initiatives relating to subscriber acquisition for the first half of 2011 and expect to continue to expend significant amounts to acquire additional subscribers. Over time, we believe we will reach the conclusion that the resources presently being devoted to online marketing initiatives are not yielding sufficiently attractive investment returns due to a variety of factors such as changes in subscriber economics, achievement of subscriber saturation levels in various markets or a determination that subscriber growth objectives can be satisfied though alternative means. As a result of such factors, we anticipate significantly decreasing the amount of such investments. We do not believe that this decrease in our online marketing initiatives will adversely impact our ongoing business with existing customers or subscribers as the related expenses are not designed to drive transactions with such customers and subscribers.

        If consumers do not perceive our Groupon offerings to be of high value and quality, or if we fail to introduce new or more relevant deals, we may not be able to acquire or retain subscribers. In our limited operating history, we have not incurred significant marketing or other expense on initiatives designed to re-activate subscribers or increase the level of purchases by our existing subscribers. If such expenditures or initiatives become necessary to maintain a desired level of activity in our marketplace, our business and profitability could be adversely affected.

        Deal sourcing and quality.    We consider our merchant relationships to be a vital part of our business model. We depend on our ability to attract and retain merchants that are prepared to offer products or services on compelling terms. We do not have long-term arrangements to guarantee availability of deals that offer attractive quality, value and variety to consumers or favorable payment terms to us. In light of our significant merchant pool and our objective to promote variety in our daily deals, our general practice to date has been to limit repeat merchants. If new merchants do not find our marketing and promotional services effective, or if our existing merchants do not believe that utilizing our services provides them with a long-term increase in customers, revenue or profit, they may stop making offers through our marketplace.

        Competitive pressure.    Our growth and geographical expansion have drawn a significant amount of attention to our business model. As a result, a substantial number of group buying sites that attempt to replicate our business model have emerged around the world. In addition to such competitors, we expect to increasingly compete against other large internet and technology-based businesses, such as Google and Microsoft, each of which has launched initiatives which are directly competitive to our business. We also expect to compete against other internet sites that are focused on specific communities or interests and offer coupons or discount arrangements related to such communities or interests.

        Investment in growth.    We are a high-growth company and have aggressively invested, and intend to continue to invest, to support this growth. As a result, we have incurred net losses in the majority of quarters since our inception. We anticipate that our operating expenses will increase substantially in the foreseeable future as we continue to increase the number and variety of deals we offer each day, broaden our subscriber base, expand our marketing channels, expand our operations, hire additional employees and develop our technology.

        Pace and effectiveness of expansion.    We have grown our business rapidly since inception, adding new subscribers and markets both domestically and internationally. Our international operations have become critical to our revenue growth and our ability to achieve profitability. In the first half of 2010 and the first half of 2011, 5.1% and 57.3%, respectively, of our revenue was generated from our international operations. Expansion into international markets requires management attention and resources and requires us to localize our services to conform to a wide variety of local cultures, business practices, laws and policies. International acquisitions also expose us to a variety of execution risks. The different commercial and internet infrastructure in other countries may make it more difficult for us to replicate our traditional business model.

Basis of Presentation

  Revenue

        Revenue primarily consists of the net amount we retain from the sale of Groupons after paying an agreed upon percentage of the purchase price to the featured merchant, excluding any applicable taxes and net of estimated refunds.

  Cost of revenue

        Cost of revenue is primarily comprised of direct costs incurred to generate revenue, including costs related to credit card processing fees, refunds provided to customers under the Groupon Promise and other processing costs.

  Marketing

        We direct consumers to our websites and applications primarily through a number of targeted online marketing channels, such as display advertising networks, sponsored search, social networking sites, portal advertising, email marketing campaigns, loyalty programs, affiliate programs and other similar initiatives, which we consider to be subscriber acquisition costs. Our marketing expenses are largely variable, impacted by the amount of subscriber growth we wish to pursue and changes in online marketing rates. To the extent there is increased or decreased competition for these traffic sources, or to the extent our mix of these channels shifts, we would expect to see a corresponding change in our marketing expense. We also incur offline marketing costs from television, radio and print advertising.

        Marketing is the primary method by which we acquire subscribers, and as such, is a critical part of our growth strategy.

  Selling, General and Administrative

        Selling, general and administrative expense primarily consists of wages and benefits (including stock-based compensation), consulting and professional fees, depreciation and amortization and technology-related costs. Approximately 50% of our employees were part of our salesforce as of June 30, 2011, and their compensation represented a significant portion of our selling, general and administrative expenses. Our salesforce is critical to growing and maintaining our merchant base and is the main source for driving new Groupon offers. We expect that our salesforce headcount will continue to grow over time as we continue to expand our business into new markets.

  Acquisition-Related

        In May 2010, we acquired CityDeal, a European-based collective buying power business launched in January 2010 that provided daily deals and online marketing services substantially similar to the Company. As part of the overall consideration paid, we were obligated to issue additional shares of our common stock in December 2010 due to the achievement of financial and performance earn-out targets. We recorded a liability on our consolidated balance sheet as of the original acquisition date for this consideration and subsequently remeasured the liability on a periodic basis until final settlement. As a result of this remeasurement, we recorded a total charge of $204.2 million in acquisition-related expenses in 2010, which was partially offset by other nominal acquisition-related items.

  Interest and Other Income (Expense)

        Interest and other income (expense) primarily consists of foreign currency gains and losses resulting from foreign currency transactions which are denominated in currencies other than our functional currencies and interest expense on our loans from related parties.

Results of Operations

Comparison of the Six Months Ended June 30, 2010 and 2011:

	Six Months Ended June 30,
	2010	2011
	(Restated)	(Restated)
	(in thousands)
Revenue (gross billings of $135,807 and $1,597,423, respectively)	$58,938	$688,105
Costs and expenses:
Cost of revenue	4,024	66,522
Marketing	39,848	432,093
Selling, general and administrative	33,880	407,665
Acquisition-related	9,434	—

Total operating expenses	87,186	906,280

Loss from operations	(28,248)	(218,175)
Interest and other (expense) income, net	(96)	1,539
Equity-method investment activity, net of tax	—	(8,763)

Loss before provision for income taxes	(28,344)	(225,399)
Benefit for income taxes	(905)	(1,732)

Net loss	(27,439)	(223,667)
Less: Net loss attributable to noncontrolling interests	61	19,759

Net loss attributable to Groupon, Inc.	(27,378)	(203,908)
Dividends on preferred stock	(1,046)	—
Redemption of preferred stock in excess of carrying value	—	(34,327)
Adjustment of redeemable noncontrolling interests to redemption value	—	(15,651)

Net loss attributable to common stockholders	$(28,424)	$(253,886)

  Gross Billings

        For the six months ended June 30, 2010 and 2011, our gross billings were $135.8 million and $1,597.4 million, respectively, reflecting an increase of $1,461.6 million, or 1,076%.

  Revenue

        Revenue for each of the periods presented was as follows:

	Six Months Ended June 30,
	2010	% of total	2011	% of total
	(dollars in thousands)
North America	$55,924	94.9%	$293,817	42.7%
International	3,014	5.1%	394,288	57.3%

Revenue	$58,938	100.0%	$688,105	100.0%

        Revenue increased by $629.2 million to $688.1 million for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010.

  North America

        North America segment revenue increased by $237.9 million to $293.8 million for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010. The increase was directly attributable to the increase in the number of Groupons we sold in the period compared to the same period of the prior year. The increase in the number of Groupons sold was driven by subscriber growth in our existing markets and our entry into new domestic markets, which led to an overall increase in gross billings. We retained an amount of the gross billings paid by our customers that was generally consistent on a percentage basis in the six months ended June 30, 2011 compared with the six months ended June 30, 2010.

  International

        International segment revenue increased by $391.3 million to $394.3 million for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010. In May 2010, we began our international expansion by acquiring CityDeal, which added 1.9 million subscribers as of the date of the acquisition in several major European markets, including London, Berlin and Paris, and we ended the year with operations in 38 countries. As a result of the entry into these new markets and growth in existing markets, we added 105.3 million new subscribers from June 30, 2010 through June 30, 2011.

        Due to the increase in our subscriber base, our gross billings increased. This increase was directly attributable to the increase in the number of Groupons we sold in the period compared to the same period of the prior year. We retained less of the gross billings paid by our customers on a percentage basis in the six months ended June 30, 2011 compared with the six months ended June 30, 2010. This lower deal margin was primarily due to our Asia-Pacific region, which is our fastest growing region. In the Asia-Pacific region, we have accepted a lower deal margin to acquire new subscribers and establish our brand in this market. The lower deal margin in our Asia-Pacific region has been offset by higher deal margins elsewhere in our International segment. In addition, we offer fewer national deals in our International segment as compared to our North America segment. As a result, we experienced overall higher margins in our International segment than our North America segment.

  Cost of revenue

        Cost of revenue increased by $62.5 million to $66.5 million for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010. The increase in cost of revenue was directly related to our growth in merchant transaction volume.

  Marketing

        Marketing expense as a percentage of gross billings for the six months ended June 30, 2010 and June 30, 2011 was 29.3% and 27.0%, respectively. We evaluate our marketing expense as a percentage of gross billings because it gives us an indication of how well our marketing spend is driving volume. Our marketing expense increased by $392.2 million to $432.1 million for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010. This increase was primarily driven by investments in subscriber acquisition in new markets. We have focused the majority of our marketing spend online, particularly on display advertising networks, as part of our new subscriber acquisition strategy. Our subscriber loyalty and rewards program also contributed to our increase in marketing expense as many of these programs were not put in place until the second half of 2010. For the six months ended June 30, 2011, marketing expense as a percentage of gross billings for the North America and International segments was 22.9% and 30.2%, respectively. The higher marketing expense as a percentage of gross billings for our International segment reflects our launch into new international markets, which requires higher marketing costs to establish a strong initial subscriber base. We believe that our marketing investments in our International segment will continue to be significant as a percentage of gross billings in the foreseeable future, but will decline as those markets begin to mature.

  Selling, General and Administrative

        Our selling, general and administrative expense increased by $373.8 million to $407.7 million for the six months ended June 30, 2011 as compared to June 30, 2010. The increase in selling, general and administrative expense was principally related to the build out of our salesforce and investments in our corporate infrastructure necessary to support our current and anticipated growth.

        Wages and benefits (excluding stock-based compensation) increased by $193.5 million to $208.8 million for the six months ended June 30, 2011 as compared to June 30, 2010, as we continued to add sales and administrative staff to support our business. Stock-based compensation costs also increased to $57.6 million for the six months ended June 30, 2011 from $4.1 million for the six months ended June 30, 2010 due to awards issued to retain key employees and awards issued in connection with our acquisitions. System maintenance and equipment expenses increased as a percentage of revenue because of our continued investment in technologies required to support our growth. Depreciation and amortization expense increased in total for the six months ended June 30, 2011 as compared to June 30, 2010 primarily because we recorded $53.6 million of intangible assets in connection with our acquisitions through June 30, 2011, which accounted for a majority of the $10.7 million of amortization expense for the six months ended June 30, 2011. In addition, selling, general and administrative expense was negatively impacted for the six months ended June 30, 2011 as a result of accruals for ongoing litigation.

  Loss from operations

        Loss from operations increased by $190.0 million to $218.2 million for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010.

  North America

        Segment operating results for our North America segment changed by $40.6 million from operating income of $8.3 million to an operating loss of $32.3 million for the six months ended June 30, 2010 and 2011, respectively.

  International

        Segment operating loss for our International segment increased by $105.3 million to $128.3 million for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010. The increase in our International segment loss from operations was driven by our rapid expansion in the segment during the period, which involved investing heavily in upfront marketing, sales and infrastructure related to the build out of our operations in South Korea, Australia and Japan.

  Interest and Other Income (Expense)

        For the six months ended June 30, 2010 and 2011, we had less than $0.1 million of foreign currency losses and $2.0 million of foreign currency gains, respectively.

  Provision (Benefit) for Income Taxes

        We recorded a benefit for income taxes for the six months ended June 30, 2010 and 2011 as we were able to benefit from losses in certain foreign jurisdictions.

Comparison of the Years Ended December 31, 2008, 2009 and 2010:

	Year Ended December 31,
	2008	2009	2010
	(Restated)	(Restated)	(Restated)
	(in thousands)
Revenue (gross billings of $94, $34,082 and $745,348, respectively)	$5	$14,540	$312,941
Costs and expenses:
Cost of revenue	6	4,355	32,494
Marketing	163	4,873	284,348
Selling, general and administrative	1,468	6,389	213,260
Acquisition-related	—	—	203,183

Total operating expenses	1,637	15,617	733,285

Loss from operations	(1,632)	(1,077)	(420,344)
Interest and other income (expense), net	90	(16)	284

Loss before provision for income taxes	(1,542)	(1,093)	(420,060)
Provision (benefit) for income taxes	—	248	(6,674)

Net loss	(1,542)	(1,341)	(413,386)
Less: Net loss attributable to noncontrolling interests	—	—	23,746

Net loss attributable to Groupon, Inc.	(1,542)	(1,341)	(389,640)
Dividends on preferred stock	(277)	(5,575)	(1,362)
Redemption of preferred stock in excess of carrying value	—	—	(52,893)
Adjustment of redeemable noncontrolling interests to redemption value	—	—	(12,425)
Preferred stock distributions	(339)	—	—

Net loss attributable to common stockholders	$(2,158)	$(6,916)	$(456,320)

  Gross Billings

        For the years ended December 31, 2008, 2009 and 2010, our gross billings were $0.1 million, $34.1 million and $745.3 million, respectively, reflecting growth rates of 36,157% and 2,087%, respectively, as compared to the corresponding prior year.

  Revenue

        Revenue for each of the years presented were as follows:

	Year Ended December 31,
	2008	% of total	2009	% of total	2010	% of total
	(dollars in thousands)
North America	$5	100.0%	$14,540	100.0%	$293,817	42.7%
International	—	—	—	—	394,288	57.3%

Revenue	$5	100.0%	$14,540	100.0%	$688,105	100.0%

        2010 compared to 2009.    Revenue increased by $673.6 million to $688.1 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009.

  North America

        North America segment revenue increased by $279.3 million to $293.8 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009. As the average revenue per Groupon remained relatively consistent year-to-year, the overall increase in revenue was directly attributable to the increase in the number of Groupons that we sold. The increase in the number of Groupons sold was driven by subscriber growth in our existing markets and our entry into new markets. During 2010, we added 124 new North American markets and 48.8 million new subscribers.

  International

        International segment revenue was $394.3 million for the year ended December 31, 2010. In 2010, we began our international expansion by acquiring CityDeal, which added 1.9 million subscribers as of the date of the acquisition in several major European markets, including London, Berlin and Paris. We ended the year with operations in 38 countries. Additionally, as compared to our North America segment, we were able to retain more of the gross billings paid by our customers. This deal margin is negotiated with merchants and is generally higher for our International segment because we offer fewer national deals compared to the North America segment.

        2009 compared to 2008.    In 2009, our revenue increased from less than $0.1 million to $14.5 million, an increase of 2,907%. 2009 was our first full year of operations, and during the period we added 29 North American markets and 1.8 million new subscribers. Significant markets entered in 2009 included Boston, Los Angeles and New York.

        In addition to expanding the scale of our business domestically and internationally through acquisitions and entering new markets, several other initiatives have driven revenue growth over the last three years. We increased our total marketing spend significantly, focusing on acquiring subscribers through online channels such as social networking websites and search engines. We also added substantially to our salesforce, allowing us to increase the number of merchant relationships, the volume of deals we offer on a daily basis on our websites and the quality of deals we offer to our subscribers.

Cost of revenue

        For the years ended December 31, 2010, 2009 and 2008 our cost of revenue was $32.5 million, $4.4 million and less than $0.1 million.

        2010 compared to 2009.    Cost of revenue increased $28.1 million to $32.5 million for the year ended December 31, 2010 compared to the year ended December 31, 2009. The increase in cost of revenue was primarily driven by a $19.5 million increase in credit card processing fees and $8.6 million increase in customer refunds provided under the Groupon Promise. Increases in these customer refunds and credit card processing and other fees are both driven by higher merchant transaction volumes.

        2009 compared to 2008.    Cost of revenue increased by $4.3 million to $4.4 million for the year ended December 31, 2009 compared to the year ended December 31, 2008. The increase in cost of revenue was primarily driven by a $3.2 million increase in customer refunds provided under the Groupon Promise and a $1.1 million increase in credit card and other processing fees. Increases in these customer refunds and credit card and other processing fees are both driven by higher merchant transaction volumes.

  Marketing

        Marketing expense as a percentage of gross billings for the years ended December 31, 2009 and 2010 was 14.3% and 38.1%, respectively. We evaluate our marketing expense as a percentage of gross billings because it gives us an indication of how well our marketing spend is driving volume.

        2010 compared to 2009.    In 2010, our marketing expense increased by $279.5 million to $284.3 million, an increase of 5,735%. The significant increase was primarily attributable to an increase in online marketing spend, particularly on display advertising networks as part of our new subscriber acquisition strategy. Our subscriber loyalty and rewards program also contributed significantly to our increase in marketing expense as many of these programs were not put in place until the second half of 2010. For the year ended December 31, 2010, marketing expense as a percentage of gross billings for the

North America and International segments was 25.5% and 60.4%, respectively. In 2010, we made significant marketing investments in our International segment to accelerate growth and establish our presence in new markets. As a result, we experienced much larger operating losses for our International segment than we did for our North America segment.

        2009 compared to 2008.    In 2009, our marketing expense increased by $4.7 million to $4.9 million, an increase of 2,890%. Marketing expense as a percentage of revenue for the year ended December 31, 2008 is not indicative of normal operating levels due to the small number of transactions processed in 2008, as we started selling Groupons in October 2008.

  Selling, General and Administrative

        The increases in selling, general and administrative expense were principally related to the build out of our salesforce and investments in our corporate infrastructure necessary to support our current and anticipated growth. Over time, as our operations mature in a greater percentage of our markets, we expect that our selling, general and administrative expense will decrease as a percentage of gross billings.

        2010 compared to 2009.    In 2010, our selling, general and administrative expense increased by $206.9 million to $213.3 million, an increase of 3,238%. As described below, the increase in selling, general and administrative expense for the year ended December 31, 2010 compared to the year ended December 31, 2009 was due to increases in wages and benefits, consulting and professional fees and depreciation and amortization expenses. Additionally, the selling, general and administrative expenses as a percentage of gross billings for our International segment were significantly higher than for our North America segment, which contributed to larger operating losses in our International segment. This was primarily a result of the build out of our international operations, including our salesforce, to support future revenue growth. We expect that over time selling, general and administrative expenses for our International segment will decline as a percentage of gross billings for the segment.

        Wages and benefits (excluding stock-based compensation) increased by $87.6 million to $91.3 million in the year ended December 31, 2010 as we continued to add sales and administrative staff to support our business. Stock-based compensation costs also increased to $36.2 million for the year ended December 31, 2010 from $0.1 million for the year ended December 31, 2009 due to awards issued to retain key employees and awards issued in connection with our acquisitions. Our consulting and professional fees increased in 2010 primarily related to higher legal and technology-related costs. Depreciation and amortization expense increased in 2010 primarily because we recorded $47.3 million of intangible assets in connection with our acquisitions, resulting in $11.0 million of amortization expense.

        2009 compared to 2008.    In 2009, our selling, general and administrative expense increased by $4.9 million to $6.4 million, an increase of 335%.

  Loss from operations

        2010 compared to 2009.    Loss from operations increased by $419.3 million to $420.3 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009.

  North America

        Segment operating loss for our North America segment increased by $9.5 million to $10.4 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The increase in the loss from operations was primarily attributable to our expansion within North America. We invested heavily in upfront marketing, sales and infrastructure related to the build out of our operations in the domestic markets.

  International

        Segment operating loss for our International segment was $170.6 million for the year ended December 31, 2010. We entered into the international market in 2010. The International segment operating loss was driven by our rapid expansion in the segment during the period. We invested heavily in upfront marketing, sales and infrastructure related to the build out of our operations in the international markets.

        2009 compared to 2008.    For the years ended December 31, 2008 and 2009, our loss from operations was $1.6 million and $1.1 million, respectively, reflecting a decrease of $0.5 million, or 34.0%. The decrease in the loss from operations was primarily attributable to our revenue growth of 290,700% in our North America segment during 2009.

  Acquisition-Related

        In May 2010, we acquired CityDeal, a European-based collective buying power business similar to ours. As part of the overall consideration paid, we were obligated to issue additional shares of our common stock in December 2010 due to the achievement of financial and performance earn-out targets. We recorded a liability on our consolidated balance sheet as of the original acquisition date for this consideration and subsequently remeasured the liability on a periodic basis until final settlement. As a result of this remeasurement, we recorded a total expense of $204.2 million as acquisition-related expenses, which was partially offset by other nominal acquisition-related items.

  Interest and Other Income (Expense)

        For the year ended December 31, 2010 we had other income of $0.5 million related to foreign currency gains. We did not incur any foreign currency gains or losses for the years ended December 31, 2008 and 2009 as we did not have any international operations until 2010. We also recorded $0.4 million of interest expense for the year ended December 31, 2010 related to interest on loans from related parties.

  Provision (Benefit) for Income Taxes

        The benefit for income taxes for the six months ended June 30, 2011 and 2010 was due to our ability to benefit from losses in the United States and foreign jurisdictions.

Quarterly Results of Operations

        The following table represents data from our unaudited statements of operations and our key operating metrics for our most recent nine quarters. You should read the following table in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. The results of operations of any quarter are not necessarily indicative of the results that may be expected for any future period.

	Three Months Ended
	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	Mar. 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Mar. 31, 2011	June 30, 2011
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)
	(unaudited) (dollars in thousands)
Consolidated Statements of Operations Data:
Revenue	$1,209	$3,996	$9,252	$20,272	$38,666	$81,779	$172,224	$295,523	$392,582
Income (loss) from operations	$17	$848	$(1,626)	$8,571	$(36,819)	$(55,967)	$(336,129)	$(117,148)	$(101,027)
Net income (loss) attributable to Groupon, Inc.	$21	$850	$(1,903)	$8,551	$(35,929)	$(49,032)	$(313,230)	$(102,668)	$(101,240)
Other Financial Data:
Income (loss) from operations	$17	$848	$(1,626)	$8,571	$(36,819)	$(55,967)	$(336,129)	$(117,148)	$(101,027)
Adjustments:
Stock-based compensation(1)	12	29	64	116	3,960	4,663	27,429	18,864	38,718
Acquisition-related(2)	—	—	—	—	9,434	28,410	165,339	—	—

Total adjustments	12	29	64	116	13,394	33,073	192,768	18,864	38,718

CSOI(3)	$29	$877	$(1,562)	$8,687	$(23,425)	$(22,894)	$(143,361)	$(98,284)	$(62,309)

North America	$29	$877	$(1,562)	$8,687	$(378)	$3,160	$(21,905)	$(21,778)	$(10,501)
International	—	—	—	—	(23,047)	(26,054)	(121,456)	(76,506)	(51,808)

CSOI	$29	$877	$(1,562)	$8,687	$(23,425)	$(22,894)	$(143,361)	$(98,284)	$(62,309)

Operating Metrics:
Gross billings(4)	$3,301	$10,002	$20,526	$44,383	$91,424	$194,272	$415,269	$668,174	$929,249
Subscribers(5)	152,203	627,051	1,807,278	3,434,610	10,445,521	21,369,608	50,583,805	83,100,006	115,717,299
Cumulative customers(6)	43,014	153,471	375,099	874,017	2,379,611	4,623,267	9,031,807	15,803,995	23,072,600
Featured merchants(7)	212	765	1,644	2,903	9,565	18,722	35,099	56,781	78,466
Groupons sold(8)	116,231	340,471	764,869	1,760,398	4,062,458	8,237,733	16,235,481	28,094,743	32,525,739
Average revenue per subscriber(9)	$15.9	$10.3	$7.6	$7.7	$5.6	$5.1	$4.8	$4.4	$3.9
Average cumulative Groupons sold per customer(10)	3.3	3.2	3.3	3.4	3.0	3.3	3.5	3.8	4.0
Average revenue per Groupon sold(11)	$10.4	$11.7	$12.1	$11.5	$9.5	$9.9	$10.6	$10.5	$12.1
Cumulative repeat customers(12)	14,857	59,398	162,323	420,667	1,056,966	2,186,791	4,483,976	8,195,412	12,066,676

(1)
Represents non-cash stock-based compensation expense recorded within selling, general and administrative expenses.

(2)
Primarily represents non-cash charges for remeasurement of the fair value of contingent consideration related to acquisitions made by us in 2010. The amount of the charge was due to the significant increase in the value of our common stock from the original acquisition date until the date the contingency was ultimately settled.

(3)
Consolidated segment operating (loss) income, or CSOI, is a non-GAAP financial measure. See "—Summary Consolidated Financial and Other Data—Non-GAAP Financial Measures" for a reconciliation of this measure to the most applicable financial measure under U.S. GAAP. We do not allocate stock-based compensation and acquisition-related expense to the segments. See Note 14 "Segment Information" of Notes to Consolidated Financial Statements and Note 15 "Segment Information" of Notes to Condensed Consolidated Financial Statements (Unaudited) for additional information.

(4)
Reflects the gross amounts collected from customers for Groupons sold, excluding any applicable taxes and net of estimated refunds, in the applicable period.

(5)
Reflects the total number of subscribers who had a Groupon account on the last day of the applicable period, less individuals who have unsubscribed. May include individual subscribers with multiple registrations because the information we collect from subscribers does not permit us to identify when a subscriber may have created multiple accounts, nor do we prevent subscribers from creating multiple accounts. Also may include individuals who do not receive our email offers because our emails have been blocked or are otherwise undeliverable.

(6)
Reflects the total number of unique customers who have purchased Groupons from January 1, 2009 through the end of the applicable period. May include individual customers with multiple registrations.

(7)
Reflects the total number of merchants featured in the applicable period.

(8)
Reflects the total number of Groupons sold in the applicable period.

(9)
Reflects the average revenue generated per average number of subscribers in the applicable period.

(10)
Reflects the average number of Groupons sold per cumulative repeat customer from January 1, 2009 through the end of the applicable period.

(11)
Reflects the average revenue generated per Groupon sold in the applicable period.

(12)
Reflects the total number of unique customers who have purchased more than one Groupon from January 1, 2009 through the end of the applicable period.

2011 Quarterly Highlights

  Gross Billings

        Our gross billings for the second quarter of 2011 increased 895% year over year from $91.4 million in the second quarter of 2010 to $929.2 million in the second quarter of 2011. On a sequential quarterly basis, our gross billings increased 32.1% from $668.2 million in the first quarter of 2011 to $929.2 million in the second quarter of 2011.

  Revenue

        Our revenue for the second quarter of 2011 increased 914% year over year to $392.6 million from $38.7 million in the second quarter of 2010. On a sequential quarterly basis, our revenue increased 33% from $295.5 million in the first quarter of 2011 to $392.6 million in the second quarter of 2011.

  Consolidated Segment Operating (Loss) Income

        Our consolidated segment operating (loss) income, or CSOI, for the second quarter of 2011 improved by $36.0 million from a $98.3 million loss in the first quarter of 2011 to a $62.3 million loss in the second quarter of 2011. North America segment operating loss improved by 51.8% from a $21.8 million loss in the first quarter of 2011 to a $10.5 million loss in the second quarter of 2011. International segment operating loss improved by 32.3% from a $76.5 million loss in the first quarter of 2011 to a $51.8 million loss in the second quarter of 2011. North America segment operating loss was positively affected by increased revenue, partially offset by significant investments we made in personnel related to various new initiatives that were started in the second quarter of 2011, including Groupon NOW, Groupon Live and Groupon Getaways. Additionally, North America segment operating loss was negatively impacted by a legal reserve we established in the quarter. International segment operating loss was positively affected by increased revenue, partially offset by upfront marketing and other investments of approximately $52.0 million related to the build out of our operations in South Korea, Australia and Japan.

        The improvement in CSOI quarter over quarter was largely driven by the absolute increase in revenue resulting from the increase in Groupons sold and the increase in our subscriber base to 115.7 million aided by expansion into new markets. CSOI is a non-GAAP financial measure. See "Selected Consolidated Financial and Other Data—Non-GAAP Financial Measures" for further information and a reconciliation to the most applicable financial measure under U.S. GAAP.

Quarterly Trends

        Our overall operating results fluctuate from quarter to quarter as a result of a variety of factors. We have experienced exceptional growth since our inception as well as significant changes in our business. For instance, we have entered into many new markets, made several international acquisitions, and increased our merchant and subscriber base over the last three years. These changes have resulted in substantial growth in revenue and corresponding increases in operating costs and expenses to support our growth. Our growth has led to uneven overall operating results due to differences in the terms and types of deals that we offer, changes in our investment in marketing from quarter-to-quarter, increases in employee headcount and the impact of our acquisitions. We have determined in the past, and expect to continue to determine in the future, to undertake substantial marketing expense increases when we perceive opportunities to enter new markets or penetrate existing markets more deeply. The return on these investments is generally achieved in future periods and, as a result, these investments can adversely impact near term results. For example, although we generated net income in the first quarter of 2010, we subsequently pursued a much more aggressive growth strategy, including rapid international expansion, acquisitions and a substantial increase in our marketing expenses. This has resulted in losses from operations for the three months ended June 30, 2010, September 30, 2010, December 31, 2010, March 31, 2011 and June 30, 2011.

        In addition, our business is directly affected by the behavior of our merchants and subscribers. Economic conditions and competitive pressures can positively and negatively impact the types of deals that we can offer and the rate at which they are purchased. Consequently, the results of any prior quarterly or annual periods should not be relied upon as indications of our future operating performance.

Liquidity and Capital Resources

        As of June 30, 2011, we had $225.1 million in cash and cash equivalents, which primarily consisted of cash and money market accounts.

        Since our inception, we have funded our working capital requirements and expansion primarily through private sales of common and preferred stock, yielding net proceeds of $1,112.9 million. We used $941.7 million of the proceeds from these sales to redeem shares of our common and preferred stock, and the remainder to fund acquisitions and for working capital and general corporate purposes. We used a significant portion of the net proceeds received from our private offerings to redeem shares because management and the board of directors determined that projected cash flow from future operations would be sufficient to support our growth strategy. As a result, we have funded our working capital requirements primarily with cash flow from operations to date. We generated positive cash flow from operations for the years ended December 31, 2009 and December 31, 2010 and the six months ended June 30, 2011 despite experiencing net losses in each of these periods, and we expect annual cash flow from operations to remain positive in the foreseeable future. We generally use this cash flow to fund our operations, make additional acquisitions, purchase capital expenditures and meet our other cash operating needs. Cash flow from operations was $7.5 million for the year ended December 31, 2009, $86.9 million for the year ended December 31, 2010 and $58.0 million for the six months ended June 30, 2011.

        Although we can provide no assurances, we believe that the net proceeds from this offering, together with our available cash and cash equivalents balance and cash generated from operations, should be sufficient to meet our working capital requirements and other capital expenditures for the next twelve months.

  Anticipated Uses of Cash

        Our priority in 2011 is to continue to increase our revenue by increasing the dollar volume of transactions that are processed through our marketplace, coupled with expansion and penetration into new domestic and international markets.

        In our North America segment, we intend to continue to invest to acquire subscribers, to expand our salesforce and aggressively market our products. We also intend to acquire or make strategic investments in complementary businesses that add to our subscriber or customer base or provide incremental technology.

        In our International segment, we also intend to continue to invest to acquire subscribers, to expand our salesforce and aggressively market our products. We also intend to acquire or make strategic investments in complementary businesses that add to our subscriber or customer base or provide incremental technology.

        In order to support our overall global expansion, we expect to make significant investments in our corporate facilities and information technology infrastructure, with approximately $65.0 million of capital expenditures planned for the year ending December 31, 2011.

        We currently plan to fund these expenditures in our North America and International segments with cash flows generated from the respective operations during this period. We also may use a portion of the net proceeds from this offering to fund these expenditures. We do not intend to pay dividends in the foreseeable future.

  Cash Flow

        Our net cash flow from operating, investing and financing activities for the periods below were as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2008	2009	2010	2010	2011
	(in thousands)
Cash provided by (used in):
Operating activities	$(1,526)	$7,510	$86,885	$15,528	$57,984
Investing activities	(19)	(1,961)	(11,879)	1,869	(70,503)
Financing activities	4,408	3,798	30,445	16,725	111,684
Effect of changes in exchange rates on cash and cash equivalents	—	—	1,069	(516)	7,095

Net increase in cash and cash equivalents	$2,863	$9,347	$106,520	$33,606	$106,260

  Cash Provided By (Used In) Operating Activities

        Cash provided by (used in) operating activities primarily consists of our net loss adjusted for certain non-cash items, including depreciation and amortization, stock-based compensation, deferred income taxes, acquisition-related expenses and the effect of changes in working capital and other items.

        Our current merchant arrangements are structured such that we collect cash up front when our customers purchase Groupons and make payments to most of our merchants at a subsequent date. Under our traditional merchant payment model, we pay our merchants in installments over a period of generally sixty days for all Groupons purchased. Under this payment model, merchants are paid regardless of whether the Groupon is redeemed. Under the redemption payment model, which we utilize in most of our international operations in conformity with local market practice, merchants are not paid until the customer redeems the Groupon that has been purchased. If a customer does not redeem the Groupon under this payment model, we retain all of the gross billings for the Groupon purchase. As a result of these payment models, we experience swings in merchant payable that can cause volatility in working capital levels and impact cash balances more or less than our operating income or loss would indicate. In general, merchant payable balances have increased in line with the growth of our overall business, which has created additional cash flow from operations. Furthermore, growth in our international operations has accelerated cash flow due to more favorable payment terms with our merchants. The redemption model generally improves our overall cash flow because we do not pay our merchants until the customer redeems the Groupon. To the extent we offer our merchants more favorable or accelerated payment terms or our gross billings does not continue to grow in the future, our cash flow could be adversely impacted.

        For the six months ended June 30, 2011, our net cash provided by operating activities of $58.0 million consisted of net loss of $223.7 million, offset by $77.8 million in adjustments for non-cash items and $205.4 million in cash provided by changes in working capital and other activities. Adjustments for non-cash items primarily consisted of an increase in cash due to $57.6 million in stock-based compensation expense, $5.0 million in depreciation expense on property and equipment, $10.7 million in amortization of intangible assets and $8.8 million in losses in equity interests, partially offset by an excess tax benefit on stock-based compensation of $3.5 million and deferred income taxes of $2.2 million. The increase in cash resulting from changes in working capital activities primarily consisted of a $216.9 million increase in our merchant payable, due to the growth in the number of Groupons sold, and a $74.8 million increase in accrued expenses and other current liabilities primarily related to online marketing costs incurred to acquire subscribers and operational expenses such as payroll and benefits, customer refunds, costs associated with subscriber loyalty and reward programs, and a $1.6 million increase in other assets and liabilities. These increases were partially offset by a decrease in operating cash flow due to a $14.4 million decrease in accounts payable, due to the timing of invoices received and paid, a $53.1 million increase in accounts receivable, and a $17.2 million increase in prepaid expenses and other current assets. Our accounts receivable at June 30, 2011 primarily relate to amounts due from credit card processors. The increase in accounts receivable for the six months ended June 30, 2011 was attributable to the increase in gross billings and the timing of receipt of cash from the credit card processors. The accounts receivable related to our International segment represent a significant portion of total accounts receivable. Increases in accrued expenses, accounts receivable, prepaid expenses and other current assets primarily reflect the significant increase in the number of employees, vendors, and subscribers resulting from our internal growth and global expansion through recent acquisitions.

        For the six months ended June 30, 2010, our net cash provided by operating activities of $15.5 million consisted of net loss of $27.4 million, offset by $28.4 million in cash provided by changes in working capital and other activities and $14.5 million in adjustments for non-cash items. Adjustments for non-cash items primarily consisted of $9.4 million in acquisition-related costs and $4.1 million in stock-based compensation. The increase in cash resulting from changes in working capital primarily consisted of a $18.7 million increase in accrued merchant payable due to an increase in the number of Groupons sold, a $4.7 million increase in accounts payable due to timing of invoices received and paid, an increase of $3.1 million in accrued expense and other current liabilities, an increase in due to related parties of $3.6 million and a decrease in prepaid expenses and other current assets of $2.8 million. These increases were partially offset by a decrease in operating cash flow due to an increase in accounts receivable of $3.5 million. The increases in accounts payable, accrued expenses, other current liabilities, due to related parties and accounts receivable are a result of internal business growth.

        For the year ended December 31, 2010, our net cash provided by operating activities of $86.9 million consisted of a net loss of $413.4 million, offset by $245.1 million in adjustments for non-cash items and $255.2 million in cash provided by changes in working capital and other activities. Adjustments for non-cash items primarily consisted of $203.2 million in acquisition-related expenses, $36.2 million in stock-based compensation expense, $1.9 million in depreciation expense on property and equipment and $11.0 million in amortization of intangible assets, partially offset by $7.3 million in deferred income taxes. The increase in cash resulting from changes in working capital activities primarily consisted of a $149.0 million increase in our merchant payable, due to the growth in the number of Groupons sold, a $94.6 million increase in accrued expenses and other current liabilities primarily related to online marketing costs incurred to acquire subscribers and operational expenses such as payroll and benefits, customer refunds and costs associated with subscriber loyalty and reward programs, and a $50.8 million increase in accounts payable. These increases were partially offset by a decrease in operating cash flow due to a $34.9 million increase in accounts receivable, a $2.5 million increase in prepaid expenses and other current assets and a $1.5 million increase in other assets and liabilities. Our accounts receivable at December 31, 2010 primarily relate to amounts due from credit card processors. The increase in accounts receivable at December 31, 2010 was attributable to the increase in gross billings and the timing of receipt of cash from the credit card processors. The accounts receivable related to our International segment represent a significant portion of total accounts receivable. Increases in accrued expenses, accounts payable, accounts receivable and other current assets primarily reflect the significant increase in the number of employees, vendors, and subscribers resulting from our internal growth and global expansion through recent acquisitions.

        For the year ended December 31, 2009, our net cash provided by operating activities of $7.5 million was comprised of a net loss of $1.3 million, offset by $8.8 million in cash provided by working capital and other items. The increase in cash resulting from changes in working capital primarily consisted of a $4.3 million increase in accrued merchant payable and accrued expenses resulting from internal business growth.

        For the year ended December 31, 2008, our net cash used in operating activities of $1.5 million primarily reflected our net loss of $1.5 million.

  Cash Provided by (Used In) Investing Activities

        Cash used in investing activities primarily consists of capital expenditures, acquisitions of businesses and changes in the balances of restricted stock.

        For the six months ended June 30, 2011, our net cash used in investing activities of $70.5 million primarily consisted of $44.3 million invested in subsidiaries and equity interests, $21.2 million in purchases of capital expenditures and $3.7 million in net cash paid in business acquisitions.

        For the six months ended June 30, 2010, our net cash used in investing activities of $1.9 million primarily consisted of $5.6 million in cash received from acquisitions, partially offset by $3.9 million in capital expenditures.

        For the year ended December 31, 2010, our net cash used in investing activities of $11.9 million was primarily comprised of $14.7 million in capital expenditures, partially offset by $3.8 million in net cash received from acquisitions. The capital expenditures reflect the significant growth of the business domestically and internationally. We received net cash from our acquisitions in 2010, as a significant portion of the purchase price paid consisted of stock and contingent consideration.

        For the year ended December 31, 2009, our net cash used in investing activities of $2.0 million primarily reflected a $1.4 million change in restricted cash related to cash paid for a security agreement with our merchant processor and a letter of credit for a facility lease agreement.

  Cash Provided By Financing Activities

        Cash provided by financing activities primarily consists of net proceeds from the issuance of common and preferred stock and the exercise of stock options by employees, net of the repurchase of founders' stock, common stock and preferred stock held by certain stockholders.

        For the six months ended June 30, 2011, our net cash provided by financing activities of $111.7 million was driven primarily by net cash proceeds from the issuance of common and preferred stock of $509.7 million. We used $353.6 million of the proceeds to repurchase our common stock, $35.0 million to redeem shares of our preferred stock and $13.6 million to pay our related party loans incurred in connection with the CityDeal acquisition.

        For the six months ended June 30, 2010, our net cash provided by financing activities of $16.7 million was driven primarily by net cash proceeds from the issuance of common and preferred stock of $134.9 million. We used $119.9 million of the proceeds to repurchase our common stock.

        For the year ended December 31, 2010, our net cash provided by financing activities of $30.4 million was driven primarily by net cash proceeds from the issuance of preferred stock of $584.7 million. We used $503.2 million of the proceeds to repurchase our common stock, $55.0 million to redeem shares of our preferred stock, and $1.3 million to pay dividends to our preferred stockholders. In addition, we received $5.0 million from related party loans throughout 2010.

        For the year ended December 31, 2009, our net cash provided by financing activities of $3.8 million was due primarily to $29.9 million of net cash proceeds from the sale and issuance of preferred stock, of which $26.4 million was used to fund a special dividend to certain holders of our capital stock.

        For the year ended December 31, 2008, our net cash provided by financing activities of $4.4 million reflected $4.7 million in net proceeds from the sale and issuance of preferred stock.

Contractual Obligations and Commitments

        The following table summarizes our future contractual obligations and commitments as of June 30, 2011:

	Payments due by period
	Total	2011	2012	2013	2014	2015	Thereafter
	(in thousands)
Operating lease obligations(1)	$81,386	$9,579	$15,347	$11,809	$10,184	$10,069	$24,398
Purchase obligations(2)	20,180	4,453	7,727	8,000	—	—	—

Total	$101,566	$14,032	$23,074	$19,809	$10,184	$10,069	$24,398

(1)
The operating lease obligations are for office facilities and are non-cancelable. Certain leases contain periodic rent escalation adjustments and renewal and expansion options. Operating lease obligations expire at various dates with the latest maturity in 2017.

(2)
Purchase obligations primarily represent non-cancelable contractual obligations related to sales and marketing services.

Off-Balance Sheet Arrangements

        We did not have any off-balance sheet arrangements as of June 30, 2011.

Quantitative and Qualitative Disclosures about Market Risk

        We have operations both within the United States and internationally, and we are exposed to market risks in the ordinary course of our business, including the effect of foreign currency fluctuations, interest rate changes and inflation. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.

  Foreign Currency Exchange Risk

        We transact business in various foreign currencies other than the U.S. dollar, principally the euro, British pound sterling and Japanese yen, which exposes us to foreign currency risk. For the first half of 2011, we derived approximately 57.3% of our revenue from international customers and we expect the percentage of revenue derived from outside the United States to increase in future periods as we continue to expand globally. Revenue and related expenses generated from our international operations are denominated in the functional currencies of the corresponding country. The functional currency of our subsidiaries that either operate or support these markets is generally the same as the corresponding local currency. The results of operations of, and certain of our intercompany balances associated with, our international operations are exposed to foreign exchange rate fluctuations. Upon consolidation, as exchange rates vary, our revenue and other operating results may differ materially from expectations, and we may record significant gains or losses on the remeasurement of intercompany balances.

        We assess our market risk based on changes in foreign currency exchange rates utilizing a sensitivity analysis that measures the potential impact in earnings, fair values and cash flows based on a hypothetical 10% change (increase and decrease) in currency rates. We use a current market pricing model to assess the changes in the value of the U.S. dollar on foreign currency denominated monetary assets and liabilities. The primary assumption used in these models is a hypothetical 10% weakening or strengthening of the U.S. dollar against all our currency exposures as of June 30, 2011.

        We used June 30, 2011 market rates on outstanding foreign currency denominated monetary assets and liabilities to perform the sensitivity analyses separately for each of our currency exposures. The estimates are based on the market risk sensitive portfolios described in the preceding paragraphs and assume instantaneous, parallel shifts in exchange rates. As of June 30, 2011, our working capital deficit (defined as current assets less current liabilities) subject to foreign currency translation risk was

$247.8 million. The potential decrease in net current assets from a hypothetical 10% adverse change in quoted foreign currency exchange rates would be $24.8 million.

  Interest Rate Risk

        Our cash and cash equivalents primarily consisted of highly-rated commercial paper and money market funds. We currently have no investments of any type and do not have any long-term borrowings. Our exposure to market risk for changes in interest rates is limited because nearly all of our cash and cash equivalents have a short-term maturity and are used primarily for working capital purposes.

  Impact of Inflation

        We believe that our results of operations are not materially impacted by moderate changes in the inflation rate. Inflation and changing prices did not have a material effect on our business, financial condition or results of operations in 2008, 2009, 2010 or the first half of 2011.

Critical Accounting Policies and Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles of the United States, or U.S. GAAP, requires estimates and assumptions that affect the reported amounts and classifications of assets and liabilities, revenues and expenses, and the related disclosures of contingent liabilities in the consolidated financial statements and accompanying notes. The SEC has defined a company's critical accounting policies as the ones that are most important to the portrayal of the company's financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, we have identified the following critical accounting policies and estimates addressed below. We also have other key accounting policies, which involve the use of estimates, judgments, and assumptions that are significant to understanding our results. See Note 3 "Summary of Significant Accounting Policies" of Notes to Consolidated Financial Statements for further information. Although we believe that our estimates, assumptions, and judgments are reasonable, they are based upon information available at the time. Actual results may differ significantly from these estimates under different assumptions, judgments, or conditions.

  Revenue Recognition

        We recognize revenue from Groupons when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. These criteria are met when the number of customers who purchase the daily deal exceeds the predetermined threshold, the Groupon has been electronically delivered to the purchaser and a real-time listing of Groupons sold has been made available to the merchant. After such time, our primary obligation to the merchant, for which we are serving as an agent, is maintaining a listing for purchasers and merchants. We regard that obligation as an administrative function and not as an additional deliverable in the arrangement. We record as revenue the net amount we retain from the sale of Groupons after paying an agreed upon percentage of the purchase price to the featured merchant excluding any applicable taxes. Revenue is recorded on a net basis because we are acting as an agent of the merchant in the transaction.

  Subscriber Loyalty and Reward Programs

        We use various subscriber loyalty and reward programs to build brand loyalty, generate traffic to the website and provide subscribers with incentives to buy Groupons. When subscribers perform qualifying acts, such as providing a referral to a new subscriber or participating in promotional offers, we grant the customer credits that can be redeemed for awards such as free or discounted goods or services in the future. We accrue the costs related to the associated obligation to redeem the award credits granted at issuance in accrued expenses on the consolidated balance sheets and record the expense within marketing expense in the consolidated statements of operations. If our judgments regarding estimated accrued costs associated with subscriber loyalty and reward programs are inaccurate, reported results of operations could differ from the amount we previously accrued.

  Refunds

        At the time revenue is recorded, we record an allowance for estimated customer refunds primarily based on historical experience. We accrue costs associated with refunds in accrued expenses on the consolidated balance sheets. The cost of refunds where the amount payable to the merchant is recoverable is recorded in the consolidated statements of operations as a reduction to revenue. The cost of refunds under the Groupon Promise, when there is no amount recoverable from the merchant, are presented as a cost of revenue. To the extent the refund is provided to a subscriber, we record the expense within selling general and administrative expense in the consolidated statements of operations. If our judgments regarding estimated customer refunds are inaccurate, reported results of operations could differ from the amount we previously accrued.

  Acquisitions and the Recoverability of Goodwill and Long-Lived Intangible Assets

        A component of our growth strategy has been to acquire and integrate businesses that complement our existing operations. We account for business combinations using the purchase method of accounting and allocate the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair value at the purchase date. The difference between the purchase price and the fair value of the net assets acquired is recorded as goodwill.

        In determining the fair value of assets acquired and liabilities assumed in a business combination, we primarily use recognized valuation methods such as an income approach or a cost approach and apply present value modeling. Our significant estimates in the income or cost approach include identifying business factors such as size, growth, profitability, risk and return on investment and assessing comparable revenue and operating income multiples in estimating the fair value. Further, we make certain assumptions within present value modeling valuation techniques including risk-adjusted discount rates, future price levels, rates of increase in operating expenses, weighted average cost of capital, rates of long-term growth, and effective income tax rates. Valuations are performed by management or independent valuation specialists under management's supervision, where appropriate. We believe that the estimated fair value assigned to the assets acquired and liabilities assumed are based on reasonable assumptions that marketplace participants would use. However, such assumptions are inherently uncertain and actual results could differ from those estimates.

        Future changes in our assumptions or the interrelationship of those assumptions may negatively impact future valuations. In future measurements of fair value, adverse changes in discounted cash flow assumptions could result in an impairment of goodwill or intangible assets that would require a non-cash charge to the consolidated statements of operations and may have a material effect on our financial condition and operating results.

  Stock-Based Compensation

        We measure stock-based compensation cost at fair value, net of estimated forfeitures, and generally recognize the corresponding compensation expense on a straight-line basis over the service period during which awards are expected to vest. We include stock-based compensation expense in selling, general and administrative expenses in our consolidated statements of operations. The fair value of restricted stock and restricted stock units is based on the valuation of our common stock on the date of grant. Determining the fair value of stock-based awards at the grant date requires judgment.

        We use the Black-Scholes-Merton option-pricing model to determine the fair value of stock options. The determination of the grant date fair value of options using an option-pricing model is affected by our estimated common stock fair value as well as assumptions regarding a number of other complex and subjective variables. These variables include the fair value of our common stock, our expected stock price volatility over the expected term of the options, stock option exercise and cancellation behaviors, risk-free interest rates, and expected dividends, which are estimated as follows:

  •
  Fair Value of Our Common Stock.  Because our stock has not been publicly traded, we must estimate the fair value of common stock, as discussed in "Common Stock Valuations" below.

  •
  Expected Term.  The expected term represents the period of time the stock options are expected to be outstanding and is based on the "simplified method" allowed under SEC guidance. We used the "simplified method" due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options.

  •
  Volatility.  Since we do not have a trading history for our common stock, the expected stock price volatility was estimated by taking the average historic price volatility for publicly-traded options of comparable industry peers similar in size, stage of life cycle and financial leverage, based on daily price observations over a period equivalent to the expected term of the stock option grants. We did not rely on implied volatilities of traded options in our industry peers' common stock because the volume of activity was relatively low. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own common stock share price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

  •
  Risk-free Interest Rate.  The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group.

  •
  Dividend Yield.  We do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

        If any of the assumptions used in the Black-Scholes-Merton model changes significantly, stock-based compensation for future awards may differ materially compared with the awards granted previously.

        The following table presents the weighted-average assumptions used to estimate the fair value of options granted during the years ended December 31, 2008, 2009, 2010 and the six months ended June 30, 2011:

	2008	2009	2010	Six months ended June 30, 2011
Dividend yield	—	—	—	—
Risk-free interest rate	3.10%	2.82%	2.58%	1.79%
Expected term (in years)	5.98	6.84	6.13	4.47
Expected volatility	46%	46%	46%	44%

  Common Stock Valuations

        The fair value of the common stock underlying our stock options was determined by our board of directors, or the Board, which intended that all options granted were exercisable at a price per share not less than the per share fair value of our common stock underlying those options on the date of grant. The assumptions we use in the valuation model are based on future expectations combined with management judgment. In the absence of a public trading market, the Board with input from management exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

  •
  the prices, rights, preferences and privileges of our preferred stock relative to the common stock;

  •
  the prices of our preferred stock sold to outside investors in arms-length transactions;

  •
  our operating and financial performance;

  •
  current business conditions and projections;

  •
  the hiring of key personnel;

  •
  the history of our company and the introduction of new products and services;

  •
  our stage of development;

  •
  the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options, such as an initial public offering or sale of our company, given prevailing market conditions;

  •
  any adjustment necessary to recognize a lack of marketability for our common stock;

  •
  the market performance of comparable publicly-traded companies; and

  •
  the U.S. and global capital market conditions.

        We granted stock options with the following exercise price ranges each quarter since the beginning of 2008. We have not granted any stock options subsequent to June 30, 2011.

Three Months Ended	Shares Underlying Options	Weighted Average Exercise Price ($)
March 31, 2008	—	—
June 30, 2008	30,000	0.03
September 30, 2008	480,000	0.03
December 31, 2008	600,000	0.03
March 31, 2009	300,000	0.05
June 30, 2009	2,814,000	0.09
September 30, 2009	3,258,000	0.16
December 31, 2009	873,000	0.51
March 31, 2010	5,625,000	2.42
June 30, 2010	1,121,400	3.35
September 30, 2010	1,868,200	4.49
December 31, 2010	150,600	6.95
March 31, 2011	60,000	15.80
June 30, 2011(1)	19,000	0.03

(1)
The 19,000 options granted in the three months ended June 30, 2011 have an exercise price of $0.03 because they were granted as part of a settlement agreement with a former employee. The exercise price of these options represents the fair market value of the stock when the employee left the Company.

        Summarized below are the significant factors the Board considered in determining the fair value of the common stock underlying our stock-based awards.

  Fiscal Year 2008 and Prior

        We raised $4.7 million in net proceeds from the issuance convertible preferred stock in January 2008 and began operations with the launch of our first market in Chicago in October 2008.

  Fiscal Year 2009

    First Quarter 2009.    In the first quarter, we generated revenue of less than $0.1 million in the Chicago market.

    Second Quarter 2009.    In the second quarter, we launched our services in four additional markets (New York, Washington D.C., San Francisco and Boston) and the total number of subscribers rose to approximately 0.2 million at June 30, 2009. We generated revenue of $1.2 million for the second quarter of 2009.

    Third Quarter 2009.    In the third quarter, we launched our services in 12 new markets across the United States and the total number of subscribers increased to approximately 0.6 million at September 30, 2009. We generated revenue of $4.0 million for the third quarter of 2009.

    Fourth Quarter 2009.    In the fourth quarter, we raised $29.9 million in net proceeds from the issuance of convertible preferred stock in November 2009 and the total number of subscribers increased to approximately 1.8 million at December 31, 2009 as we launched our services in 13 additional markets across the United States. We generated revenue of $9.3 million for the fourth quarter of 2009.

  Fiscal Year 2010

    First Quarter 2010.    In the first quarter, the total number of subscribers increased to approximately 3.4 million as of March 31, 2010 as we launched our services in 13 new markets across the United States. In addition, we launched our official Groupon application for the Apple iPhone and iPod touch, which provides at no additional cost a more convenient buying and redemption process for both consumers and merchants. We generated revenue of $20.3 million for the first quarter of 2010.

    Second Quarter 2010.    In the second quarter, we raised $134.9 million in net proceeds from the issuance of convertible preferred stock in April 2010. We also expanded our global presence to 80 markets and 16 countries in Europe and in Latin America with acquisitions. In addition, we acquired a mobile development company in May 2010. We also launched our services in 20 additional markets across North America, including Toronto and Vancouver, increasing the total number of subscribers to approximately 10.4 million as of June 30, 2010. We generated revenue of $38.7 million for the second quarter of 2010.

    Third Quarter 2010.    In the third quarter, the total number of subscribers increased to approximately 21.4 million as of September 30, 2010 as we launched our services in 22 new markets across North America, including Calgary, Edmonton and Ottawa. We also expanded our global presence into the Russian Federation and Japan in August 2010. In addition, we began targeting deals to subscribers based upon their personal preferences and buying history. We generated revenue of $81.8 million for the third quarter of 2010.

    Fourth Quarter 2010.    In the fourth quarter, we raised $449.7 million in net proceeds from the issuance of preferred stock in December 2010. In addition, we expanded our presence in the Asia-Pacific region, and we also acquired Ludic Labs, Inc., a company that designs and develops local marketing services, in November 2010. The total number of subscribers increased to approximately 50.6 million as of December 31, 2010 as we launched our services in 69 additional markets across North America, including 12 markets in Canada. We generated revenue of $172.2 million for the fourth quarter of 2010.

  Fiscal Year 2011

    First Quarter 2011.    In the first quarter of 2011 we raised $492.5 million in net proceeds from the issuance of preferred stock. We expanded our presence into new and growing markets in India, Malaysia, South Africa and the Middle East through a series of acquisitions. The total number of subscribers increased to approximately 83.1 million as of March 31, 2011 as we launched our services in 21 additional markets across North America. We generated revenue of $295.5 million for the first quarter of 2011.

    Second Quarter 2011.    In the second quarter of 2011 we expanded our presence into Indonesia. The total number of subscribers increased to approximately 115.7 million as of June 30, 2011. We generated revenue of $392.6 million for the second quarter of 2011.

  Income Taxes

        We are subject to income taxes in both the U.S. and numerous foreign jurisdictions. Significant judgment is required in evaluating our tax positions and determining our provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. For example, our effective tax rates could be adversely affected by earnings being lower than anticipated in countries where we have lower statutory rates and higher than anticipated in countries where we have higher statutory rates, by changes in foreign currency exchange rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations.

        We are subject to audit in various jurisdictions, and such jurisdictions may assess additional income tax against us. Although we believe our tax estimates are reasonable, the final determination of any tax audits and any related litigation could be materially different from historical income tax provisions and accruals. The results of an audit or litigation could have a material effect on our operating results or cash flows in the period or periods for which that determination is made.

        We account for income taxes using the liability method, under which deferred income tax assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying values of assets and liabilities and their respective tax bases. We regularly review deferred tax assets to assess their potential realization and establish a valuation allowance for portions of such assets to reduce the carrying value if we do not consider it to be more likely than not that the deferred tax assets will be realized. Any change in the valuation allowance would be charged to income in the period such determination was made.

        We began foreign operations in 2010 and generated taxable losses in our foreign jurisdictions. Since we have no prior history of capturing our future income projections by jurisdiction, we record a full valuation allowance in all foreign jurisdictions in a net deferred tax asset position at December 31, 2010. Our unrecoverable foreign net operating loss carryforwards are primarily in Europe and Asia. We will continue to reassess the need for a valuation allowance on our foreign deferred tax assets on a quarterly basis.

        In performing this review, we make estimates and assumptions regarding projected future taxable income, the expected timing of reversals of existing temporary differences and the implementation of tax planning strategies. A change in these assumptions could cause an increase or decrease to the valuation allowance resulting in an increase or decrease in our effective tax rate, which could materially impact our results of operations.

Recent Accounting Pronouncements

        In September 2006, the Financial Accounting Standards Board, or the FASB, issued accounting guidance, which, among other requirements, defines fair value, establishes a framework for measuring fair value, and expands disclosures about the use of fair value measurements. Such guidance prescribes a single definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. For financial instruments and certain nonfinancial assets and liabilities that are recognized or disclosed at fair value on a recurring basis at least annually, the guidance was effective beginning the first fiscal year that begins after November 15, 2007. This portion of the guidance, which was adopted as of the beginning of 2008, had no impact on our consolidated financial statements. For all other nonfinancial assets and liabilities the guidance was effective for fiscal years beginning after November 15, 2008. We adopted this guidance effective as of the beginning of 2009, and its application had no impact on our consolidated financial statements. In January 2010, the FASB issued additional guidance that improves disclosures about fair value measures that were originally required. The new guidance is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those years. The adoption of this guidance did not impact our financial position or results of operations.

        In December 2007, the FASB issued guidance that establishes principles and requirements for determining how a company recognizes and measures the fair value of identifiable assets acquired, liabilities assumed, noncontrolling interests and certain contingent considerations acquired in a business combination. The guidance on business combinations also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized. This guidance became effective for fiscal years beginning after December 15, 2008 and we adopted the provisions of this guidance prospectively beginning in 2009. In December 2010, the FASB issued an update to this guidance, which specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period. The amendments also expand the supplemental pro forma disclosures that are required. The new guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. We adopted the provisions of this business combinations guidance at the beginning of 2011.

        In April 2008, the FASB issued a staff position that amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets. This new guidance applies to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. Under this guidance, entities estimating the useful life of a recognized intangible asset must consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension. This staff position became effective for fiscal years beginning after December 15, 2008. We adopted the provisions of this guidance prospectively beginning in 2009, and its application had no impact on our consolidated financial statements.

        In June 2009, the FASB issued guidance that establishes the FASB Accounting Standards Codification as the sole source of authoritative U.S. GAAP. Pursuant to these provisions, we have incorporated the applicable references in its consolidated financial statements. The adoption of this guidance did not impact our financial position or results of operations.

        In June 2009, the FASB issued guidance that eliminates the qualifying special purpose entity concept, changes the requirements for derecognizing financial assets and requires enhanced disclosures about transfers of financial assets. The guidance also revises earlier guidance for determining whether an entity is a variable interest entity, requires a new approach for determining who should consolidate a variable interest entity, changes when it is necessary to reassess who should consolidate a variable interest entity, and requires enhanced disclosures related to an enterprise's involvement in variable interest entities. The guidance is effective for the first annual reporting period that begins after November 15, 2009. We adopted the provisions of this guidance prospectively beginning in 2010, and its application had no impact on our consolidated financial statements.

        In September 2009, the FASB issued guidance that allows companies to allocate arrangement consideration in a multiple element arrangement in a way that better reflects the transaction economics. It provides another alternative for establishing fair value for a deliverable when vendor specific objective evidence or third-party evidence for deliverables in an arrangement cannot be determined. When this evidence cannot be determined, companies will be required to develop a best estimate of the selling price to separate deliverables and allocate arrangement consideration using the relative selling price method. The guidance also expands the disclosure requirements to require that an entity provide both qualitative and quantitative information about the significant judgments made in applying this guidance. This guidance was effective on a prospective basis for revenue arrangements entered into or materially modified on or after January 1, 2011. The adoption of this guidance did not have a material impact on our consolidated financial statements.

        In January 2010, the FASB issued additional guidance that improves disclosures for certain fair value measures that were originally required. The new guidance is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those years. The adoption of this guidance did not impact our financial position or results of operations.

        In February 2010, the FASB issued guidance, effective immediately that removes the requirement to disclose the date through which subsequent events were evaluated in both originally issued and reissued financial statements for SEC filers. The adoption of this guidance did not have a material impact on our consolidated financial statements.

        In December 2010, the FASB issued guidance about when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. According to the new guidance, entities must consider whether it is more likely than not that goodwill impairment exists by assessing if there are any adverse qualitative factors indicating impairment. The qualitative factors are consistent with the existing guidance. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The adoption of this new guidance did not have a material impact on our consolidated financial statements.

        In December 2010, the FASB issued guidance about the disclosure of supplementary pro forma information for business combinations, which clarifies the disclosure requirements for pro forma financial information related to a material business combination or a series of immaterial business combinations that are material in the aggregate. The guidance clarified that the pro forma disclosures are prepared assuming the business combination occurred at the start of the prior annual reporting period. Additionally, a narrative description of the nature and amount of material, non-recurring pro forma adjustments would be required. The new guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this guidance did not have a material impact on our consolidated financial statements.

        In May 2011, the FASB issued guidance that changed the requirement for presenting "Comprehensive Income" in the consolidated financial statements. The update requires an entity to present the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The update is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 and should be applied retrospectively. The adoption of the standard will not have a material impact on our financial position or results of operations.

        In May 2011, the FASB issued guidance that amends certain fair value measurement principles and disclosure requirements. The new guidance states, among other things, that the concepts of highest and best use and valuation premise are only relevant when measuring the fair value of nonfinancial assets and prohibits the grouping of financial instruments for purposes of determining their fair values when the unit of account is specified in other guidance. The update is to be applied prospectively and is effective during interim and annual periods beginning after December 15, 2011. The adoption of this guidance will not have a material impact on our financial position or results of operations.

BUSINESS

        Groupon is a local e-commerce marketplace that connects merchants to consumers by offering goods and services at a discount. Traditionally, local merchants have tried to reach consumers and generate sales through a variety of methods, including the yellow pages, direct mail, newspaper, radio, television and online advertisements, promotions and the occasional guy dancing on a street corner in a gorilla suit. By bringing the brick and mortar world of local commerce onto the internet, Groupon is creating a new way for local merchants to attract customers and sell goods and services. We provide consumers with savings and help them discover what to do, eat, see and buy in the places where they live and work.

        We started Groupon in October 2008 and believe the growth of our business demonstrates the power of our solution and the size of our market opportunity:

  •
  We increased our revenue from $1.2 million in the second quarter of 2009 to $392.6 million in the second quarter of 2011. We generated these revenues from gross billings of $3.3 million for the second quarter of 2009 as compared to gross billings of $929.2 million for the second quarter of 2011. We had net income of $21,000 for the second quarter of 2009 as compared to a net loss of $101.2 million for the second quarter of 2011.

  •
  We expanded from five North American markets as of June 30, 2009 to 175 North American markets and 45 countries as of June 30, 2011. Revenue from our international and North American operations was $235.4 million and $157.2 million, respectively, in the second quarter of 2011.

  •
  We increased our subscriber base from 152,203 as of June 30, 2009 to 115.7 million as of June 30, 2011. A total of 43,014 customers purchased Groupons through the end of the second quarter of 2009 as compared to 23,072,600 through the end of the second quarter of 2011, including 12,066,676 customers that have purchased more than one Groupon since January 1, 2009.

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  We increased the number of merchants featured in our marketplace from 212 in the second quarter of 2009 to 78,466 in the second quarter of 2011.

  •
  We sold 116,231 Groupons in the second quarter of 2009 compared to 32.5 million Groupons in the second quarter of 2011.

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  We grew from 37 employees as of June 30, 2009 to 9,625 employees as of June 30, 2011.

        Each day we email our subscribers discounted offers for goods and services that are targeted by location and personal preferences. Consumers also access our deals directly through our websites and mobile applications. A typical deal might offer a $20 Groupon that can be redeemed for $40 in value at a restaurant, spa, yoga studio, car wash or other local merchant. Customers purchase Groupons from us and redeem them with our merchants. Our revenue is the purchase price paid by the customer for the Groupon less an agreed upon percentage of the purchase price paid to the featured merchant. Our gross billings represent the gross amounts collected from customers for Groupons sold, and we consider this metric to be an indication of our growth and business performance as it measures the volume of transactions through our marketplace. Gross billings are not equivalent to revenues or any other metric presented in our consolidated financial statements.

        Groupon primarily addresses the worldwide local commerce markets in the leisure, recreation, foodservice and retail sectors. The leisure, recreation and foodservice market is expected to be $1.4 trillion in the U.S. and $5.3 trillion internationally in 2011 (Euromonitor International 2011 report). The retail market is expected to be $2.9 trillion in the U.S. and $12.2 trillion internationally in 2011. We believe a substantial portion of these expenditures on leisure, recreation, foodservice and retail will be spent with local merchants. This belief is based on the collective experience of our management and employees that commerce involving individuals is primarily local and has been substantiated by the growth we have experienced since our inception. Groupon also addresses the online advertising market serving these merchants. The size of the U.S. online advertising market is estimated to be $51.9 billion in 2011, of which $16.1 billion is estimated to be spent by local merchants according to Borrell Associates. The size of the global online advertising market is estimated to be approximately $79 billion in 2011 (IDC May 2011 Worldwide New Media Market Model, 2H10).

Our Business

        The following examples illustrate how our marketplace works and the benefits it can provide our merchants and consumers.

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  Two-Hour Romantic Dinner Cruise With Star Fleet Entertainment Yachts, Houston, Texas

    Merchant Objective:    Star Fleet Entertainment Yachts, a yacht charter business on the Texas Gulf Coast, hosts murder mystery themed and romantic dinner cruises for up to 150 passengers. Star Fleet regularly sold out its murder mystery themed cruises, but had trouble filling its romantic dinner cruises. The President and Chief Executive Officer of Star Fleet sought to use our service as a marketing tool to introduce Star Fleet to new consumers and increase sales.

    The Deal:    On January 19, 2010, we emailed and posted the following Groupon daily deal in Houston, Texas that offered one ticket on a two-hour romantic dinner cruise on the Star Fleet Entertainment Yacht for $32, a 50% discount.

    The Results:    We sold 2,181 Groupons in 24 hours. By targeting an under-performing segment of its business, Star Fleet was able to increase ticket sales for romantic dinner cruises. In addition, more than half of the Groupons were sold to new customers. Star Fleet's website traffic peaked on the day the deal was offered at approximately 6,700 unique visits, 82% of which were from new visitors. Star Fleet sold out all romantic dinner cruises from January 19, 2010 through September 30, 2010 and substantially increased its gross sales for romantic dinner cruises compared to the same period in the prior year.

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  Latin Cuisine and Drinks at Seviche, Louisville, Kentucky

    Merchant Objective:    Seviche is an award-winning restaurant located in Louisville, Kentucky. Despite Seviche's award-winning status, it struggled during the winter months to maintain sales even after trying several forms of traditional local marketing.

    The Deal:    On February 8, 2010, we emailed and posted the following Groupon daily deal in Louisville, Kentucky that offered $60 worth of Latin cuisine and drinks for $25, a 58% discount.

    The Results:    We sold 793 Groupons in 24 hours. Seviche's customer headcount increased by 170% in the week following the daily deal. The Groupon customers spent an average 68% above the $60 face value of the Groupon, generating approximately $80,000 in gross sales.

        We have offered deals involving over 140 different types of businesses, services and activities that fall into the six broad categories identified below. The following chart shows the percentage of deals we offered across these categories during the first half of 2011 in our North America and International segments:

North America	International

Our Advantage

        We have created an e-commerce marketplace for connecting local merchants to consumers. Although there are many companies which have tried to replicate our approach, we believe that the customer experience and relevancy of our deals, our merchant scale and quality and our brand are sustainable competitive advantages.

        Customer Experience and Relevance of Deals.    We are committed to providing a great customer experience and maintaining the trust of our customers. Consistent with this commitment, our "Groupon Promise" is core to our customer service philosophy:

    "Nothing is more important to us than treating our customers well. If you ever feel like Groupon let you down, give us a call and we'll return your purchase—simple as that."

        In addition, we use our technology and scale to target relevant deals based on individual subscriber preferences. As we increase the volume of transactions through our marketplace, we increase the amount of data that we have about deal performance and customer interests. This data allows us to continue to improve our ability to help merchants design the most effective deals and deliver deals to customers that better match their interests. We use information about our subscribers to select and send deals via email and our mobile applications can also target deals to subscribers based on proximity to the sponsoring merchant. Increased relevancy enables us to offer several daily deals, which we believe results in increasing purchases by targeted subscribers, thereby driving greater demand for Groupons. We monitor the relevancy of deals by measuring purchasing rates among targeted subscribers.

        Merchant Scale and Quality.    In the first half of 2011, we featured deals from over 135,000 merchants worldwide across over 140 categories of goods and services. Our salesforce of over 4,800 sales representatives enables us to work with local merchants in 175 North American markets and 45 countries. We draw on the experience we have gained to evaluate prospective merchants based on quality, location and relevance to our subscribers. We maintain a large base of prospective merchants interested in our marketplace, which enables us to be more selective and offer our subscribers higher quality deals. Increasing our merchant base also increases the number and variety of deals that we offer to consumers, which we believe drives higher subscriber and user traffic, and in turn promotes greater merchant interest in offering deals through our marketplace, creating a network effect.

        Brand.    We believe we have built a trusted and recognizable brand by delivering a compelling value proposition to merchants and consumers. A benefit of our brand is that a substantial portion of our subscribers are acquired through word-of-mouth, which we consider sources other than from a paid-for link to our website. For example, during the first half of 2011, approximately 40% of our subscribers in our North America segment were acquired through word-of-mouth. We believe our brand is trusted due to our dedication to our customers and our significant investment in customer satisfaction. We believe that trust in our brand is evidenced by our repeat customers and the scale of our merchant pool.

Our Strategy

        Our objective is to become an essential part of everyday local commerce for consumers and merchants. Key elements of our strategy include the following:

        Grow our subscriber base.    As of June 30, 2011, we had 115.7 million subscribers. We have made significant investments to acquire subscribers through online marketing initiatives, such as search engine marketing, display advertisements, referral programs and affiliate marketing. In 2010 and during the first half of 2011, we spent $241.5 million and $345.1 million, respectively, on these initiatives. In addition, our subscriber base has increased by word-of-mouth. We intend to continue to invest in acquiring subscribers so long as we believe the economics of our business support such investments. See "—Subscriber Economics." Our goal is to retain existing and acquire new subscribers by providing more targeted and real-time deals, delivering high quality customer service and expanding the number and categories of deals we offer. We intend to continue to invest in the development of increased relevance of our service as the number and variety of our deals we offer our subscribers increase and we gain more information about our subscribers' interests.

        Grow the number of merchants we feature.    During 2010 and the first half of 2011, we featured Groupon daily deals for over 66,000 merchants and over 135,000 merchants worldwide, respectively. To drive merchant growth, we have expanded the number of ways in which consumers can discover deals through our marketplace. We adjust the number and variety of products we offer merchants based on merchant demand in each market. We have also made significant investments in our salesforce, which builds merchant relationships and local expertise. Our merchant retention efforts are focused on providing merchants with a positive experience by offering targeted placement of their deals to our subscriber base, high quality customer service and tools to manage deals more effectively. For example, we recently began offering a mobile redemption application that enables our merchants to manage their Groupon business and maintain an ongoing relationship with their Groupon customers. We routinely solicit feedback from our merchants to ensure their objectives are met and they are satisfied with our services. Based on this feedback, we believe our merchants consider the profitability of the immediate deal, potential revenue generated by repeat customers and increased brand awareness for the merchant and the resulting revenue stream that brand awareness may generate over time. Some merchants view our deals as a marketing expense and may be willing to offer deals with little or no immediate profitability in an effort to gain future customers and increased brand awareness.

        Increase the number and variety of our products through innovation.    We have launched a variety of new products in the past 12 months and we plan to continue to launch new products to increase the number of subscribers and merchants that transact business through our marketplace. For example, to better target subscribers, in February 2011, we launched Deal Channels, which aggregates daily deals from the same category. We currently offer Deal Channels in home and garden and event tickets and travel. In addition, we recently have launched Groupon NOW, which is a deal initiated by a merchant on demand and offered instantly to subscribers through mobile devices and our website. As our local e-commerce marketplace grows, we believe consumers will use Groupon not only as a discovery tool for local merchants, but also as an ongoing connection point to their favorite merchants.

        Expand with acquisitions and business development partnerships.    Since May 2010, we have made 17 acquisitions. The increase in our revenue, key operating metrics and employee headcount from 2009 to 2010 is partially attributable to these acquisitions and the subsequent growth of our International segment as a result of such acquisitions. Our largest transaction to date was our acquisition of CityDeal, a company based in Europe that operated in 80 markets in 16 countries with 1.9 million subscribers at the time of acquisition. Excluding CityDeal, each of the companies we have acquired had less than $1 million in annual revenue at the time of acquisition. Typically, the core assets that we gain from an acquisition are a local management team and small subscriber and merchant bases, to which we then apply our expertise, resources and brand to scale the business. In addition to acquisitions, we have entered into agreements with local partners to expand our international presence. For example, in February 2011, we entered into a partnership with TCH Burgundy Limited, or Tencent, a Chinese internet company, to operate a Chinese e-commerce website. We have also entered into affiliate programs with companies such as eBay, Microsoft, Yahoo and Zynga, pursuant to which these partners display, promote and distribute our deals to their users in exchange for a share of the revenue generated from our deals. We intend to continue to expand our business with acquisitions and business development partnerships.

Subscriber Economics

        We have grown our subscriber base from 0.2 million as of June 30, 2009 to 115.7 million subscribers worldwide as of June 30, 2011. The chart below shows the number of our subscribers as of the end of each quarter since June 30, 2009 in our North America and International segments:

North American Subscribers (in millions)	International Subscribers (in millions)

        We grow our subscriber base through marketing initiatives and word-of-mouth. Online marketing consists of search engine marketing, display advertisements, referral programs and affiliate marketing and has historically represented our largest operating expense. Our offline marketing programs include traditional television, billboard, and radio advertisements, public relations as well as sponsored events to increase our visibility and build our brand.

        In 2010 and the first half of 2011, we spent $241.5 million and $345.1 million, respectively, on subscriber acquisition. We acquired 48.8 million and 65.1 million subscribers, respectively, during those periods. Since our inception, we have prioritized growth, and investments in our marketing initiatives have contributed to our losses. Our investments in subscriber growth are driven by the cost to acquire a subscriber as compared to the profits we expect to generate from that subscriber over time. Once acquired, subscribers have been relatively inexpensive to maintain because our interaction is largely limited to daily emails and our mobile applications. Over time, as our business continues to scale and we become more established in a greater percentage of our markets, we expect that our marketing expense will decrease as a percentage of gross billings.

        To demonstrate the economics of our business model, we have compared the revenue generated from the North American subscribers we acquired in the second quarter of 2010, which we refer to as our Q2 2010 cohort, to the online marketing expenses incurred to acquire such subscribers, which is a portion of our total marketing expenses. The revenue attributed to such subscribers reflects the amount we retained after paying an agreed upon percentage to the featured merchants for the Groupons purchased by such subscribers. The Q2 2010 cohort is illustrative of trends we have seen among our North American subscriber base. The Q2 2010 cohort included 3.7 million subscribers that we initially spent $18.0 million in online marketing to acquire in the second quarter of 2010. In that quarter, we generated $12.8 million in revenue from the sale of approximately 1.2 million Groupons to these subscribers. Through June 30, 2011, we generated an aggregate of $77.3 million in revenue from the sale of approximately 8.0 million Groupons to the Q2 2010 cohort. In summary, we spent $18.0 million in online marketing expense to acquire subscribers in the Q2 2010 cohort and generated $77.3 million in revenue from this group of subscribers over five quarters.

City Case Studies

        To further illustrate our business model, we have provided case studies for Chicago, the site of our North American headquarters and our oldest North American market, Boston, our second oldest North American market, Berlin, the site of our international headquarters, and London, both international markets we entered through the CityDeal acquisition. As illustrated below, the number of subscribers, cumulative customers, featured merchants, gross billings and Groupons sold generally increased in each of these markets over the periods presented. The number of cumulative repeat customers is not presented as we currently do not track such data on a per city basis. Revenue across each of the North American markets during the periods presented increased in a manner consistent with the increases in gross billings. Revenue across each of the international markets during the periods presented increased at rates consistent with or greater than the increases in gross billings. Average revenue per Groupon sold declined or remained stable in each of these markets for the periods presented as a result of the mix of categories featured. Although average revenue per Groupon sold declined in certain markets in certain periods, we believe that revenue, rather than average revenue per Groupon sold, is a better indicator of our overall growth in each market because it is the measure that we seek to maximize in each market. The performance of these markets is not necessarily indicative of our future performance in these markets or our current or future performance in other markets.

  Case Study: Chicago

        Chicago is the first market we entered, and we offered our first daily deal there in October 2008. Chicago is also our largest market. Due to our history in Chicago and the fact that we are headquartered there, we have tested new features and strategies in Chicago. As of June 30, 2009, we had 36,891 subscribers, and, for the second quarter of 2009, we generated $1.6 million in gross billings from 46,909 Groupons sold. As of June 30, 2011, we had 1.9 million subscribers, and, for the second quarter of 2011, we generated $25.7 million in gross billings from 1.1 million Groupons sold. The following table shows information regarding subscribers and cumulative customers as of the end of each quarter and featured merchants, gross billings and Groupons sold in each quarter beginning with the second quarter of 2009:

	Three Months Ended,
Chicago	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	Mar. 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Mar. 31, 2011	June 30, 2011
Gross billings (in millions)	$1.6	$3.0	$4.0	$6.5	$9.9	$13.9	$17.7	$22.7	$25.7
Subscribers	36,891	62,038	147,882	268,056	492,826	750,118	1,102,146	1,504,978	1,887,348
Cumulative customers	19,003	43,023	74,237	125,403	184,074	285,987	409,746	552,712	699,580
Featured merchants	67	92	131	144	157	233	470	759	1,228
Groupons sold	46,909	84,373	149,371	263,304	350,928	541,084	678,933	950,689	1,079,559
Average gross billings per subscriber	$43	$61	$38	$31	$26	$22	$19	$17	$15
Average cumulative Groupons sold per customer	2.5	3.1	3.8	4.3	4.9	5.0	5.2	5.5	5.9
Average gross billings per Groupon sold	$34	$36	$27	$25	$28	$26	$26	$24	$24

  Case Study: Boston

        Boston is the second market we entered, and we offered our first daily deal there in April 2009. As of June 30, 2009, we had 17,069 subscribers, and, for the second quarter of 2009, we generated $0.7 million in gross billings from 26,032 Groupons sold. As of June 30, 2011, we had 944,024 subscribers, and, for the second quarter of 2011, we generated $11.6 million in gross billings from 387,319 Groupons sold. The following table shows information regarding subscribers and cumulative customers as of the end of each quarter and featured merchants, gross billings and Groupons sold in each quarter beginning with the second quarter of 2009:

	Three Months Ended,
Boston	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	Mar. 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Mar. 31, 2011	June 30, 2011
Gross billings (in millions)	$0.7	$1.4	$1.8	$3.0	$4.7	$6.1	$7.5	$10.0	$11.6
Subscribers	17,069	56,904	122,375	194,615	285,615	412,467	561,064	778,936	944,024
Cumulative customers	8,545	20,953	36,634	62,610	94,617	142,930	197,961	272,548	342,196
Featured merchants	66	75	87	110	116	145	286	456	667
Groupons sold	26,032	39,996	56,457	95,755	152,675	223,469	284,157	388,178	387,319
Average gross billings per subscriber	$41	$38	$20	$19	$20	$17	$15	$15	$13
Average cumulative Groupons sold per customer	3.0	3.2	3.3	3.5	3.9	4.2	4.4	4.6	4.8
Average gross billings per Groupon sold	$27	$35	$32	$31	$31	$27	$26	$26	$30

  Case Study: Berlin

        Berlin was one of the international markets we entered through our acquisition of CityDeal which was completed in May 2010 and is the site of our European headquarters. As of June 30, 2010, we had 92,500 subscribers and, for the second quarter of 2010, we generated $1.0 million in gross billings from 47,068 Groupons sold. As of June 30, 2011, we had 492,300 subscribers, and, for the second quarter of 2011, we generated $8.7 million in gross billings from 251,930 Groupons sold. The following table shows information regarding subscribers and cumulative customers as of the end of each quarter and featured merchants, gross billings and Groupons sold in each quarter beginning with the second quarter of 2010:

	Three Months Ended,
Berlin	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Mar. 31, 2011	June 30, 2011
Gross billings (in millions)	$1.0	$2.4	$4.5	$6.1	$8.7
Subscribers	92,500	152,800	261,200	396,000	492,300
Cumulative customers	20,237	40,350	67,574	107,898	152,518
Featured merchants	108	268	303	416	543
Groupons sold	47,068	89,321	124,585	229,279	251,930
Average gross billings per subscriber	$11	$20	$22	$19	$20
Average cumulative Groupons sold per customer	2.3	3.4	3.9	4.5	4.9
Average gross billings per Groupon sold	$21	$27	$36	$27	$35

  Case Study: London

        London also was one of the international markets we entered through our acquisition of CityDeal. As of June 30, 2010, we had 159,156 subscribers, and for the second quarter of 2010, we generated $1.7 million in gross billings from 49,564 Groupons sold. As of June 30, 2011, we had 2,005,854 subscribers, and, for the second quarter of 2011, we generated $24.1 million in gross billings from 420,492 Groupons sold. The following table shows information regarding subscribers and cumulative customers as of the end of each quarter and featured merchants, gross billings and Groupons sold in each quarter beginning with the second quarter of 2010:

	Three Months Ended,
London	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Mar. 31, 2011	June 30, 2011
Gross billings (in millions)	$1.7	$5.4	$10.8	$20.1	$24.1
Subscribers	159,156	423,660	993,622	1,602,968	2,005,854
Cumulative customers	25,419	70,514	137,075	262,189	377,585
Featured merchants	102	232	294	432	583
Groupons sold	49,564	126,916	237,756	402,086	420,492
Average gross billings per subscriber	$11	$19	$15	$15	$13
Average cumulative Groupons sold per customer	1.9	2.5	3.0	3.1	3.3
Average gross billings per Groupon sold	$34	$43	$45	$50	$57

Our Merchants

        In the first half of 2011, we featured deals from over 135,000 merchants worldwide. To drive merchant growth, we have expanded the number and variety of product offerings available through our marketplace and invested in our salesforce. The charts below show the number of merchants we featured in our North America and International segments, which we entered in May 2010 with the acquisition of CityDeal, during each quarter indicated:

North American Merchants Featured	International Merchants Featured

        Our salesforce includes over 4,800 inside and outside merchant sales representatives who build merchant relationships and provide local expertise. Our North American merchant sales representatives are based in our offices in Chicago and our international merchant sales representatives work from our 74 international offices. As the size of our salesforce has grown, the productivity of our sales representatives has increased. In the first quarter of 2009, when we first began investing in the development of our salesforce, the average number of merchants featured per sales representative per month was six and the average gross billings per sales representative per month was $87,000. In the second quarter of 2011, the average number of merchants featured per sales representative per month was 16 and the average gross billings per sales representative per month was $138,000. The following table lists the number of sales representatives in our North America and International segments as of the end of each quarter beginning with the first quarter of 2009:

Size of Salesforce	Mar. 31, 2009	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	Mar. 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Mar. 31, 2011	June 30, 2011
North America	2	18	44	76	128	201	348	493	661	990
International	—	—	—	—	—	1,080	1,224	2,080	2,895	3,860

Total	2	18	44	76	128	1,281	1,572	2,573	3,556	4,850

        The number of sales representatives is higher as a percentage of revenue in our International segment due to the need to have separate sales organizations for most of the different countries in which we operate. Due to local economic conditions, however, the average cost of each sales representative is lower in most countries in our International segment as compared to the costs in our North America segment.

        Our standard contractual arrangements grant us the exclusive right to feature deals for a merchant's products and services for a limited time period and provide us with the discretion as to whether or not to offer the deal during such period. Our merchant pool represents the number of committed deals that we have discretion to run at any time. Our merchant pool has grown from 15 as of March 31, 2009 to over 49,000 as of June 30, 2011. We restrict the size of our merchant pool to manage the length of time between contract signing to deal launch, but have expanded the pool as we have increased our capacity to offer more deals each day. The scale of our merchant pool benefits our marketplace by enabling us to offer a wider variety of more relevant deals. In light of our significant merchant pool and our objective to promote variety in our daily deals, our general practice to date has been to limit repeat merchants.

        The charts below show the size of our merchant pool for our North America segment and our International segment, which we entered in May 2010 with the acquisition of CityDeal, as of the end of each quarter indicated:

North American Merchant Pool	International Merchant Pool

Our Products

        As our operations have grown, we have increased the number and variety of products that we offer. Our new products have allowed us to serve more merchants each day by segmenting our subscriber base, offering more relevant, targeted deals and increasing the rate at which deals are purchased within each segment. We employ an algorithmic approach to deal targeting based on data collected by us about our subscribers, merchants and deals. We launched our first targeted deals in June 2010 in our largest North American markets. The combination of our North American salesforce of 990 as of June 30, 2011, our technology platform and our merchant pool of over 20,000 merchants as of June 30, 2011 gives us the ability to target deals to subsets of North American subscribers within a particular market. In addition, instead of featuring one deal per city per day, we can feature multiple deals per city per day matched to different groups of subscribers based on what we know about their personal preferences. We intend to continue to build our international infrastructure to enable us to offer targeted deals worldwide, as targeting increases the number of deals that we can offer across our marketplace.

        Our products include:

        Featured Daily Deals.    We distribute a featured daily deal by email on behalf of local merchants to subscribers using our targeting technology, which distributes deals to subscribers based on their location and personal preferences. We also have offered daily deals from more than 40 national merchants, including Bath & Body Works, The Body Shop, Hyatt Regency, InterContinental Hotels, Lions Gate, Redbox, Shutterfly and Zipcar across subsets of the North American market. We initially offered one daily deal to all subscribers in a given market but now offer several daily deals in most established markets. We launched this product in October 2008 and it is offered in all of our North American and international markets.

        Deals Nearby.    Daily deals that do not appear as a featured daily deal appear as Deals Nearby. Each Deal Nearby currently is summarized in fewer than 20 words next to the featured daily deal. Deals Nearby often extend beyond the subscriber's closest market or buying preferences. Deals Nearby can also be targeted to certain subscribers, where access to the deal can only be obtained through an emailed hyperlink. Upon clicking the hyperlink, a subscriber is directed to a full description of the deal that is presented in the same format as the subscriber's featured daily deal. We launched this product in January 2009 and it is offered in substantially all of our North American and international markets.

        The following graphic captures the featured daily deal and all Deals Nearby offered in Washington, D.C. on March 24, 2011:

GROUPON
Featured Deal
All Deals
NEW
How It Works
Sign In
Sign Up
Washington DC
Get Deals By Email
Refer Friends, Get $10
All Deals
$21 for $42 at Chariots for Hire Tours
2 days • Multiple Locations
$39 for $80 at Saffron Dance
2 days • Multiple Locations
$50 for $100 at Glynn Jones Salon
1 day • Dupont Circle
$50 for $300 at Architectural Ceramics
2 days • Multiple Locations
$299 for $498 at U.S. Hot Air Balloon Team
1 day • Multiple Locations
dwell
Young Americans
32 New Faces of Design
$10 for $20 at "Dwell" Magazine
2 days • Online Deal
$50 for $200 at Mattress Warehouse
2 days • Multiple Locations
$29 for $89 at Seuss Prints
2 days • Online Deal
$49 for $100 at Washington Home Doctors
2 days • Redeem From Home
$49 for $110 at Speedy Green Car Wash
2 days • Manassas Park
$50 for $90 at River & Trail Outfitters
2 days • 11, Sandy Hook
$25 for $50 at Bogati Bodega & Winery
• Round Hill
$40 for $80 at Esthetic Laser Clinic
• Vienna
$10 for $20 at Nando's Peri-Peri
• Parole

        National Deals.    National merchants also have used our marketplace as an alternative to traditional marketing and brand advertising. Although our primary focus continues to be on local deals, we use national deals from time to time to build our brand awareness, acquire new customers and generate additional revenue. As an example, on August 19, 2010, we emailed and posted a Groupon daily deal offering $50 of apparel at Gap for $25 to 9.2 million subscribers across 85 markets in North America. We sold approximately 433,000 Groupons in 24 hours, generating over $10.8 million in gross billings. Of the consumers who purchased Groupons, approximately 200,000 were new subscribers. The Gap deal was our first deal from a national brand that we distributed across our North American markets. Since the Gap deal, we have featured deals from Barnes & Noble, FTD and Nordstrom across our North American markets.

        Groupon NOW.    Groupon NOW is a deal initiated by a merchant on demand and offered instantly to subscribers through mobile devices and our website. Groupon NOW deals target subscribers within close proximity of the merchant and the purchased Groupons typically expire within a few hours of the deal launch. Merchants launch Groupon NOW deals from our platform and can use this product to attract customers when they have excess capacity. We launched Groupon NOW in the second quarter of 2011 in 25 North American markets.

        Deal Channels.    Deal Channels aggregate daily deals from the same category and are accessible through our website and through email alerts that subscribers sign up to receive. We currently offer Deal Channels in home and garden and event tickets and travel. Merchants can register their deals to be included in a Deal Channel. Subscribers can use Deal Channels to focus on deals that are of interest to them. We launched Deal Channels in February 2011 in selected North American markets.

        Self-Service Deals.    Self-Service Deals allows our merchants to use a self-service platform to create and launch deals at their discretion. The use of the platform is free and allows merchants to establish a permanent e-commerce presence on Groupon that can be visited and followed by subscribers. We receive a portion of the purchase price from deals sold through Self-Service Deals based on the extent to which we marketed the deal. We launched Self-Service Deals in December 2010 in selected North American markets.

Distribution

        We distribute our deals directly through several platforms: a daily email, our websites, our mobile applications and social networks. We also utilize various online affiliates to display and promote Groupon deals on their websites, as well as agreements with several large online brands to distribute our deals. Our large online affiliates include eBay, Microsoft, Yahoo and Zynga. Other partnerships allow us to distribute daily deals to a partner's user base. For example, in December 2010, we partnered with Redbox to offer a daily deal to their user base and we acquired over 200,000 new customers through that offer and in March 2011, we partnered with eBay to offer a daily deal to their user base and we acquired over 290,000 new customers through that offer.

        In addition, we have partnered with thousands of smaller online affiliates. Affiliates can embed our widget onto their website and earn a commission when their website visitors purchase Groupons through the affiliate link. Our commission rate varies depending on whether the customer is new or existing and the website's overall sales volume. We also offer commissions to affiliates when they refer a customer to Groupon. We expect to continue to pursue relationships to extend the distribution of our deals.

        We also use various subscriber loyalty and reward programs to build brand loyalty, generate traffic to the website and provide customers with incentives to buy Groupons. When customers perform qualifying acts, such as providing a referral to a new subscriber or participating in promotional offers, we grant the customer credits that can be redeemed for awards such as free or discounted goods or services in the future.

        Email.    The featured daily deal email contains one headline deal with a full description of the deal and often contains links to "More Great Deals Nearby," all of which are available within a subscriber's market. A subscriber who clicks on a deal within the daily email is directed to our website to learn more about the deal and to purchase the Groupon. We sometimes email "WOW" deals to targeted subscribers as they are available, which are deals that have performed well in the past and can be offered on behalf of the merchant on demand.

        Websites.    Visitors are prompted to register as a subscriber when they first visit our website and thereafter use the website as a portal for featured daily deals, Deals Nearby, national deals, and where available, Deal Channels and Self-Service Deals. Our website also provides opportunities to engage with the Groupon community through the GrouBLOGpon, a blog maintained by our employees, Groupon Meetups, a forum for meeting with others to redeem Groupons at a particular location, Groupon Flickr, a collection of digital photos from subscribers, and rewards programs for referring new subscribers, such as our offer of $10 in Groupon Bucks to subscribers who refer someone who later buys a Groupon.

        Mobile Applications.    Consumers also access our deals through our mobile applications, which are available at no additional cost on the iPhone, Android, Blackberry and Windows mobile operating systems. We launched our first mobile application in March 2010 and our applications have been downloaded 8.8 million times since then. These applications enable consumers to browse, purchase, manage and redeem deals on their mobile devices as well as access Groupon NOW deals that are offered based on the location of the subscriber.

        Social Networks.    We publish our daily deals through various social networks and our notifications are adapted to the particular format of each of these social networking platforms. Our website and mobile application interfaces enable our consumers to push notifications of our deals to their personal social networks.

Operations

        Our business operations are divided into the following core functions to address the needs of our merchants and customers.

        City Planners.    Our city planners identify merchant leads and manage deal scheduling to maximize deal quality and variety within our markets. In identifying leads, city planners rank local merchants based on reviews, local feedback and other data. In certain cases, city planners submit requests to merchant services representatives for certain deals based on a scoring system that considers past performance of similar deals, quality of merchant reviews, number of redemption locations and the zip code of the merchant. In scheduling deals, city planners review deals in our merchant pool and determine which deals to offer based on the viability of the deal as well as revenue and marketing goals. City planners also work with our salesforce to establish sales quotas based on subcategory-level performance in a particular city, such as addressable market size and scheduling diversity. As of June 30, 2011, we employed 297 city planners.

        Editorial.    Our editorial department is responsible for creating editorial content on the daily deals we offer, as well as additional content featured on our website. Each deal that we feature typically goes through several stages to ensure that the deal description meets our standards for accuracy, quality and editorial voice. After offer details are reviewed, our editorial staff verifies the accuracy of the deal and its value through independent research. Once a deal is vetted, our editorial staff drafts a full description of the deal, which is passed through voice editing and copy editing before being launched. As of June 30, 2011, we employed 1,176 editorial staff.

        Merchant Services.    Once a contract is signed, one of our merchant services representatives initiates the first of several communications with the merchant to introduce the merchant to the tools that we provide and plan for Groupon redemptions through expiration. Typically, a merchant services representative communicates with merchants before, during, and after a daily deal is featured. Before the deal is run, the representative works with the merchant to prepare staffing and inventory capacity in anticipation of increased customer traffic. The representative communicates with the merchant on the day the deal is featured to review deal performance. After the deal has closed, the representative maintains contact with the merchant to support the merchant's redemption efforts and to prepare the merchant for a potential spike in redemption near expiration. We also offer several merchant tools to help merchants manage their deals. These tools include status updates on deal performance, analytics that measure purchase traffic and demographic information of purchasers, a capacity calculator to estimate demand for the deal ahead of its feature date, and a return on investment calculator that estimates the return on investment that the merchant may receive from the deal. Each of these tools is accessible through an online account that is personal to the merchant and accessed through our website. As of June 30, 2011, we employed 689 merchant services representatives.

        Customer Service Representatives.    Our customer service representatives can be reached via phone or email 24 hours a day, seven days a week. Our Groupon Promise is core to our customer service philosophy. The customer service team also works with our information technology team to improve the customer experience on the website and mobile applications based on customer feedback. As of June 30, 2011, we employed 1,125 customer representatives.

        Technology.    We employ technology to improve the experience we offer to subscribers and merchants, increase the rate at which our subscribers purchase Groupons, and enhance the efficiency of our business operations. A component of our strategy is to continue developing and refining our technology.

        We currently use a common technology platform across our North American operations that includes business operations tools to track internal workflow, applications and infrastructure to serve content at scale, dashboards and reporting tools to display operating and financial metrics for historical and ongoing deals, and a publishing and purchasing system for consumers. Over time, we plan to merge our North American technology platform with our international technology platforms and we expect this to enable greater efficiencies and consistency across our global organization.

        Our websites are hosted at U.S. datacenters in Miami, Florida and Dallas, Texas and international datacenters in Asia and Europe. Our data centers host our public-facing websites and applications, as well as our back-end business intelligence systems. We use commercial antivirus, firewall and patch-management technologies to protect and maintain the systems located at our data centers. We have invested in intrusion detection and pattern detection tools to try to recognize intrusions to our website. We have also engaged a third-party internet security provider to test the security of our website and identify vulnerabilities. In financial transactions between our website and our customers, we use Secure Socket Layer to provide encryption in transferring data. We have designed our websites to be available, secure and cost-effective using a variety of proprietary software and freely available and commercially supported tools. We believe we can scale to accommodate increasing numbers of subscribers by adding relatively inexpensive industry-standard hardware or using a third-party provider of computing resources.

        We devote a substantial portion of our resources to developing new technologies and features and improving our core technologies. Our information technology team is focused on the design and development of new features and products, maintenance of our websites and development and maintenance of our internal operations systems. As of June 30, 2011, our information technology team consisted of 380 employees.

Competition

        Since our inception, a substantial number of competing group buying sites have emerged around the world attempting to replicate our business model. Our major domestic competitors include Google, Microsoft, Eversave, BuyWithMe and LivingSocial. These competitors offer substantially the same or similar product offerings as us. We also compete with businesses that focus on particular merchant categories or markets. We also compete with traditional offline coupon and discount services, as well as newspapers, magazines and other traditional media companies that provide coupons and discounts on products and services. We believe the principal competitive factors in our market include the following:

  •
  breadth of subscriber base and merchants featured;

  •
  local presence and understanding of local business trends;

  •
  ability to deliver a high volume of relevant deals to consumers;

  •
  ability to produce high purchase rates for deals among subscribers;

  •
  ability to generate positive return on investment for merchants; and

  •
  strength and recognition of our brand.

We believe we compete favorably on the factors described above. In particular, as of June 30, 2011, our subscriber base was 115.7 million and during the first half of 2011 we featured 135,247 merchants and delivered deals in 175 North American markets and 45 countries. Furthermore, we deliver a high volume of relevant deals to consumers, which has resulted in 92.2 million Groupons sold through June 30, 2011.

        Although we believe we compete favorably on the factors described above, we anticipate that larger, more established companies may directly compete with us as we continue to demonstrate the viability of a local e-commerce business model. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than we do. These factors may allow our competitors to benefit from their existing customer or subscriber base with lower acquisition costs or to respond more quickly than we can to new or emerging technologies and changes in customer requirements. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build a larger subscriber base or to monetize that subscriber base more effectively than us. Our competitors may develop products or services that are similar to our products and services or that achieve greater market acceptance than our products and services. In addition, although we do not believe that merchant payment terms are a principal competitive factor in our market, they may become such a factor and we may be unable to compete fairly on such terms.

Regulation

        We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the internet, many of which are still evolving and could be interpreted in ways that could harm our business. In the United States and abroad, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims. These regulations and laws may involve taxation, tariffs, subscriber privacy, data protection, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the internet as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or e-commerce. In addition, it is possible that governments of one or more countries may seek to censor content available on our websites or may even attempt to completely block access to our websites. Accordingly, adverse legal or regulatory developments could substantially harm our business.

        The CARD Act, as well as the laws of most states, contain provisions governing product terms and conditions of gift cards, gift certificates, stored value or pre-paid cards or coupons ("gift cards"), such as provisions prohibiting or limiting the use of expiration dates on gift cards or the amount of fees charged in connection with gift cards or requiring specific disclosures on or in connection with gift cards. Groupons generally are included within the definition of "gift cards" in many of these laws. In addition, certain foreign jurisdictions have laws that govern disclosure and certain product terms and conditions, including restrictions on expiration dates and fees that may apply to Groupons. However, the CARD Act as well as a number of states and certain foreign jurisdictions also have exemptions from the operation of these provisions or otherwise modify the application of these provisions applicable to gift cards that are issued as part of a promotion or promotional program. If Groupons are subject to the CARD Act, and are not included in the exemption for promotional programs, it is possible that the purchase value, which is the amount equal to the price paid for the Groupon, or the promotional value, which is the add-on value of the Groupon in excess of the price paid, or both, may not expire before the later of (i) five years after the date on which the Groupon was issued or the date on which the customer last loaded funds on the Groupon if the Groupon has a reloadable feature; (ii) the Groupon's stated expiration date (if any), unless Groupons come within an exemption in the CARD Act for promotional programs; or (iii) a later date provided by applicable state law. In addition, regardless of whether an exemption for Groupons applies under the CARD Act, in those states that prohibit or otherwise restrict expiration dates on gift cards that are defined to include Groupons and that do not have exemptions that apply to the purchase value or the promotional value, or both, of Groupons, Groupons may be required to be honored for the full offer value (the total of purchase value and promotional value) until redeemed. Our terms of use and agreements with our merchants require merchants to continue to honor unredeemed Groupons that are past the stated expiration date of the promotional value of the Groupon to the extent required under the applicable law. Recently, we changed our policy to provide that the purchase value of the Groupon, which is the amount equal to the purchase price that the consumer paid, will never expire unless redeemed or refunded. The promotional value of the Groupon will expire on the date stated on the Groupon, unless applicable law prohibits expiration of the promotional value. While we are attempting to comply with exemptions for promotional programs available under these laws so that our Groupons' promotional value can expire on the date stated on the Groupon, we continue to require that merchants with whom we partner honor Groupons under the provisions of all laws applicable to Groupons, including laws that prohibit expiration.

        We and several merchants with whom we have partnered are currently defendants in over 16 purported class actions that have been filed in federal and state court claiming that Groupons are subject to the CARD Act and various state laws governing gift cards and that the defendants have violated these laws by issuing Groupons with expiration dates and other restrictions. Plaintiffs seek injunctive relief, restitution, damages and/or disgorgement in unspecified amounts as well as attorneys' fees and costs. Recently, all pending federal court actions have been ordered to be transferred to one federal court under rules governing multidistrict litigation and consolidated for certain pre-trial purposes. While Groupon intends to defend these actions vigorously, the outcome of these actions or the court rulings that they may entail may substantially harm our business.

        In addition, some states and foreign jurisdictions also include gift cards under their unclaimed and abandoned property laws which require companies to remit to the government the value of the unredeemed balance on the gift cards after a specified period of time (generally between one and five years) and impose certain reporting and recordkeeping obligations. We do not remit any amounts relating to unredeemed Groupons based upon our assessment of applicable laws. The analysis of the potential application of the unclaimed and abandoned property laws to Groupons is complex, involving an analysis of constitutional and statutory provisions and factual issues, including our relationship with customers and merchants and our role as it relates to the issuance and delivery of a Groupon. We are currently subject to several actions claiming that Groupons are subject to various unclaimed and abandoned property laws. In addition, we have received inquiries from the attorneys general of various states regarding the operation of our business under state laws.

        Many states have passed laws requiring notification to subscribers when there is a security breach of personal data. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies and foreign governments concerning data protection. In addition, data protection laws in Europe and other jurisdictions outside the United States may be more restrictive, and the interpretation and application of these laws are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which could have an adverse effect on our business. Furthermore, the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for linking to third-party websites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this act. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

        Various federal laws, such as the Bank Secrecy Act and the USA PATRIOT Act, impose certain anti-money laundering requirements on companies that are financial institutions or that provide financial products and services. For these purposes, financial institutions are broadly defined to include money services businesses such as money transmitters, check cashers and sellers or issuers of stored value. Examples of anti-money laundering requirements imposed on financial institutions include customer identification and verification programs, record retention policies and procedures and transaction reporting. We do not believe that we are a financial institution subject to these laws and regulations based, in part, on the characteristics of the Groupons and our role with respect to the distribution of the Groupons to customers. However, the Financial Crimes Enforcement Network, a division of the U.S. Treasury Department tasked with implementing the requirements of the Bank Secrecy Act, recently proposed amendments to the scope and requirements for parties involved in stored value or prepaid access, including a proposed expansion of the definition of financial institution to include sellers or issuers of prepaid access. In the event that this proposal is adopted as proposed, it is possible that a Groupon could be considered a financial product and that we could be a financial institution. In addition, foreign laws and regulations, such as the European Directive on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing, impose certain anti-money laundering requirements on companies that are financial institutions or that provide financial products and services. Although we do not believe we are a financial institution or otherwise subject to these laws and regulations, it is possible that we could be considered a financial institution or provider of financial products.

        We are or may be subject to similar laws and regulations in jurisdictions outside of the United States.

Intellectual Property

        We protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties.

        In addition to these contractual arrangements, we also rely on a combination of trade secrets, copyrights, trademarks, service marks, trade dress, domain names and patents to protect our intellectual property. We pursue the registration of our copyrights, trademarks, service marks and domain names in the United States and in certain locations outside the United States. As of June 30, 2011, we had approximately 160 trademarks registered or pending in approximately 60 countries or regions, including the United States, the European Union, and countries in the South America, Asia-Pacific, Middle East and Africa regions. Our registration efforts have focused on gaining protection of the following trademarks (among others): GROUPON, the GROUPON logo, GROUPON NOW and other GROUPON-formative marks. These marks are material to our business as they enable others to easily identify us as the source of the services offered under these marks and are essential to our brand identity. In addition, as of June 30, 2011, we owned one issued U.S. patent and five pending U.S. patent applications.

        Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries in which we operate. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time-consuming. Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business and harm our operating results.

        Companies in the internet, social media technology and other industries may own large numbers of patents, copyrights and trademarks and may frequently request license agreements, threaten litigation or file suit against us based on allegations of infringement or other violations of intellectual property rights. We are currently subject to, and expect to face in the future, allegations that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including our competitors and non-practicing entities. As we face increasing competition and as our business grows, we will likely face more claims of infringement.

Employees

        As of June 30, 2011, we had 2,385 employees in our North America segment, consisting of 1,084 corporate and operational staff, 990 sales representatives and 311 customer service representatives, and 7,240 employees in our International segment, consisting of 2,566 corporate and operational staff, 3,860 sales representatives and 814 customer service representatives.

Properties

        Our principal executive offices in North America are located in Chicago, Illinois and our principal international executive offices are located in Berlin, Germany. As of June 30, 2011, the properties listed below represented our materially important facilities. We believe that our properties are generally suitable to meet our needs for the foreseeable future. However, we will continue to seek additional space as needed to satisfy our growth.

Description of Use	Square Footage	Operating Segment	Lease Expiration
Corporate office facilities	358,000	North America	From 2011 through 2017
Corporate office facilities	298,000	International	From 2011 through 2016

Legal Proceedings

        We currently are involved in several disputes or regulatory inquiries in the United States and Canada, including suits by our customers (individually or as class actions) alleging, among other things, violation of the CARD Act and state and Canadian provincial laws governing gift cards, stored value cards and coupons, violations of unclaimed and abandoned property laws and violations of privacy laws. The number of these disputes and inquiries is increasing. Any claims or regulatory actions against us, whether meritorious or not, could be time consuming, result in costly litigation, damage awards, injunctive relief or increased costs of doing business through adverse judgment or settlement, require us to change our business practices in expensive ways, require significant amounts of management time, result in the diversion of significant operational resources or otherwise harm our business.

        In addition, third parties have from time to time claimed, and others may claim in the future, that we have infringed their intellectual property rights. We are subject to intellectual property disputes, and expect that we will increasingly be subject to intellectual property infringement claims as our services expand in scope and complexity. We have in the past been forced to litigate such claims. We may also become more vulnerable to third-party claims as laws such as the Digital Millennium Copyright Act are interpreted by the courts, and as we become subject to laws in jurisdictions where the underlying laws with respect to the potential liability of online intermediaries like ourselves are either unclear or less favorable. We believe that additional lawsuits alleging that we have violated patent, copyright or trademark laws will be filed against us. Intellectual property claims, whether meritorious or not, are time consuming and costly to resolve, could require expensive changes in our methods of doing business, or could require us to enter into costly royalty or licensing agreements.

        From time to time, we may become party to litigation incident to the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, we currently believe that the final outcome of these matters will not have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. In addition, we have received inquiries from the attorneys general of various states and regulatory authorities in the Canadian province of Alberta regarding the operation of our business under state and provincial laws. The inquiries range in scope and subject matter but we do not believe that such inquiries, individually or in the aggregate, will have a material adverse effect on our business.

MANAGEMENT

Officers and Directors

        The following table sets forth information about our officers and directors as of October 7, 2011:

Name	Age	Position
Officers:
Andrew D. Mason	30	Co-Founder, Chief Executive Officer and Director
Jason E. Child	42	Chief Financial Officer
Joseph M. Del Preto II	36	Chief Accounting Officer
Jason D. Harinstein	36	Senior Vice President—Corporate Development
Jeffrey Holden	43	Senior Vice President—Product Management
David R. Schellhase	47	General Counsel
Brian J. Schipper	51	Senior Vice President—Human Resources
Brian K. Totty	45	Senior Vice President—Engineering and Operations
Directors:
Eric P. Lefkofsky	42	Co-Founder and Executive Chairman of the Board
Peter J. Barris(2)(3)	59	Director
Kevin J. Efrusy(1)(2)	39	Director
Mellody Hobson(2)	42	Director
Bradley A. Keywell(2)(3)	41	Co-Founder and Director
Theodore J. Leonsis(1)(3)	55	Vice Chairman of the Board
Howard Schultz(1)	57	Director

(1)
Member of our Audit Committee.

(2)
Member of our Compensation Committee.

(3)
Member of our Nominating and Corporate Governance Committee.

  Executive Officers

        Andrew D. Mason is a co-founder of the Company and has served as our Chief Executive Officer and a director since our inception. In 2007, Mr. Mason co-founded ThePoint, a web platform that enables users to promote collective action to support social, educational and civic causes, from which Groupon evolved. Prior to co-founding ThePoint, Mr. Mason worked as a computer programmer with InnerWorkings, Inc. (NASDAQ: INWK). Mr. Mason received his Bachelor of Arts from Northwestern University. Mr. Mason brings to our Board the perspective and experience as one of our founders and as Chief Executive Officer. Mr. Mason was elected to the Board pursuant to voting rights granted to holders of our common stock and preferred stock under our voting agreement, which will be terminated upon the closing of this offering.

        Jason E. Child has served as our Chief Financial Officer since December 2010. From March 1999 through December 2010, Mr. Child held several positions with Amazon.com, Inc. (NASDAQ: AMZN), including Vice President of Finance, International from April 2007 to December 2010, Vice President of Finance, Asia from July 2006 to July 2007, Director of Finance, Amazon Germany from April 2004 to July 2006, Director of Investor Relations from April 2003 to April 2004, Director of Finance, Worldwide Application Software from November 2001 to April 2003, Director of Finance, Marketing and Business Development from November 2000 to November 2001 and Global Controller from October 1999 to November 2000. Prior to joining Amazon.com, Mr. Child spent more than seven years at Arthur Andersen where he was a C.P.A. and a consulting manager. Mr. Child received his Bachelor of Arts from the Foster School of Business at the University of Washington.

        Joseph M. Del Preto II has served as our Chief Accounting Officer since April 2011. From January 2011 to April 2011, Mr. Del Preto served as our Global Controller. Prior to joining Groupon,

Mr. Del Preto served as Controller and Vice President, Finance of Echo Global Logistics, Inc. (NASDAQ: ECHO) from April 2009 to December 2010. From January 2006 to March 2009, Mr. Del Preto served as Controller of InnerWorkings, Inc. (NASDAQ: INWK). Mr. Del Preto began his career at PricewaterhouseCoopers LLP. Mr. Del Preto received his Bachelor of Science from Indiana University.

        Jason D. Harinstein has served as our Senior Vice President of Corporate Development since March 2011. From June 2005 to February 2011, Mr. Harinstein served in several capacities at Google, Inc. (NASDAQ: GOOG), including most recently as Director of Corporate Development. From July 2003 to June 2005, Mr. Harinstein worked as an Equity Research Associate at Deutsche Bank Securities, Inc. where he covered Internet advertising, online search, eCommerce and video game companies. Previously, Mr. Harinstein served as a strategy consultant at iXL, Inc. (now part of Razorfish) from June 1999 to June 2001, and at Andersen Consulting Strategic Services (now Accenture) from September 1997 to June 1999. Mr. Harinstein received his Bachelor of Arts in Economics from Northwestern University and his Masters in Business Administration from the University of Chicago.

        Jeffrey Holden has served as our Senior Vice President, Product Management since April 2011. In 2006, Mr. Holden co-founded Pelago, Inc. and served as its Chief Executive Officer until Groupon acquired Pelago in April 2011. Prior to co-founding Pelago, Mr. Holden held several positions at Amazon.com, Inc. (NASDAQ: AMZN), including Senior Vice President, Worldwide Discovery, from March 2005 to January 2006, Senior Vice President, Consumer Applications, from April 2004 to March 2005, Vice President, Consumer Applications, from April 2002 to April 2004, and Director, Automated Merchandising and Discovery from February 2000 to April 2002. Mr. Holden joined Amazon.com in May 1997 as Director, Supply Chain Optimization Systems. Mr. Holden received his Bachelor of Science and Master of Science degrees in Computer Science from the University of Illinois, Urbana-Champaign.

        David R. Schellhase has served as our General Counsel since June 2011. From March 2010 to May 2011, Mr. Schellhase served as Executive Vice President, Legal of salesforce.com, inc. (NYSE: CRM) From December 2004 to March 2010, Mr. Schellhase served as the Senior Vice President and General Counsel of salesforce.com, and he served as Vice President and General Counsel of salesforce.com July 2002 to December 2004. From December 2000 to June 2002, Mr. Schellhase was an independent legal consultant and authored a treatise entitled Corporate Law Department Handbook. Previously, he served as General Counsel at Linuxcare, Inc., The Vantive Corporation and Premenos Technology Corp. Mr. Schellhase received a Bachelor of Arts from Columbia University and a Juris Doctor from Cornell University.

        Brian J. Schipper, has served as our Senior Vice President of Human Resources since June 2011. From October 2006 to May 2011, Mr. Schipper served as Senior Vice President and Chief Human Resources Officer of Cisco Systems, Inc. (NASDAQ: CSCO). From November 2003 to October 2006, Mr. Schipper served as the Corporate Vice President, Human Resources of Microsoft Corporation (NASDAQ: MSFT). From February 2002 to March 2003, Mr. Schipper was Partner and Head of Human Resources and Administration for Andor Capital Management LLC. From March 2000 to February 2002, Mr. Schipper served as Senior Vice President of Human Resources and Administration at DoubleClick, Inc. Prior to joining DoubleClick, Mr. Schipper served as Vice President, Human Resources at PepsiCo, Inc. (NYSE: PEP) from May 1995 to March 2000. Prior to joining PepsiCo, Mr. Schipper worked at Compaq Computer Corporation, where he was global head of compensation and benefits and head of Human Resources for North America. Mr. Schipper received his Bachelors Degree from Hope College and his Masters in Business Administration from Michigan State University.

        Brian K. Totty, Ph.D., has served as our Senior Vice President of Engineering since November 2010. Dr. Totty was the Chief Executive Officer of Ludic Labs, Inc., a startup venture developing a new class of software applications from January 2006 through November 2007. We acquired Ludic Labs in November 2010. Dr. Totty also was a co-founder and Senior Vice President of Research and Development of Inktomi Corporation from February 2006 to August 2007. Dr. Totty received his Ph.D. in computer science from the University of Illinois at Urbana-Champaign, his Master of Public Administration from Harvard's Kennedy School and his Bachelor of Science from the Massachusetts Institute of Technology.

  Directors

        Eric P. Lefkofsky is a co-founder of the Company and has served as our Executive Chairman since our inception. Mr. Lefkofsky was elected to the Board pursuant to voting rights granted to the former holders of our Series B Preferred Stock under our voting agreement, which will be terminated upon the closing of this offering. Mr. Lefkofsky is a co-founder of Echo Global Logistics, Inc. (NASDAQ: ECHO) and has served on its board of directors since February 2005. Mr. Lefkofsky is the co-founder of InnerWorkings, Inc. (NASDAQ: INWK) and has served on its board of directors since August 2008. In 2008, Mr. Lefkofsky co-founded Lightbank LLC, a private investment firm specializing in information technology companies, and has served as a manager since that time. In April 2006, Mr. Lefkofsky co-founded MediaBank, LLC, an electronic exchange and database that automates the procurement and administration of advertising media, and has served as a director or manager since that time. From May 2000 to April 2001, Mr. Lefkofsky served as Chief Operating Officer and director of HA-LO Industries Inc. Mr. Lefkofsky co-founded Starbelly.com, Inc., and served as its President from September 1999 to May 2000, at which point Starbelly.com was acquired by HA-LO. In July 2001, HA-LO filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. Mr. Lefkofsky also serves on the board of directors of Children's Memorial Hospital, the board of trustees of the Steppenwolf Theatre, the board of trustees of the Art Institute of Chicago and the board of trustees of the Museum of Contemporary Art in Chicago. Mr. Lefkofsky holds a bachelor's degree from the University of Michigan and a Juris Doctor degree from the University of Michigan Law School. Mr. Lefkofsky brings to the Board an in-depth knowledge and understanding of the Company's business as one of its founders as well as experience as the director of several public companies.

        Peter J. Barris has served on our Board since January 2008. Mr. Barris was elected pursuant to voting rights granted to New Enterprise Associates under our voting agreement, which will be terminated upon the closing of this offering. Since July 2009, Mr. Barris has served on the board of directors of Echo Global Logistics, Inc. (NASDAQ: ECHO) and since January 2006, Mr. Barris has served on the board of directors of InnerWorkings, Inc. (NASDAQ: INWK). Since 1999, Mr. Barris has been the Managing General Partner of New Enterprise Associates where he specializes in information technology investing. Mr. Barris also serves on the board of directors of Vonage Holdings Corp. (NASDAQ: VG) and Neutral Tandem, Inc. (NASDAQ: TNDM). Mr. Barris is a member of the board of trustees, Northwestern University and board of advisors, Tuck's Center for Private Equity and Entrepreneurship at Dartmouth. He received a Master of Business Administration from Dartmouth College and a Bachelor of Science in Electrical Engineering from Northwestern University. Mr. Barris brings to the Board a sophisticated knowledge of information technology companies that includes investments in over twenty information technology companies that have completed public offerings or successful mergers as well as experience serving as a director of several public companies.

        Kevin J. Efrusy has served on our Board since November 2009. Mr. Efrusy was elected pursuant to voting rights granted to Accel Growth Fund L.P. under our voting agreement, which will be terminated upon the closing of this offering. Mr. Efrusy joined Accel in 2003 where serves as a General Partner. From 1999 to 2002 he co-founded and served as President and VP of Business Development of IronPlanet, an online marketplace for heavy equipment. In 1998 he was a co-founder of Corio, an ASP/SaaS pioneer that went public on NASDAQ and was acquired by IBM in 2005. Mr. Efrusy was a product manager at Zip2 from 1996 to 1997 and an Associate Consultant at Bain & Company from 1995 to 1996. Mr. Efrusy also serves on the boards of directors of several private consumer internet service and SaaS/open source software companies. He formerly served on the boards of Xensource (acquired by Citrix in 2007), Springsource (acquired by VMWare in 2009), and BBN Technologies (acquired by Raytheon in 2009). Mr. Efrusy received his Master of Business Administration from the Stanford Graduate School of Business where he was an Arjay Miller Scholar. He received his Master of Science in Electrical Engineering, Bachelor of Science in Electrical Engineering, and Bachelor of Arts from Stanford University. Mr. Efrusy brings to the Board an in-depth knowledge of the consumer internet services industry.

        Mellody Hobson has served as the president and a director of Ariel Investments, LLC, a Chicago-based investment management firm, since 2000 and as the chairman since 2006 and a trustee since 1993 of the mutual funds it manages. She previously served as senior vice president and director of marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as vice president of marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson has served as a director of Starbucks, Inc. (NASDAQ: SBUX) since February 2005, DreamWorks Animation SKG, Inc. (NASDAQ: DWA) since 2004 and The Estee Lauder Companies, Inc. (NYSE: EL) since 2004. Ms. Hobson works with a variety of civic and professional institutions, including serving as a director of the Field Museum, the Chicago Public Education Fund and the Sundance Institute. Additionally, she is on the board of governors of the Investment Company Institute. Ms. Hobson received her Bachelor of Arts from Princeton University. Ms. Hobson brings to the Board significant operational, investment and financial experience and valuable knowledge of corporate governance and similar issues from her service on other publicly-traded companies' boards of directors as well as her prior service on the Securities and Exchange Commission Investment Advisory Committee.

        Bradley A. Keywell is a co-founder of the Company and has served on our Board since December 2006. Mr. Keywell was elected pursuant to voting rights granted to the holders of our Series B preferred stock under our voting agreement, which will be terminated upon the closing of this offering. Mr. Keywell is a co-founder of Echo Global Logistics, Inc. (NASDAQ: ECHO) and has served on its board of directors since February 2005. In 2008, Mr. Keywell co-founded Lightbank LLC, a private investment firm specializing in information technology companies, and has served as a manager since that time. In April 2006, Mr. Keywell co-founded MediaBank, LLC, an electronic exchange and database that automates the procurement and administration of advertising media, and has served as a director or manager since that time. From May 2000 to March 2001, Mr. Keywell served as the President of HA-LO Industries Inc. Mr. Keywell co-founded Starbelly.com Inc., which was acquired by HA-LO in May 2000. In July 2001, HA-LO filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. Mr. Keywell also serves as a trustee of Equity Residential (NYSE: EQR), a real estate investment trust. Mr. Keywell serves on the board of trustees of the Zell-Lurie Entrepreneurship Institute at the University of Michigan, the NorthShore University HealthSystem Foundation and the Museum of Contemporary Art in Chicago. Mr. Keywell is the Chairman of the Illinois Innovation Council. Mr. Keywell is also the founder and Chairman of Chicago Ideas Week and the Connect to the Future Foundation. Mr. Keywell holds a bachelor's degree from the University of Michigan and a Juris Doctor degree from the University of Michigan Law School. Mr. Keywell brings to the Board an in-depth knowledge and understanding of the information technology sector as well as experience as a director of a public company.

        Theodore J. Leonsis has served on our Board since June 2009 and as our Vice Chairman since April 2011. Mr. Leonsis was elected pursuant to voting rights granted to the holders of our common stock and preferred stock under our voting agreement, which will be terminated upon the closing of this offering. Since 1999, Mr. Leonsis has served as the Chairman and Chief Executive Officer of Monumental Sports & Entertainment, LLC, a sports and entertainment company that owns the NBA's Washington Wizards, NHL's Washington Capitals, WNBA's Washington Mystics, the Verizon Center in Washington, D.C. and the Baltimore-Washington Ticketmaster franchise. Mr. Leonsis also has served as a Vice Chairman Emeritus of AOL LLC, a leading global Web company, since December 2006. Mr. Leonsis held a number of other executive positions with AOL from September 1994 to December 2006, most recently as Vice Chairman and President, AOL Audience Business. Mr. Leonsis has served as a director of American Express Co. (NYSE: AXP) since July 2010, a director of Rosetta Stone Ltd. (NYSE: RST) since December 2009 and a director of NutriSystem, Inc. (NASDAQ: NTRI) since December 2008. Mr. Leonsis also serves on the board of directors of several private internet and technology companies. Mr. Leonsis is an acknowledged innovator and internet entrepreneur. Mr. Leonsis brings to the Board his experiences in digital businesses, his innovative approaches, and his expertise in identifying business opportunities and driving new strategies based on changing technologies, social media, and the internet.

        Howard Schultz has served on our Board since February 2011. Mr. Schultz was elected pursuant to voting rights granted to the holders of our common stock and preferred stock under our voting agreement, which will be terminated upon the closing of this offering. Mr. Schultz is the founder of Starbucks Corporation (NASDAQ: SBUX) and serves as its Chairman, President and Chief Executive Officer. Mr. Schultz has served as the Chairman of Starbucks since 1985 and reassumed the role of President and Chief Executive Officer in January 2008. Mr. Schultz also served as a director of Dreamworks, Animation SKG, Inc. (NASDAQ: DWA) from October 2004 to May 2008. As the founder of Starbucks, Mr. Schultz brings to the Board a record of innovation, achievement and leadership as well as almost 30 years of experience in brand marketing and international distribution and operations.

Our Founders

        Andrew D. Mason, our Chief Executive Officer, Eric P. Lefkofsky, our Executive Chairman, and Bradley A. Keywell, one of our directors (who we collectively refer to in this prospectus as our "founders"), founded Groupon in October 2008. Groupon evolved from The Point, which is a web platform that enables users to promote collective action in support of social, educational or other causes. Mr. Mason conceived of the idea for The Point in 2006 and Mr. Lefkofsky provided funding to the business, which led to its launch in November 2007. In October 2008, Groupon began operations when Mr. Mason decided to apply the concept of web-based collective action to create an e-commerce marketplace.

        Working closely together since our inception, Messrs. Mason and Lefkofsky have had key roles in the management of our company. Mr. Mason serves as our Chief Executive Officer and Mr. Lefkofsky serves as our Executive Chairman of our Board of Directors. As Executive Chairman, Mr. Lefkofsky will continue to work actively with Mr. Mason and senior management concerning a broad range of operating and strategic issues.

        In addition, as a result of the concentration of our capital stock ownership with our founders, they will have significant influence over management and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. Our Class B common stock has             votes per share and our Class A common stock has one vote per share. As of                         2011, our founders owned shares of Class A common stock and Class B common stock representing approximately      % of the voting power of our outstanding capital stock. As a result of this dual class structure, our founders will continue to be able to control all matters submitted to our stockholders for approval even if they come to own less than 50% of the outstanding shares of our common stock.

Consulting Arrangements

        Oliver Samwer and Marc Samwer ("Messrs. Samwer") are the founders of CityDeal, a European-based collective buying power business that we acquired in May 2010. Since the CityDeal acquisition, Messrs. Samwer have served as consultants and have been extensively involved in the development and operations of our International segment.

        Messrs. Samwer entered into consulting agreements with CityDeal on May 12, 2010, which were amended in November 2010 and October 2011. Pursuant to their consulting agreements, Messrs. Samwer advise CityDeal with respect to its goals and spend at least 50% of their work hours consulting for CityDeal. Messrs. Samwer do not receive any additional compensation from CityDeal or Groupon in connection with their consulting roles. The term of Oliver Samwer's consulting agreement expires on October 19, 2012. The term of Marc Samwer's consulting agreement expires on October 19, 2013.

Code of Ethics

        In connection with the completion of this offering, we will adopt a Code of Ethics for Principal Executive and Senior Financial Officers, which is applicable to our chief executive officer, chief financial officer and other principal executive and senior financial officers. This code will become effective as of the effective date of this offering.

Board of Directors

        Our board of directors currently consists of eight members. Our by-laws permit our board of directors to establish by resolution the authorized number of directors consisting of not less than one and not more than thirteen directors, and nine directors are currently authorized.

        Pursuant to our certificate of incorporation as currently in effect and a voting agreement among us and significant holders of our preferred stock and common stock, who together have substantial control of the total voting power of our outstanding capital stock, those holders vote together to cause the election of all of our directors as follows:

  •
  Mr. Barris, who was elected as the designee of New Enterprise Associates;

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  Mr. Efrusy, who was elected as the designee of Accel Growth Fund L.P.;

  •
  Messrs. Leonsis and Schultz, who were elected as the designees of (i) the holders of a majority of our common stock, voting as a class and (ii) the holders of a majority of our preferred stock, voting as a class, which holders also have the right to elect one additional director pursuant to the voting agreement;

  •
  Mr. Mason, who was elected as the designee of the holders of a majority of our preferred stock and common stock, voting together; and

  •
  Messrs. Lefkofsky and Keywell and Ms. Hobson, who were elected as the designees of the holders of a majority of the outstanding shares of our Series B preferred stock.

        Upon the closing of this offering, the voting agreement by which these directors were elected will terminate.

Director Independence

        Under the listing rules of                        , a majority of a listed company's board of directors must be comprised of independent directors, and each member of a listed company's audit, compensation and nominating and corporate governance committees must be independent as well. Under the listing rules of                        , a director will only qualify as an "independent director" if that company's board of directors affirmatively determines that the director has no material relationship with that company, either directly or as a partner, shareholder or officer of an organization that has a relationship with that company.

        In addition, following the effectiveness of this registration statement, the members of our audit committee must satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Rule 10A-3. In order to be considered to be independent for purposes of Rule 10A-3, no member of the audit committee may, other than in his capacity as a member of the audit committee, the board of directors, or any other Board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the company or any of its subsidiaries; or (2) be an affiliated person of the company or any of its subsidiaries.

        Prior to the completion of this offering, our board of directors will undertake a review of the independence of each director and consider whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. We do

not intend to take advantage of the exceptions to corporate governance requirements for controlled companies pursuant to                        listing rules.

Committees of the Board of Directors

        Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below.

  Audit Committee

        Our audit committee is comprised of Messrs. Efrusy, Leonsis and Schultz, each of whom is a non-employee member of our board of directors. Mr. Leonsis is the chairperson of our audit committee. Our board of directors has determined that each member of the audit committee meets the financial literacy requirements under the rules and regulations of                        and the SEC and Mr. Leonsis qualifies as our audit committee financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Under the audit committee charter to be effective upon the completion of this offering, our audit committee will be responsible for, among other things:

  •
  selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

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  evaluating the qualifications, performance and independence of our independent auditors;

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  monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

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  reviewing the adequacy and effectiveness of our internal control policies and procedures;

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  discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

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  preparing the audit committee report that the SEC requires in our annual proxy statement.

  Compensation Committee

        Our compensation committee is currently comprised of Messrs. Barris, Efrusy, Keywell and Leonsis. Mr. Barris is the chairperson of our compensation committee. Under the compensation committee charter to be effective upon the completion of this offering, our compensation committee will be responsible for, among other things:

  •
  reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensation or arrangements;

  •
  reviewing the succession planning for our executive officers;

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  reviewing and recommending compensation goals and bonus and stock compensation criteria for our employees;

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  preparing the compensation committee report that the SEC requires to be included in our annual proxy statement; and

  •
  administering, reviewing and making recommendations with respect to our equity compensation plans.

  Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee is comprised of Messrs. Barris, Keywell and Leonsis. Mr. Keywell is the chairperson of our nominating and corporate governance committee. Under the nominating and corporate governance committee charter to be effective upon the completion of this offering, our nominating and corporate governance committee will be responsible for, among other things:

  •
  assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the board of directors;

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  reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

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  overseeing the evaluation of our board of directors and management; and

  •
  recommending members for each committee of our board of directors.

Compensation Committee Interlocks and Insider Participation

        Messrs. Efrusy, Keywell and Lefkofsky served as members of the compensation committee during 2010. None of the members of our compensation committee, other than Mr. Lefkofsky, is or has in the past served as an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following is a presentation of the material elements of the compensation arrangements of the following current and former executive officers, who are also identified in the "Summary Compensation Table" for 2010 (collectively, our "named executive officers" or "NEOs"):

  •
  Andrew D. Mason, Chief Executive Officer

  •
  Jason E. Child, Chief Financial Officer

  •
  Robert S. Solomon, Former President and Chief Operating Officer

  •
  Brian K. Totty, Senior Vice President of Engineering and Operations

  •
  Kenneth M. Pelletier, Former Chief Technology Officer

        This discussion also contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Overview

        Our business is highly competitive, and competition presents an ongoing challenge to our success. We expect competition in the internet business generally, and the group buying business in particular, to continue to increase because there are not substantial barriers to entry. Our ability to compete and succeed in this environment is directly tied to our ability to recruit, incentivize and retain skilled and talented individuals to form an executive team characterized by a high level of sales, marketing, operations, financial, and strategic acquisitions expertise. Our compensation philosophy is centered around our goal of establishing and maintaining an executive compensation program that attracts proven, talented leaders who possess the skills and experience necessary to materially add to the Company's long-term value, expansion and ability to achieve our strategic goals. To that end, our executive compensation program also permits us to recognize and reward individual achievements within the framework of the Company's overarching goals and objectives.

        Briefly, the primary goals of our executive compensation program are as follows:

  •
  Recruit and retain talented and experienced individuals who are able to develop, implement and deliver on long-term value creation strategies;

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  Provide a substantial portion of each executive's compensation in components that are directly tied to the long-term value and growth of the Company;

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  Reward both Company and individual performance and achievement; and

  •
  Ensure that our compensation is reasonable and competitive with opportunities made available to executives at companies with which we compete for executive talent.

Our Compensation-Setting Process

        Historically, the initial compensation arrangements with our executive officers, including the named executive officers, have been the result of arm's-length negotiations between the Company and each individual executive. Prior to the formation of our compensation committee, the Board was primarily responsible for overseeing and approving the negotiation of these arrangements on behalf of the Company. We have been undergoing a period of substantial growth and development in recent years in a highly competitive business and technological environment, and the focus of these arrangements has been to recruit talented individuals to help us meet specific long-term financial and growth objectives. Individual compensation arrangements with executives have been influenced by a number of factors, including the following, each as of the time of the applicable hiring decision:

  •
  our need to fill a particular position;

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  our financial position and growth direction at the time of hiring;

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  the individual's expertise and experience; and

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  the competitive nature of the position.

        In May 2010, we formed our compensation committee. Our compensation committee is now composed entirely of independent directors, and is responsible for overseeing our executive compensation program and approving ongoing compensation arrangements for our named executive officers.

        In February 2011, we retained a compensation consultant, Compensia, Inc. ("Compensia"), to review and assess our current employee compensation practices relative to market compensation practices. Specifically, Compensia was engaged to:

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  provide data for the establishment of a peer group of companies to serve as a basis for assessing competitive executive and director compensation practices going forward;

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  review and assess our current executive compensation programs relative to market to determine any changes that may need to be implemented in connection with or following our initial public offering;

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  assist in the development of salary and equity guidelines for certain technology positions; and

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  assess current cash and equity compensation levels relative to market and compensation strategy and structure for executive, director and technology positions and certain other employee groups.

        The results of Compensia's review and assessment were presented to the compensation committee in April 2011. The compensation committee continues to take the review and assessment provided by Compensia under advisement for further discussion and analysis.

        Our compensation committee generally expects to seek input from our chief executive officer and chief human resources officer when discussing the performance and compensation of the other named executive officers, as well as during the process of searching for and negotiating compensation packages with new senior management hires. The compensation committee also expects to coordinate with our chief financial officer in determining the financial and accounting implications of our compensation programs and hiring decisions. None of our named executive officers participates in compensation committee deliberations relating to his or her own compensation.

        Due to the relatively recent formation of our compensation committee, its members are in the process of formulating a comprehensive overall approach to executive compensation. On August 17, 2011, we established our 2011 Incentive Plan, summarized in "2011 Incentive Plan" below, which we intend to use as the primary vehicle for awarding equity compensation going forward. We expect that our named executive officer compensation program in the future may vary, perhaps significantly, from our historical practices; however, other than as described above, we currently have no definitive plans to change such compensation policies and practices in connection with or following our initial public offering.

Elements of Our Compensation Program

        The four key elements of our compensation package for named executive officers are base pay, discretionary performance bonuses, equity-based awards, and our benefits programs. We do not use specific formulas or weightings in determining the allocation of the various pay elements; rather, each named executive officer's compensation has been designed to provide a combination of fixed and at-risk compensation that is tied to achievement of the Company's short- and long-term objectives.

        Base Salary.    We offer reasonable base salaries that are intended to provide a level of stable fixed compensation to executives for performance of day-to-day services. Each named executive officer's base salary was established as the result of arm's-length negotiation with the individual, and is generally reviewed annually to determine whether an adjustment is warranted or required. The base salaries paid to our named executive officers in 2010 are set forth in the "Summary Compensation Table" below. The following table sets forth the base salary rates in effect for 2010:

Name	2010 Base Salary Rate ($)
Andrew D. Mason	180,000	(1)
Jason E. Child	350,000
Robert S. Solomon	350,000
Brian K. Totty	250,000
Kenneth M. Pelletier	185,000

    (1)
    At his own recommendation to the compensation committee, Mr. Mason's base salary for 2011 was reduced to $756.72 effective January 1, 2011.

        Discretionary Performance Bonus.    We offer our named executive officers the opportunity to earn annual performance bonuses, which are determined by the Board or the compensation committee at its sole discretion, based on each officer's job performance and the Company's financial performance. As a privately-held company, we believe that a discretionary cash bonus program has allowed the Board and compensation committee to retain flexibility to conserve cash while rewarding results as determined to be appropriate. Because of the rapidly-changing nature of our business, the Board and compensation committee have not believed that selecting pre-set performance metrics would enhance incentive efforts, and instead have focused on using equity incentives to encourage company-wide improvements. No discretionary bonuses were awarded to any named executive officers for 2010 performance.

        Equity-Based Awards.    Our practice, as a private and rapidly growing company, has been to grant equity awards to our newly hired executive officers, in order to effectively align the interests of the executive with our long-term growth objectives. As such, we have not generally made regular equity awards to our named executive officers, although we anticipate that annual equity awards may form a component of our compensation structure for executives going forward, in order to more effectively align the interests of executive officers and our stockholders and ensure appropriate long-term incentives remain in place. The sizes and types of awards that have historically been granted to newly hired executive officers have not been determined based on a specific formula, but rather on a combination of the Board's or compensation committee's discretionary judgment regarding the appropriate level of compensation for the position, the need to fill a particular position, and the negotiation process with the particular individual involved.

        Benefits Programs.    Our employee benefit programs, including our 401(k) plan and health, dental, vision and short-term disability coverage programs, are designed to provide a stable array of support to our employees generally, including our named executive officers, and their families.

Post-Employment Compensation

        The terms and conditions of employment for Messrs. Mason, Child and Totty are set forth in their employment agreements. Prior to his departure from the position of President and Chief Operating Officer, the terms and conditions of employment for Mr. Solomon were also set forth in his employment agreement. The material terms of these agreements are summarized under "Employment Agreements" below. These employment agreements also provide for certain benefits in the event of the named executive officer's termination of employment under specified circumstances or upon a change in control. We believe that our extension of these post-employment and change in control benefits was necessary in order to induce these individuals to forego other competitive opportunities that were available to them. The material terms of these post-employment arrangements, including the terms of Mr. Solomon's separation agreement and Mr. Pelletier's separation agreement, are set forth in "Potential Payments Upon Termination or Change in Control" below. Prior to his departure from the Company, Mr. Pelletier had not entered into any formal employment agreement or post-employment compensation arrangement with us.

Effect of Accounting and Tax Treatment on Compensation Decisions

        Accounting Treatment.    We recognize a charge to earnings for accounting purposes for equity awards over their vesting period. When we become a publicly-held company, we expect that our compensation committee will continue to review and consider the accounting impact of equity awards in addition to considering the impact for dilution and overhang when deciding on amounts and terms of equity grants.

        Deductibility of Executive Compensation.    Following our initial public offering, Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, may limit the amount that we may deduct from our federal income taxes for compensation paid to our executive officers to $1 million dollars per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limit for certain forms of performance-based compensation. While our compensation committee is mindful of the benefit to us of the full deductibility of compensation, the Board and the compensation committee believe that we should not be constrained by the requirements of the Section 162(m) exception where those requirements would impair our flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Board and the compensation committee have not adopted a policy that would require that all compensation be deductible. We intend to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders.

        Taxation of Parachute Payments and Deferred Compensation.    We do not provide and have no obligation to provide any executive officer, including any named executive officer, with a "gross-up" or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceed certain limits prescribed by the Code, and that the employer may forfeit a deduction on the amounts subject to this additional tax. Our 2011 Plan and our 2010 Plan permit a participant to elect, in his or her discretion, to reduce a payment or acceleration of vesting under the applicable plan to the extent necessary to avoid the imposition of an excise tax under Sections 280G and 4999. Section 409A of the Code also may impose significant taxes on a service provider in the event that he or she receives deferred compensation that does not comply with the requirements of Section 409A. We have structured our compensation arrangements with the intention of complying with or otherwise being exempt from the requirements of Section 409A. Further, our 2011 Plan and our 2010 Plan provide that the Board may amend the terms of each plan or any award agreement to the extent necessary to comply with or effectuate an exemption from the requirements of Section 409A.

Summary Compensation Table

        The following table sets forth information regarding the compensation of the individuals who served as our named executive officers during 2010.

Name and Principal Position(1)	Year	Salary ($)		Bonus ($)(2)	Option Awards ($)(3)	Stock Awards ($)(4)	All Other Compensation ($)(5)	Total Compensation ($)
Andrew D. Mason Chief Executive Officer	2010	180,000	(6)	—	—	—	4,599	184,599
Jason E. Child(7) Chief Financial Officer	2010	5,384		375,000	—	9,477,000	140	9,857,524
Robert S. Solomon(8) Former President and Chief Operating Officer	2010	263,846		—	5,068,785	—	2,160	5,334,791
Brian K. Totty Senior Vice President of Engineering and Operations	2010	20,833		—	—	2,659,334	—	2,680,167
Kenneth M. Pelletier(9) Former Chief Technology Officer	2010	185,000		—	—	—	7,838	192,838

(1)
Eric P. Lefkofsky, our co-founder and Executive Chairman, is not an employee of the Company and receives no compensation for his service as an executive officer. Therefore, he is not included in the compensation tables or "Compensation Discussion and Analysis". Mr. Lefkofsky's compensation for his service as a non-employee director is disclosed in "Director Compensation in 2010" below.

(2)
There were no discretionary performance bonuses paid to any of our named executive officers for 2010. Mr. Child received a one-time signing bonus in connection with the execution of his employment agreement, effective December 20, 2010.

(3)
Amounts disclosed in this column relate to grants of stock options made under the 2010 Plan, except for Mr. Solomon's options, which were granted under the 2008 Plan. With respect to each stock option grant, the amounts disclosed generally reflect the grant date fair value computed in accordance with FASB ASC Topic 718 "Stock Compensation". The exercise price of stock options is equal to the fair market value of the underlying stock on the grant date, determined in good faith by the Board and in a manner consistent with Section 409A of the Code. Grant date fair value was determined using a generally accepted option valuation methodology referred to as the Black-Scholes-Merton option pricing model. Information regarding assumptions used in calculating the value of stock option awards made to executive officers is provided in "Management's Discussion and Analysis of Financial Condition and Results of Operations" above.

(4)
Amounts disclosed in this column relate to grants of restricted stock units made under the 2010 Plan. With respect to each restricted stock unit grant, the amounts disclosed generally reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Grant date fair value for each restricted stock unit award was determined in good faith by the Board without regard to lapsing restrictions and in a manner consistent with Section 409A of the Code.

(5)
Amounts disclosed in this column relate to amounts paid to reimburse our named executive officers for the cost of participation in our group health and dental plans and for parking costs at the Company's headquarters in Chicago, Illinois.

(6)
At his own recommendation to the compensation committee, Mr. Mason's base salary rate for 2011 was reduced to $756.72, effective January 1, 2011.

(7)
Mr. Child was appointed as our Chief Financial Officer on December 20, 2010. Prior to his appointment, no single individual served in the capacity of or performed the functions of chief financial officer of the Company.

(8)
Mr. Solomon ceased to be our President and Chief Operating Officer on March 22, 2011.

(9)
Mr. Pelletier's employment with us terminated on March 23, 2011.

Employment Agreements

        Overview.    We have entered into employment agreements with each of Messrs. Mason, Child and Totty. Prior to his departure from the position of President and Chief Operating Officer, we had entered into an employment agreement with Mr. Solomon. Prior to his separation, Mr. Pelletier did not have a formal employment agreement with the Company.

        Andrew D. Mason.    We entered into an employment agreement with Mr. Mason to serve as our Chief Executive Officer effective November 1, 2009, which replaced his prior employment agreement. His current agreement expires on December 1, 2014. Pursuant to his agreement, Mr. Mason is to be paid a base salary of $180,000 annually, which amount is to be increased by at least fifteen percent per year thereafter. Notwithstanding this provision of his employment agreement, Mr. Mason's base salary for 2011 has been reduced to $575, upon his own recommendation to the compensation committee. He is also eligible to receive an annual performance bonus of up to fifty percent of his base salary, which is payable as determined by the Board and the compensation committee in their sole discretion based on Mr. Mason's job performance, our financial performance, and certain performance targets that may be approved by the Board and the compensation committee. Notwithstanding this provision of his employment agreement, Mr. Mason's bonus has been eliminated as a component of his 2011 compensation, upon his own recommendation to the compensation committee. Mr. Mason is also entitled to participate in our executive and employee benefit plans on the same basis as other members of our senior management, and is reimbursed by us for the costs of those plans in which he elects to participate. In connection with the execution of his employment agreement, Mr. Mason purchased 1,800,000 shares of our Class A common stock on November 1, 2009 at their then current fair market value with a promissory note. In April 2011, Mr. Mason repaid the promissory note with respect to 1,650,000 shares and forfeited 150,000 shares. In connection with the repayment of the promissory note and forfeiture of the shares, the remaining balance of the promissory note was cancelled. These shares are subject to our right to repurchase upon a termination of Mr. Mason's employment for any reason prior to November 1, 2014, at a purchase price of their fair market value on the repurchase date. The repurchase right lapses with respect to twenty percent of the underlying shares for every year in which Mr. Mason continues to be employed commencing on November 1, 2009. Mr. Mason is also entitled to receive certain benefits upon certain terminations of employment, which benefits are summarized below in "Potential Payments Upon Termination or Change in Control."

        Jason E. Child.    We entered into an employment agreement with Mr. Child to serve as our Chief Financial Officer effective December 20, 2010, which was amended and restated effective April 29, 2011, and expires on December 20, 2015. Pursuant to his amended and restated employment agreement, Mr. Child is paid a base salary of $350,000 annually. Mr. Child is also eligible to receive an annual performance bonus of at least $350,000, determined by the Board and the compensation committee, payable semi-annually on June 20th and December 20th of each year. Mr. Child is entitled to participate in our executive and employee benefit plans on the same basis as other members of our senior management, and is reimbursed by us for the costs of those plans in which he elects to participate. In connection with the execution of his employment agreement in December 2010, Mr. Child received a one-time signing bonus of $375,000, and an award of 600,000 restricted stock units under our 2010 Plan. We granted Mr. Child an additional 50,000 restricted stock units on April 29, 2011 in connection with the execution of his amended and restated employment agreement. No restricted stock units will vest until the earliest of (i) December 20, 2011, (ii) six months after the effective date of our initial public offering, or (iii) a change in control. On the first of the foregoing events to occur, 130,000 restricted stock units will vest, and on the last day of each subsequent three-month period, 32,500 additional restricted stock units will vest. No restricted stock units will vest if Mr. Child has not been continuously employed by us up to and including the applicable vesting date. Mr. Child is also entitled to receive certain benefits upon certain terminations of employment and a change in control, which benefits are summarized below in "Potential Payments Upon Termination or Change in Control."

        Robert S. Solomon.    Mr. Solomon ceased to hold the position of President and Chief Operating Officer of the Company on March 22, 2011. Prior to that date, we had entered into an employment agreement with Mr. Solomon to serve as our President and Chief Operating Officer effective March 15, 2010. Pursuant to his agreement, Mr. Solomon was paid a base salary of $350,000 annually. He was also eligible to receive an annual performance bonus of up to thirty-three percent of his base salary, which was payable as determined by the Board and the compensation committee in their sole discretion based on

Mr. Solomon's job performance, our financial performance, and certain performance targets approved by the Board. Mr. Solomon was also entitled to participate in our executive and employee benefit plans on the same basis as other members of our senior management, and was reimbursed by us for the costs of those plans in which he elected to participate. In connection with the execution of his employment agreement, Mr. Solomon received an award of options to purchase 4,110,000 shares of our Class A common stock under our 2008 Plan, 1,027,500 of which vested on March 22, 2011, with the remaining options to vest in approximately equal increments each quarter thereafter beginning on June 22, 2011. Mr. Solomon entered into a transition services and separation agreement with us on April 5, 2011, as amended, pursuant to which he receives certain benefits throughout a specified transition period and following his termination, which benefits are summarized below in "Potential Payments Upon Termination or Change in Control."

        Brian K. Totty.    We entered into an employment agreement with Mr. Totty to serve as our Senior Vice President of Engineering and Operations, effective November 30, 2010. His agreement does not have a specified term. Pursuant to his agreement, Mr. Totty is paid a base salary of $250,000 annually. Mr. Totty is also eligible to participate in those fringe benefit plans generally available to our employees. In connection with the execution of his employment agreement, Mr. Totty received an award of 197,280 restricted stock units under our 2010 Plan, which vest in equal increments over thirty-six months beginning December 30, 2010. No restricted stock units will vest if Mr. Totty has not been continuously employed by us up to and including the applicable vesting date. If, as of November 30, 2012, there has not been a change in control, an initial public offering, or a bona fide third-party offer to purchase Mr. Totty's shares of Class A common stock, Mr. Totty will have a one-time right to require us to purchase his shares of Company capital stock at their then current fair market value, up to an aggregate value of $2,000,000, which right shall expire after 60 days. This right will terminate automatically if Mr. Totty voluntarily terminates employment (other than following a demotion) at any time prior to November 30, 2012. Mr. Totty is also entitled to receive certain benefits upon certain terminations of employment and a change in control, which benefits are summarized below in "Potential Payments Upon Termination or Change in Control."

        Margaret H. Georgiadis.    Ms. Georgiadis resigned as Chief Operating Officer of the Company on September 22, 2011. We had entered into an employment agreement with Ms. Georgiadis to serve in that position effective April 15, 2011. Pursuant to the terms of her employment agreement, Ms. Georgiadis was paid a base salary of $500,000 per year. She was also eligible to receive a discretionary annual bonus not to exceed 100% of her base salary and to participate in our employee and executive benefit plans. In connection with her hiring, Ms. Georgiadis was granted 1,100,000 restricted stock units under our 2010 Plan, 300,000 of which were immediately vested, subject to certain conditions. The remaining restricted stock units were subject to vesting based on Ms. Georgiadis' continued employment.

Grants of Plan-Based Awards in 2010

        The following table sets forth information regarding grants of awards made to our named executive officers during 2010. These amounts have been adjusted to reflect a three-for-one stock split completed in August 2010, and a two-for-one stock split completed in January 2011.

Name	Grant Date	Number of Securities Underlying Restricted Stock Units (#)		Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Andrew D. Mason	—	—		—		—	—
Jason E. Child	12/20/2010	600,000	(2)	—		—	9,477,000
Robert S. Solomon	3/22/2010	—		155,424	(3)	2.57	191,684
	3/22/2010	—		3,954,576	(4)	2.57	4,877,179
Brian K. Totty	11/30/2010	197,280	(5)	—		—	2,659,334
Kenneth M. Pelletier	—	—		—		—	—

(1)
Reflects grant date fair value of restricted stock units and option awards computed in accordance with FASB ASC Topic 718. Assumptions underlying the valuations are set forth in footnotes 2 and 3 to the Summary Compensation Table above.

(2)
Reflects the award of restricted stock units under the 2010 Plan upon Mr. Child's employment as Chief Financial Officer, pursuant to his entering into an employment agreement with us.

(3)
Reflects the award of incentive stock options under the 2008 Plan upon Mr. Solomon's employment as President and Chief Operating Officer, pursuant to his entering into an employment agreement with us.

(4)
Reflects the award of nonqualified statutory stock options under the 2010 Plan upon Mr. Solomon's employment as President and Chief Operating Officer, pursuant to his entering into an employment agreement with us.

(5)
Reflects the award of restricted stock units under the 2010 Plan upon Mr. Totty's employment as Senior Vice President of Engineering and Operations, pursuant to his entering into an employment agreement with us.

Outstanding Equity Awards at 2010 Year-End

        The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2010. These amounts have been adjusted to reflect a three-for-one stock split completed in August 2010, and a two-for-one stock split completed in January 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)		Market Value of Shares of Stock that Have Not Vested ($)
Andrew D. Mason	—	—		—	—	—		—
Jason E. Child	—	—		—	—	600,000	(1)	9,477,000
Robert S. Solomon	—	4,110,000	(2)	2.57	3/22/2020	—		—
Brian K. Totty	—	—		—	—	191,800	(3)	3,029,481
Kenneth M. Pelletier	—	45,000	(4)	0.02	9/1/2017	—		—
	—	143,750	(5)	0.02	11/7/2018	—		—
	—	387,500	(6)	0.16	7/9/2019	—		—

(1)
Restricted stock units vest according to the following schedule: 120,000 on the earliest of (i) December 20, 2011, (ii) six months after the effective date of our initial public offering, or (iii) a change in control event; and an additional 30,000 on the last day of each subsequent three-month period following the initial vesting event. Vesting is subject to Mr. Child's continued employment by the Company up to and including each applicable vesting date.

(2)
Stock options would have vested according to the following schedule: 1,027,500 on March 22, 2011; an additional 256,878 on June 22, 2011 and on each monthly anniversary of such date thereafter through December 22, 2011; and an additional 256,842 on March 22, 2014. Vesting of certain of Mr. Solomon's stock options was accelerated pursuant to his separation agreement, as described below in "Mr. Solomon's Transition Services and Separation Agreement."

(3)
Restricted stock units vest according to the following schedule: 5,480 on December 31, 2010 and on each monthly anniversary of such date thereafter. Vesting is subject to Mr. Totty's continued employment by us up to and including each applicable vesting date.

(4)
Stock options would have vested according to the following schedule: 5,000 on January 1, 2011 and on each monthly anniversary of such date thereafter. Vesting of certain of Mr. Pelletier's stock options was accelerated pursuant to his separation agreement, as described below in "Mr. Pelletier's Separation Agreement."

(5)
Stock options would have vested according to the following schedule: 6,250 on January 7, 2011 and on each monthly anniversary of such date thereafter. Vesting of certain of Mr. Pelletier's stock options was accelerated pursuant to his separation agreement, as described below in "Mr. Pelletier's Separation Agreement."

(6)
Stock options would have vested according to the following schedule: 12,500 on January 9, 2011 and on each monthly anniversary of such date thereafter. Vesting of certain of Mr. Pelletier's stock options was accelerated pursuant to his separation agreement, as described below in "Mr. Pelletier's Separation Agreement."

Option Exercises and Stock Vested in 2010

        The following table sets forth all exercises of stock options by our named executive officers during 2010. These amounts have been adjusted to reflect a three-for-one stock split completed in August 2010, and a two-for-one stock split completed in January 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Andrew D. Mason	—	—	—		—
Jason E. Child	—	—	—		—
Robert S. Solomon	—	—	—		—
Brian K. Totty	—	—	5,480	(3)	86,584
Kenneth M. Pelletier	544,998	2,424,762	—		—

(1)
The value realized on exercise is the difference between the fair market value of the underlying stock at the time of exercise and the exercise price of the option.

(2)
The value realized on vesting is the fair market value of the underlying stock on the vesting date.

(3)
Consists of shares settled upon the vesting of restricted stock units awarded on November 30, 2010.

Pension Benefits

        Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

        We do not maintain any nonqualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.

Potential Payments Upon Termination or Change in Control

        Potential Payments pursuant to Mr. Mason's Employment Agreement.    Upon a termination of employment by us without cause or by Mr. Mason for good reason, Mr. Mason is entitled to receive, for a period of 180 days following termination, (i) continued payment of his base salary, less applicable withholding, and (ii) continuation of his then-current benefits under our benefit plans. Mr. Mason is also subject to non-competition and non-solicitation restrictive covenants for a period of two years following a termination of employment for any reason.

        "Cause" is defined in Mr. Mason's employment agreement as:

  •
  failure to perform reasonable legally assigned duties following written notice of such failure and a reasonable opportunity to cure;

  •
  theft, dishonesty, or falsification of employment or Company records;

  •
  an act or acts constituting a felony or involving moral turpitude;

  •
  willful misconduct or gross negligence that has had a material adverse effect on our reputation or business; or

  •
  material breach of the employment agreement following written notice of such breach and reasonable opportunity to cure.

        "Good reason" is defined in Mr. Mason's employment agreement as:

  •
  material reduction of duties and responsibilities below what is customary for his position, without Mr. Mason's consent;

  •
  office relocation more than twenty-five miles from our current office, without Mr. Mason's consent; or

  •
  our breach of the employment agreement which has continued for more than thirty days following notice to us of such breach.

        "Change in control" is defined in Mr. Mason's employment agreement by reference to our 2008 Plan, which is described below under "2008 Stock Option Plan."

        Potential Payments pursuant to Mr. Child's Employment Agreement.    Upon a termination of employment by us without cause or by Mr. Child for good reason, Mr. Child is entitled to receive immediate vesting of 110,000 unvested restricted stock units (from his original grant of 600,000 restricted stock units) and, for a period of six months following termination, (i) continued payment of his base salary, less applicable withholding, and (ii) continuation of Company-provided insurance benefits until he has secured insurance benefits elsewhere. Upon a change in control, Mr. Child is entitled to immediate vesting of fifty percent of his then unvested restricted stock units. However, in the event of a change of control that occurs on or before December 20, 2011, Mr. Child has the option to elect, in lieu of such immediate vesting, to receive a contractual commitment from us to pay him $2,650,000 annually, payable on a quarterly basis over the next five years, contingent on Mr. Child's remaining employed by us on each payment date. If Mr. Child makes such an election, and his employment is terminated by us without cause or by Mr. Child for good reason during the period beginning three months prior to the public announcement of a change in control and ending twelve months following a change in control, Mr. Child shall be entitled to receive a lump sum payment of the amount he would have received had he remained employed by us for an additional thirty-six months, payable in a lump sum. Mr. Child is also subject to non-competition and non-solicitation restrictive covenants for a period of six months following a termination of employment for any reason.

        "Cause" is defined in Mr. Child's employment agreement as:

  •
  theft, material dishonesty, or falsification of employment or Company records;

  •
  an act or acts constituting a felony; or

  •
  willful misconduct or gross negligence that has had a material adverse effect on our reputation or business.

        "Good reason" is defined in Mr. Child's employment agreement as:

  •
  material reduction of duties and responsibilities below what is customary for his position, without Mr. Child's consent;

  •
  a change in title;

  •
  our requirement that he report to anyone other than the chief executive officer;

  •
  office relocation more than fifty miles from our current office, without Mr. Child's consent;

  •
  material reduction of his base salary or minimum annual bonus, without a corresponding similar reduction to the base salaries or annual bonuses of other executive officers; or

  •
  our material breach of the employment agreement which has continued for more than thirty days following notice to us of such breach.

        "Change in control" is defined in Mr. Child's employment agreement by reference to our 2010 Plan, which is described below under "2010 Stock Plan."

        Potential Payments pursuant to Mr. Solomon's Employment Agreement.    Upon a termination of employment by us without cause or by Mr. Solomon for good reason, Mr. Solomon was entitled to receive, for a period of six months following termination, (i) continued payment of his base salary, less applicable withholding, (ii) continuation of Company-provided insurance benefits until he has secured insurance benefits elsewhere, and (iii) immediate vesting of 900,000 options. If such a termination had occurred during the period beginning three months prior to the public announcement of a change in control and ending twelve months following a change in control, Mr. Solomon also would have been entitled to immediate vesting of the options that would have vested over the next two years. Mr. Solomon is also subject to non-competition and non-solicitation restrictive covenants for a period of two years following a termination of employment for any reason.

        "Cause" is defined in Mr. Solomon's employment agreement as:

  •
  failure to perform reasonably assigned duties following written notice of such failure and a thirty-day cure period;

  •
  theft, dishonesty, or falsification of employment or Company records;

  •
  an act or acts constituting a felony or involving moral turpitude;

  •
  willful misconduct or gross negligence that has had a material adverse effect on our reputation or business; or

  •
  material breach of the employment agreement following written notice of such breach and a thirty-day cure period.

        "Good reason" is defined in Mr. Solomon's employment agreement as:

  •
  material reduction of duties and responsibilities below what is customary for his position, without Mr. Solomon's consent;

  •
  office relocation more than one hundred miles from our current office, without Mr. Solomon's consent; or

  •
  our breach of the employment agreement which has continued for more than thirty days following notice to us of such breach.

        "Change in control" is defined in Mr. Solomon's employment agreement by reference to the Company's 2010 Plan, which is described below under "2010 Stock Plan."

        Mr. Solomon's Transition Services and Separation Agreement.    Upon his departure from the position of President and Chief Operating Officer on March 22, 2011, Mr. Solomon entered into a transition services and separation agreement with us on April 5, 2011, as amended effective July 25, 2011. Pursuant to this agreement, he is required to perform certain transitional duties during the transition period, which ends on November 7, 2011 (the "Separation Date"). During the transition period, Mr. Solomon received his former base salary through July 25, 2011, and will receive a salary of $500 per week thereafter until the Separation Date. He will also be eligible to participate in our employee benefit plans during the transition period. In addition, 900,000 options was accelerated as of March 22, 2011, an additional 416,556 options vested as of July 25, 2011, and Mr. Solomon will be permitted to exercise his vested options for a period of ninety days following the Separation Date. Following the Separation Date, and provided that Mr. Solomon executes a release of claims, Mr. Solomon is entitled to receive (i) continued payment of his base salary, less applicable withholding, for a period of six months following termination and (ii) continued group health insurance benefits through October 31, 2011 and Company-paid COBRA premiums thereafter through January 31, 2012. However, if Mr. Solomon is terminated for cause during the transition period, he will not be eligible to receive any post-employment benefits under this agreement. Mr. Solomon is also subject to non-competition and non-solicitation restrictive covenants for a period of two years following his termination of employment.

        "Cause" is defined in Mr. Solomon's separation agreement as:

  •
  theft, dishonesty, or falsification of employment or Company records;

  •
  an act or acts constituting a felony or involving moral turpitude;

  •
  willful misconduct or gross negligence that has had a material adverse effect on our reputation or business; or

  •
  material breach of the separation agreement following written notice of such breach and a thirty-day cure period.

        Potential Payments pursuant to Mr. Totty's Employment Agreement.    Upon a termination of employment by us without cause or a demotion, in each case, that occurs before November 30, 2012, Mr. Totty is entitled to receive immediate vesting of fifty percent of his then unvested restricted stock units. Mr. Totty is also subject to a non-solicitation restrictive covenant for a period of one year following a termination of employment for any reason. Upon a change in control, Mr. Totty is entitled to receive immediate vesting of fifty percent of his restricted stock units, to the extent they have not already vested in accordance with their terms. In addition, upon a change in control that is agreed to prior to November 30, 2011, Mr. Totty is entitled to receive:

  •
  a cash amount equal to the positive difference, if any, between (i) $4,575,000, and (ii) the value of 307,500 shares of our stock (as of the date of the change in control); and

  •
  one-third of the "retention shortfall", which is determined by subtracting (i) the value of 600,000 restricted stock units (as of the date of the change in control), from (ii) the difference between $38,300,000 and the sum of the (x) the value of 1,230,000 shares (as of the date of the change in control) and (y) four times the amount described in the first bullet point above. Mr. Totty's share of the retention shortfall is subject to vesting in equal monthly increments over the three year period commencing on November 30, 2010, provided that Mr. Totty has been continuously employed by us on each applicable vesting date. In the event that Mr. Totty experiences a demotion or is terminated without cause prior to the full vesting of his share of the retention shortfall, his entire share shall be immediately vested. All amounts above have been adjusted to reflect the January 2011 stock split.

        "Cause" is defined in Mr. Totty's employment agreement as:

  •
  conviction of or plea of nolo contendere to any felony or other crime involving fraud, theft or moral turpitude;

  •
  fraud, theft, embezzlement, or other material dishonesty involving the Company or a material breach of his fiduciary duty to the Company;

  •
  gross negligence or willful misconduct in the performance of his employment duties to the extent such gross negligence or willful misconduct materially and adversely affects the Company; or

  •
  material breach of his employment agreement, which is not curable or is not cured within fifteen days following notice by us to Mr. Totty specifying the nature of such breach.

        A "demotion" is defined in Mr. Totty's employment agreement as:

  •
  material reduction in his duties and responsibilities or a permanent change in his duties and responsibilities which is materially inconsistent with the duties and responsibilities of his position, which reduction or change is not cured within thirty days following notice by Mr. Totty to us thereof.

        "Change in control" is defined in Mr. Totty's employment agreement as (i) the acquisition by any person or entity of the beneficial ownership of more than fifty percent of the then outstanding shares of our common stock or the combined voting power of the then outstanding securities entitled to vote in the election of directors; (ii) the closing of a sale or other conveyance of substantially all of the Company's assets; (iii) the consummation of any merger or other business combination involving the Company if, immediately after such transaction, the holders of a majority of the outstanding securities entitled to vote in the election of directors of the surviving entity of such transaction are not persons or entities who, immediately prior to such transaction, held such securities; or (iv) the completion of any other transaction that has the same effect as any of the foregoing.

        Mr. Pelletier's Separation Agreement.    Upon his separation from the Company on March 23, 2011, Mr. Pelletier entered into a separation agreement and general release with us on April 6, 2011. Pursuant to this agreement, Mr. Pelletier is entitled to (i) continued payment of his base salary, less applicable withholding, for a period of six months following termination, and (ii) immediate vesting of fifty percent of his unvested stock options, which remained exercisable for thirty days following termination.

        The table below shows the estimated amount of payments and benefits that we would provide to our named executive officers assuming that their employment was terminated as of December 31, 2010 by us without cause or by the officer for good reason, including in connection with a change in control. None of our named executive officers were retirement eligible as of December 31, 2010. The table below also shows the estimated amount of payments and benefits that we would provide to our named executive officers assuming a change of control as of December 31, 2010.

Executive	Payment Elements	Change in Control ($)		Termination Without Cause or for Good Reason in Connection with a Change in Control ($)		Termination Without Cause or for Good Reason ($)
Andrew D. Mason	Salary	—		88,767		88,767
	Stock Options	—		—		—
	Restricted Stock Units	—		—		—
	Restricted Stock	—		—		—
	Health Coverage	—		5,400		5,400
	Total	—		94,167		94,167
Jason E. Child	Salary	—		175,000		175,000
	Stock Options	—		—		—
	Restricted Stock Units	4,738,500		4,738,500		—
	Restricted Stock	—		—		—
	Health Coverage	—		5,400		5,400
	Total	4,738,500		4,918,900		180,400
Robert S. Solomon	Salary	—		175,000		175,000
	Stock Options	—		49,271,668		11,902,500
	Restricted Stock Units	—		—		—
	Restricted Stock	—		—		—
	Health Coverage	—		5,400		5,400
	Total	—		49,452,068		12,082,900
Brian K. Totty	Salary	—		—		—
	Stock Options	—		—		—
	Restricted Stock Units	1,558,019		1,558,019	(1)	1,514,741	(1)
	Restricted Stock	—		—		—
	Health Coverage	—		—		—
	Additional Payments	3,131,685	(2)	3,131,685	(2)	—
	Total	4,689,704		4,689,704		1,514,741
Kenneth M. Pelletier	Salary	—		—		—
	Stock Options	—		—		—
	Restricted Stock Units	—		—		—
	Restricted Stock	—		—		—
	Health Coverage	—		—		—
	Total	—		—		—

(1)
Vesting of Mr. Totty's restricted stock units is accelerated upon a demotion or a termination of his employment by us without cause. See "Potential Payments pursuant to Mr. Totty's Employment Agreement" above for further details.

(2)
Represents potential payments made upon a change in control occurring prior to November 30, 2011, in connection with the merger of Groupon Ludic, Inc. and Ludic Labs, Inc. See "Potential Payments pursuant to Mr. Totty's Employment Agreement" above for further details.

Employee Benefit Plans

  2011 Incentive Plan

        We established the 2011 Incentive Plan effective August 17, 2011 and referred to herein as the 2011 Plan. The purpose of the 2011 Plan is to advance the interests of the Company and its subsidiaries by providing a variety of equity-based and cash incentives designed to motivate, retain and attract employees, directors, consultants, independent contractors, agents, and other persons providing services to the Company through the acquisition of a larger personal financial interest in the Company. The 2011 Plan provides for the award of incentive stock options, nonqualified stock options, stock appreciation rights, cash incentive awards, and a variety of full value awards (including restricted stock, restricted stock units, deferred stock, deferred stock units, performance shares, and performance share units).

        Administration.    The 2011 Plan is administered by a committee designated by the Board, or, in the absence of such a committee, by the Board. The committee has the full authority and discretion to determine the terms, conditions, performance targets, restrictions and other provisions of awards under the 2011 Plan, including selecting those persons who will receive awards and the types of awards granted. Awards of stock options, stock appreciation rights and full value awards under the 2011 Plan shall be evidenced by award agreements.

        Grant of Awards; Shares Available for Awards.    Generally, awards under the 2011 Plan may be granted to employees, directors, consultants, independent contractors, agents, and other persons providing services to the Company or any subsidiary, other than incentive stock options, which may only be granted to employees. An aggregate of (i) 25,000,000 shares of our Class A common stock, plus (ii) any shares that become available for issuance under the 2010 Plan following completion of this offering, are reserved for issuance under the 2011 Plan. The number of shares issued or reserved pursuant to the 2011 Plan may be adjusted by the committee as it deems appropriate as the result of stock splits, stock dividends, and similar changes in our Class A common stock.

        Stock Options and Stock Appreciation Rights.    Under the 2011 Plan, the committee may grant participants incentive stock options (which qualify for special tax treatment under United States tax law), nonqualified stock options, and stock appreciation rights. The committee establishes the duration of each option or right at the time of grant, with a maximum duration of ten years from the effective date of the grant. The committee may also establish any performance criteria or period of service requirements that must be satisfied prior to the exercise of options or rights. Options and stock appreciation rights must have an exercise price that is not less than the fair market value of a share of common stock on the grant date. Payment of the exercise price for shares being purchased pursuant to a stock option may be made in cash, by tendering previously owned shares or shares to which the participant would otherwise be entitled, through a broker-dealer cashless exercise, or by any combination thereof.

        Full Value Awards.    Full value awards may be made in the form of restricted stock, restricted stock units, deferred stock, deferred stock units, performance shares, and performance share units. The committee shall establish any performance criteria or period of service requirements that must be satisfied prior to the vesting of any full value awards. Full value awards may be granted to comply with the exception from the deductibility limits of Section 162(m) of the Code for performance-based compensation. A performance-based full value award granted under Section 162(m) will be conditioned on the achievement of one or more performance goals as determined by the committee.

        Cash Incentive Awards.    Cash incentive awards are payable in the form of cash or shares or a combination thereof, as determined by the committee. Cash incentive awards may be granted to comply with the exception from the deductibility limits of Section 162(m) of the Code for performance-based compensation. A performance-based cash incentive award granted under Section 162(m) will be conditioned on the achievement of one or more performance goals as determined by the committee.

        Change in Control Provisions.    The Board may, in the event of a change in control, provide that outstanding awards become fully vested and/or exercisable, substitute shares of a successor entity for shares subject to outstanding awards under the 2011 Plan, and/or cancel outstanding awards in exchange for payment in the form of cash, shares of a successor entity, or a combination thereof. A change in control is defined as either (i) a sale of more than fifty percent of our outstanding stock, a merger or consolidation, or a sale of substantially all of our assets, wherein the Company's stockholders do not retain, immediately after the transaction, in substantially the same proportions as their ownership of shares of voting stock immediately before the transaction, direct or indirect ownership of more than fifty percent of the total combined voting power of the Company's outstanding voting stock entitled to vote generally in the election of Board members, or (ii) our stockholders' approval of a plan of liquidation or dissolution.

        Compliance With Laws.    The 2011 Plan is designed to comply with all applicable federal, state and foreign securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934. The 2011 Plan and all awards granted thereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code.

        Amendment and Termination.    The Board may amend or terminate the 2011 Plan at any time. However, no amendment that requires the approval of our stockholders may be made without such stockholder approval, and no amendment may adversely affect any outstanding awards. Notwithstanding the foregoing, the 2011 Plan or any award agreement may be amended without the consent of the participant to the extent necessary to comply with any applicable requirements of law, including Section 409A of the Code.

  Employee Equity Awards

        In connection with this offering, we anticipate granting equity-based incentive awards to certain of our non-executive officer employees in an aggregate amount of approximately 1,200,000 shares of our Class A common stock. Awards with respect to approximately 500,000 of these shares would be in the form of performance awards for non-U.S. employees and awards with respect to approximately 720,000 of these shares would be in the form of a broad-based grant of restricted stock units for our employees who have not received prior equity awards. We will grant these awards under our 2011 Plan.

  2010 Stock Plan

        We established the 2010 Stock Plan, originally effective April 16, 2010 and most recently amended on April 1, 2011, referred to herein as the 2010 Plan. No new awards may be granted under the 2010 Plan following the completion of this offering; however, awards previously granted and outstanding under the 2010 Plan remain subject to the terms of the 2010 Plan and the applicable award agreement. The purpose of the 2010 Plan is to advance the interests of the Company, and our affiliates and stockholders, by providing incentives to retain and reward participants and motivate them to contribute to our growth and profitability. The 2010 Plan provides for the award of incentive stock options, nonqualified stock options, restricted stock purchase rights, restricted stock units, and restricted stock bonuses.

        Administration.    The 2010 Plan is administered and interpreted by the compensation committee. The compensation committee has the full and final power and authority to determine the terms of awards under the 2010 Plan, including designating those persons who will receive awards, the types of awards granted, the fair market value of shares of stock or other property, and the restrictions and conditions that may be applicable to each award and underlying shares. Awards under the 2010 Plan are evidenced by award agreements.

        Grant of Awards; Shares Available for Awards.    Generally, awards under the 2010 Plan may be granted to employees, consultants and directors of the Company or any affiliate, other than incentive stock options, which may only be granted to employees. An aggregate of 10,000,000 shares of our Class A common stock

(as adjusted to reflect a three-for-one stock split completed in August 2010 and a two-for-one stock split completed in January 2011), in the aggregate, were reserved for issuance under the 2010 Plan. The number of shares issued or reserved pursuant to the 2010 Plan may be adjusted by the compensation committee, as it deems appropriate, as the result of stock splits, stock dividends, and similar changes in our Class A common stock. No new awards will be granted under the 2010 Plan following the completion of this offering.

        Stock Options.    Under the 2010 Plan, the compensation committee may grant participants incentive stock options, which qualify for special tax treatment under United States tax law, as well as nonqualified stock options. The compensation committee establishes the duration of each option at the time of grant, with a maximum duration of ten years from the effective date of the grant. The compensation committee also establishes any performance criteria or passage of time requirements that must be satisfied prior to the exercise of options. Option grants must have an exercise price that is not less than the fair market value of a share of common stock on the grant date. Payment of the exercise price for shares being purchased pursuant to a stock option may be made in cash or check, or, if the Company permits, by means of a stock tender exercise, a cashless exercise or a net exercise.

        Restricted Stock Awards.    Restricted stock awards under the 2010 Plan may be made in the form of either restricted stock bonuses or restricted stock purchase rights. Restricted stock bonuses are awards of shares that vest in accordance with terms and conditions established by the compensation committee. Restricted stock purchase rights are awards of rights to purchase shares that vest in accordance with terms and conditions established by the compensation committee; these rights are exercisable for a period established by the compensation committee that shall not exceed thirty days from the grant date. Except as otherwise provided by an award agreement, recipients of restricted stock awards have all the rights of stockholders with respect to the underlying shares, including the right to vote such shares and receive dividends on such shares.

        Restricted Stock Units.    Under the 2010 Plan, the compensation committee may grant participants restricted stock units, which are units representing the right to receive shares of our common stock, or the cash value of such shares, on a specified date in the future, subject to forfeiture of such right. The compensation committee establishes the time or times on which a restricted stock unit will vest and the form of consideration (shares, cash or a combination of both) to be distributed to a participant on settlement.

        Change in Control Provisions.    The compensation committee may provide that, in the event of a termination of a participant's service in connection with a change in control, an outstanding award will become fully vested and/or exercisable. In the event of a change in control, the 2010 Plan provides that the surviving entity may assume or continue our rights and obligations under any outstanding award, or may substitute substantially equivalent awards with respect to the surviving entity's stock. The compensation committee may also, in its discretion, determine that an outstanding award may be cashed out in connection with a change in control. A change in control is defined as either (i) a sale of more than fifty percent of our outstanding stock, a merger or consolidation, or a sale of substantially all of our assets, wherein the Company's stockholders do not retain, immediately after the transaction, in substantially the same proportions as their ownership of shares of voting stock immediately before the transaction, direct or indirect ownership of more than fifty percent of the total combined voting power of the Company's outstanding voting stock, or (ii) our stockholders' approval of a plan of liquidation or dissolution.

        Compliance with Laws.    The 2010 Plan is designed to comply with all applicable federal, state and foreign securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934. The 2010 Plan and all awards granted thereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code.

        Amendment and Termination.    The compensation committee may amend, suspend or terminate the 2010 Plan at any time. However, no amendment that requires the approval of our stockholders shall be made without the approval of the Company's stockholders. In addition, no amendment, suspension, or termination of the 2010 Plan may adversely affect any outstanding awards; provided, however, that the compensation committee may amend the 2010 Plan or any award agreement for the purposes of conforming the 2010 Plan or the award agreement to the requirements of law, including the requirements of Section 409A of the Code.

  2008 Stock Option Plan

        We established the 2008 Stock Option Plan, originally effective January 15, 2008, referred to herein as the 2008 Plan. The 2008 Plan was frozen in December 2010; however, option awards previously granted and outstanding under the 2008 Plan remain subject to the terms of the 2008 Plan and the applicable award agreement. The purpose of the 2008 Plan is to advance the interests of the Company and our affiliates and stockholders, by providing incentives to retain and reward participants and motivate them to contribute to our growth and profitability. The 2008 Plan provides for the award of incentive stock options and nonqualified stock options.

        Administration.    The 2008 Plan is administered and interpreted by the compensation committee. The compensation committee has the full and final power and authority to determine the terms of option awards under the 2008 Plan, including designating those persons who will receive option awards, the number of shares to be subject to each option award, the fair market value of shares of stock or other property, and the restrictions and conditions that may be applicable to each option award and the underlying shares. Awards under the 2008 Plan are evidenced by option award agreements.

        Grant of Option Awards; Shares Available for Awards.    Generally, option awards under the 2008 Plan may be granted to employees, consultants and directors of the Company or any affiliate, other than incentive stock options, which may only be granted to employees. An aggregate of 32,309,250 shares of our Class A common stock (as adjusted to reflect a three-for-one stock split completed in August 2010 and a two-for-one stock split completed in January 2011), in the aggregate, were reserved for issuance under the 2008 Plan. The number of shares issued or reserved pursuant to the 2008 Plan may be adjusted by the compensation committee, as it deems appropriate, as the result of stock splits, stock dividends, and similar changes in our Class A common stock. No new option awards have been granted under the 2008 Plan since it was frozen in December 2010.

        Stock Options.    Under the 2008 Plan, the compensation committee granted participants incentive stock options, which qualified for special tax treatment under United States tax law, as well as nonqualified stock options. The compensation committee established the duration of each option at the time of grant, with a maximum duration of ten years from the effective date of the grant. The compensation committee also established any performance criteria or passage of time requirements that must be satisfied prior to the exercise of options. Incentive stock option grants were required to have an exercise price that was not less than the fair market value of a share of common stock on the grant date, while nonqualified stock option grants were required to have an exercise price that was not less than eighty-five percent of the fair market value of a share of common stock on the grant date. Payment of the exercise price for shares being purchased pursuant to a stock option may be made in cash or check, or, if the Company permits, by means of a stock tender exercise, a cashless exercise or a net exercise.

        Change in Control Provisions.    In the event of a change in control, the surviving entity may assume or continue the Company's rights and obligations under any outstanding option award, or may substitute substantially equivalent options with respect to the surviving entity's stock. Options that are neither assumed nor substituted upon a change in control shall terminate and cease to be outstanding as of the date of the change in control. A change in control is defined as either (i) a sale of more than fifty percent of our outstanding stock, a merger or consolidation, or a sale of substantially all of our assets, wherein the

Company's stockholders do not retain, immediately after the transaction, in substantially the same proportions as their ownership of shares of voting stock immediately before the transaction, direct or indirect ownership of more than fifty percent of the total combined voting power of the Company's outstanding voting stock, or (ii) our stockholders' approval of a plan of liquidation or dissolution.

        Compliance with Laws.    The 2008 Plan was designed to comply with all applicable federal, state and foreign securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.

        Amendment and Termination.    The compensation committee may amend or terminate the 2008 Plan at any time. However, no amendment that requires the approval of our stockholders shall be made without the approval of the Company's stockholders. In addition, no amendment or termination of the 2008 Plan may adversely affect any outstanding options without the participant's consent, unless the amendment or termination is required to enable an option designated as an incentive stock option to qualify as an incentive stock option or is necessary to comply with applicable law.

  401(k) Plan

        Our 401(k) plan, which is generally available to all employees, allows participants to defer amounts of their annual compensation before taxes, up to the maximum amount specified by the Code, which was $16,500 per person for calendar year 2010. Elective deferrals are immediately vested and nonforfeitable upon contribution by the employee.

Compensation and Risk

        The Company has undertaken a risk review of the Company's employee compensation plans and arrangements in which our employees (including our executive officers) participate, to determine whether these plans and arrangements have any features that might create undue risks or encourage unnecessary and excessive risk-taking that could threaten the value of the Company. In our review, we considered numerous factors and design elements that manage and mitigate risk, without diminishing the effect of the incentive nature of compensation, including the following: a commission-based incentive program for sales employees that only results in payout based on actual revenue; discretionary bonuses for executive employees that are not tied to specific quantitative formulas and may be adjusted for qualitative factors and individual performance; ownership of a large percentage of our shares and equity-based awards by senior management; and our practice of awarding long-term equity grants upon hire to our executives in order to directly tie the executive's expectation of compensation to their contributions to our long-term value of the Company. Based on our review, we concluded that any potential risks arising from our employee compensation programs, including our executive programs, are not reasonably likely to have a material adverse effect on the Company.

Director Compensation in 2010

        Historically, with the exception of cash payments to Messrs. Keywell and Lefkofsky in 2010, we have not paid our non-employee directors any cash compensation for their services as members of our Board. We have provided occasional grants of equity awards to directors, though none were granted in 2010. As described below, we have implemented an annual cash and equity compensation program for our non-employee directors to be effective following this offering. The following table sets forth the compensation paid to our non-employee directors in 2010.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Peter J. Barris	—	—	—	—
Kevin J. Efrusy	—	—	—	—
Jason Fried(1)	—	—	—	—
Bradley A. Keywell	90,000	—	—	—
Eric P. Lefkofsky	90,000	—	—	—
Theodore J. Leonsis	—	—	—	—
John R. Walter(1)	—	—	—	—
Harry Weller(1)	—	—	—	—

(1)
Messrs. Fried, Walter and Weller ceased to be members of the Board as of January 13, 2011.

        As of December 31, 2010, as adjusted for the August 2010 and January 2011 stock splits, the aggregate option awards outstanding for our non-employee directors were as follows: Theodore J. Leonsis—600,000; and Jason Fried—450,000. There were no outstanding stock or option awards for any other non-employee directors.

        On February 1, 2011, we granted Howard Schultz 60,000 stock options upon his appointment to the Board. These options will vest in four equal installments on each anniversary of the grant date, subject to Mr. Schultz's continued service on the Board through each vesting date. On June 1, 2011, we granted Mellody Hobson 20,000 restricted stock units upon her appointment to the Board. One-fourth of her restricted stock units were immediately vested on the date of grant, while the remainder will vest in equal increments on May 31 of each of 2012, 2013 and 2014, subject to Ms. Hobson's continued service on the Board through each vesting date. We have also implemented an annual cash and equity compensation program, to be effective following this offering, under which each non-employee director will receive a retainer of $200,000 annually, half of which will be paid in cash, and half in restricted stock units. However, each non-employee director may elect to receive his or her entire retainer in the form of restricted stock units.

RELATED PARTY TRANSACTIONS

        In addition to the cash and equity compensation arrangements of our directors and executive officers discussed above under "Management—Director Compensation" and "Executive Compensation," the following is a description of transactions since January 1, 2008, to which we have been a party in which the amount involved exceeded or will exceed $120,000 within any fiscal year and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock or entities affiliated with them had or will have a direct or indirect material interest.

Legal Services of Lefkofsky & Gorosh, P.C.

        Steven P. Lefkofksy, the brother of Eric P. Lefkofsky, is a founder and shareholder of Lefkofsky & Gorosh, P.C. For 2009, 2010 and the first half of 2011, we paid Lefkofsky & Gorosh, P.C. approximately $0.1 million, $0.3 million and $0.4 million, respectively, for legal services rendered. We expect to continue to obtain legal services from Lefkofsky & Gorosh in the future.

Subleases with Echo Global Logistics, Inc.

        In May 2009, we entered into an agreement with Echo Global Logistics, Inc. (NASDAQ: ECHO), which was subsequently amended, pursuant to which we sub-leased portions of Echo's office space in Chicago on a month-to-month basis for $20,275 per month. Pursuant to the sublease, we paid Echo approximately $0.1 million, $0.2 million and $0.1 million for 2009, 2010, and the first half of 2011, respectively. During the first half of 2011, we cancelled our sub-lease with Echo. Three of our directors, Peter A. Barris, Eric P. Lefkofsky and Bradley A. Keywell, are also directors of Echo and have direct and/or indirect ownership interests in Echo. In addition, John R. Walter, one of our former directors, is also a director of Echo and has an ownership interest in Echo. Certain of our stockholders, including Old Willow Partners, LLC, an entity controlled by Richard A. Heise, Jr., and affiliates of New Enterprise Associates, also have direct and/or indirect ownership interests in Echo.

Sales of Our Securities

        We sold the following capital stock to our directors, officers and holders of 5% or more of our outstanding capital stock, and their respective affiliates, in private transactions on the dates set forth below. The information set forth below with respect to our voting and non-voting common stock gives effect to (i) the three-for-one stock split of our voting and non-voting common stock that was completed in August 2010 and (ii) the two-for-one stock split of our voting and non-voting common stock that was completed in January 2011.

Name of Stockholder	Series D Preferred Stock(1)	Series E Preferred Stock(2)	Series F Preferred Stock(3)	Series G Preferred Stock(4)	Voting Common Stock(5)	Non-Voting Common Stock(6)	Date of Purchase	Total Purchase Price
Entities Affiliated with New Enterprise Associates	6,560,174						1/15/08	$4,799,999
Andrew D. Mason						1,800,000	11/1/09	$144,000
Entities Affiliated with Accel Growth Fund L.P.		2,932,552					11/17/09	$20,000,005
Entities Affiliated with New Enterprise Associates		1,466,276					11/17/09	$10,000,002
Entities Affiliated with Oliver and Marc Samwer(7)					11,880,594		5/15/10	(8)
Entities Affiliated with Oliver and Marc Samwer(7)					13,560,600		12/1/10	(9)
Howard Schultz(10)						949,668	2/10/11	$15,000,006
Theodore J. Leonsis						63,331	2/10/11	$1,000,313
Entities Affiliated with Oliver and Marc Samwer(11)						1,454,428	7/20/11	(12)

(1)
Each share of Series D preferred stock will convert into six shares of Class A common stock upon the consummation of this offering.

(2)
Each share of Series E preferred stock will convert into six shares of Class A common stock upon the consummation of this offering.

(3)
Each share of Series F preferred stock will convert into six shares of Class A common stock upon the consummation of this offering.

(4)
Each share of Series G preferred stock will convert into two shares of Class A common stock upon the consummation of this offering.

(5)
Each share of voting common stock will convert into one share of Class A common stock upon the consummation of this offering.

(6)
Each share of non-voting common stock will convert into one share of Class A common stock upon the consummation of this offering.

(7)
Shares issued to CD-Rocket Holdings UG (haftungsbeschraenkt) & Co. Beteiligungs KG ("CD-Rocket") is owned by Rocket Internet GmbH, 83.34% of which is owned by European Founders Fund GmbH. European Founders Fund is owned by Oliver Samwer (33.33%), Marc Samwer (33.33%) and Alexander Samwer (33.33%).

(8)
These shares were issued to CD-Rocket as consideration in connection with the acquisition of CityDeal Europe GmbH by Groupon Germany GbR.

(9)
These shares were issued to CD-Rocket as contingent consideration in connection with the acquisition of CityDeal Europe GmbH by Groupon Germany GbR.

(10)
Includes 567,269 shares of non-voting common stock owned by Maveron Equity Partners IV, L.P., 47,483 shares of non-voting common stock held by MEP Associates IV, L.P. and 18,360 shares of non-voting common stock held by Maveron IV Entrepreneurs' Fund, L.P. (together, the "Maveron Funds"). Mr. Schultz is a limited partner of MEP Associates IV, L.P. and has an economic membership interest in, but is not a manager of, Maveron General Partner IV LLC, the general partner of the Maveron Funds.

(11)
Shares issued to Rocket Asia GmbH & Co. KG is owned by Rocket Internet GmbH, 83.34% of which is owned by European Founders Fund GmbH. European Founders Fund is owned by Oliver Samwer (33.33%), Marc Samwer (33.33%) and Alexander Samwer (33.33%).

(12)
These shares were issued as consideration in connection with an increase in Groupon's interest in E-Commerce King Limited. See "—Transactions and Relationships with Samwers and Affiliated Entities—E-Commerce King Limited Joint Venture China."

Series D Preferred Stock Investment

        In January 2008, we issued 6,560,174 shares of our Series D preferred stock to entities affiliated with New Enterprise Associates in exchange for $4.8 million in cash (or $4.7 million, net of issuance costs), or $0.73 per share. Each share of our Series D preferred stock is convertible into six shares of Class A common stock. We used the proceeds for working capital and general corporate purposes.

Series E Preferred Stock Investment

        In November 2009, we issued 4,406,160 shares of our Series E preferred stock to a group of third-party investors in exchange for $30.0 million in cash (or $29.9 million, net of issuance costs), or $6.82 per share. Each share of our Series E preferred stock is convertible into six shares of Class A common stock. We retained $3.5 million of the proceeds for working capital and general corporate purposes. We used the remaining $26.4 million of these proceeds to fund a dividend to our stockholders on a pro-rata basis of

$0.125 per share. In connection with this dividend, the following directors, officers and 5% or greater stockholders (or their respective affiliates) of the Company received the payments listed below:

Director, Officer or 5% Stockholder (or Affiliate)	Dividend Payment Amount
Green Media, LLC(1)	$10,218,750
Andrew D. Mason	$3,225,000
Entities Affiliated with New Enterprise Associates	$4,920,131
600 West Groupon LLC(2)	$1,799,970
Rugger Ventures LLC(3)	$4,125,000
John R. Walter(4)	$586,500
Kenneth M. Pelletier(5)	$75,000
Theodore J. Leonsis	$37,500

(1)
Green Media, LLC is owned by Eric P. Lefkofsky (50%) and his wife, Elizabeth Kramer Lefkofsky (50%).

(2)
The manager of 600 West Groupon LLC is Blue Media, LLC, an entity owned by Eric P. Lefkofsky (50%) and his wife, Elizabeth Kramer Lefkofsky (50%).

(3)
Rugger Ventures LLC is owned by Kimberly Keywell (80%), the wife of Bradley A. Keywell, and Mr. Keywell's children (20%).

(4)
Mr. Walter is one of our former directors.

(5)
Mr. Pelletier is our former Chief Technology Officer.

Series F Preferred Stock Investment

        In April 2010, we issued 4,202,658 shares of our Series F preferred stock to a group of third-party investors in exchange for $135.0 million in cash (or $134.9 million, net of issuance costs), or $32.12 per share. Each share of our Series F preferred stock is convertible into six shares of Class A common stock. We retained $15.0 million of these proceeds for working capital and general corporate purposes. We used the remaining $119.9 million of these proceeds to redeem voting and non-voting common stock from our existing stockholders at a purchase price of $5.3537 per share (on a post-stock split basis). The terms and conditions of the issuance of the Series F preferred stock, including the related redemption of voting and non-voting common stock, were determined through arm's-length negotiations among the Company's Series F preferred stock investors, the holders of the Company's other outstanding series of preferred stock, the holders of a majority of the Company's outstanding common stock and the Company. As a result, the voting and non-voting common stock was redeemed on a voluntary basis at the same price per share as the sale price of the Series F preferred stock, as compared to the fair value of the common stock of $3.1783 at that time.

        In connection with this redemption, the following directors, officers and 5% or greater stockholders (or their respective affiliates) of the Company received the payments listed below:

Director, Officer or 5% Stockholder (or Affiliate)	Shares Redeemed(1)	Original Purchase Price	Redemption Payment Amount
Green Media, LLC(2)	10,665,450 shares of voting common stock	$178	$57,095,709
Rugger Ventures LLC(3)	4,336,284 shares of voting common stock	$72	$23,213,574
Andrew D. Mason	3,349,584 shares of voting common stock	$720	$17,931,440
Theodore J. Leonsis	38,946 shares of non-voting common stock	$3,635	$208,491
600 West Groupon LLC(4)	1,869,534 shares of voting common stock	$31	$10,008,239
Kenneth M. Pelletier(5)	181,110 shares of non-voting common stock	$3	$969,542
John R. Walter(6)	609,156 shares of voting common stock	$10	$3,261,015

(1)
The number of shares of voting and non-voting common stock redeemed gives effect to the subsequent (i) three-for-one stock split of our voting and non-voting common stock that was completed in August 2010 and (ii) two-for-one stock split of our voting and non-voting common stock that was completed in January 2011.

(2)
Green Media, LLC is owned by Eric P. Lefkofsky (50%) and his wife, Elizabeth Kramer Lefkofsky (50%).

(3)
Rugger Ventures LLC is owned by Kimberly Keywell (80%), the wife of Bradley A. Keywell, and Mr. Keywell's children (20%).

(4)
The manager of 600 West Groupon LLC is Blue Media, LLC, an entity owned by Eric P. Lefkofsky (50%) and his wife, Elizabeth Kramer Lefkofsky (50%).

(5)
Mr. Pelletier is our former Chief Technology Officer.

(6)
Mr. Walter is one of our former directors.

Series G Preferred Stock Investment

        In December 2010 and January 2011, we issued 30,072,814 aggregate shares of our Series G preferred stock to a group of third-party investors in exchange for $946.0 million in cash (or $942.2 million, net of issuance costs), or $31.59 per share. Each share of our Series G preferred stock is convertible into two shares of Class A common stock. We retained $132.4 million of these proceeds for working capital and general corporate purposes. We used the remaining $809.8 million of these proceeds to redeem voting and non-voting common stock from our existing stockholders at a purchase price of $15.795 per share (on a post-stock split basis), and Series D preferred stock and Series E preferred stock from our existing stockholders at a purchase price of $31.59 per share, which was the fair value of the voting and non-voting common stock and the preferred stock at the time. In connection with this redemption, the following directors, officers and 5% or greater stockholders (or their respective affiliates) of the Company received the payments listed below:

Director, Officer or 5% Stockholder (or Affiliate)	Shares Redeemed(1)	Original Purchase Price	Redemption Payment Amount
Andrew D. Mason	633,172 shares of voting common stock	$136	$10,000,000
600 West Groupon LLC(2)	3,899,526 shares of voting common stock	$65	$61,593,013
Green Media, LLC(3)	16,302,446 shares of voting common stock	$272	$257,481,829
John R. Walter(4)	1,302,460 shares of voting common stock	$22	$20,571,482
Entities Affiliated with Accel Growth Fund L.P.	1,266,222 shares of Series E preferred stock	$1,439,272	$19,999,976
Entities Affiliated with New Enterprise Associates	3,622,524 shares of Series D preferred stock and 809,640 shares of Series E preferred stock	$1,362,050	$70,006,030
Entities Affiliated with Oliver and Marc Samwer(5)	7,311,142 shares of voting common stock	(6)	$115,479,488
Rugger Ventures LLC(7)	8,447,860 shares of voting common stock	$141	$133,427,720
Brian K. Totty	41,470 shares of non-voting common stock	(8)	$655,019
Kenneth M. Pelletier(9)	481,918 shares of non-voting common stock	$1,057	$7,611,895
Jason Fried(10)	35,310 shares of non-voting common stock	$5,767	$557,721

(1)
The number of shares of voting and non-voting common stock redeemed gives effect to (i) the three-for-one stock split of our voting and non-voting common stock that was completed in August 2010 and (ii) subsequent two-for-one stock split of our voting and non-voting common stock that was completed in January 2011.

(2)
The manager of 600 West Groupon LLC is Blue Media, LLC, an entity owned by Eric P. Lefkofsky (50%) and his wife, Elizabeth Kramer Lefkofsky (50%).

(3)
Green Media, LLC is owned by Eric P. Lefkofsky (50%) and his wife, Elizabeth Kramer Lefkofsky (50%).

(4)
Mr. Walter is one of our former directors.

(5)
Shares owned by CD-Rocket Holdings UG (haftungsbeschraenkt) & Co. Beteiligungs KG is owned by Rocket Internet GmbH, 83.34% of which is owned by European Founders Fund GmbH. European Founders Fund is owned by Oliver Samwer (33.33%), Marc Samwer (33.33%) and Alexander Samwer (33.33%).

(6)
These shares were issued as consideration in connection with the acquisition of City Deal Europe GmbH by Groupon Germany GbR.

(7)
Rugger Ventures LLC is owned by Kimberly Keywell (80%), the wife of Bradley A. Keywell, and Mr. Keywell's children (20%).

(8)
These shares were issued as partial consideration in connection with the merger of Ludic Labs, Inc. with and into Groupon Ludic, Inc.

(9)
Mr. Pelletier is our former Chief Technology Officer.

(10)
Mr. Fried is one of our former directors.

Non-Voting Common Stock Investment

        In February 2011, we issued 1,090,830 shares of our non-voting common stock to Howard Shultz and his affiliates, Theodore Leonsis, Matt McCutchen and Placido Arango in exchange for $17.2 million in cash, or $15.795 per share. We retained $0.2 million of the proceeds for working capital and general corporate purposes. We used the remaining $17.0 million of these proceeds to redeem non-voting common stock from our existing stockholders at a purchase price of $15.795 per share. In connection with this redemption, the following directors, officers and 5% or greater stockholders of the Company received the payments listed below:

Director, Officer or 5% Stockholder	Shares Redeemed	Original Purchase Price	Redemption Payment Amount
John R. Walter(1)	253,325 shares of voting common stock	$4	$4,001,268
Robert S. Solomon(2)	316,556 shares of non-voting common stock	$814,604	$5,000,002	(3)

(1)
Mr. Walter is one of our former directors.

(2)
Mr. Solomon is our former President and Chief Operating Officer.

(3)
Prior to the redemption, Mr. Solomon exercised options to purchase 316,556 shares of non-voting common stock.

Total Redemption and Dividend Payments to Directors, Officers and 5% Stockholders

        As indicated above, the following directors, officers and 5% stockholders received stock redemption and dividend payments from our inception through August 9, 2011 as follows:

Director, Officer or 5% Stockholder	Original Purchase Price	Redemption Date	Redemption Payment Amount		Dividend Payment Date	Dividend Payment Amount
Andrew D. Mason	$720	April 2010	$17,931,440		November 2009	$3,225,000
	$136	December 2010 and January 2011	$10,000,000
Thoedore J. Leonsis	$3,635	April 2010	$208,491			$37,500
Eric P. Lefkofsky(1)	$178	April 2010	$57,095,709		November 2009	$10,218,750
	$31	April 2010	$10,008,239		November 2009	$1,799,970
	$65	December 2010 and January 2011	$61,590,170
	$272	December 2010 and January 2011	$257,481,816
Bradley A. Keywell(2)	$72	April 2010	$23,213,574		November 2009	$4,125,000
	$141	December 2010 and January 2011	$133,427,713
John R. Walter(3)	$10	April 2010	$3,261,015		November 2009	$586,000
	$22	December 2010 and January 2011	$20,571,482
	$4	February 2011	$4,001,268
Kenneth M. Pelletier(4)	$3	April 2010	$969,542		November 2009	$75,000
	$1,057	December 2010 and January 2011	$7,611,895
Brian K. Totty	(5)	December 2010 and January 2011	$655,019
Jason Fried(6)	$5,767	December 2010 and January 2011	$557,721
Robert S. Solomon(7)	$814,604	February 2011	$5,000,002	(8)
New Enterprise Associates, Inc. and Affiliates	$1,362,050	December 2010 and January 2011	$70,006,315		November 2009	$4,920,131
Accel Growth Fund L.P. and Affiliates	$1,439,272	December 2010 and January 2011	$19,999,976		December 2010	$1,298,630
Oliver and Marc Samwer and Affiliates	(9)	December 2010 and January 2011	$115,479,488

(1)
Includes an aggregate of 26,967,896 shares redeemed by and $10.3 million of dividends paid to Green Media, LLC, an entity owned by Eric P. Lefkofsky (50%) and his wife, Elizabeth Kramer Lefkofsky (50%), and an aggregate of 5,769,060 shares redeemed by and $1.8 million of dividends paid to 600 West Groupon LLC, the manager of which is Blue Media LLC, an entity owned by Mr. Lefkofsky (50%) and Mrs. Lefkofsky (50%).

(2)
Includes an aggregate of 12,784,144 shares redeemed by and $4.2 million of dividends paid to Rugger Ventures LLC, an entity owned by Kimberly Keywell (80%), the wife of Bradley A. Keywell, and Mr. Keywell's children (20%).

(3)
Mr. Walter is one of our former directors.

(4)
Mr. Pelletier is our former Chief Technology Officer.

(5)
These shares were issued as partial consideration in connection with the merger of Ludic Labs, Inc. with and into Groupon Ludic, Inc.

(6)
Mr. Fried is one of our former directors.

(7)
Mr. Solomon is our former President and Chief Operating Officer.

(8)
Prior to the redemption, Mr. Solomon exercised options to purchase 316,556 shares of non-voting common stock.

(9)
These shares were issued as consideration in connection with the acquisition of CityDeal Europe GmbH by Groupon Germany GbR.

Loan to Andrew D. Mason

        On November 1, 2009, Andrew D. Mason, our Chief Executive Officer and one of our directors, purchased 1,800,000 shares of our non-voting common stock with a promissory note to Groupon in the amount of $144,000. Mr. Mason repaid the promissory note with respect to $132,000 on May 4, 2011 and forfeited 150,000 shares. The remaining balance of the promissory note was cancelled.

Transactions and Relationships with Samwers and Affiliated Entities

        CityDeal Acquisition.    On May 15, 2010, we entered into and consummated a Share Exchange and Transfer Agreement by and among CD-Inv Holding UG (haftungsbeschraenkt) & Co. Beteiligungs KG ("Holding"), CD-Rocket Holding UG (haftungsbeschraenkt) & Co. Beteiligungs KG ("Rocket"), CityDeal Management UG (haftungsbeschraenkt) & Co. Beteiligungs KG ("CityDeal Management"), CityDeal Europe GmbH ("CityDeal"), Groupon Germany Gbr ("Groupon Germany") and Groupon, Inc., pursuant to which Holding and Rocket in its own name and for the account of CityDeal Management transferred all of the outstanding shares of CityDeal to Groupon Germany in exchange for 19,800,000 shares of our voting common stock. An additional 21,600,000 shares of our voting common stock were issued to Holding, Rocket and CityDeal Management on December 1, 2010, as contingent consideration for the share exchange. Rocket is owned by Rocket Internet GmbH, 83.34% of which is owned by European Founders Fund GmbH. European Founders Fund is owned by Oliver Samwer (33.33%), Marc Samwer (33.33%) and Alexander Samwer (33.33%). As a result of the share exchange, Rocket acquired an aggregate of 25,441,194 shares of our voting common stock, which after a subsequent redemption currently amounts to 18,130,052 shares of our voting common stock, representing 6.1% of the total outstanding voting shares as of August 9, 2011. Our founders may vote the shares held by Holding, Rocket and CityDeal Management. See "Principal and Selling Stockholders" for further information.

        CityDeal Loan Agreement.    In May 2010, we and the former CityDeal shareholders (including Rocket and Rocket Internet GmbH) entered into a loan agreement to provide CityDeal with a $20.0 million term loan facility (the "Facility"). The Facility subsequently was amended on July 20, 2010 increasing the total commitment to $25.0 million. Each of the Company and the former CityDeal shareholders was obligated to make available $12.5 million under the terms of the Facility. The entire $25.0 million under the Facility was disbursed to CityDeal during 2010. Proceeds from the Facility were used to fund operational and working capital needs. The outstanding balance accrued interest at a rate of 5% per annum. The outstanding balance and accrued interest were payable upon termination of the Facility, which was the earlier of any prepayments or December 2012. In March 2011, CityDeal repaid all amounts outstanding to the former CityDeal shareholders related to the Facility.

        Consulting Agreement with Oliver Samwer.    On May 12, 2010, CityDeal entered into a consulting agreement with Oliver Samwer, which was amended in November 2010 and October 2011, pursuant to which Mr. Samwer advises CityDeal with respect to its goals and spends at least fifty-percent of his work hours consulting for CityDeal. CityDeal reimburses Mr. Samwer for travel and other expenses incurred in connection with his service to CityDeal. Mr. Samwer does not receive any additional compensation from CityDeal or Groupon in connection with his consulting role. The term of Mr. Samwer's consulting agreement expires on October 19, 2012. We paid $0.1 million to reimburse Mr. Samwer for travel and other expenses for 2010.

        Consulting Agreement with Marc Samwer.    On May 12, 2010, CityDeal entered into a consulting agreement with Marc Samwer, which was amended in November 2010 and October 2011, pursuant to which Mr. Samwer advises CityDeal with respect to its goals and spends at least fifty-percent of his work hours consulting for CityDeal. CityDeal reimburses Mr. Samwer for travel and other expenses incurred in connection with his service to CityDeal. Mr. Samwer does not receive any additional compensation from CityDeal or Groupon in connection with his consulting role. The term of Mr. Samwer's consulting agreement expires on October 19, 2013. We paid less than $0.1 million to reimburse Mr. Samwer for travel and other expenses for 2010.

        Management Services.    CityDeal entered into agreements with Rocket Internet GmbH ("Rocket Internet") and various other companies in which the Samwers have direct and/or indirect ownership interests to provide information technology, marketing and other services to CityDeal. Rocket Internet is owned 83.34% by European Founders Fund, which is owned by Oliver Samwer (33.33%), Marc Samwer (33.33%) and Alexander Samwer (33.33%). CityDeal paid $1.4 million to Rocket Internet and a total of $0.2 million to the other companies for services rendered for 2010. In April 2011, this arrangement terminated and the personnel primarily responsible for the services provided to us became our employees.

        Merchant Contracts.    CityDeal entered into several agreements with merchant companies in which the Samwers have direct and/or indirect ownership interests, and, in some cases, who are also directors of these companies, pursuant to which CityDeal conducts its business by offering goods and services at a discount with these merchants. CityDeal paid in total $1.1 million to these companies under the merchant agreements for 2010.

        E-Commerce King Limited Joint Venture (China).    On January 14, 2011, Groupon, B.V. entered into a joint venture with Rocket Asia GmbH & Co. KG, an entity owned by Rocket Internet ("Rocket Asia"), TCH Burgundy Limited ("Tencent") and Group Discount (HK) Limited ("Yunfeng"). On July 29, 2011, we issued 1,454,428 shares of non-voting common stock to Rocket Asia in exchange for the transfer of 900,000 shares of E-Commerce to Groupon B.V. Pursuant to the joint venture arrangement, Groupon B.V., Tencent, Yunfeng and Rocket Asia own 49%, 40%, 10% and 1%, respectively, of E-Commerce King Limited ("E-Commerce"). Pursuant to a shareholders agreement entered into in connection with the joint venture, the board of directors of E-Commerce consists of a director appointed by a subsidiary of Groupon, a director appointed by Rocket Asia, who is Oliver Samwer, and two directors appointed by Tencent. Each of the parties to the joint venture also has rights of co-sale and first refusal pursuant to the shareholders agreement.

Recapitalization

        Prior to the completion of this offering, we intend to recapitalize all outstanding shares of our capital stock (other than our Series B preferred stock) into newly issued shares of Class A common stock. Each share of Series D preferred stock, Series E preferred stock and Series F preferred stock will be converted into newly issued shares of Class A common stock on a six-for-one basis; each share of Series G preferred stock will be converted into newly issued shares of Class A common stock on a two-for-one basis; and each share of non-voting common stock and common stock will be converted into newly issued shares of Class A common stock on a one-for-one basis. In addition, prior to the completion of this offering, we intend to recapitalize all outstanding shares of our Series B preferred stock into newly issued shares of our Class B common stock on a six-for-one basis. The purpose of the recapitalization is to exchange all of our outstanding shares of our capital stock (other than our Series B preferred stock) for shares of the Class A common stock that will be sold in this offering. In addition, each outstanding option will be converted into an option to receive one share of Class A common stock.

Investor Rights Agreement

        We have entered into an investor rights agreement with certain holders of our common stock and preferred stock that provides for certain rights relating to the registration of their shares of common stock, including those shares issued in connection with the recapitalization. See "Description of Capital Stock—Registration Rights" below for additional information.

Indemnification of Officers and Directors

        Upon completion of this offering, our amended and restated certificate of incorporation and by-laws will provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law.

Board of Directors

        Prior to the closing of this offering, New Enterprise Associates, Accel Growth Fund L.P. the holders of preferred stock and common stock and the holders of our Series B preferred stock had the rights to appoint individual directors. See "Management—Board of Directors" above for more information. These rights terminate upon the closing of this offering. The respective nominees will remain on our Board following this offering, but we are under no contractual obligation to retain them.

Policies and Procedures for Related Party Transactions

        Prior to the closing of this offering, our board of directors will adopt a written related party transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. The policy, effective upon the closing of this offering, will cover any transactions, arrangements or relationships, or any series of similar transactions, arrangements or relationships, in which we are to be a participant and our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, as determined by the audit committee of our board of directors. Related party transactions include, without limitation, purchases of goods or services by or from the related person or entities in which the related party has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related party. All related party transactions must be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party's interest in the transaction.

        All related party transactions described in this section occurred prior to adoption of this policy and as such, these transactions were not subject to the approval and review procedures set forth in the policy. However, these transactions were reviewed and approved or will be ratified by our board of directors prior to the completion of the offering.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth certain information with respect to the beneficial ownership of our common stock at August 31, 2011, and as adjusted to reflect the sale of Class A common stock offered by us in this offering, for

  •
  each person who we know beneficially owns more than five percent of our outstanding capital stock;

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  all selling stockholders.

        Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Groupon, Inc., 600 West Chicago Avenue, Suite 620, Chicago, Illinois 60654.

        We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A and Class B common stock that they beneficially own, subject to applicable community property laws.

        Applicable percentage ownership is based on 301,112,478 shares of Class A common stock and 1,199,988 shares of Class B common stock outstanding at August 31, 2011, assuming the recapitalization of all outstanding shares of Series B preferred stock into Class B common stock and all other classes of preferred stock, voting common stock and non-voting common stock into Class A common stock. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 31, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an "*."

	Shares Beneficially Owned Prior to Offering						Shares Beneficially Owned After Offering
	Class A Common Stock		Class B Common Stock
							Class A Common Stock		Class B Common Stock
					% Total Voting Power(1)	Shares Being Offered(16)					% Total Voting Power(1)
Name of Beneficial Owner	Shares	%	Shares	%			Shares	%	Shares	%
Executive Officers and Directors
Andrew D. Mason(2)(15)	22,967,252	7.6	499,992	41.7
Jason E. Child	—	—	—	—
Kenneth M. Pelletier(3)	1,349,472	*	—	—
Robert S. Solomon(4)	2,027,500	*	—	—
Brian K. Totty(5)	301,748	*	—	—
Peter J. Barris(6)	—	—	—	—
Kevin J. Efrusy(7)	—	—	—	—
Mellody Hobson	5,000	*
Bradley A. Keywell(8)(16)	20,412,515	6.8	200,004	16.7
Eric P. Lefkofsky(9)(16)	64,119,712	21.3	499,992	41.7
Theodore J. Leonsis(10)	924,385	*	—	—
Howard Schultz(11)	964,668	*	—	—
All executive officers and directors as a group (13 persons)(12)	109,695,280	36.4	1,199,988	100.0

	Shares Beneficially Owned Prior to Offering						Shares Beneficially Owned After Offering
	Class A Common Stock		Class B Common Stock
							Class A Common Stock		Class B Common Stock
					% Total Voting Power(1)	Shares Being Offered(16)					% Total Voting Power(1)
Name of Beneficial Owner	Shares	%	Shares	%			Shares	%	Shares	%
5% Stockholders (other than directors and executive officers)
Green Media, LLC(9)(16)	64,119,712	21.3	499,992	41.7
Rugger Ventures LLC(8)(16)	20,412,515	6.8	200,004	16.7
Entities Affiliated with New Enterprise Associates, Inc. 1954 Greenspring Drive, Suite 600 Timonium, MD 21093(12)	43,726,536	14.5	—	—
Entities Affiliated with Accel Growth Fund L.P. c/o Accel Partners 428 University Avenue Palo Alto, CA 94301(14)	16,601,964	5.5	—	—
Entities Affiliated with Oliver and Marc Samwer(15) Saarbruecker Str. 20/21 10405 Berlin Federal Republic of Germany	19,584,480	6.5	—	—

(1)
Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to             votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law or our amended and restated certificate of incorporation. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis. The Class A common stock and Class B common stock will automatically convert into a single class of common stock five years after the completion of this offering. See "Description of Capital Stock."

(2)
Includes 21,317,252 shares of our Class A common stock and 499,992 shares of our Class B common stock held by the Andrew Mason Trust dated April 6, 2010. Does not include 91,120 shares of our Class A common stock held by 600 West Groupon LLC, which represents Mr. Mason's proportionate economic interest in the shares of Class A common stock held by 600 West Groupon LLC. Does not include an aggregate of 30,621,280 shares over which Mr. Mason has proxy authority with respect to certain material transactions. See footnote 17.

(3)
Includes 1,309,472 shares of our Class A common stock held by the Ken Pelletier Trust dated August 26, 2010. Includes 10,000 shares of our Class A common stock held by the Janice Bourque Charitable Remainder Unitrust dated May 18, 2011, 10,000 shares of our Class A common stock held by the Letitia Lao Charitable Remainder Unitrust dated May 18, 2011 and 20,000 shares of our Class A common stock held by the Norman Pelletier Charitable Remainder Unitrust dated May 18, 2011.

(4)
Includes 2,027,500 shares of our Class A common stock issuable upon the exercise of options that are exercisable within 60 days of August 31, 2011. Mr. Solomon ceased to be our President and Chief Operating Officer on March 22, 2011.

(5)
Includes 10,960 shares of our Class A common stock issuable upon the vesting of restricted stock units that will vest within 60 days of August 31, 2011.

(6)
Does not include shares held by entities affiliated with New Enterprise Associates described in footnote 14. Mr. Barris is the Managing General Partner of New Enterprise Associates.

(7)
Does not include shares held by entities affiliated with Accel Growth Fund L.P. Mr. Efrusy is the General Partner of Accel.

(8)
Includes 20,412,515 shares of our Class A common stock and 200,004 shares of our Class B common stock held by Rugger Ventures LLC, an entity owned by Kimberly Keywell (80%), the wife of Bradley A. Kewell, and Mr. Keywell's children (20%). Does not include an aggregate of 30,621,280 shares over which Rugger Ventures has proxy authority with respect to certain material transactions. See footnote 16.

(9)
Includes 54,682,108 shares of our Class A common stock and 499,992 shares of our Class B common stock held by Green Media, LLC, an entity owned by Eric P. Lefkofsky (50%) and his wife, Elizabeth Kramer Lefkofsky (50%). Mr. Lefkofsky shares voting and investment control with respect to the shares held by Green Media, LLC. Also includes 9,437,604 shares of our Class A common stock held by 600 West Groupon LLC, the manager of which is Blue Media, LLC, an entity owned by Mr. Lefkofsky (50%) and Mrs. Lefkofsky (50%). Does not include an aggregate of 30,621,280 shares over which Green Media has proxy authority with respect to certain material transactions. See footnote 16.

(10)
Includes 300,000 shares of our Class A common stock issuable upon the exercise of options that are exercisable within 60 days of August 31, 2011.

(11)
Includes 567,269 shares of our Class A common stock owned by Maveron Equity Partners IV, L.P., 47,483 shares of our Class A common stock held by MEP Associates IV, L.P. and 18,360 shares of our Class A common stock held by Maveron IV Entrepreneurs' Fund, L.P. (together, the "Maveron Funds"). Mr. Schultz is a limited partner of MEP Associates IV, L.P. and has an economic membership interest in, but is not a manager of, Maveron General Partner IV LLC, the general partner of the Maveron Funds. Also includes 15,000 shares of our Class A common stock issuable upon the exercise of options that are exercisable within 60 days of August 31, 2011.

(12)
Excludes shares beneficially owned by Kenneth M. Pelletier and Rob Solomon, who were not executive officers on August 31, 2011. Includes shares beneficially owned by Joseph M. Del Preto, Jeffrey Holden and David R. Schellhase, who were executive officers as of August 31, 2011.

(13)
Includes 43,592,478 shares of our Class A common stock held by New Enterprise Associates 12, Limited Partnership ("NEA 12"). The shares directly held by NEA 12 are indirectly held by NEA Partners 12, Limited Partnership ("NEA Partners 12"), the sole general partner of NEA 12, NEA 12 GP, LLC ("NEA 12 LLC"), the sole general partner of NEA Partners 12, and each of the individual Managers of NEA 12 LLC. The individual Managers (collectively, the "Managers") of NEA 12 LLC are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna "Kittu" Kolluri, C. Richards Kramlich, Charles W. Newhall III, Mark W. Perry and Scott D. Sandell. NEA Partners 12, NEA 12 LLC and the Managers share voting and dispositive power over the shares directly held by NEA 12. Also includes 134,058 shares of our Class A common stock held by NEA Ventures 2008, L.P. ("Ven 2008"). The shares directly held by Ven 2008 are indirectly held by Karen P. Welsh, the general partner of Ven 2008, who holds voting and dispositive power over the shares directly held by Ven 2008. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein.

(14)
Includes 15,809,826 shares of our Class A common stock held by Accel Growth Fund L.P., 210,648 shares of our Class A common stock held by Accel Growth Fund Investors 2009 LLC, 308,616 shares of our Class A common stock held by Accel Growth Fund Strategic Partners LP, 24,122 shares of our Class A common stock held by Accel Investors 2007 LLC, 224,820 shares of our Class A common stock held by Accel IX L.P. and 23,932 shares of our Class A common stock held by Accel IX Strategic Partners L.P.

(15)
Includes 18,130,052 shares of our Class A common stock held by CD-Rocket Holdings UG (haftungsbeschraenkt) & Co. Beteiligungs KG, which is owned by Rocket Internet GmbH, 83.34% of which is owned by European Founders Fund GmbH. European Founders Fund Gmbh is owned by Oliver Samwer (33.33%), Marc Samwer (33.33%) and Alexander Samwer (33.33%). Also includes 1,454,428 shares of our Class A common stock held by Rocket Asia GmbH & Co. KG, which is owned by Rocket Internet GmbH, 83.34% of which is owned by European Founders Fund GmbH. European Founders Fund Gmbh is owned by Oliver Samwer (33.33%), Marc Samwer (33.33%) and Alexander Samwer (33.33%).

(16)
In connection with the CityDeal acquisition, Holding, Rocket, CityDeal Management, Rocket Internet GmbH and European Founders Fund GmbH entered into a shareholders agreement with our founders. Pursuant to the shareholders agreement, an aggregate of 30,621,280 shares of our Class A common stock owned by such entities and their affiliates must be voted in the same manner as the majority-in-interest of the shares of Class A common stock held by our founders in connection with the initial public offering of our Class A common stock, the authorization, designation or issuance of any new class or series of our capital stock or a material acquisition or asset transfer. This does not include the power to vote for directors. In connection with the shareholders agreement, Holding, Rocket, CityDeal, Rocket Internet GmbH, European Founders Fund GmbH and their affiliates have granted our founders, president and secretary proxy authority to vote their shares in connection with such material transactions for five years following the closing of this offering.

(17)
If the underwriters' over-allotment option is exercised in full,        of the additional shares will be allocated to the Company and the balance of the additional shares sold will be allocated among the selling stockholders as follows:

Selling Stockholders	Shares Subject to the Over-allotment Option

If the underwriters' over-allotment option is exercised in part, the additional shares sold would be allocated pro rata based upon the share amounts set forth in the preceding table.

DESCRIPTION OF CAPITAL STOCK

General

        The following is a summary of our capital stock and provisions of our amended and restated certificate of incorporation, amended and restated by-laws and recapitalization agreement, as each will be in effect prior to the closing of this offering, and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated by-laws, copies of which have been or will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part. References in this section to the "Company," "we," "us" and "our" refer to Groupon, Inc. and not to any of its subsidiaries.

        Prior to the completion of this offering, our amended and restated certificate of incorporation will provide for three classes of common stock: Class A common stock, Class B common stock and common stock. No shares of common stock will be issued or outstanding until five years after the completion of this offering, at which time all outstanding shares of Class A common stock and Class B common stock will automatically convert into shares of common stock. In addition, our amended and restated certificate of incorporation will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

        Prior to the closing of this offering, the total amount of our authorized capital stock will consist of            shares, all with a par value of $0.0001 per share, of which             shares are designated as Class A common stock,            shares are designated as Class B common stock,             shares are designated as common stock and             shares are designated as preferred stock.

        On                  , 2011, we had outstanding            shares of Class A common stock, held of record by            stockholders, and            shares of Class B common stock, held of record by three stockholders. These amounts assume the conversion of all outstanding shares of our existing common stock and series of preferred stock, other than the Series B preferred stock, into Class A common stock, and the conversion of the Series B preferred stock into Class B common stock prior to the completion of this offering.
See "—Recapitalization" below.

        As of                  , 2011, we had outstanding options to acquire            shares of common stock held by employees and consultants, all of which will become options to acquire an equivalent number of shares of Class A common stock prior to the completion of this offering. In addition, as of                  , 2011, we also had outstanding            restricted stock units held by employees and consultants, all of which will vest into an equivalent number of shares of Class A common stock.

Recapitalization

        Prior to the completion of this offering, we intend to recapitalize all outstanding shares of our capital stock (other than our Series B preferred stock) into newly issued shares of Class A common stock. Each share of Series D preferred stock, Series E preferred stock and Series F preferred stock will be converted into newly issued shares of Class A common stock on a six-for-one basis; each share of Series G preferred stock will be converted into newly issued shares of Class A common stock on a two-for-one basis; and each share of non-voting common stock and common stock will be converted into newly issued shares of Class A common stock on a one-for-one basis. In addition, prior to the completion of this offering, we intend to recapitalize all outstanding shares of our Series B preferred stock into newly issued shares of our Class B common stock on a six-for-one basis. The purpose of the recapitalization is to exchange all of our outstanding shares of our capital stock (other than our Series B preferred stock) into shares of the Class A common stock that will be sold in this offering. In addition, each outstanding option will be converted into an option to receive one share of Class A common stock upon the applicable exercise date, and each unvested restricted stock unit will vest into one share of Class A common stock upon the applicable settlement date.

Class A and Class B Common Stock

  Voting Rights

        Holders of our Class A and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to                        votes per share. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except that there will be separate votes of holders of shares of our Class A common stock and Class B common stock in the following circumstances:

  •
  if we propose to amend our certificate of incorporation to alter or change the powers, preferences or special rights of the shares of a class of our stock so as to affect them adversely or to increase or decrease the par value of the shares of a class of our stock;

  •
  if we propose to treat the shares of a class of our stock differently with respect to any dividend or distribution of cash, property or shares of our stock paid or distributed by us;

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  if we propose to treat the shares of a class of our stock differently with respect to any subdivision or combination of the shares of a class of our stock; or

  •
  if we propose to treat the shares of a class of our stock differently in connection with a change in control, liquidation, dissolution, distribution of assets or winding down of the Company with respect to any consideration into which the shares are converted or any consideration paid or otherwise distributed to our stockholders.

        Upon the completion of this offering, under our amended and restated certificate of incorporation, we may not increase or decrease the authorized number of shares of Class A common stock or Class B common stock without the affirmative vote of the holders of the majority of the combined voting power of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class. In addition, under our amended and restated certificate of incorporation, we may not issue any shares of Class B common stock, other than in connection with stock dividends, stock splits and similar transactions, unless that issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock.

        We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.

  Economic Rights

        Except as otherwise expressly provided in our amended and restated certificate of incorporation or as required by applicable law, shares of our Class A common stock and Class B common stock will have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation, those described below.

        Dividends.    Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share equally, ratably and identically, on a per share basis, with respect to any dividends that our board of directors may determine to issue from time to time, unless different treatment of the shares of such class is approved by the affirmative vote of the holders of the majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive shares of Class A common stock, or rights to acquire shares of Class A common stock, as the case may be, and the holders of Class B common stock shall receive shares of Class B common stock, or rights to acquire shares of Class B common stock, as the case may be.

        Liquidation Rights.    Upon our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock shall be entitled to share equally, ratably and identically in all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock, unless different treatment of the shares of such class is approved by the affirmative vote of the holders of the majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

        Change of Control Transactions.    Upon (i) the closing of the sale, transfer or other disposition of all or substantially all of our assets, (ii) the consummation of a merger, consolidation, business combination or other similar transaction which results in our voting securities outstanding immediately prior to the transaction (or the voting securities issued with respect to our voting securities outstanding immediately prior to the transaction) representing less than a majority of the combined voting power and outstanding capital stock of the voting securities of the Company or the surviving or acquiring entity, (iii) the recapitalization, liquidation, dissolution or other similar transaction which results in the voting securities outstanding immediately prior to the transaction representing less than a majority of the of the combined voting power and outstanding capital stock of the Company or the surviving entity or parent entity or (iv) an issuance by the Company, in one transaction or a series of related transactions, of voting securities representing more than 2% of the total voting power of the Company (assuming the Class A common stock and Class B common stock each have one vote per share) to any person or group of affiliated persons who prior to such issuance held less than a majority of the total voting power of the Company (assuming the Class A common stock and Class B common stock each have one vote per share) and who subsequent to the issuance would hold a majority of the total voting power, the holders of Class A common stock and Class B common stock will be treated equally and identically with respect to shares of Class A common stock or Class B common stock owned by them, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

        Subdivisions and Combinations.    If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other class will be subdivided or combined in the same manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

  Conversion

        Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock shall convert automatically into one share of Class A common stock upon the date specified by the affirmative vote or written consent of the holders of at least 66 2/3% of the outstanding shares of Class B common stock or upon any transfer, whether or not for value, except for certain transfers described in our amended and restated certificate of incorporation, including the following:

  •
  transfers between holders of Class B common stock; and

  •
  transfers for tax and estate planning purposes, including to trusts, corporations and partnerships controlled by a holder of Class B common stock.

        Upon the death or permanent incapacity of a holder of Class B common stock who is a natural person, the Class B common stock held by that person or his or her permitted estate planning entities will convert automatically into Class A common stock. However, a Class B stockholder may transfer voting control of shares of Class B common stock to another Class B stockholder contingent or effective upon his or her death or permanent incapacity without triggering a conversion to Class A common stock, provided that the shares of Class B common stock so transferred shall convert to Class A common stock nine months after the death of the transferring stockholder.

        Once transferred and converted into Class A common stock, the Class B common stock shall not be reissued unless approved by an affirmative vote of the holders of a majority of the outstanding Class B common stock. Following the conversion of all outstanding shares of Class A common stock and Class B common stock into a single class of common stock five years following the completion of this offering, no additional shares of Class A common stock or Class B common stock will be issued.

        Our Class A common stock and Class B common stock will automatically convert into a single class of common stock five years after the completion of this offering. Following the conversion, each share of common stock will have one vote per share and the rights of the holders of all outstanding common stock will be identical. This provision of our amended and restated certificate of incorporation may be amended only by the affirmative vote of the outstanding shares of the Class A common stock and the outstanding shares of the Class B common stock, each voting as a separate class. As a result of the automatic conversion, our founders will have identical rights as all other stockholders.

Preferred Stock

        Prior to the closing of this offering, each outstanding share of our Series D preferred stock, Series E preferred stock and Series F preferred stock will be converted into six shares of Class A common stock and each outstanding share of our Series G preferred stock will be converted into two shares of Class A common stock. In addition, prior to the closing of this offering, each share of our Series B preferred stock will be converted into six shares of our Class B common stock.

        Following the closing of this offering, pursuant to our amended and restated certificate of incorporation, our board of directors will have the authority, without approval by the stockholders, to issue up to a total of                        shares of preferred stock in one or more series. Our board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of our Class A common stock or Class B common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Groupon and might harm the market price of our common stock. We have no current plans to issue any shares of preferred stock.

Registration Rights

        Pursuant to the terms of the investor rights agreement between us and certain holders of our stock, including certain of our directors, officers and holders of 5% or greater of our outstanding capital stock are entitled to demand and piggyback registration rights. The stockholders who are party to the investor rights agreement will hold an aggregate of approximately            shares, or approximately        % of our Class A common stock, and            shares, or 100% of our Class B common stock, outstanding upon completion of this offering (assuming no exercise of the underwriters' over-allotment option). The registration rights described below will expire five years after the effective date of the registration statement of which this prospectus forms a part.

        Demand Registration Rights.    At any time beginning 180 days after the effective date of the registration statement of which this prospectus forms a part, the holders of a majority of the shares of Class A common stock issued upon conversion of our Series G preferred stock may, on not more than two occasions, request that we register all or a portion of their shares. Such request for registration must cover that number of shares with an aggregate offering price to the public of at least $50 million. We will not be required to effect a demand registration during the period beginning on the date of the filing of the registration statement of which this prospectus forms a part and ending on the date 180 days after the effective date of the registration statement. Depending on certain conditions, we may defer a demand registration for up to 90 days.

        Piggyback Registration Rights.    In connection with this offering, the holders of registrable securities are entitled to include their shares of registrable securities in this offering. In the event that we propose to register any of our securities under the Securities Act, either for our account or for the account of our other security holders, the holders of registrable shares will be entitled to certain "piggyback" registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration under the Securities Act, other than with respect to a registration statement on Form S-4 or Form S-8, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

        Form S-3 Registration Rights.    Any holder of registrable securities may make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 and if the aggregate price to the public is equal to or would exceed $25 million. We would not be required to effect more than two registrations on Form S-3 within any 12-month period.

Elimination of Liability in Certain Circumstances

        Our amended and restated certificate of incorporation eliminates the liability of our directors to us or our stockholders for monetary damages resulting from breaches of their fiduciary duties as directors. Directors will remain liable for breaches of their duty of loyalty to us or our stockholders, as well as for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, and transactions from which a director derives improper personal benefit. Our amended and restated certificate of incorporation will not absolve directors of liability for payment of dividends or stock purchases or redemptions by us in violation of Section 174 (or any successor provision of the Delaware General Corporation Law).

        The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. We do not believe that this provision eliminates the liability of our directors to us or our stockholders for monetary damages under the federal securities laws. Our amended and restated certificate of incorporation and our amended and restated by-laws provide indemnification for the benefit of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law as it may be amended from time to time, including most circumstances under which indemnification otherwise would be discretionary.

Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-laws

        Dual Class Structure.    Our Class B common stock has          votes per share, while our Class A common stock, which is the class of stock we are selling in this offering and which will be the only class of common stock which is publicly traded, has one vote per share. After the offering, 100% of our Class B common stock will be controlled by our founders, representing        % of the voting power of our outstanding capital stock. As a result, our founders will continue to be able to control all matters submitted to our stockholders for approval even if they come to owns significantly less than 50% of the shares of our outstanding common stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

        Number of Directors; Removal; Vacancies.    We currently have eight directors and our amended and restated by-laws provide that we shall have such number of directors as is determined by a resolution of the board of directors then in office. Vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office. Our amended and restated certificate of incorporation and our amended and restated by-laws provide that directors may be removed only for cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote generally in the election of directors.

        Special Meetings of Stockholders; Limitations on Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation and our amended and restated by-laws provide that special meetings of our stockholders may be called only by our Executive Chairman of the Board, our Chief Executive Officer, our board of directors or holders of not less than a majority of our issued and outstanding voting stock. Any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be effected by written consent unless the action to be effected and the taking of such action by written consent have been approved in advance by our board of directors.

        Amendments; Vote Requirements.    Certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws provide that the affirmative vote of a majority of the shares entitled to vote on any matter is required for stockholders to amend our amended and restated certificate of incorporation or amended and restated by-laws, including those provisions relating to action by written consent and the ability of stockholders to call special meetings.

        Authorized but Unissued Shares; Undesignated Preferred Stock.    The authorized but unissued shares of our Class A common stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. In addition, our board of directors may authorize, without stockholder approval, undesignated preferred stock with voting rights or other rights or preferences that could impede the success of any attempt to acquire us. The existence of authorized but unissued shares of Class A common stock or preferred stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Advance Notice Requirements for Stockholder Proposals and Nomination of Directors.    Our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate individuals for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 60 days after such anniversary date, such notice will be timely only if received not later than the close of business on the tenth day following the date on which a public announcement of the date of the annual meeting was made. Our amended and restated by-laws also specify requirements as to the form and content of a stockholder's notice.

        Section 203 of the Delaware General Corporation Law.    We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

  •
  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines a business combination to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as an entity or person who, together with the person's affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Choice of Forum

        Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended certificate of incorporation or our amended and restated by-laws; or (iv) or any action asserting a claim against us that is governed by the internal affairs doctrine.

Transfer Agent and Registrar

        Upon the closing of this offering, the transfer agent and registrar for our Class A common stock will be BNY Mellon Shareowner Services. The transfer agent's address is 480 Washington Blvd., Jersey City, New Jersey, 07310.

Stock Exchange Listing

        We have applied to list our Class A common stock on                        under the symbol "GRPN."

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following discussion describes material U.S. federal income tax consequences associated with the purchase, ownership and disposition of our Class A common stock, as of the date of this prospectus. It is assumed in this discussion that you hold shares of our Class A common stock as capital assets within the meaning of Section 1221 of the Code. Furthermore, the discussion below is based upon the provisions of the Code, its legislative history, the final, temporary and proposed U.S. Treasury regulations promulgated thereunder, or the Regulations, and administrative and judicial interpretations thereof, all as of the date of this prospectus, and all of which are subject to change or differing interpretation, possibly with retroactive effect, so as to result in different U.S. federal income tax consequences than those discussed herein. This discussion does not address any state, local, or non-U.S. tax consequences, nor does this discussion address any U.S. federal tax consequences other than U.S. federal income tax consequences.

        This discussion is not a comprehensive discussion of all of the U.S. federal income tax considerations applicable to us or that may be relevant to a particular holder of our Class A common stock in view of such holder's particular circumstances and, except to the extent provided below, this discussion does not apply to holders of our Class A common stock subject to special treatment under the U.S. federal income tax laws, such as banks or other financial institutions, dealers in securities or currencies, tax-exempt organizations, retirement plans, individual retirement accounts, tax-deferred accounts, certain former U.S. citizens or long-term residents of the U.S., corporations that accumulate earnings to avoid U.S. federal income tax, regulated investment companies, real estate investment trusts, insurance companies, mutual funds, persons holding shares as part of a hedge or a position in an integrated or conversion transaction, risk reduction transaction, constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, brokers or dealers in securities or currencies, charitable remainder unit trusts, common trust funds, passive foreign investment companies, or controlled foreign corporations. As a general discussion, this summary does not address all U.S. federal income tax considerations, including, but not limited to, the Medicare contribution tax and the alternative minimum tax and the application of such tax considerations to a holder of our Class A common stock.

        The following discussion also does not address entities that are taxed as grantor trusts under subpart E of subchapter J of the Code, disregarded entities for U.S. federal income tax purposes, partnerships or similar entities classified as flow-through entities for U.S. federal income tax purposes. If a grantor trust, disregarded entity, partnership or other flow-through entity holds our Class A common stock, the tax treatment of such grantor trust, disregarded entity, partnership (or other flow-through entity) and its partners (or beneficial owners) will depend on the status of the partner (or beneficial owner) and the activities of the entity. Partnerships, grantor trusts, disregarded entities, (and other flow-through entities) and their partners (or beneficial owners) should consult with their own tax advisors to determine the tax consequences of acquiring, owning or disposing of our Class A common stock.

        There can be no assurance that the Internal Revenue Service, or the IRS, will not take a contrary position to the discussion of the U.S. federal income tax consequences discussed herein or that such position will not be sustained by a court. No ruling from the IRS or opinion of counsel has been obtained with respect to the U.S. federal income tax consequences of acquiring, owning, or disposing of our Class A common stock.

        Persons considering the purchase, ownership, and disposition of our Class A common stock should consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. income tax, tax treaties or other tax (such as estate and gift tax laws) consequences of acquiring, owning or disposing our Class A common stock in light of their particular situations.

U.S. Holder

        A "U.S. Holder" of our Class A common stock means a holder that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the U.S. including an alien individual who is a lawful, permanent resident of the U.S. or who meets the "substantial presence" test under Section 7701(b) of the Code;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

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  an estate whose income is subject to U.S. federal income taxation regardless of its source;

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  a trust (i) if it is subject to the supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Regulations to be treated as a U.S. person; or

  •
  an entity that is disregarded as separate from its owner if all of its interests are owned by a single U.S. Holder, as defined above.

        Under the "substantial presence" test referred to above, an individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during the three-year period ending on the last day of the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

Distributions on Class A Common Stock to U.S. Holder

        In general, any distribution we make to a U.S. Holder with respect to its shares of our Class A common stock that constitutes a dividend for U.S. federal income tax purposes will be taxable upon receipt as ordinary income, although possibly at reduced rates, as discussed below. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent made out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the U.S. Holder's shares of our Class A common stock (as applicable) and, to the extent such distribution exceeds such basis, will be treated as capital gain from the sale or exchange of such stock.

        Dividends received by corporate U.S. Holders will be eligible for the dividends-received deduction, subject to certain restrictions, including restrictions relating to the corporate U.S. Holder's taxable income, holding period and debt financing. Under current law, dividends paid to individual U.S. Holders in taxable years beginning before January 1, 2013 will qualify for taxation at special rates if certain holding period and other applicable requirements are met. As of the date of this prospectus, such special rates will no longer be available, and ordinary income tax rates will apply, to dividends paid in tax years beginning after December 31, 2012.

        A dividend that exceeds certain thresholds in relation to a U.S. Holder's tax basis in our Class A common stock (as applicable) could be characterized as an "extraordinary dividend," as defined under the Code. Generally, a corporate U.S. Holder that receives an extraordinary dividend is required to reduce its stock basis by the portion of such dividend that is not taxed because of the dividends-received deduction. If the amount of the reduction exceeds such corporate U.S. Holder's tax basis in our Class A common stock (as applicable), the excess is treated as taxable gain. If you are a non-corporate U.S. Holder and you receive an extraordinary dividend in taxable years beginning before January 1, 2013, you will be required to treat any losses on the sale of our Class A common stock as long-term capital losses to the extent of the extraordinary dividends you receive that qualify for the special tax rate on certain dividends described above.

U.S. Holder's Sale or Exchange of Class A Common Stock

        Upon the sale or other disposition of our Class A common stock, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in such stock. Such capital gain or loss will generally be long-term capital gain or loss if your holding period in respect of the stock is more than one year. Under current law, net long-term capital gains, recognized in tax years beginning prior to January 1, 2013 by U.S. Holders who are individuals, are eligible for reduced rates of taxation. As of the date of this prospectus, such reduced rates will increase from the current rates for net long-term capital gains recognized in tax years beginning after December 31, 2012. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding Consequences to U.S. Holder

        U.S. backup withholding (currently at a rate of 28%, but as of the date of this prospectus, scheduled to increase to 31% for payments made after December 31, 2012) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements. Dividends on our Class A common stock paid to a U.S. Holder will generally be exempt from backup withholding, provided the U.S. Holder meets applicable certification requirements, including providing a U.S. taxpayer identification number, or otherwise establishes an exemption. We must report annually to the IRS and to each U.S. Holder, the amount of dividends paid to that holder and the proceeds from the sale, exchange or other disposition of our Class A common stock, unless a U.S. Holder is an exempt recipient.

        Backup withholding does not represent an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by the holder to the IRS.

Non-U.S. Holder

        As used in this discussion, "Non-U.S. Holder" means a beneficial owner of our Class A common stock, other than a partnership, disregarded entity (or an entity or arrangement classified as either a partnership or a disregarded entity for U.S. federal income tax purposes), a non-U.S. simple trust or a grantor trust under subpart E of subchapter J of the Code, which is not a U.S. Holder.

Distributions on Class A Common Stock to Non-U.S. Holder

        Distributions on our Class A common stock, paid to a Non-U.S. Holder, will generally constitute dividends for U.S. federal income tax purposes to the extent such distributions are paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder's investment to the extent of the Non-U.S. Holder's adjusted tax basis in our Class A common stock. Any remaining excess will be treated as capital gain from a sale or disposition of such stock. A Non-U.S. Holder's adjusted tax basis is generally the purchase price of our Class A common stock, reduced by the amount of any tax-free return of capital. See "U.S. Holder's Sale or Exchange of Class A Common Stock" for additional information.

        Dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder of our Class A common stock who wishes to claim the benefit of an applicable income tax treaty rate for dividends will be required to (a) complete IRS Form W-8BEN (or appropriate substitute form) and certify, under penalty of perjury, that such holder is not a U.S. person (or, in the case of a Non-U.S.

Holder that is an estate or trust, such forms certifying the status of each beneficiary of the estate or trust as not a U.S. person, as so defined) and is eligible for the benefits allowed by such treaty with respect to dividends or (b) hold our Class A common stock through certain non-U.S. intermediaries and satisfy the certification requirements for treaty benefits of applicable Regulations. Special certification requirements apply to certain Non-U.S. Holders that act as intermediaries (as well as to certain non-U.S. partnerships that act as intermediaries). A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        This U.S. withholding tax generally will not apply to dividends that are (a) effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the U.S., and, (b) in cases in which certain income tax treaties apply, attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder (collectively "effectively connected dividends"). Effectively connected dividends are subject to U.S. federal income tax generally in the same manner as if the Non-U.S. Holder was a U.S. person, as defined under the Code. Certain IRS certification and disclosure requirements, including delivery of a properly executed IRS Form W-8ECI, must be complied with in order for effectively connected dividends to be exempt from withholding. Any such effectively connected dividends received by a Non-U.S. Holder that is a non-U.S. corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        The certification requirements described above may require a non-U.S. Holder that provides an IRS W-8 form (or appropriate substitute form), or that claims the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number.

        Any applicable IRS Form W-8 (or appropriate substitute form) provided must be received by us (as the withholding agent) before the payment of a dividend occurs and the beneficial owner must inform us (as the withholding agent) of any change in the information as provided on such IRS Form W-8 (or appropriate substitute form) within 30 days of such change and may be required to provide an updated properly executed IRS Form W-8 (or appropriate substitute form) upon its expiration.

Non-U.S. Holder's Sale or Exchange of Class A Common Stock

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain recognized on a sale or other disposition of our Class A common stock unless:

  •
  the gain is effectively connected with a trade or business of the Non-U.S. Holder in the U.S. and, in cases in which certain tax treaties apply, is attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder (collectively, "effectively connected gain");

  •
  the Non-U.S. Holder is a nonresident alien individual who is present in the U.S. for 183 or more days during the taxable year of disposition and meets certain other requirements; or

  •
  we are or have been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code, also referred to as a USRPHC, for U.S. federal income tax purposes at any time within the five-year period preceding the disposition (or, if shorter, the Non-U.S. Holder's holding period for our Class A common stock).

        Effectively connected gain is subject to U.S. federal income tax on a net income basis generally in the same manner as if the Non-U.S. Holder were a U.S. person, as defined under the Code. Any such effectively connected gain from the sale or disposition of our Class A common stock received by a Non-U.S. Holder that is a non-U.S. corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        An individual nonresident alien Non-U.S. Holder who is present in the U.S. for 183 or more days during the taxable year of disposition generally will be subject to a 30% tax imposed on the gain derived from the sale or disposition of our Class A common stock, which may be offset by U.S. source capital losses realized in the same taxable year.

        We believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes. However, no assurances can be provided in this regard.

Information Reporting and Backup Withholding Consequences to Non-U.S. Holder

        We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

        The U.S. imposes a backup withholding tax on dividends and certain other types of payments to U.S. persons, as defined under the Code, (currently at a rate of 28%, but as of the date of this prospectus, scheduled to increase to 31% for payments made after December 31, 2012) of the gross amount. Dividends paid to a Non-U.S. Holder will not be subject to backup withholding if proper certification of non-U.S. status (usually on an IRS Form W-8BEN) is provided, and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person, as defined under the Code.

        The payment of the proceeds from the disposition of our Class A common stock to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to such holder's non-U.S. status under penalties of perjury or otherwise establishes an exemption and the broker does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, as defined under the Code, or that the conditions of another exemption are not, in fact, satisfied. The payment of proceeds from the disposition of our Class A common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the U.S. (a "U.S. related financial intermediary"). In the case of the payment of proceeds from the disposition of our Class A common stock to or through a non-U.S. office of a broker that is either a U.S. person (as defined under the Code) or a U.S. related financial intermediary, the U.S. Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the beneficial owner is a Non-U.S. person, as defined under the Code and the broker has no knowledge to the contrary.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Recently Enacted Withholding and Information Reporting Legislation Applicable to U.S. and Non-U.S. Holders

        Newly enacted legislation may impose withholding taxes on certain types of payments made to "foreign financial institutions," as defined under the Code, and certain other non-U.S. entities after December 31, 2012. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our Class A common stock paid to a foreign financial institution, unless the foreign financial institution enters into an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons, as defined under the Code (including certain equity and debt holders of such institutions), or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Foreign financial institutions for this purpose include non-U.S. entities that are financial institutions, mutual funds (or their foreign equivalent), funds of funds (and other similar investments), exchange-traded funds, hedge funds, private equity and venture capital funds, other managed funds, commodity pools, and other investment vehicles. In addition, the legislation imposes a 30% withholding tax on the same types of payments made to a "non-financial foreign entity," as defined under the Code, unless the entity certifies that it does not have any "substantial U.S. owners" (which generally includes any U.S. person that directly or indirectly owns more than 10%, by vote or by value) or furnishes identifying information regarding each substantial U.S. owner. Additionally, in taxable years beginning after March 18, 2010, certain U.S. Holders, which hold our Class A common stock through certain foreign financial institutions or foreign accounts maintained by such foreign financial institutions, may be required to file an information report (along with their tax returns) with respect to such assets, to the extent the U.S. Holder owns "specified foreign financial assets" with an aggregate value in excess of $50,000 in the relevant taxable year. "Specified foreign financial assets" include any financial accounts maintained by foreign financial institutions, including, but not limited to, any custodial account maintained by such financial institution. Prospective investors should consult their own tax advisors regarding this legislation.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for shares of our Class A common stock. Future sales of substantial amounts of shares of our Class A common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our Class A common stock from time to time or impair our ability to raise equity capital in the future.

        Based on the number of shares outstanding as of                    , 2011, upon the completion of this offering,             shares of common stock will be outstanding, assuming no exercise of the underwriters' overallotment option and no exercise of outstanding options or warrants. Of the outstanding shares,                         shares sold in this offering will be freely tradable, except that any shares acquired by our affiliates, as that term is defined in Rule 144 under the Securities Act, in this offering may only be sold in compliance with the limitations described below.

        The remaining            shares of Class A common stock outstanding after this offering will be restricted as a result of securities laws, the investor rights agreement or lock-up agreements as described below. Following the expiration of the lock-up period, all shares will be eligible for resale in compliance with Rule 144 or Rule 701 to the extent such shares have been released from any repurchase option that we may hold. "Restricted securities" as defined under Rule 144 were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

Lock-Up Agreements

        Pursuant to the terms of an investor rights agreement between us and certain holders of our stock, including certain of our directors, officers and holders of 5% or greater of our outstanding capital stock, such holders have agreed that they will not, during the period ending 180 days after the date of this prospectus, sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic event as a sale, any shares of our common stock or other securities of the Company, provided, that all of our directors, officers and holders of 1% of our voting securities are bound by and have entered into similar agreements. This agreement is subject to certain exceptions, and is also subject to extension for up to an additional 18 days, as we and the underwriters may reasonably request. The stockholders who are party to the investor rights agreement will hold an aggregate of approximately            shares, or approximately        % of our Class A common stock, and            shares, or 100% of our Class B common stock, outstanding upon completion of this offering (assuming no exercise of the underwriters' over-allotment option).

        In connection with this offering, officers, directors, employees and stockholders, who together hold substantially all of our outstanding stock and stock options, have agreed, subject to limited exceptions, not to directly or indirectly sell or dispose of any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 180 days after the date of this prospectus (or such earlier date or dates as agreed between us and Morgan Stanley & Co. LLC), and in specific circumstances, up to an additional 34 days, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters. For additional information, see "Underwriting."

Rule 144

        In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

        In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately            shares immediately after this offering; or

  •
  the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

        Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

Registration Rights

        Upon completion of this offering, the holders of            shares of our Class A common stock and            shares of our Class B common stock or their transferees will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares held by affiliates. See "Description of Capital Stock—Registration Rights" for additional information. Shares covered by a registration statement will be eligible for sales in the public market upon the expiration or release from the terms of the investor rights agreement or the lock-up agreement, as applicable.

Registration Statements

        We intend to file a registration statement on Form S-8 under the Securities Act following this offering to register all of the shares of Class A common stock issued or reserved for issuance under our 2011 Plan, our 2010 Plan and our 2008 Plan. We expect to file this registration statement as soon as practicable after this offering. Shares covered by this registration statement will be eligible for sale in the public market, upon the expiration or release from the terms of the lock-up agreements, and subject to vesting of such shares.

UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Goldman, Sachs & Co.
Credit Suisse Securities (USA) LLC
Allen & Company LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
William Blair & Company L.L.C.
Loop Capital Markets, Inc.
RBC Capital Markets, LLC
The Williams Capital Group, L.P.

Total

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased, or, in the case of a default with respect to the shares covered by the underwriters' over-allotment described below, the underwriting agreement may be terminated.

        The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $            per share under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $            per share to other underwriters or to certain dealers. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        We and the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to            additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional            shares of Class A common stock.

Total
	Share	No Exercise		Full Exercise
Public offering price	$	$		$
Underwriting discounts and commissions to be paid by:
Us	$	$		$
The selling stockholders	$		$—	$
Proceeds, before expenses, to us	$	$		$
Proceeds, before expenses, to selling stockholders	$		$—	$

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $             million.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.

        We have applied to list our Class A common stock on                                                 under the trading symbol "GRPN."

        We and all directors and officers and the holders of substantially all of our outstanding stock and stock options, including holders of all of our unregistered securities acquired within the past 180 days, have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, and subject to certain exceptions, we and they will not, during the period ending 180 days after the date of this prospectus (or such earlier date or dates as agreed between us and Morgan Stanley & Co. LLC):

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock beneficially owned or any other securities convertible into or exercisable or exchangeable for common stock;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in the immediately preceding bullet or this bullet is to be settled by delivery of our common stock or such other securities, in cash or otherwise;

  •
  engage in any short selling of our common stock or securities convertible into or exercisable or exchangeable for our common stock; or

  •
  make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

In addition, we and all directors and officers and the holders of substantially all of our outstanding stock and stock options have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, and subject to certain exceptions, we and they will not, during the period ending 180 days after the date of this prospectus (or such earlier date or dates as agreed between us and Morgan Stanley & Co. LLC), file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock. The restrictions described in this paragraph do not apply to:

  •
  sales of our common stock to the underwriters;

  •
  transactions relating to shares of our common stock or other securities acquired in connection with this offering open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act is required or is voluntarily made in connection with subsequent sales of shares of our common stock or other securities acquired in such open market transactions;

  •
  transfers of shares of our common stock or any security convertible into shares of our common stock as a bona fide gift or gifts;

  •
  distributions of shares of our common stock or any security convertible into our common stock to partners, members or stockholders of a security holder;

  •
  distributions or transfers by a security holder of shares of our common stock or any security convertible into our common stock to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the security holder or its immediate family;

  •
  transfers by a security holder of shares of our common stock to any beneficiary of the security holder pursuant to a will or other testamentary document or applicable laws of descent;

  •
  transfers by a security holder of shares of our common stock to us (including, without limitation, any transfer in accordance with the terms of the recapitalization agreement to be entered into by us and all or certain of our stockholders in connection with this offering);

  •
  exercises of any options to purchase our common stock that have been granted by us prior to the date hereof where the shares of our common stock received upon such exercise are held by a security holder, individually or as a fiduciary, in accordance with and subject to the terms of the lock-up letter signed by us and the holders of our outstanding stock and stock options; or

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock, provided that such plan does not provide for the transfer of our shares of common stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of us or the security holder.

In the case of any transfer or distribution pursuant to the third, fourth and fifth bullet immediately above, (i) each donee, transferee or distributee must sign and deliver a lock-up letter substantially in the form of the lock-up letter signed by us and the holders of our outstanding stock and stock options, (ii) any such transfer must not involve a disposition for value, and (iii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of our common stock, is required or shall be voluntarily made during the 180-day restricted period.

        The 180-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 180-day restricted period, we issue an earnings release or a material news event relating to us occurs, or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        In order to facilitate the offering of our Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the Class A common stock for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Class A common stock, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Class A common stock in the offering, if the syndicate repurchases previously distributed Class A common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of these liabilities.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Pricing of the Offering

        Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects and those of our industry in general, our revenue, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. We cannot assure you that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our Class A common stock will develop and continue after this offering.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, an offer to the public of any shares of our Class A common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Class A common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our Class A common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase any shares of our Class A common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Class A common stock in, from or otherwise involving the United Kingdom.

Hong Kong, Singapore and Japan

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA ("FINMA"), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

 LEGAL MATTERS

        The validity of the shares of Class A common stock offered hereby will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois. DLA Piper LLP (US), East Palo Alto, California, is acting as counsel to the underwriters. DLA Piper LLP (US) has in the past provided, and continues to provide, legal services to Groupon.

EXPERTS

        The consolidated financial statements of Groupon, Inc. at December 31, 2009 and 2010, and for each of the three years in the period ended December 31, 2010, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Goodrec, Inc. for the years ended December 31, 2008 and 2009 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of CityDeal Europe GmbH for the period from January 1, 2010 to May 15, 2010, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Qpod.inc for the period from June 4, 2010 to August 11, 2010, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young ShinNihon LLC, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Ludic Labs, Inc. for the years ended December 31, 2008 and 2009 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Following this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

Report of Independent Registered Public Accounting Firm

        The Board of Directors and Stockholders of Groupon, Inc.

        We have audited the accompanying consolidated balance sheets of Groupon, Inc. as of December 31, 2009 and 2010, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Groupon, Inc. at December 31, 2009 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2, the consolidated financial statements have been restated for the presentation of revenue on a net basis.

/s/ Ernst & Young LLP
Chicago, Illinois
June 2, 2011, except for Note 2, as to which the date is September 23, 2011

GROUPON, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2009	2010
Assets
Current assets:
Cash and cash equivalents	$12,313	$118,833
Accounts receivable, net	601	42,407
Prepaid expenses and other current assets	1,293	12,615

Total current assets	14,207	173,855
Property and equipment, net	274	16,490
Goodwill	—	132,038
Intangible assets, net	239	40,775
Deferred income taxes, non-current	—	14,544
Other non-current assets	242	3,868

Total Assets	$14,962	$381,570

Liabilities and Stockholders' (Deficit) Equity
Current liabilities:
Accounts payable	$182	$57,543
Accrued merchant payable	4,324	162,409
Accrued expenses	4,836	98,323
Due to related parties	—	13,321
Deferred income taxes, current	—	17,210
Other current liabilities	877	21,613

Total current liabilities	10,219	370,419
Deferred income taxes, non-current	—	604
Other non-current liabilities	—	1,017

Total Liabilities	10,219	372,040

Commitments and contingencies (see Note 8)
Series B, redeemable convertible preferred stock $.0001 par value, 199,998 shares authorized, issued and outstanding at December 31, 2009 and 0 shares authorized, issued and outstanding at December 31, 2010	20	—
Series D, redeemable convertible preferred stock $.0001 par value, 6,560,174 shares authorized, issued and outstanding at December 31, 2009 and 0 shares authorized, issued and outstanding at December 31, 2010	4,727	—
Series E, redeemable convertible preferred stock $.0001 par value, 4,406,160 shares authorized, issued and outstanding at December 31, 2009 and 0 shares authorized, issued and outstanding at December 31, 2010	29,965	—
Redeemable noncontrolling interests	—	2,983
Groupon, Inc. Stockholders' (Deficit) Equity
Series B, convertible preferred stock $.0001 par value, 0 shares authorized, issued and outstanding at December 31, 2009 and 199,998 shares authorized, issued and outstanding at December 31, 2010	—	—
Series D, convertible preferred stock $.0001 par value, 0 shares authorized, issued and outstanding at December 31, 2009 and 6,560,174 shares authorized and issued, and 6,258,297 shares outstanding at December 31, 2010	—	1
Series E, convertible preferred stock $.0001 par value, 0 shares authorized, issued and outstanding at December 31, 2009 and 4,406,160 shares authorized and issued, and 4,127,653 shares outstanding at December 31, 2010	—	—
Series F, convertible preferred stock $.0001 par value, 0 shares authorized, issued and outstanding at December 31, 2009 and 4,202,658 shares authorized, issued and outstanding at December 31, 2010	—	1
Series G, convertible preferred stock $.0001 par value, 0 shares authorized, issued and outstanding at December 31, 2009 and 30,075,690 shares authorized and 14,245,018 shares issued and outstanding at December 31, 2010, liquidation preference of $450,000	—	1
Voting common stock, $.0001 par value, 500,000,000 shares authorized, 170,095,998 shares issued and outstanding at December 31, 2009, and 211,495,998 shares issued and 165,616,260 shares outstanding at December 31, 2010	3	4
Non-voting convertible common stock, $.0001 par value, 100,000,000 shares authorized, 2,850,498 shares issued and outstanding at December 31, 2009, and 5,864,486 shares issued and 5,079,896 shares outstanding at December 31, 2010	—	—
Treasury stock, at cost, 0 shares at December 31, 2009 and 46,664,328 shares at December 31, 2010	—	(503,173)
Additional paid-in capital	—	921,122
Stockholder receivable	(144)	(286)
Accumulated deficit	(29,828)	(419,468)
Accumulated other comprehensive income	—	9,875

Total Groupon, Inc. Stockholders' (Deficit) Equity	(29,969)	8,077
Noncontrolling interests	—	(1,530)

Total (Deficit) Equity	(29,969)	6,547

Total Liabilities and (Deficit) Equity	$14,962	$381,570

See Notes to Consolidated Financial Statements.

GROUPON, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2008	2009	2010
	(Restated)	(Restated)	(Restated)
Revenue (gross amounts billed of $94, $34,082 and $745,348, respectively)	$5	$14,540	$312,941
Costs and expenses:
Cost of revenue	6	4,355	32,494
Marketing	163	4,873	284,348
Selling, general and administrative	1,468	6,389	213,260
Acquisition-related	—	—	203,183

Total operating expenses	1,637	15,617	733,285

Loss from operations	(1,632)	(1,077)	(420,344)
Interest and other income (expense), net	90	(16)	284

Loss before provision for income taxes	(1,542)	(1,093)	(420,060)
Provision (benefit) for income taxes	—	248	(6,674)

Net loss	(1,542)	(1,341)	(413,386)
Less: Net loss attributable to noncontrolling interests	—	—	23,746

Net loss attributable to Groupon, Inc.	(1,542)	(1,341)	(389,640)
Dividends on preferred stock	(277)	(5,575)	(1,362)
Redemption of preferred stock in excess of carrying value	—	—	(52,893)
Adjustment of redeemable noncontrolling interests to redemption value	—	—	(12,425)
Preferred stock distributions	(339)	—	—

Net loss attributable to common stockholders	$(2,158)	$(6,916)	$(456,320)

Net loss per share
Basic	$(0.01)	$(0.04)	$(2.66)
Diluted	$(0.01)	$(0.04)	$(2.66)
Weighted average number of shares outstanding
Basic	166,738,129	168,604,142	171,349,386
Diluted	166,738,129	168,604,142	171,349,386

See Notes to Consolidated Financial Statements.

GROUPON, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

(in thousands, except share amounts)

	Groupon, Inc. Stockholders' (Deficit) Equity
	Series B, C, D, E, F, and G Preferred Stock									Total Groupon Inc. Stockholders' (Deficit) Equity
			Common Stock
					Treasury Stock	Additional Paid-In Capital	Stockholder Receivable	Accumulated Deficit	Accumulated Other Comp. Income		Non- controlling Interests	Total (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2007	1,000,000	$1,000	160,895,998	$2	$—	$72	$—	$(1,032)	$—	$42	$—	$42
Net loss and comprehensive loss	—	—	—	—	—	—	—	(1,542)	—	(1,542)	—	(1,542)
Conversion of preferred stock	(1,000,000)	(1,000)	6,000,000	1	—	999	—	—	—	—	—	—
Exercise of stock options	—	—	60,000	—	—	1	—	—	—	1	—	1
Vesting of restricted stock units	—	—	1,000,000	—	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	24	—	—	—	24	—	24
Preferred stock distributions	—	—	—	—	—	(339)	—	—	—	(339)	—	(339)
Preferred stock dividends	—	—	—	—	—	(277)	—	—	—	(277)	—	(277)

Balance at December 31, 2008	—	—	167,955,998	3	—	480	—	(2,574)	—	(2,091)	—	(2,091)
Net loss and comprehensive loss	—	—	—	—	—	—	—	(1,341)	—	(1,341)	—	(1,341)
Issuance of stock	—	—	1,800,000	—	—	144	(144)	—	—	—	—	—
Exercise of stock options, including tax benefits	—	—	2,010,498	—	—	216	—	—	—	216	—	216
Vesting of restricted stock units	—	—	1,180,000	—	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	115	—	—	—	115	—	115
Common stock dividends, $0.125 per share	—	—	—	—	—	(955)	—	(20,338)	—	(21,293)	—	(21,293)
Preferred stock dividends	—	—	—	—	—	—	—	(5,575)	—	(5,575)	—	(5,575)

Balance at December 31, 2009	—	—	172,946,496	3	—	—	(144)	(29,828)	—	(29,969)	—	(29,969)
Net loss	—	—	—	—	—	—	—	(389,640)	—	(389,640)	(1,530)	(391,170)
Foreign currency translation	—	—	—	—	—	—	—	—	9,875	9,875	—	9,875

Comprehensive loss	—	—	—	—	—	—	—	—	—	(379,765)	—	(381,295)
Adjustment of redeemable noncontrolling interests to redemption value	—	—	—	—	—	(12,425)	—	—	—	(12,425)	—	(12,425)
Stock issued in connection with business combinations	—	—	43,117,156	1	—	348,016	—	—	—	348,017	—	348,017
Proceeds from issuance of stock (net of issuance costs)	18,447,676	2	—	—	—	584,656	—	—	—	584,658	—	584,658
Exercise of stock options, including tax benefits	—	—	1,214,332	—	—	369	(142)	—	—	227	—	227
Vesting of restricted stock units	—	—	82,500	—	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	22,160	—	—	—	22,160	—	22,160
Redemption of preferred stock	(580,384)	—	—	—	—	(55,003)	—	—	—	(55,003)	—	(55,003)
Repurchase of common stock	—	—	(46,664,328)	—	(503,173)	—	—	—	—	(503,173)	—	(503,173)
Reclassification of redeemable preferred stock	11,166,332	1	—	—	—	34,711	—	—	—	34,712	—	34,712
Preferred stock dividends	—	—	—	—	—	(1,362)	—	—	—	(1,362)	—	(1,362)

Balance at December 31, 2010	29,033,624	$3	170,696,156	$4	$(503,173)	$921,122	$(286)	$(419,468)	$9,875	$8,077	$(1,530)	$6,547

See Notes to Consolidated Financial Statements.

GROUPON, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2008	2009	2010
Operating activities
Net loss	$(1,542)	$(1,341)	$(413,386)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	17	80	12,952
Stock-based compensation	24	115	36,168
Deferred income taxes	—	—	(7,349)
Excess tax benefit on stock-based compensation	—	(143)	(32)
Non-cash interest expense	—	—	106
Acquisition-related expense	—	—	203,183
Change in assets and liabilities, net of acquisitions:
Accounts receivable	—	(601)	(34,905)
Prepaid expenses and other current assets	(4)	(67)	(2,467)
Accounts payable	—	182	50,835
Accrued merchant payable	(3)	4,305	149,044
Accrued expenses and other current liabilities	(18)	5,038	94,592
Due to related parties	—	(20)	(319)
Other	—	(38)	(1,537)

Net cash (used in) provided by operating activities	(1,526)	7,510	86,885

Investing activities
Purchases of property and equipment	(19)	(290)	(14,681)
Acquisitions of businesses, net of acquired cash	—	—	3,816
Purchases of intangible assets	—	(271)	(922)
Changes in restricted cash	—	(1,400)	(92)

Net cash used in investing activities	(19)	(1,961)	(11,879)

Financing activities
Issuance of stock, net of issuance costs	4,746	29,946	584,658
Excess tax benefit on stock-based compensation	—	143	32
Loans from related parties	—	—	5,035
Preferred stock distributions	(339)	—	—
Repurchase of common stock	—	—	(503,173)
Proceeds from exercise of stock options	1	72	195
Dividends paid on common and preferred stock	—	(26,363)	(1,299)
Redemption of preferred stock	—	—	(55,003)

Net cash provided by financing activities	4,408	3,798	30,445

Effect of exchange rate changes on cash and cash equivalents	—	—	1,069
Net increase in cash and cash equivalents	2,863	9,347	106,520
Cash and cash equivalents, beginning of year	103	2,966	12,313

Cash and cash equivalents, end of year	$2,966	$12,313	$118,833

Supplemental disclosure of cash flow information
Income tax payments	—	—	$140
Cash interest payments	—	—	$287
Non-cash investing activity
Capital expenditures incurred not yet paid	—	$34	$2,379
Contingent consideration given in connection with acquisitions	—	—	$63,180
Issuance of common stock in connection with acquisitions	—	—	$80,200
Non-cash financing activity
Receivable for stock options exercised not yet paid	—	—	$142
Receivable for stock issuance proceeds not yet paid	—	$144	—
Dividends accrued	$277	$505	$278

See Notes to Consolidated Financial Statements.

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

        Groupon, Inc., together with the subsidiaries through which it conducts business (the "Company"), is a local e-commerce marketplace (www.groupon.com) that connects merchants to consumers by offering goods and services at a discount. The Company, which commenced operations in October 2008, creates a new way for local merchants to attract customers, while providing consumers with savings and helping them discover what to do, eat, see and buy in the places they live and work. Each day, the Company emails its subscribers with discounted offers for goods and services that are targeted by location and personal preferences. Consumers also access deals directly through the Company's website and mobile application.

        The Company, based in Chicago, Illinois, was founded by Andrew D. Mason, the Company's CEO, and Eric P. Lefkofsky, the Company's Executive Chairman, and evolved from a business they founded called The Point (www.thepoint.com), which is a web platform that enables users to promote collective action in support of social, educational and other causes. The Point originally was established as a limited liability company ("ThePoint"). Effective January 15, 2008, The Point converted its legal form to a corporation organized and existing under the General Corporation Law of the State of Delaware, and merged with and into ThePoint.com, a newly-established corporation ("ThePoint.com"). ThePoint.com subsequently changed its legal name to Groupon, Inc.

        The Company has organized its operations into two principal segments: North America and International. See Note 14 "Segment Information."

2. RESTATEMENT

        The Company has restated its previously issued Consolidated Statements of Operations for the years ended December 31, 2008, 2009 and 2010 to correct for an error in its presentation of revenue.

        Most significantly, the Company restated its reporting of revenues from Groupons to be net of the amounts related to merchant fees. Historically, the Company has reported the gross amounts billed to its subscribers as revenue. All prior periods have been restated to show the net amount the Company retains after paying the merchant fees. The effect of the correction resulted in a reduction of previously reported revenues and corresponding reductions in cost of revenue in those periods. The change in presentation had no effect on pre-tax loss, net loss or any per share amounts for any period presented.

        The Company has also changed the presentation of certain other income statement expenses to be consistent with reporting revenue on a net basis. These changes include presenting loyalty programs as a component of marketing rather than as an offset to revenue. The Company believes that this classification is most appropriate as it is acting as an agent on behalf of the merchant in driving traffic to generate revenue. In addition, refunds made to subscribers under the Groupon Promise are presented as a component of cost of revenue, rather than as an offset to revenue, as these amounts are not paid directly to the merchants.

        Credit card and other processing expenses have been reclassified to cost of revenue from selling, general and administrative for all periods presented. The Company has concluded the amounts could alternatively be viewed as a cost of the service the Company is providing.

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. RESTATEMENT (Continued)

        The following tables summarize the corrections on each of the affected financial statement line items for each period presented (in thousands).

	As Previously Reported(1)	Restatement Adjustment	As Restated
For the year ended December 31, 2008
Revenue	$94	$(89)	$5
Cost of revenue	89	(83)	6
Marketing	163	—	163
Selling, general and administrative	1,474	(6)	1,468
For the year ended December 31, 2009
Revenue	$30,471	$(15,931)	$14,540
Cost of revenue	19,542	(15,187)	4,355
Marketing	4,548	325	4,873
Selling, general and administrative	7,458	(1,069)	6,389
For the year ended December 31, 2010
Revenue	$713,365	$(400,424)	$312,941
Cost of revenue	433,411	(400,917)	32,494
Marketing	263,202	21,146	284,348
Selling, general and administrative	233,913	(20,653)	213,260

(1)
Includes certain reclassifications to conform to the current presentation

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

        The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The Company's consolidated financial statements were prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") and include the assets, liabilities, revenues and expenses of all wholly-owned subsidiaries and majority-owned subsidiaries over which the Company exercises control. Outside stockholders' interests in subsidiaries are shown in the consolidated financial statements as "Noncontrolling interests." The consolidated statements of operations include the results of entities acquired from the date of the acquisition for accounting purposes.

  Stock Splits

        In May 2010, the Company's Board of Directors (the "Board") approved a resolution to effect a three-for-one stock split of the Company's common stock with no corresponding change to the par value. The stock split became effective in August 2010. The Board also approved a two-for-one stock split of the Company's common stock in December 2010 with no corresponding change in par value, which became effective in January 2011. All common share numbers and per share amounts for all periods presented have been adjusted retroactively to reflect both the three-for-one and the two-for-one stock splits.

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires estimates and assumptions that affect the reported amounts and classifications of assets and liabilities, revenues and expenses, and the related disclosures of contingent liabilities in the consolidated financial statements and accompanying notes. Estimates are utilized for, but not limited to, stock-based compensation, income taxes, valuation of acquired goodwill and intangible assets, customer refunds, contingent liabilities and the depreciable lives of fixed assets. Actual results could differ materially from those estimates.

  Cash and Cash Equivalents

        The Company considers all highly-liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents.

  Restricted Cash

        The Company had $1.2 and $0.2 million of restricted cash recorded in prepaid expenses and other current assets and other non-currents assets, respectively, at December 31, 2009. The Company had $0.3 million and $0.2 million of restricted cash recorded in prepaid expenses and other current assets and other non-currents assets, respectively, at December 31, 2010. The carrying value of restricted cash approximates fair value.

  Accounts Receivable, net

        Accounts receivable primarily represent the net cash due from the Company's credit card and other payment processors for cleared transactions. The carrying amount of the Company's receivables is reduced by an allowance for doubtful accounts that reflects management's best estimate of amounts that will not be collected. The allowance is based on historical loss experience and any specific risks identified in collection matters. Accounts receivable are charged off against the allowance for doubtful accounts when it is determined that the receivable is uncollectible. The Company's allowance for doubtful accounts at December 31, 2009 and 2010 was $0 and less than $0.1 million, respectively. The corresponding bad debt expense for the years ended December 31, 2008, 2009 and 2010 was $0, $0 and less than $0.1 million, respectively.

  Property and Equipment, net

        Property and equipment includes assets such as furniture and fixtures, leasehold improvements, computer hardware, and office and telephone equipment. The Company accounts for property and equipment at cost less accumulated depreciation and amortization. Depreciation expense is recorded on a straight-line basis over the estimated useful lives of the assets (generally three years for computer hardware and office and telephone equipment, five years for furniture and fixtures, and the shorter of the life of the lease or five years for leasehold improvements) and is classified within selling, general and administrative expenses in the consolidated statements of operations. See Note 6 "Property and Equipment, net."

  Lease Obligations

        The Company categorizes leases at their inception as either operating or capital leases, and may receive renewal or expansion options, rent holidays, and leasehold improvement and other incentives on

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

certain lease agreements. The Company recognizes lease costs on a straight-line basis taking into account adjustments for market provisions, such as free or escalating base monthly rental payments, or deferred payment terms such as rent holidays that defer the commencement date of required payments. Additionally, the Company treats any incentives received as a reduction of costs over the term of the agreement. The Company records rent expense associated with lease obligations in selling, general and administrative expenses in the consolidated statements of operations. See Note 8 "Commitments and Contingencies."

  Goodwill and Other Intangible Assets

        The Company evaluates goodwill for impairment annually or more frequently when an event occurs or circumstances change that indicates the carrying value may not be recoverable. The Company evaluates the recoverability of goodwill using a two-step impairment test. In the first step, the fair value for the reporting unit is compared to its book value including goodwill. In the case that the fair value is less than the book value, a second step is performed that compares the implied fair value of goodwill to the book value of the goodwill. The fair value for the implied goodwill is determined based on the difference between the fair value of the reporting unit, which is generally based on the discounted future cash flows, and the net fair values of the identifiable assets and liabilities excluding goodwill. If the implied fair value of the goodwill is less than the book value, the difference is recognized as an impairment charge in the consolidated statements of operations. Absent any special circumstances that could require an interim test, the Company has elected to test for goodwill impairment during the fourth quarter of each year.

        Accounting guidance for the impairment or disposal of long-lived assets, other than goodwill, also requires that intangible assets with finite lives be amortized over their respective estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. Amortization is computed using the straight-line method over the estimated useful lives of the respective intangible assets, generally from one to five years. See Note 5 "Goodwill and Other Intangible Assets."

  Subscriber Loyalty and Rewards Programs

        The Company uses various subscriber loyalty and reward programs to build brand loyalty, generate traffic to the website and provide subscribers with incentives to buy Groupons. When subscribers perform qualifying acts, such as providing a referral to a new subscriber or participating in promotional offers, the Company grants credits that can be redeemed for awards such as free or discounted Groupons in the future. The Company accrues the costs related to the associated obligation to redeem the award credits granted at issuance in accrued expenses on the consolidated balance sheets (see Note 7 "Accrued Expenses") and records the expense within marketing on the consolidated statements of operations.

  Refunds

        At the time revenue is recorded, the Company records an allowance for estimated refunds primarily based on historical experience. The Company accrues costs associated with refunds in accrued expenses on the consolidated balance sheets. The cost of refunds, where the amount payable to the merchant is

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

recoverable, is recorded in the statements of operations as a reduction to revenue. The cost of refunds under the Groupon Promise, when there is no amount recoverable from the merchant, is presented as a cost of revenue to the extent the refund is provided to a subscriber. If our judgments regarding estimated refunds are inaccurate, actual results of operations could differ from the amount we recognize.

  Income Taxes

        The provision for income taxes is determined using the asset and liability method. Under this method, deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted tax rates that are applicable in a given year. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, the Company believes it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. The Company considers many factors when assessing the likelihood of future realization of its deferred tax assets, including recent cumulative earnings experience, expectations of future taxable income and capital gains by taxing jurisdiction, the carry-forward periods available for tax reporting purposes, and other relevant factors. The Company allocates its valuation allowance to current and long-term deferred tax assets on a pro-rata basis. A change in the estimate of future taxable income may require an increase or decrease to the valuation allowance.

        The Company utilizes a two-step approach to recognizing and measuring uncertain tax positions ("tax contingencies"). The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes. The Company includes interest and penalties related to tax contingencies in the provision for income taxes on the statements of operations. See Note 13 "Income Taxes."

  Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued merchant payable, accrued expenses and loans from related parties, approximate fair value due to their generally short-term maturities. The Company records money market funds and contingent consideration at fair value. See Note 12 "Fair Value Measurements."

  Revenue Recognition

        The Company recognizes revenue from Groupons when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. These criteria are met when the number of customers who purchase the daily deal exceeds the predetermined threshold, the Groupon has been electronically delivered to the purchaser and a real-time listing of Groupons sold has been made available to the merchant. After such time, the Company's primary obligation to the merchant, for which it is serving as an agent, is maintaining a listing for purchasers and merchants. The Company regards that obligation as an administrative function and not as an additional deliverable in the arrangement. The Company records the net amount it retains

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

from the sale of Groupons after paying an agreed upon percentage of the purchase price to the featured merchant excluding any applicable taxes. Revenue is recorded on a net basis because the Company is acting as an agent of the merchant in the transaction.

  Cost of Revenue

        Cost of revenue is primarily comprised of direct costs incurred to generate revenue, including costs related to credit card processing fees, refunds provided to customers under the Groupon Promise and other processing costs. Credit card and other processing costs are expensed as incurred. At the time of sale, the Company records a liability for estimated costs to provide refunds under the Groupon Promise based upon historical experience. These costs are generally variable in nature and are primarily driven by transaction volume.

  Marketing

        Marketing expense consists primarily of online marketing costs, such as sponsored search, advertising on social networking sites, email marketing campaigns, loyalty programs, affiliate programs, and to a lesser extent, offline marketing costs such as television, radio and print advertising. The Company records these costs in marketing expense on the consolidated statements of operations when incurred.

  Selling, General and Administrative

        Selling expenses reported within selling, general and administrative on the consolidated statements of operations consist of payroll and sales commissions for inside and outside sales representatives as well as costs associated with supporting the sales function such as editorial, technology, telecommunications and travel.

        General and administrative expenses consist of payroll and related expenses for employees involved in general corporate functions, including accounting, finance, tax, legal, and human relations, among others. Additional costs included in general and administrative include customer service and operations, amortization and depreciation expense, rent, professional fees and litigation costs, travel and entertainment, stock compensation expense, charitable contributions, recruiting, office supplies, maintenance and other general corporate costs.

  Stock-Based Compensation

        The Company measures stock-based compensation cost at fair value, net of estimated forfeitures, and generally recognizes the corresponding compensation expense on a straight-line basis over the service period during which awards are expected to vest. The Company includes stock-based compensation expense in the selling, general and administrative expenses in the consolidated statements of operations. The fair value of restricted stock units and restricted stock is estimated based on valuations of the Company's (or subsidiaries') stock on the grant date or reporting date if required to be remeasured under accounting guidance. The fair value of stock options is determined on the date of grant using the Black-Scholes-Merton valuation model. See Note 10 "Stock-Based Compensation."

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Foreign Currency

        Balance sheet accounts of the Company's operations outside of the U.S. are translated from foreign currencies into U.S. dollars at the exchange rates as of the consolidated balance sheet dates. Revenues and expenses are translated at average exchange rates during the period. Foreign currency translation gains or losses are included in accumulated other comprehensive income on the consolidated balance sheet. Gains and losses resulting from foreign currency transactions, which are denominated in currencies other than the entity's functional currency, are included in other income (expense) in the consolidated statements of operations. For the year ended December 31, 2010, the Company had $0.5 million of foreign currency transaction gains.

  Recent Accounting Pronouncements

        In September 2006, the Financial Accounting Standards Board ("FASB") issued accounting guidance, which, among other requirements, defines fair value, establishes a framework for measuring fair value, and expands disclosures about the use of fair value measurements. Such guidance prescribes a single definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. For financial instruments and certain nonfinancial assets and liabilities that are recognized or disclosed at fair value on a recurring basis at least annually, the guidance was effective beginning the first fiscal year that begins after November 15, 2007. This portion of the guidance, which was adopted as of the beginning of fiscal 2008, had no impact on the consolidated financial statements. For all other nonfinancial assets and liabilities, the guidance was effective for fiscal years beginning after November 15, 2008. The Company adopted this guidance effective as of the beginning of fiscal 2009, and its application had no impact on the consolidated financial statements. In January 2010, the FASB issued additional guidance that improves disclosures about fair value measures that were originally required. The new guidance was effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those years. The adoption of this guidance did not impact the Company's financial position or results of operations.

        In December 2007, the FASB issued guidance that establishes principles and requirements for determining how a company recognizes and measures the fair value of identifiable assets acquired, liabilities assumed, noncontrolling interests and certain contingent considerations acquired in a business combination. The guidance on business combinations also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized. This guidance became effective for fiscal years beginning after December 15, 2008 and the Company adopted the provisions of this guidance prospectively beginning in 2009. In December 2010, the FASB issued an update to this guidance, which specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period. The amendments also expand the supplemental pro forma disclosures that are required. The new guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company plans to adopt the provisions of this business combinations guidance at the beginning of 2011.

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In April 2008, the FASB issued a staff position that amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets. This new guidance applies to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. Under this guidance, entities estimating the useful life of a recognized intangible asset must consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension. This staff position became effective for fiscal years beginning after December 15, 2008. The Company adopted the provisions of this guidance prospectively beginning in 2009, and its application had no impact on the consolidated financial statements.

        In June 2009, the FASB issued guidance that establishes the FASB Accounting Standards Codification as the sole source of authoritative U.S. GAAP. Pursuant to these provisions, the Company has incorporated the applicable guidance in its consolidated financial statements. The adoption of this guidance did not impact the consolidated financial statements.

        In June 2009, the FASB issued guidance that eliminates the qualifying special purpose entity concept, changes the requirements for derecognizing financial assets and requires enhanced disclosures about transfers of financial assets. The guidance also revises earlier guidance for determining whether an entity is a variable interest entity, requires a new approach for determining who should consolidate a variable interest entity, changes when it is necessary to reassess who should consolidate a variable interest entity, and requires enhanced disclosures related to an enterprise's involvement in variable interest entities. The guidance is effective for the first annual reporting period that begins after November 15, 2009. The Company adopted the provisions of this guidance prospectively beginning in 2010, and its application had no impact on the consolidated financial statements.

        In September 2009, the FASB issued guidance that allows companies to allocate arrangement consideration in a multiple element arrangement in a way that better reflects the transaction economics. It provides another alternative for establishing fair value for a deliverable when vendor specific objective evidence or third-party evidence for deliverables in an arrangement cannot be determined. When this evidence cannot be determined, companies will be required to develop a best estimate of the selling price to separate deliverables and allocate arrangement consideration using the relative selling price method. The guidance also expands the disclosure requirements to require that an entity provide both qualitative and quantitative information about the significant judgments made in applying this guidance. This guidance was effective on a prospective basis for revenue arrangements entered into or materially modified on or after January 1, 2011. The adoption of this guidance did not have a material impact on the consolidated financial statements.

        In February 2010, the FASB issued guidance, effective immediately, which removes the requirement to disclose the date through which subsequent events were evaluated in both originally issued and reissued financial statements for Securities and Exchange Commission ("SEC") filers. The adoption of this guidance did not have a material impact on the consolidated financial statements.

        In December 2010, the FASB issued guidance about when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. According to the new guidance, entities must consider whether it is more likely than not that goodwill impairment exists by assessing if there are any adverse qualitative factors indicating impairment. The qualitative factors are consistent with the existing guidance. The new guidance is effective for fiscal years, and interim periods within those years,

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

beginning after December 15, 2010. The adoption of this guidance did not have a material impact on the consolidated financial statements.

4. ACQUISITIONS

  CityDeal Europe GmbH Acquisition

        In May 2010, the Company entered into a Share Exchange and Transfer Agreement (the "CityDeal Agreement") to acquire CityDeal Europe GmbH ("CityDeal"), a collective buying power business launched in January 2010 that provides daily deals and online marketing services substantially similar to the Company. Headquartered in Berlin, Germany, CityDeal (which, prior to the acquisition, was doing business as CityDeal but now operates under the Groupon MyCityDeal and Groupon CityDeal names) operated in more than 80 European cities and 16 countries including France, Germany, Italy, the Netherlands, Poland, Spain, Turkey and the United Kingdom. As a result of the acquisition, the Company believes it has established a significant presence in the European market by strategically expanding into new geographies and increasing its subscriber base, gained CityDeal management's local expertise in maintaining existing vendor relationships and establishing new relationships, and obtained an assembled workforce that has significant experience and knowledge of the industry.

        Under the terms of the CityDeal Agreement, by and among the Company, CityDeal, CD-Rocket Holding UG ("Rocket Holding"), CityDeal Management UG ("CityDeal Management") and Groupon Germany Gbr ("Groupon Germany"), Rocket Holding and CityDeal Management transferred all of the outstanding shares of CityDeal to Groupon Germany, in exchange for $0.6 million in cash and 41,400,000 shares of the Company's voting common stock (valued at $125.4 million as of the acquisition date), and CityDeal merged with and into Groupon Germany with CityDeal as the surviving entity and a wholly-owned subsidiary of the Company. The Company delivered 19,800,000 of such shares of voting common stock in May 2010, with the remaining 21,600,000 shares delivered as of December 31, 2010, due to the achievement of financial and performance earn-out targets discussed below.

        In connection with the acquisition, Rocket Holding and CityDeal Management entered into a Shareholders Agreement with the Company. Pursuant to the Shareholders Agreement, the shares of the Company's common stock owned by Rocket Holding, CityDeal Management and their affiliates must be voted in the same manner as the majority-in-interest of the shares of voting common stock held by the Company's founders related to certain material transactions, including an initial public offering of the Company's voting common stock, the authorization, designation or issuance of any new class or series of the Company's capital stock or a material acquisition or asset transfer. In addition, the Company and the former CityDeal shareholders entered into a loan agreement to provide CityDeal with a $25.0 million term loan facility. See Note 15 "Related Parties."

        The acquisition was accounted for using the purchase method of accounting and the operations of CityDeal were included in the consolidated financial statements from the date of the acquisition. The purchase price was allocated to the tangible assets and intangible assets acquired and liabilities assumed based on their estimated fair values on the acquisition date, with the remaining unallocated purchase price recorded as goodwill. The fair value assigned to identifiable intangible assets acquired was determined using an income approach for subscriber relationships and trade names, and a cost approach for vendor relationships and developed technology. Purchased identifiable intangible assets are amortized on a straight-line basis over their respective useful lives, which range from one to five years.

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. ACQUISITIONS (Continued)

        The Company had an obligation, as part of the CityDeal Agreement, to transfer additional common stock of the Company to the former shareholders of CityDeal as part of the share exchange, if specified financial and performance earn-outs targets were achieved. The Company determined that the acquisition-date fair value of this consideration was $62.9 million based on the likelihood of contingent earn-out payments. The Company subsequently remeasured the fair value of the contingent consideration on a recurring basis due to the earnout target not meeting the criteria for equity treatment and recorded a total charge of $204.2 million in acquisition-related expenses for the year ended December 31, 2010, which is reported separately in the consolidated statement of operations with other acquisition-related expenses. The charge resulted primarily due to the significant increase in the value of the Company's common stock from the original valuation date until the date the contingency was settled.

        The following table summarizes the purchase price allocations (in thousands). Goodwill of $95.0 million represents the premium the Company paid over the fair value of the net tangible and intangible assets it acquired. None of the goodwill is deductible for tax purposes.

Description	Fair Value
Net working capital (including cash of $6.4 million)	$7,331
Property and equipment, net	746
Goodwill	94,992
Intangible assets(1):
Vendor relationships	5,786
Developed technology	985
Trade names	5,048
Subscriber relationships	28,438
Deferred tax liability	(9,344)
Due to related party	(7,962)

$126,020

(1)
Acquired intangible assets have estimated useful lives of between 1 and 5 years.

        The following unaudited pro forma information presents a summary of the operating results of the Company for the year ended December 31, 2010, as if the Company had acquired CityDeal as of January 1, 2010 (in thousands).

Groupon, Inc.
Pro Forma Combined 2010
Revenue	$314,426
Loss from operations	(448,861)
Net loss	(442,146)
Less: Net loss attributable to noncontrolling interests	27,986
Net loss attributable to Groupon, Inc.	$(414,160)

        Revenue and net loss for CityDeal for the period from May 16, 2010 to December 31, 2010 was $89.3 million and $126.6 million, respectively.

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. ACQUISITIONS (Continued)

  Qpod.inc Acquisition

        In August 2010, the Company acquired Qpod.inc ("Qpod"), a Japanese corporation established in June 2010, which operates a collective buying power business that provides daily deals and online marketing services substantially similar to the Company. Headquartered in Tokyo, Japan, Qpod launched its daily deals services in July 2010. As a result of the acquisition, the Company believes it has established a significant presence in the Japanese market by increasing its subscriber base, gained Qpod management's local expertise in establishing new vendor relationships, and obtained an assembled workforce that has knowledge of the industry.

        Under the terms of the purchase agreement, the Company acquired approximately 55.1% of the total issued and outstanding capital stock of Qpod in exchange for $10.2 million in cash. In conjunction with the acquisition, the Company entered into an agreement with certain founding members and other shareholders of Qpod, which provided the Company with call rights that allow it to buy a percentage of the remaining shares of Qpod. Exercising all of the call rights would entitle the Company to an aggregate of up to 90% of the outstanding capital stock of Qpod. Additionally, the remaining Qpod shareholders have put rights to sell their outstanding capital stock to the Company in the event of an initial public offering of the Company, subject to certain conditions, which if exercised in full, would give the Company up to an aggregate of 90% of the outstanding capital stock of Qpod. Management determined that Qpod is not a variable interest entity and therefore consolidated Qpod under the traditional voting interest model since the Company has a controlling financial interest in Qpod and the non-controlling interest holders do not have the right to vote on any ordinary course of business decisions.

        The acquisition was accounted for using the purchase method of accounting and the operations of Qpod were included in the consolidated financial statements from the date of the acquisition. The purchase price and fair value of the noncontrolling interest were allocated to the tangible assets and intangible assets acquired and liabilities assumed based on their estimated fair values on the acquisition date, with the remaining unallocated amount recorded as goodwill. The fair value assigned to identifiable intangible assets acquired and the noncontrolling interest was determined using an income approach for subscriber relationships and trade names, a cost approach for vendor relationships and developed technology and assuming a discount for lack of control to value the noncontrolling interest. Purchased identifiable intangible assets are amortized on a straight-line basis over their respective useful lives, which range from one to five years. The following table summarizes the allocation of the purchase price of $10.2 million and the fair value of noncontrolling interest of $8.5 million as of the acquisition date (in thousands). Goodwill of $7.0 million represents the premium the Company paid over the fair value of the net tangible and intangible assets it acquired. None of the goodwill is deductible for tax purposes.

Description	Fair Value
Net working capital (including cash of $11.0 million)	$10,384
Property and equipment, net	31
Goodwill	7,031
Intangible assets(1):
Vendor relationships	200
Developed technology	60
Trade names	20
Subscriber relationships	1,000

$18,726

(1)
Acquired intangible assets have estimated useful lives of between 1 and 5 years.

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. ACQUISITIONS (Continued)

        The following unaudited pro forma information presents the operating results of the Company for the year ended December 31, 2010, as if the Company had acquired Qpod as of January 1, 2010 (in thousands).

Groupon, Inc. Pro Forma Combined 2010
Revenue	$312,984
Loss from operations	(422,256)
Net loss	(415,331)
Less: Net loss attributable to noncontrolling interests	23,746
Net loss attributable to Groupon, Inc.	$(391,585)

        The noncontrolling interest is redeemable at the option of the holder as of December 31, 2010. The Company recorded $11.6 million in "Additional paid-in capital" to adjust the noncontrolling interest to its redemption value as of December 31, 2010. For the year ended December 31, 2010, there was $20.3 million of the net loss and $0.2 million of other comprehensive income related to foreign currency translation attributed to Qpod.

        The revenue and net loss for Qpod for the period from August 12 to December 31, 2010 was $11.8 million and $45.0 million, respectively.

  Other Acquisitions

        In 2010, the Company acquired certain other entities (excluding CityDeal and Qpod) for an aggregate purchase price of $34.8 million, consisting of $16.8 million in cash and the issuance of shares of the Company's voting common stock (valued at $18.0 million). The primary reasons for these acquisitions were to establish the Company's presence in selected Asia Pacific and Latin American markets, by strategically expanding into new geographies and increasing the Company's subscriber base, to obtain an assembled workforce that has experience and knowledge of the industry, and to gain local expertise in establishing new vendor relationships. In addition, the Company acquired two U.S.-based businesses that specialize in local marketing services and developing mobile technology to help expand and advance the Company's product offerings.

        The acquisitions were accounted for using the purchase method of accounting and the operations of these acquired companies were included in the consolidated financial statements from the date of the acquisition. The purchase price and fair value of the noncontrolling interests were allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values on their corresponding acquisition date, with the remaining unallocated amount recorded as goodwill. The fair value assigned to identifiable intangible assets acquired and noncontrolling interest was determined using an income approach for subscriber relationships and trade names, a cost approach for vendor relationships and developed technology and assuming a discount for lack of control to value the noncontrolling interest. Purchased identifiable intangible assets are amortized on a straight-line basis over their respective useful lives, which range from one to five years.

        The following table summarizes the allocation of the combined purchase price of $34.8 million and the fair value of noncontrolling interest of $4.2 million as of the acquisition date (in thousands). Goodwill

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. ACQUISITIONS (Continued)

of $21.5 million represents the premium the Company paid over the fair value of the net tangible and intangible assets it acquired. None of the goodwill is deductible for tax purposes.

Description	Fair Value
Net working capital (including cash of $14.1 million)	$11,544
Property and equipment, net	266
Goodwill	21,464
Intangible assets(1):
Vendor relationships	290
Developed technology	920
Trade names	110
Subscriber relationships	4,390

$38,984

(1)
Acquired intangible assets have estimated useful lives of between 1 and 5 years.

        The financial effect of these acquisitions, individually and in the aggregate, was not material to the consolidated financial statements. Pro forma results of operations have not been presented because the effects of these business combinations, individually and in the aggregate, were not material to the consolidated results of operations as most of the acquisitions were start-up businesses.

        Certain of the noncontrolling interests are redeemable at the option of the holders as of December 31, 2010. The Company attributed $2.0 million of the net loss to the noncontrolling interests and recorded $0.9 million in "Additional paid-in capital" to adjust the noncontrolling interests to their redemption value as of December 31, 2010.

5. GOODWILL AND OTHER INTANGIBLE ASSETS

        The following summarizes the Company's goodwill activity in 2010 (in thousands):

	North America	International	Consolidated
Balance as of December 31, 2009	$—	$—	$—
Goodwill related to the CityDeal acquisition	—	94,992	94,992
Goodwill related to the Qpod.inc acquisition	—	7,031	7,031
Goodwill related to other acquisitions	19,605	1,859	21,464
Other adjustments(1)	—	8,551	8,551

Balance as of December 31, 2010	$19,605	$112,433	$132,038

(1)
Includes changes in foreign exchange rates for goodwill.

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

        The following summarizes the Company's other intangible assets (in thousands):

	As of December 31, 2009			Weighted- Average Remaining Useful Life (in years)
Asset Category	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Subscriber relationships	$—	$—	$—	$—
Merchant relationships	—	—	—	—
Trade names	—	—	—	—
Developed technology	—	—	—	—
Other intangible assets	270	31	239	4.4

	$270	$31	$239	4.4

	As of December 31, 2010			Weighted- Average Remaining Useful Life (in years)
Asset Category	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Subscriber relationships	$36,389	$3,760	$32,629	4.5
Merchant relationships	6,789	3,801	2,988	0.5
Trade names	5,619	3,230	2,389	0.4
Developed technology	2,054	395	1,659	1.6
Other intangible assets	1,263	153	1,110	3.8

	$52,114	$11,339	$40,775	3.8

        Amortization expense for these intangible assets was less than $0.1 million and $11.0 million for the years ended December 31, 2009 and 2010, respectively. There was no amortization expense recorded in 2008 since all intangible assets were acquired in 2009 and 2010. The following summarizes the Company's estimated future amortization expense of these intangible assets as of December 31, 2010 (in thousands):

Year Ended December 31,
2011	$14,106
2012	8,110
2013	7,481
2014	7,449
2015	3,629

$40,775

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. PROPERTY AND EQUIPMENT, NET

        The following summarizes the Company's property and equipment, net as of December 31 (in thousands):

	2009	2010
Furniture and fixtures	$258	$6,691
Leasehold improvements	—	5,233
Computer hardware and other	—	3,396
External software	33	1,767
Office and telephone equipment	57	1,408

Property and equipment	348	18,495
Less: accumulated depreciation and amortization	(74)	(2,005)

Property and equipment, net	$274	$16,490

        Depreciation expense on property and equipment was less than $0.1 million for the years ended December 31, 2008 and 2009 and $1.9 million for the year ended December 31, 2010.

7. ACCRUED EXPENSES

        The following summarizes the Company's accrued expenses as of December 31(in thousands):

	2009	2010
Marketing	$572	$48,244
Refunds reserve	2,932	13,938
Payroll and benefits	337	12,187
Customer rewards	199	8,333
Rent	26	3,169
Credit card fees	301	2,500
Professional fees	—	2,341
Other	469	7,611

	$4,836	$98,323

8. COMMITMENTS AND CONTINGENCIES

  Operating Leases

        The Company has entered into various non-cancelable operating lease agreements, primarily covering certain of its offices throughout the world, with original lease periods expiring between 2011 and 2017. Rent expense under these operating leases was less than $0.1 million, $0.2 million and $3.7 million for the years ended December 31, 2008, 2009 and 2010, respectively.

        Certain of these arrangements have renewal or expansion options and adjustments for market provisions, such as free or escalating base monthly rental payments. The Company recognizes rent expense under such arrangements on the straight-line basis over the initial term of the lease. The difference between the straight-line expense and the cash paid for rent has been recorded as deferred rent.

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. COMMITMENTS AND CONTINGENCIES (Continued)

        The Company is responsible for paying its proportionate share of the actual operating expenses and real estate taxes under certain of these lease agreements. These operating expenses are not included in the table below. At December 31, 2010, future payments under operating leases (including rent escalation clauses) were as follows (in thousands):

Year Ended December 31,
2011	$10,780
2012	6,054
2013	3,964
2014	3,200
2015	3,067
Thereafter	3,625

$30,690

  Purchase Obligations

        The Company entered into a non-cancelable service contract, primarily covering marketing services, which expires in 2012. At December 31, 2010, future payments under this contractual obligation were as follows (in thousands):

Year Ended December 31,
2011	$906
2012	227
2013	—
2014	—
2015	—
Thereafter	—

$1,133

  Letter of Credit

        The Company is contingently liable under an irrevocable letter of credit. The letter of credit is in lieu of a security deposit and is required under a sublease agreement, which began in April 2010. The letter of credit, which is included in other non-current assets and prepaid expenses and other current assets on the consolidated balance sheet at December 31, 2009 and December 31, 2010, respectively, is for $0.2 million and expired on June 1, 2011.

  Legal Matters

        The Company currently is involved in several disputes or regulatory inquiries, including suits by its customers (individually or as class actions) alleging, among other things, violation of the Credit Card Accountability, Responsibility and Disclosure Act and state laws governing gift cards, stored value cards and coupons, violations of unclaimed and abandoned property laws and violations of privacy laws. The number of these disputes and inquiries is increasing. Any claims or regulatory actions against the Company, whether meritorious or not, could be time consuming, result in costly litigation, damage awards,

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. COMMITMENTS AND CONTINGENCIES (Continued)

injunctive relief or increased costs of doing business through adverse judgment or settlement, require the Company to change its business practices in expensive ways, require significant amounts of management time, result in the diversion of significant operational resources or otherwise harm the Company's business.

        In addition, third parties have from time to time claimed, and others may claim in the future, that the Company has infringed their intellectual property rights. The Company is subject to intellectual property disputes, and expects that it will increasingly be subject to intellectual property infringement claims as its services expand in scope and complexity. The Company has in the past been forced to litigate such claims. The Company may also become more vulnerable to third-party claims as laws such as the Digital Millennium Copyright Act are interpreted by the courts, and as the Company becomes subject to laws in jurisdictions where the underlying laws with respect to the potential liability of online intermediaries are either unclear or less favorable. The Company believes that additional lawsuits alleging that it has violated patent, copyright or trademark laws will be filed against it. Intellectual property claims, whether meritorious or not, are time consuming and costly to resolve, could require expensive changes in the Company's methods of doing business, or could require it to enter into costly royalty or licensing agreements.

        From time to time, the Company may become party to litigation incident to the ordinary course of business. The Company assesses the likelihood of any adverse judgments or outcomes with respect to these matters and determines loss contingency assessments on a gross basis after assessing the probability of incurrence of a loss and whether a loss is reasonably estimable. In addition, the Company considers other relevant factors that could impact its ability to reasonably estimate a loss. A determination of the amount of reserves required, if any, for these contingencies is made after analyzing each matter. The Company's reserves may change in the future due to new developments or changes in strategy in handling these matters. Although the results of litigation and claims cannot be predicted with certainty, the Company currently believes that the final outcome of these matters will not have a material adverse effect on its business, consolidated financial position, results of operations, or cash flows. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors.

  Indemnifications

        In the normal course of business to facilitate transactions related to its operations, the Company indemnifies certain parties, including lessors and from time to time merchants with respect to certain matters. The Company has agreed to hold certain parties harmless against losses arising from a breach of representations or covenants, or other claims made against certain parties. These agreements may limit the time within which an indemnification claim can be made and the amount of the claim. In addition, the Company has entered into indemnification agreements with its officers and directors, and the by-laws contain similar indemnification obligations to agents.

        It is not possible to determine the maximum potential amount under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Historically, the payments that the Company has made under these agreements have not had a material impact on the operating results, financial position, or cash flows of the Company.

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. STOCKHOLDERS' EQUITY (DEFICIT)

        ThePoint.com, a Delaware LLC, sold an aggregate amount of 159,895,998 common units in 2006 and 2007 to certain equity holders including members of management and the Board for $1.0 million, and used the proceeds from the sale for working capital and general corporate purposes. On January 15, 2008, these equity holders contributed to the Company all of the outstanding membership interests in ThePoint.com in exchange for equity interests in the Company, and ThePoint.com merged with and into the Company with the Company surviving as the surviving corporation.

Common Stock

        The Board has authorized two classes of common stock, voting and non-voting. At December 31, 2010, there were 500,000,000 and 100,000,000 shares authorized and there were 165,616,260 and 5,079,896 shares outstanding of voting and non-voting common stock, respectively. The rights of the holders of voting and non-voting common stock are identical, except with respect to voting. Each share of voting common stock is entitled to one vote per share while the non-voting common stock has no voting rights, except as required by law. Shares of non-voting common stock automatically convert into shares of voting common stock immediately upon the closing of a firmly underwritten public offering covering the offer and sale of common stock for the Company's account (an "initial public offering"). Voting and non-voting common stock are collectively referred to as common stock throughout the notes to these financial statements unless otherwise noted.

        In May 2010, the Board approved a resolution to effect a three-for-one stock split of the Company's common stock with no corresponding change to the par value. The stock split became effective in August 2010. The Board also approved a two-for-one stock split of the Company's common stock in December 2010 with no corresponding change in par value, which became effective in January 2011. All common share numbers and per share amounts for all periods presented have been adjusted retroactively to reflect both the three-for-one and the two-for-one stock split.

        The Company issues stock-based awards to its employees in the form of stock options, restricted stock units and restricted stock, all of which have the potential to increase the outstanding shares of common stock in the future. See Note 10 "Stock-Based Compensation."

        Upon any liquidation, dissolution or winding up of the Company (a "liquidation event"), the remaining assets of the Company will be distributed ratably among all preferred and common stockholders only after the payment of the full Series G Convertible Preferred Stock ("Series G Preferred") liquidation preference of $450.0 million has been satisfied.

Convertible Preferred Stock

        The Company authorized 199,998 shares of Series B Convertible Preferred Stock ("Series B Preferred"), 6,560,174 shares of Series D Convertible Preferred Stock ("Series D Preferred"), 4,406,160 shares of Series E Convertible Preferred Stock ("Series E Preferred"), 4,202,658 shares of Series F Convertible Preferred Stock ("Series F Preferred") and up to 30,075,690 shares of Series G Preferred. The Series B Preferred, Series D Preferred, Series E Preferred, Series F Preferred and Series G Preferred, collectively, are referenced below as the "Series Preferred." The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. STOCKHOLDERS' EQUITY (DEFICIT) (Continued)

Series B Preferred

        In 2007, the Company authorized the sale and issuance of 199,998 shares of Series B Preferred for less than $0.1 million, and used the proceeds from the sale for working capital and general corporate purposes. There were 199,998 shares outstanding at December 31, 2009 and 2010, respectively. The holders of Series B Preferred were entitled to annual dividends payable at a rate of 6% of the Series B Preferred original issue price. The dividends were cumulative and accrued from the date of issue while the shares were redeemable at the option of the holders. These dividend rights were subsequently rescinded by the Board in December 2010. As of December 31, 2009 and 2010, there was less than $0.1 million of accrued preferred dividends due to Series B Preferred holders. The Company recorded the accrued dividends as a reduction to "Additional paid-in capital" or "Accumulated deficit." The holders of Series B Preferred also are entitled to receive, on an as-converted to voting common stock basis, any other dividend or distribution when, as and if declared by the Board, participating equally with the holders of common stock and the holders of Series Preferred.

        Holders of Series B Preferred are entitled to the number of votes equal to the product obtained by multiplying (i) the number of shares of voting common stock into which their shares of Series B Preferred could be converted and (ii) 150. In addition, the Series B Preferred holders are entitled to receive, upon a liquidation event, the amount that would have been received if all shares of Series Preferred had been converted into voting common stock immediately prior to such liquidation event, only after the payment of the full Series G Preferred liquidation preference has been satisfied. If, upon the liquidating event, the assets of the Company are insufficient to fully pay the amounts owed to Series B Preferred holders, all distributions would be made ratably in proportion to the full amounts to which preferred and common stockholders would have otherwise been entitled. In the event that the Company is a party to an acquisition or asset transfer, each holder of Series B Preferred is entitled to receive the amount of cash, securities, or other property to which such holder would be entitled to receive in a liquidation event.

        Each share of Series B Preferred shall automatically be converted into shares of voting common stock upon the earliest of the following events to occur: (i) holders of at least 50% of the outstanding shares of Series B Preferred consent to a conversion, or (ii) upon any sale, assignment, transfer, conveyence, hypothecation or other disposition of any legal or beneficial interest in such shares, whether or not for value and whether voluntary or involuntary or by operation of law, subject to certain exceptions. The number of shares of voting common stock to which a Series B Preferred stockholder is entitled upon conversion is calculated by multiplying the applicable conversion rate then in effect (currently 6.0) by the number of Series B Preferred shares to be converted. The conversion rate for the Series B Preferred shares is subject to change in accordance with anti-dilution provisions contained in the agreement with those holders. More specifically, the conversion price is subject to adjustment to prevent dilution on a weighted-average basis in the event that the Company issues additional shares of common stock or securities convertible or exercisable for common stock at a purchase price less than the then effective conversion price. As of December 31, 2009 and 2010, 1,199,988 shares of voting common stock would have been required to be issued assuming conversion of all of the issued and outstanding shares of Series B Preferred.

        The Company evaluated various components of the Series B Preferred, including redemption features, dividend and voting rights, protective covenants and conversion rights. The Company concluded that the Series B Preferred was redeemable at the option of the holder at December 31, 2009 and classified the Series B Preferred in mezzanine equity. The Series B Preferred was not adjusted to its redemption value because it was not probable the holders would redeem at December 31, 2009. The Company

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. STOCKHOLDERS' EQUITY (DEFICIT) (Continued)

subsequently reevaluated its conclusion due to the elimination of the holders' redemption rights in December 2010, and determined that the Series B Preferred should be classified as an equity instrument as of December 31, 2010.

Series D Preferred

        In January 2008, the Company authorized the sale and issuance of 6,560,174 shares of Series D Preferred for $4.8 million in gross proceeds (or $4.7 million, net of issuance costs), and used the proceeds from the sale for working capital and general corporate purposes. There were 6,560,174 shares and 6,258,297 shares outstanding at December 31, 2009 and 2010, respectively. The holders of Series D Preferred were entitled to annual dividends payable at a rate of 6% of the Series D Preferred original issue price. The dividends were cumulative and accrued from the date of issue while the shares were redeemable at the option of the holder. These dividend rights were subsequently rescinded by the Board in December 2010. As of December 31, 2009 and 2010, the accrued preferred dividends due to Series D Preferred holders were $0.6 million and $0.8 million, respectively. The Company recorded the accrued dividends as a reduction to "Additional paid-in capital" or "Accumulated deficit." The holders of Series D Preferred also are entitled to receive, on an as-converted to voting common stock basis, any other dividend or distribution when, as and if declared by the Board, participating equally with the holders of common stock and the holders of Series Preferred.

        Holders of Series D Preferred are entitled to the number of votes equal to the number of shares of voting common stock into which their shares of Series D Preferred could be converted. In addition, the Series D Preferred holders are entitled to receive, upon a liquidation event, the amount that would have been received if all shares of Series Preferred had been converted into voting common stock immediately prior to such liquidation event, only after the payment of the full Series G Preferred liquidation preference has been satisfied. If, upon the liquidating event, the assets of the Company are insufficient to fully pay the amounts owed to Series D Preferred holders, all distributions would be made ratably in proportion to the full amounts to which preferred and common stockholders would have otherwise been entitled. In the event that the Company is a party to an acquisition or asset transfer, each holder of Series D Preferred is entitled to receive the amount of cash, securities, or other property to which such holder would be entitled to receive in a liquidation event.

        Each share of Series D Preferred shall automatically be converted into shares of voting common stock upon the earliest of the following events to occur: (i) holders of at least 50% of the outstanding shares of Series D Preferred consent to a conversion, or (ii) immediately upon the closing of an initial public offering. The number of shares of voting common stock to which a Series D Preferred stockholder is entitled upon conversion is calculated by multiplying the applicable conversion rate then in effect (currently 6.0) by the number of Series D Preferred shares to be converted. The conversion rate for the Series D Preferred shares is subject to change in accordance with anti-dilution provisions contained in the agreement with those holders. More specifically, the conversion price is subject to adjustment to prevent dilution on a weighted-average basis in the event that the Company issues additional shares of common stock or securities convertible or exercisable for common stock at a purchase price less than the then effective conversion price. As of December 31, 2009 and 2010, the number of shares of voting common stock that would have been required to be issued assuming conversion of all of the issued and outstanding shares of Series D Preferred was 39,361,044 and 37,549,782 respectively.

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. STOCKHOLDERS' EQUITY (DEFICIT) (Continued)

        The Company evaluated various components of the Series D Preferred, including redemption features, dividend and voting rights, protective covenants and conversion rights. The Company concluded that the Series D Preferred was redeemable at the option of the holder at December 31, 2009 and classified the Series D Preferred in mezzanine equity. The Series D Preferred was not adjusted to its redemption value because it was not probable the holders would redeem at December 31, 2009. The Company subsequently reevaluated its conclusion due to the elimination of the holders' redemption rights in December 2010, and determined that the Series D Preferred should be classified as an equity instrument as of December 31, 2010.

Series E Preferred

        In November 2009, the Company authorized the sale and issuance of 4,406,160 shares of Series E Preferred for $30.0 million in gross proceeds (or $29.9 million, net of issuance costs), and used $26.4 million of the proceeds from the sale to fund a dividend paid to holders of the Company's capital stock on a pro-rata basis and the remainder for working capital and general corporate purposes. The Company recorded the dividend payments as a reduction to "Accumulated deficit," and to a lesser extent, "Additional paid-in capital." There were 4,406,160 shares and 4,127,653 shares outstanding at December 31, 2009 and 2010, respectively. The holders of Series E Preferred were entitled to annual dividends payable at a rate of 6% of the Series E Preferred original issue price. The dividends were cumulative and accrued from the date of issue. These dividend rights were subsequently rescinded by the Board in December 2010. As of December 31, 2009 and 2010, the accrued preferred dividends due to Series E Preferred holders were $0.2 million and $0, respectively. The holders of Series E Preferred also are entitled to receive, on an as-converted to voting common stock basis, any other dividend or distribution when, as and if declared by the Board, participating equally with the holders of common stock and the holders of Series Preferred.

        Holders of Series E Preferred are entitled to the number of votes equal to the number of shares of voting common stock into which their shares of Series E Preferred could be converted. In addition, the Series E Preferred holders are entitled to receive, upon a liquidation event, the amount that would have been received if all shares of Series Preferred had been converted into voting common stock immediately prior to such liquidation event, only after the payment of the full Series G Preferred liquidation preference has been satisfied. If, upon the liquidating event, the assets of the Company are insufficient to fully pay the amounts owed to Series E Preferred holders, all distributions would be made ratably in proportion to the full amounts to which preferred and common stockholders would have otherwise been entitled. In the event that the Company is a party to an acquisition or asset transfer, each holder of Series E Preferred is entitled to receive the amount of cash, securities, or other property to which such holder would be entitled to receive in a liquidation event.

        Each share of Series E Preferred shall automatically be converted into shares of voting common stock upon the earliest of the following events to occur: (i) holders of at least 50% of the outstanding shares of Series E Preferred consent to a conversion, or (ii) immediately upon the closing of an initial public offering. The number of shares of voting common stock to which a Series E Preferred stockholder is entitled upon conversion is calculated by multiplying the applicable conversion rate then in effect (currently 6.0) by the number of Series E Preferred shares to be converted. The conversion rate for the Series E Preferred shares is subject to change in accordance with anti-dilution provisions contained in the agreement with those holders. More specifically, the conversion price is subject to adjustment to prevent dilution on a weighted-average basis in the event that the Company issues additional shares of common

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. STOCKHOLDERS' EQUITY (DEFICIT) (Continued)

stock or securities convertible or exercisable for common stock at a purchase price less than the then effective conversion price. As of December 31, 2009 and 2010, the number of shares of voting common stock that would have been required to be issued assuming conversion of all of the issued and outstanding shares of Series E Preferred was 26,436,960 and 24,765,918, respectively.

        The Company evaluated various components of the Series E Preferred, including redemption features, dividend and voting rights, protective covenants and conversion rights. The Company concluded that the Series E Preferred was redeemable at the option of the holders at December 31, 2009 and classified the Series E Preferred in mezzanine equity. The Series E Preferred was not adjusted to its redemption value because it was not probable the holder would redeem at December 31, 2009. The Company subsequently reevaluated its conclusion due to the elimination of the holders' redemption rights in December 2010, and determined that the Series E Preferred should be classified as an equity instrument as of December 31, 2010.

Series F Preferred

        In April 2010, the Company authorized the sale and issuance of 4,202,658 shares of Series F Preferred for $135.0 million in gross proceeds (or $134.9 million, net of issuance costs), and used $119.9 million of the proceeds from the sale to redeem shares of its outstanding common stock held by certain shareholders and the remainder for working capital and general corporate purposes. All shares of Series F Preferred were outstanding at December 31, 2010. The holders of Series F Preferred were not entitled to annual preferred dividends, but are entitled to receive, on an as-converted to voting common stock basis, any other dividend or distribution when, as and if declared by the Board, participating equally with the holders of common stock and the holders of Series Preferred.

        Holders of Series F Preferred are entitled to the number of votes equal to the number of shares of voting common stock into which their shares of Series F Preferred could be converted. In addition, the Series F Preferred holders are entitled to receive, upon a liquidation event, the amount that would have been received if all shares of Series Preferred had been converted into voting common stock immediately prior to such liquidation event, only after the payment of the full Series G Preferred liquidation preference has been satisfied. If, upon the liquidating event, the assets of the Company are insufficient to fully pay the amounts owed to Series F Preferred holders, all distributions would be made ratably in proportion to the full amounts to which preferred and common stockholders would have otherwise been entitled. In the event that the Company is a party to an acquisition or asset transfer, each holder of Series F Preferred is entitled to receive the amount of cash, securities, or other property to which such holder would be entitled to receive in a liquidation event.

        Each share of Series F Preferred shall automatically be converted into shares of voting common stock upon the earliest of the following events to occur: (i) holders of at least 50% of the outstanding shares of Series F Preferred consent to a conversion, or (ii) immediately upon the closing of an initial public offering. The number of shares of voting common stock to which a Series F Preferred stockholder is entitled upon conversion is calculated by multiplying the applicable conversion rate then in effect (currently 6.0) by the number of Series F Preferred shares to be converted. The conversion rate for the Series F Preferred shares is subject to change in accordance with anti-dilution provisions contained in the agreement with those holders. More specifically, the conversion price is subject to adjustment to prevent dilution on a weighted-average basis in the event that the Company issues additional shares of common stock or securities convertible or exercisable for common stock at a purchase price less than the then

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. STOCKHOLDERS' EQUITY (DEFICIT) (Continued)

effective conversion price. As of December 31, 2009 and 2010, 25,215,948 shares of voting common stock would have been required to be issued assuming conversion of all of the issued and outstanding shares of Series F Preferred.

Series G Preferred

        In December 2010, the Company authorized the sale of 30,075,690 shares of Series G Preferred and the initial issuance of 14,245,018 shares of Series G Preferred for $450.0 million in gross proceeds (or $449.7 million, net of issuance costs), and used $438.3 million of the proceeds from the sale to redeem shares of its outstanding common stock and preferred stock held by certain shareholders and the remainder for working capital and general corporate purposes. All issued shares of Series G Preferred were outstanding at December 31, 2010. The holders of Series G Preferred are not entitled to annual preferred dividends, but are entitled to receive, on an as-converted to voting common stock basis, any other dividend or distribution when, as and if declared by the Board, participating equally with the holders of common stock and the holders of Series Preferred.

        Holders of Series G Preferred are entitled to the number of votes equal to the number of shares of voting common stock into which their shares of Series G Preferred could be converted. In addition, the Series G Preferred holders are entitled, before any distribution or payment is made upon any Series B Preferred, Series D Preferred, Series E Preferred, Series F Preferred or common stock, to be paid an amount per share equal to 100% of the Series G Preferred original price, plus all declared but unpaid dividends on the Series G Preferred. If, upon the liquidating event, the assets of the Company are insufficient to fully pay the amounts owed to Series G Preferred holders, all distributions would be made ratably in proportion to the full amounts to which Series G Preferred holders would have otherwise been entitled. In the event that the Company is a party to an acquisition or asset transfer, each holder of Series G Preferred is entitled to receive the amount of cash, securities, or other property to which such holder would be entitled to receive in a liquidation event.

        Each share of Series G Preferred shall automatically be converted into shares of voting common stock upon the earliest of the following events to occur: (i) holders of at least 50% of the outstanding shares of Series G Preferred consent to a conversion, or (ii) immediately upon the closing of an initial public offering. The number of shares of voting common stock to which a Series G Preferred stockholder is entitled upon conversion is calculated by multiplying the applicable conversion rate then in effect (currently 2.0) by the number of Series G Preferred shares to be converted. The conversion rate for the Series G Preferred shares is subject to change in accordance with anti-dilution provisions contained in the agreement with those holders. More specifically, the conversion price is subject to adjustment to prevent dilution on a weighted-average basis in the event that the Company issues additional shares of common stock or securities convertible or exercisable for common stock at a purchase price less than the then effective conversion price. As of December 31, 2010, 28,490,036 shares of voting common stock would have been required to be issued assuming conversion of all of the issued and outstanding shares of Series G Preferred.

Stock Repurchase Activity

        In April 2010 and December 2010, the Board authorized the Company to repurchase shares of its capital stock held by certain holders, using a portion of the proceeds from the sale of Series F Preferred and the sale of Series G Preferred, respectively. The Company repurchased 46,664,328 shares of common

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. STOCKHOLDERS' EQUITY (DEFICIT) (Continued)

stock for $503.2 million, and 580,384 shares of preferred stock for $55.0 million in 2010. Total shares repurchased from Company employees were 4,370,959.

10. STOCK-BASED COMPENSATION

  Groupon, Inc. Stock Plans

        In January 2008, the Company adopted the ThePoint.com 2008 Stock Option Plan, as amended (the "2008 Plan"), under which options for up to 32,309,250 shares of common stock were authorized to be issued to employees, consultants, and directors of ThePoint.com, which is now the Company. In April 2010, the Company established the Groupon, Inc. 2010 Stock Plan, as amended (the "2010 Plan"), under which stock options and restricted stock units ("RSUs") for up to 7,000,000 shares of non-voting common stock were authorized for future issuance to employees, consultants and directors of the Company. The 2008 Plan and the 2010 Plan (the "Plans") are administered by the Board, who determine the number of awards to be issued, the corresponding vesting schedule and the exercise price for options. As of December 31, 2010, 1,997,700 shares were available for future issuance under the Plans. In addition to the Plans, the Company has issued stock options, restricted stock and RSUs that are governed by employment agreements, some of which are still unvested and outstanding.

  Stock Options

        The exercise price of stock options granted is equal to the fair market value of the underlying stock on the date of grant. The contractual term for stock options expires ten years from the grant date. Stock options generally vest over a three or four-year period, with 25% of the awards vesting after one year and the remainder of the awards vesting on a monthly basis thereafter. The fair value of stock options on the date of grant is amortized on a straight-line basis over the requisite service period.

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCK-BASED COMPENSATION (Continued)

        The table below summarizes the stock option activity during the years ended December 31, 2008, 2009 and 2010:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)(a)
Outstanding at December 31, 2007	1,656,000	$0.02	9.40	$—
Granted	1,110,000	$0.03	9.72
Exercised	(60,000)	$0.02	8.50
Forfeited	—	—	—

Outstanding at December 31, 2008	2,706,000	$0.02	8.94	$66
Granted	7,245,000	$0.17	9.54
Exercised	(2,010,498)	$0.04	8.16
Forfeited	(942,000)	$0.10	9.31

Outstanding at December 31, 2009	6,998,502	$0.16	9.35	$6,274
Granted	8,765,200	$3.05	9.32
Exercised	(1,214,332)	$0.16	7.79
Forfeited	(816,518)	$0.27	8.58

Outstanding at December 31, 2010	13,732,852	$2.00	9.00	$189,406

Exercisable at December 31, 2010	1,733,574	$0.29	8.43	$26,872

(a)
The aggregate intrinsic value of options outstanding and exercisable represents the total pretax intrinsic value (the difference between the fair value of the Company's stock on the last day of each fiscal year and the exercise price, multiplied by the number of options where the exercise price exceeds the fair value) that would have been received by the option holders had all option holders exercised their options as of December 31, 2008, 2009 and 2010, respectively.

        The fair value of stock options granted is estimated on the date of grant using the Black-Scholes-Merton option-pricing model. Expected volatility is based on historical volatilities for publicly-traded options of comparable companies over the estimated expected life of the stock options. The expected term represents the period of time the stock options are expected to be outstanding and is based on the "simplified method." The Company used the "simplified method" due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. The risk-free interest rate is based on yields on U.S. Treasury STRIPS with a maturity similar to the estimated expected life of the stock options. The weighted-average assumptions for stock options granted during the years ended December 31, 2008, 2009 and 2010 are outlined in the following table.

	2008	2009	2010
Dividend yield	—	—	—
Risk-free interest rate	3.10%	2.82%	2.58%
Expected term (in years)	5.98	6.84	6.13
Expected volatility	46%	46%	46%

        Based on the above assumptions, the weighted-average grant date fair value of stock options granted during the years ended December 31, 2008, 2009 and 2010 was $0.01, $0.09 and $1.45, respectively. The

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCK-BASED COMPENSATION (Continued)

total fair value of options that vested during the years ended December 31, 2008, 2009 and 2010 was less than $0.1 million, less than $0.1 million and $0.3 million, respectively.

  Restricted Stock Units

        The restricted stock units granted under the Plans vest over a four-year period, with 25% of the awards vesting after one year and the remaining awards vesting on a monthly basis thereafter. The fair value of restricted stock units on the date of grant is amortized on a straight-line basis over the requisite service period. The fair value of restricted stock units that vested during each of the years ended December 31, 2008, 2009 and 2010 was less than $0.1 million.

        The table below summarizes activity regarding unvested restricted stock units under the Plans during the years ended December 31, 2008, 2009 and 2010:

	Restricted Stock Units	Weighted- Average Grant Date Fair Value (per share)
Unvested at December 31, 2007	2,345,000	$0.02
Granted	—	$—
Vested	(1,000,000)	$0.03
Forfeited	—	$—

Unvested at December 31, 2008	1,345,000	$0.02
Granted	—	$—
Vested	(1,180,000)	$0.02
Forfeited	(82,500)	$0.02

Unvested at December 31, 2009	82,500	$0.02
Granted	1,788,300	$14.32
Vested	(82,500)	$0.02
Forfeited	—	$—

Unvested at December 31, 2010	1,788,300	$14.32

  Performance Stock Units

        Performance stock units ("PSUs") are not granted under the Plans. Rather, PSUs are granted pursuant to arm's-length negotiated contracts in connection with certain of our acquisitions. In May 2010, the Company issued PSUs under the terms of the agreement to acquire Mobly, Inc., a mobile technology company. The Company agreed to issue up to 720,000 PSUs to the previous Mobly shareholders contingent on meeting certain performance-based operational objectives over the next three years. Upon being granted, the PSUs immediately vest as common stock. During 2010, a total 120,000 shares were granted, and 600,000 shares are still eligible to be granted in the future based on the performance criteria and discretion of the Board. The Company started recording stock compensation expense at the service inception date, which began at the date of acquisition and precedes the grant date. Due to the subjective nature of the performance evaluation, the fair value of the PSUs is remeasured each period until the grant date, when stock compensation expense is adjusted to the grant date fair value. The total fair value of PSUs that vested during the year ended December 31, 2010 was $1.1 million.

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCK-BASED COMPENSATION (Continued)

        The Company recognized stock compensation expense of less than $0.1 million, $0.1 million and $7.1 million during the years ended December 31, 2008, 2009 and 2010, respectively, related to awards issued under the Plans and employment agreements. The corresponding tax benefit provided by stock compensation was $0, $0.1 million and less than $0.1 million for the years ended December 31, 2008, 2009 and 2010, respectively.

        As of December 31, 2010, a total of $42.0 million of unrecognized compensation costs related to unvested stock options and unvested restricted stock units issued under the Plans are expected to be recognized over the remaining weighted-average period of four years.

  Acquisition-Related Stock Awards

        During 2010, the Company made several acquisitions of subsidiaries that resulted in the issuance of additional equity-based awards to employees of the acquired companies.

  CityDeal Acquisition

        In May 2010, the Company acquired CityDeal (see Note 4 "Acquisitions"), which resulted in the issuance of 3,180,115 shares of the Company's restricted stock to a trust for current CityDeal employees. The restricted stock vests quarterly generally over a period of three years. There were 1,520,925 shares of restricted stock granted on the acquisition date at a fair market value of $3.46 per share, which is amortized on a straight-line basis over the requisite service period. These shares are classified in the additional paid-in capital on the consolidated balance sheet.

        Additional restricted stock was granted in two separate tranches as part of a contingent earn-out payment related to the achievement of financial performance targets. Tranche A consists of 1,607,341 shares of restricted stock and was initially classified as a liability on the consolidated balance sheet due to performance characteristics that resulted in a variable number of shares. Changes in the fair market values associated with Tranche A restricted stock were recorded as stock-based compensation expense within selling, general and administrative expenses on the statement of operations. Upon settlement and issuance of the restricted stock in December 2010, the restricted stock was reclassified from a liability to additional paid-in capital within stockholders' equity (deficit) based on the fair market value on the settlement date. The adjusted fair value of $13.48 per share at settlement is amortized on an accelerated basis over the requisite service period.

        Tranche B consists of 51,849 shares of restricted stock and is classified in additional paid-in capital on the consolidated balance sheet. The fair value of $3.46 per share for Tranche B restricted stock on the date of grant is amortized on an accelerated basis over the requisite service period.

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCK-BASED COMPENSATION (Continued)

        The table below summarizes activity regarding unvested restricted stock issued as part of the CityDeal acquisition during the year ended December 31, 2010:

	Restricted Stock	Weighted- Average Grant Date Fair Value (per share)
Unvested at December 31, 2009	—	$—
Granted	3,180,115	$8.52
Vested	(960,510)	$8.52

Unvested at December 31, 2010	2,219,605	$8.52

        The fair value of restricted stock that vested during the year ended December 31, 2010 was $8.2 million.

        The Company recognized stock compensation expense of $15.6 million during 2010 related to restricted stock granted as part of the CityDeal acquisition, none of which provided the Company with a tax benefit. As of December 31, 2010, a total of $11.6 million of unrecognized compensation costs related to unvested restricted stock are expected to be recognized over the remaining weighted-average period of two years.

  Subsidiary Awards

        The Company made several other acquisitions during the year ended December 31, 2010 in which the selling shareholders of the acquired companies were granted RSUs and stock options ("subsidiary awards") in the Company's subsidiaries. These subsidiary awards were issued in conjunction with the acquisitions as a way to retain and incentivize key employees. They generally vest on a quarterly basis for a period of three or four years, and dilute the Company's ownership percentage of the corresponding subsidiaries as they vest over time. The fair market value of the subsidiary shares granted was determined on a contemporaneous basis. A significant portion of the subsidiary awards are classified as liabilities on the consolidated balance sheet due to the existence of put rights that allow the selling shareholders to put their stock back to the Company. The liabilities for the subsidiary shares were remeasured on a quarterly basis, with the offset to stock-based compensation expense in selling, general and administrative expenses on the consolidated statement of operations. Additionally, the Company has call rights on most of the subsidiary awards, which allow it to purchase the remaining outstanding shares based on contractual agreements.

        The Company recognized stock compensation expense of $13.5 million during 2010 related to subsidiary awards, none of which provided the Company with a tax benefit. As of December 31, 2010, a total of $71.8 million of unrecognized compensation costs related to unvested subsidiary awards are expected to be recognized over the remaining weighted-average period of three years. The amount of unrecognized compensation costs is management's best estimate based on the current fair market values of each of the subsidiaries and could change significantly based on future valuations.

  Common Stock Valuations

        The Company determined the fair value per share of the common stock underlying the stock-based awards through the contemporaneous application of a discounted future earnings model initially and then

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCK-BASED COMPENSATION (Continued)

a discounted cash flow methodology going forward, which was approved by the Board. Stock-based awards were granted to employees in the form of stock options, restricted stock units and restricted stock. All such awards granted were exercisable at a price per share equal to the per share fair value of the Company's common stock on the date of grant. Determining the fair value of the Company's common stock required making complex and subjective judgments. The assumptions used in the valuation models were based on future expectations combined with management estimates.

        The discounted future earnings method calculates the present value of future economic benefits using a discount rate based on the nature of the business, the level of overall risk and the expected stability of the estimated future economic benefits. The future economic benefits are estimated over a period of years sufficient to reach stability of the business, and management expects the Company to grow substantially for several years before revenue stabilizes. The discounted cash flow method valued the business by discounting future available cash flows to present value at an approximate rate of return. The cash flows were determined using forecasts of revenue, net income and debt-free future cash flow. The discount rate was derived using a Capital Asset Pricing Model for companies in the "expansion" stage of development. The Company also applied a lack of marketability discount to its enterprise value, which took into account that investments in private companies are less liquid than similar investments in public companies. There is inherent uncertainty in all of these estimates.

        Summarized below are the significant factors the Board considered in determining the fair value of the common stock underlying the Company's stock-based awards granted to its employees:

Fiscal Year 2008

  The Company raised $4.7 million in net proceeds from the issuance convertible preferred stock in January 2008 and began operations with the launch of its first market in Chicago in October 2008.

Fiscal Year 2009

  First Quarter 2009

  In the first quarter, the Company continued to grow the Chicago market and increase its subscriber base.

  Second Quarter 2009

  In the second quarter, the Company launched its services in four additional markets (New York, Washington D.C., San Francisco, and Boston) and the total number of subscribers rose to approximately 0.2 million at June 30, 2009.

  Third Quarter 2009

  In the third quarter, the Company launched its services in 12 new markets across the United States and the total number of subscribers increased to approximately 0.6 million at September 30, 2009.

  Fourth Quarter 2009

  In the fourth quarter, the Company raised $29.9 million in net proceeds from the issuance of convertible preferred stock in November 2009 and the total number of subscribers increased to

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCK-BASED COMPENSATION (Continued)

  approximately 1.8 million at December 31, 2009 as the Company launched its services in 13 additional markets across the United States.

Fiscal Year 2010

  First Quarter 2010

  In the first quarter, the total number of subscribers increased to approximately 3.4 million as of March 31, 2010 as the Company launched its services in 13 new markets across the United States. In addition, the Company launched its official Groupon application for the Apple iPhone and iPod touch, which provides a more convenient buying and redemption process for both consumers and merchants.

  Second Quarter 2010

  In the second quarter, the Company raised $134.9 million in net proceeds from the issuance of convertible preferred stock in April 2010. The Company also expanded its global presence to 80 markets and 16 countries in Europe and in Latin America with acquisitions. In addition, the Company acquired a mobile technology company in May 2010. The Company also launched its services in 20 additional markets across North America, including Toronto and Vancouver, increasing the total number of subscribers to approximately 10.4 million as of June 30, 2010.

  Third Quarter 2010

  In the third quarter, the total number of subscribers increased to approximately 21.4 million as of September 30, 2010 as the Company launched its services in 22 new markets across North America, including Calgary, Edmonton and Ottawa. The Company also expanded its global presence into the Russian Federation and Japan in August 2010. In addition, the Company began targeting deals to subscribers based upon their personal preferences and buying history.

  Fourth Quarter 2010

  In the fourth quarter, the Company raised $449.7 million in net proceeds from the issuance of preferred stock in December 2010. In November 2010, the Company expanded its presence in the Asia-Pacific region and also acquired Ludic Labs, Inc., a company that designs and develops local marketing services. The total number of subscribers increased to approximately 50.6 million as of December 31, 2010 as the Company launched its services in 69 additional markets across North America, including 12 markets in Canada.

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. LOSS PER SHARE

        The table below summarizes the calculation of basic and diluted net loss per share for the years ended December 31, 2008, 2009 and 2010 (in thousands, except share and per share amounts):

	Year Ended December 31,
	2008	2009	2010
Net loss	$(1,542)	$(1,341)	$(413,386)
Dividends on preferred stock	(277)	(5,575)	(1,362)
Redemption of preferred stock in excess of carrying value	—	—	(52,893)
Adjustment of redeemable noncontrolling interests to redemption value	—	—	(12,425)
Preferred stock distributions	(339)	—	—
Less: Net loss attributable to noncontrolling interests	—	—	23,746

Net loss attributable to common stockholders	$(2,158)	$(6,916)	$(456,320)

Net loss per share:
Weighted-average shares outstanding for basic and diluted net loss per share(a)	166,738,129	168,604,142	171,349,386

Basic and diluted net loss per share	$(0.01)	$(0.04)	$(2.66)

(a)
Stock options, restricted stock units, performance stock units and convertible preferred shares are not included in the calculation of diluted net loss per share for the years ended December 31, 2008, 2009 and 2010 because the Company had a net loss for each year. Accordingly, the inclusion of these equity awards would have had an antidilutive effect on the calculation of diluted loss per share.

        The following outstanding equity awards are not included in the diluted net loss per share calculation above because they would have had an antidilutive effect:

	Year Ended December 31,
Antidilutive equity awards	2008	2009	2010
Stock options	2,706,000	6,998,502	13,732,852
Restricted stock units	1,345,000	82,500	1,788,300
Convertible preferred shares	40,561,032	66,997,992	117,221,672
Performance stock units	—	—	600,000

Total	44,612,032	74,078,994	133,342,824

12. FAIR VALUE MEASUREMENTS

        Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. FAIR VALUE MEASUREMENTS (Continued)

        To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

  Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

  Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

  Level 3—Unobservable inputs that are supported by little or no market activities. Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable, such as pricing models, discounted cash flow models and similar techniques not based on market, exchange, dealer or broker-traded transactions.

        In determining fair value, the Company uses various valuation approaches within the fair value measurement framework. The valuation methodologies used for the Company's instruments measured at fair value and their classification in the valuation hierarchy are summarized below:

  Cash equivalents—Cash equivalents primarily consisted of highly-rated commercial paper and money market funds. The Company classified cash equivalents as Level 1, due to their short-term maturity, and measured the fair value based on quoted prices in active markets for identical assets.

  Contingent consideration—During the year ended December 31, 2010, the Company had obligations to transfer additional common stock to the former owners of certain acquirees as part of the exchange for control of these acquirees, if specified future operational objectives were met. The Company determined the acquisition-date fair value of these contingent liabilities, based on the likelihood of contingent earn-out payments, as part of the consideration transferred, and subsequently remeasured the fair value using either a cost or income approach that are primarily determined based on the present value of future cash flows using internal models. The Company classified this financial liability as Level 3, due to the lack of relevant observable inputs and market activity.

        The following table summarizes the Company's assets and liabilities that are measured at fair value on a recurring basis (in thousands):

		Fair Value Measurement at Reporting Date Using
Description	As of December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$10,500	$10,500	$—	$—

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. FAIR VALUE MEASUREMENTS (Continued)

		Fair Value Measurement at Reporting Date Using
Description	As of December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$23,028	$23,028	$—	$—

        There were no changes to the Company's valuation techniques used to measure asset and liability fair values on a recurring basis during 2009 and 2010.

        During the year ended December 31, 2010, the Company recorded contingent consideration as part of the CityDeal acquisition, which was subsequently remeasured on a recurring basis until settlement occurred in December 2010. As a result, the Company recorded a corresponding charge of $204.2 million associated with this obligation, which was reported separately as acquisition-related expenses in the consolidated statement of operations with other acquisition-related expenses. The charge resulted primarily due to the significant increase in the value of the Company's common stock from the original valuation date until the date the contingency was settled. As the contingent consideration was settled during 2010, no amounts were included in the table above.

        The Company's other financial instruments consist primarily of accounts receivable, accounts payable, accrued merchant payable, accrued expenses and loans from related parties. The carrying value of these assets and liabilities approximate their respective fair values as of December 31, 2009 and 2010, due to their short maturity. At December 31, 2009 and 2010 no material fair value adjustments were required for non-financial assets and liabilities.

13. INCOME TAXES

        On January 15, 2008, the Company completed a conversion pursuant to which The Point, LLC, converted to The Point, Inc., a corporation. As a limited liability company, the Company was recognized as a partnership for federal income tax purposes. All items of income, expense, gain and loss generally were reportable on the tax returns of members of The Point, LLC. Accordingly, the Company did not provide for income taxes at the company level prior to conversion to a corporation.

        The components of pretax loss for the years ended December 31, 2008, 2009 and 2010 were as follows (in thousands):

	Year Ended December 31,
	2008	2009	2010
United States	$(1,542)	$(1,093)	$(222,594)
International	—	—	(197,466)

Loss before income taxes	$(1,542)	$(1,093)	$(420,060)

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. INCOME TAXES (Continued)

        The provision (benefit) for income taxes at December 31, 2008, 2009 and 2010 consisted of the following components (in thousands):

	Year Ended December 31,
	2008	2009	2010
Current taxes:
U.S. federal	$—	$226	$—
State	—	22	57
International	—	—	618

Total current taxes	—	248	675

Deferred taxes:
U.S. federal and state	—	—	—
International	—	—	(7,349)

Total deferred taxes	—	—	(7,349)

Provision (benefit) for income taxes	$—	$248	$(6,674)

        The items accounting for differences between income taxes computed at the federal statutory rate and the provision for income taxes were as follows:

	Year Ended December 31,
	2008	2009	2010
U.S. federal income tax rate	34.0%	34.0%	35.0%
Impact of foreign differential	—	—	(1.7)
State income taxes, net of federal benefits	4.8	2.4	0.6
Valuation allowance	(38.4)	(57.5)	(12.0)
Revaluation of shares and other	(0.4)	(0.7)	(20.2)
Effect of state rate change on deferred items	—	(0.9)	(0.1)

	—%	(22.7)%	1.6%

Supplemental Disclosure for Tax Impact of Noncontrolling Interest

	2008	2009	2010
Less: amount attributable to noncontrolling interest	—%	—%	(1.6)%
Effective tax rate for noncontrolling interest	—%	—%	—%

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. INCOME TAXES (Continued)

        The deferred income tax assets and liabilities consisted of the following components (in thousands):

	December 31,
	2009	2010
Deferred tax assets:
Reserves and allowances	$1,275	$5,691
Intangible assets	8	—
Foreign exchange loss	—	226
Charitable contributions	52	153
Deferred rent	—	349
Tax credits	164	327
Stock-based compensation	33	2,138
Net operating loss carryforward	44	73,803

Total deferred tax assets	1,576	82,687
Less valuation allowance	(1,528)	(55,956)

Deferred tax assets, net of valuation allowance	48	26,731

Deferred tax liabilities:
Unearned revenue for tax	(12)	(17,525)
Intangible assets	—	(11,249)
Fixed assets	(36)	(1,227)

Net deferred tax liability	$—	$(3,270)

        The deferred tax amounts have been classified on the consolidated balance sheets as follows:

	December 31,
	2009	2010
Assets:
Deferred income taxes, non-current	$—	$14,544
Liabilities:
Deferred income taxes, current	—	(17,210)
Deferred income taxes, non-current	—	(604)

        In determining the need for a valuation allowance, the Company weighs both positive and negative evidence in the various taxing jurisdictions in which it operates to determine whether it is more likely than not that its deferred tax assets are recoverable. In assessing the ultimate realizability of its net deferred tax assets, the Company considers its past performance, available tax strategies, and expected future taxable income. At December 31, 2009 and 2010, the Company recorded a valuation allowance of $1.5 million and $56.0 million, respectively, against its domestic and foreign net deferred tax assets, as it believes it is more likely than not that these benefits will not be realized.

        At December 31, 2009 and 2010, the Company had $0 and $6.3 million of federal net operating loss carryforwards, respectively, which will expire beginning in 2026. In addition, at December 31, 2009 and 2010, the Company has $0.2 million and $0.3 million of federal research tax credit carryforwards, respectively, which will expire beginning in 2026. At December 31, 2010 the Company also has

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. INCOME TAXES (Continued)

$223.1 million of foreign net operating loss carryforwards, a significant portion of which carryforward for an indefinite period.

        The Company is subject to taxation in the United States federal and various state and foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes and recording the related income tax assets and liabilities. The Company's practice for accounting for uncertainty in income taxes is to recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not criteria, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. All of the Company's tax years are currently open to examination by the U.S. federal, state and foreign tax authorities. At December 31, 2009 and 2010, the Company did not have any material unrecognized tax benefits recorded on its consolidated balance sheets.

        The Company's practice is to recognize interest and penalties related to income tax matters in income tax expense. The Company did not recognize any interest or penalties in its consolidated statement of operations for the years ended December 31, 2008, 2009 and 2010.

        At December 31, 2010, no provision has been made for U.S. federal and state taxes related to undistributed earnings of the Company's foreign subsidiaries, as the Company currently does not expect to remit those earnings in the foreseeable future. Determination of the amount of unrecognized U.S. deferred tax liability related to undistributed earnings of the Company's foreign subsidiaries is not practical due to the complexities associated with the related calculation.

14. SEGMENT INFORMATION

        The Company has organized its operations into two principal segments: North America, which represents the United States and Canada; and International, which represents the rest of the Company's global operations. Segment operating results reflect earnings before stock-based compensation, acquisition-related expenses, interest and other income (expense), net, and provision (benefit) for income taxes. Segment information reported below represents the operating segments of the Company for which separate information is available and for which segment results are evaluated regularly by the Company's chief operating decision-maker (i.e., chief executive officer) in assessing performance and allocating resources.

        Revenue for each segment is based on the geographic market that sells the Groupons. There are no internal revenue transactions or allocations of costs between reporting segments. Revenue and profit or

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. SEGMENT INFORMATION (Continued)

loss information by reportable segment reconciled to consolidated net income (loss) was as follows (in thousands):

	Year Ended December 31,
	2008	2009	2010
North America
Revenue(1)	$5	$14,540	$200,412
Segment operating expenses(2)	1,613	15,502	210,849

Segment operating loss	(1,608)	(962)	(10,437)

International
Revenue	$—	$—	$112,529
Segment operating expenses(2)	—	—	283,085

Segment operating loss	—	—	(170,556)

Consolidated
Revenue	$5	$14,540	$312,941
Segment operating expenses(2)	1,613	15,502	493,934

Segment operating loss	(1,608)	(962)	(180,993)
Stock-based compensation	(24)	(115)	(36,168)
Acquisition-related	—	—	(203,183)
Interest and other income (expense), net	90	(16)	284

Loss before income taxes	(1,542)	(1,093)	(420,060)
Provision (benefit) for income taxes	—	248	(6,674)

Net loss	$(1,542)	$(1,341)	$(413,386)

(1)
North America contains revenue from the United States of $0.1 million, $14.5 million and $190.5 million for the years ended December 31, 2008, 2009 and 2010, respectively.

(2)
Represents operating expenses, excluding stock-based compensation, acquisition-related expense and interest and other income (expense), net, which are not allocated to segments.

        No single customer or individual foreign country accounted for more than 10% of revenue during the last three years.

        Total assets by reportable segment reconciled to consolidated assets were as follows (in thousands):

	December 31,
	2009	2010
North America	$14,962	$104,606
International	—	276,964

Consolidated total	$14,962	$381,570

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. SEGMENT INFORMATION (Continued)

        Property and equipment, net, by reportable segment was as follows (in thousands):

	December 31,
	2009	2010
North America(1)	$274	$9,880
International	—	6,610

Consolidated total	$274	$16,490

(1)
All property and equipment included in North America are located in the United States.

        Property and equipment located in Japan represented approximately 20% of consolidated property and equipment, net. There were no other individual countries located outside of the United States that represented more than 10% of consolidated property and equipment, net.

15. RELATED PARTIES

  CityDeal Loan Agreement

        In May 2010, the Company and the former CityDeal shareholders (including Oliver Samwer, Marc Samwer and Alexander Samwer, collectively, the "Samwers") entered into a loan agreement to provide CityDeal with a $20.0 million term loan facility (the "facility"). The facility subsequently was amended in July 2010 increasing the total commitment to $25.0 million. Both the Company and the former CityDeal shareholders each were obligated to make available $12.5 million under the terms of the facility, both of which were fully disbursed to CityDeal during the year ended December 31, 2010. Proceeds from the facility were used to fund operational and working capital needs. The outstanding balance accrues interest at a rate of 5% per year and is payable upon termination of the facility, which is the earlier of any prepayments or December 2012. The outstanding balance payable to the former CityDeal shareholders at December 31, 2010 of $13.0 million, along with corresponding accrued interest of $0.1 million, is included in "Due to related parties" on the consolidated balance sheet. The amount due to the former CityDeal shareholders exceeds the amount of the facility in US dollars as a result of changes in foreign currency exchange rates throughout the year ended December 31, 2010. The amounts due to the Company from CityDeal under the facility were not included in the consolidated balance sheet due to the elimination of intercompany transactions.

  Management Services

        The Company has entered into agreements with Rocket Internet GmbH ("Rocket") and various other companies in which the Samwers have direct or indirect ownership interests, to provide information technology, marketing and other services to the Company. The Company paid $1.4 million to Rocket and a total of $0.2 million to these other companies for services rendered for the year ended December 31, 2010, which are classified within selling, general and administrative expenses in the consolidated statement of operations. As of December 31, 2010, $0.2 million was due to Rocket, which was recorded in "Due to related parties" on the consolidated balance sheet.

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. RELATED PARTIES (Continued)

  Merchant Contracts

        The Company entered into several agreements with merchant companies in which the Samwers have direct or indirect ownership interests, and, in some cases, who are also directors of these companies, pursuant to which the Company conducts its business by offering goods and services at a discount with these merchants. The Company paid $1.1 million to these companies under the merchant agreements for the year ended December 31 2010, which was recorded as an offset to revenue in the consolidated statements of operations. The Company did not have any amounts due to these companies as of December 31, 2010.

  Consulting Agreements

        In May 2010, the Company entered into consulting agreements with the Samwers, which were amended in November 2010 and October 2011, pursuant to which they advise CityDeal, the Company's European subsidiary, with respect to its goals and spend at least fifty-percent of their work hours consulting for CityDeal. The Company reimburses the Samwers for travel and other expenses incurred in connection with their service to the Company. They do not receive any additional compensation from the Company in connection with their consulting roles. The terms of Marc and Oliver's consulting agreements expire in October 2013 and October 2012, respectively. The Company paid $0.1 million to reimburse the Samwers for travel and other expenses incurred for the year ended December 31, 2010, which are classified within selling, general and administrative expenses in the consolidated statement of operations. The Company had no amounts due to the Samwers as of December 31, 2010.

  Sublease Agreements

        The Company has entered into agreements with various companies in which certain of the Company's current and former Board members have direct or indirect ownership interests and, in some cases, who are also directors of these companies, pursuant to which the Company subleased a portion of office space in Chicago from these companies. The Company paid $0.1 million and $0.3 million to these companies under the sublease agreements for the years ended December 31, 2009 and 2010, respectively, which was classified within selling, general and administrative expenses in the consolidated statements of operations. The Company did not have any amounts due to these companies as of December 31, 2009 and 2010.

  Legal Services

        The Company has engaged the law firm of Lefkofsky & Gorosh, P.C. ("L&G"), whose founder (Steven P. Lefkofsky) is the brother of the Company's co-founder and Executive Chairman of the Board, to provide certain legal services to the Company. The Company paid less than $0.1 million and $0.3 million, respectively to L&G for legal services rendered for the years ended December 31, 2009 and 2010. The Company had $0 and approximately $0.1 million due to L&G as of December 31, 2009 and 2010.

16. SUBSEQUENT EVENTS

  Preferred Stock Issuance

        In January 2011, the Company authorized the sale and additional issuance of 15,827,796 shares of Series G Preferred for $496.0 million in gross proceeds (or $492.5 million, net of issuance costs), and used $371.5 million of the proceeds from the sale to redeem shares of its outstanding common stock and

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. SUBSEQUENT EVENTS (Continued)

preferred stock held by certain shareholders and the remainder for working capital and general corporate purposes. Included in the additional stock issuance was 126,622 shares of Series G Preferred (or the equivalent of $4.0 million) the Company transferred to its placement agent in exchange for financial advisory services provided. Holders of Series G Preferred have similar rights and preferences as other Series Preferred stockholders, with the exception of the following: (1) Series G Preferred holders are not entitled to any annual preferred dividends, but are entitled to receive, on an as-converted to voting common stock basis, any other dividend or distribution when, as and if declared by the Board, participating equally with the holders of common stock and the holders of Series Preferred; and (2) in the event of liquidation, the Series G Preferred holders are entitled, before any distribution or payment is made upon any Series B Preferred, Series D Preferred, Series E Preferred, Series F Preferred or common stock, to be paid an amount per share equal to 100% of the Series G Preferred original price plus all accrued and unpaid dividends on the Series G Preferred.

  Qpod Stock Purchase

        In January 2011, the Company entered into a Stock Purchase Agreement with other shareholders and certain founding members of Qpod (collectively, the "other shareholders"), whereby the Company purchased an additional percentage of the shares of Qpod from the other shareholders of Qpod, increasing the Company's ownership in Qpod to 90%. Under the terms of the agreement, the Company acquired 21,812 shares of the total issued and outstanding capital stock of Qpod, on a fully-diluted basis, in exchange for $25.0 million in cash.

  Other Acquisitions

        In January 2011, the Company acquired certain other entities that provide daily deals and online marketing services substantially similar to the Company for an aggregate purchase price of $20.9 million. The primary reasons for these acquisitions were to utilize the collective buying power websites to further grow the Company's subscribers and provide strategic entries into new and expanding markets in India, Malaysia, South Africa and the Middle East.

        The acquisitions will be accounted for using the purchase method of accounting and the operations of these acquired companies will be included in the consolidated financial statements from their respective date of the acquisition. The financial effect of these acquisitions, individually and in the aggregate, was not material to the Company's consolidated financial statements. Pro forma results of operations have not been presented because the effects of these business combinations, individually and in the aggregate, were not material to the Company's consolidated results of operations as they were start-up businesses.

  Investments in Equity Interests

        In January 2011, the Company acquired 50 percent of the ordinary shares of Restaurantdiary.com Limited ("Restaurantdiary") in exchange for $1.3 million. Restaurantdiary is a private limited company organized under the laws of the United Kingdom that owns the internet media property called restaurantdiary.com. The Company also acquired 40 percent of the ordinary shares of E-Commerce King Limited ("E-Commerce"), a company organized under the laws of the British Virgin Islands, in exchange for $4.0 million. The Company entered into the joint venture along with Rocket Asia GmbH & Co. KG ("Rocket Asia"), an entity controlled by the Samwers. Rocket Asia acquired 10 percent of the ordinary shares in E-Commerce. E-Commerce subsequently established a wholly foreign owned enterprise, which

GROUPON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. SUBSEQUENT EVENTS (Continued)

created a domestic operating company headquartered in Beijing, China ("GaoPeng.com"), to operate a business offering localized group-buying discounts for products and services to individual consumers and businesses via internet websites and social and interactive media in various markets throughout China. GaoPeng.com began offering daily deals in March in Beijing and Shanghai with expansion to other major cities in China to follow.

        The investments in equity interests will be accounted for using the equity method and the Company will record its share of the operating results from the respective date of the investment. Pro forma results of operations have not been presented because the financial effect of these investments in equity interests, individually and in the aggregate, were not material to the Company's consolidated results of operations.

  Newly Elected Directors

        In February 2011, the Company appointed Howard Schultz to the Company's Board of Directors. Mr. Schultz is chairman, president and chief executive officer of Starbucks Corporation. In June 2011, the Company appointed Mellody Hobson to the Company's Board of Directors. Ms. Hobson is the president and chairman of Ariel Investments, LLC, a Chicago-based investment management firm.

  Non-voting Common Stock Issuance

        In February 2011, the Board authorized the issuance and sale, by way of a private placement, of 1,090,830 shares of non-voting common stock for $17.2 million in gross proceeds, and used $17.0 million of the proceeds from the sale to redeem shares of its outstanding common stock held by certain shareholders and the remainder for working capital and general corporate purposes. Included in the stock issuance of non-voting common stock were 949,668 shares sold to Mr. Schultz and to several partnerships of Maveron LLC, a venture capital firm co-founded by Mr. Schultz, for an aggregate purchase price of $15.0 million.

  Facility Repayment

        In March 2011, the CityDeal repaid all amounts outstanding to the former CityDeal shareholders related to the facility described in Note 15 "Related Parties."

GROUPON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except share data)

	December 31, 2010	June 30, 2011	June 30, 2011 Pro forma for distribution and recapitalization (Note 3)
		(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$118,833	$225,093
Accounts receivable, net	42,407	99,674
Prepaid expenses and other current assets	12,615	50,947

Total current assets	173,855	375,714	—
Property and equipment, net	16,490	36,532
Goodwill	132,038	162,796
Intangible assets, net	40,775	39,516
Investments in equity interests	—	1,256
Deferred income taxes, non-current	14,544	14,119
Other non-current assets	3,868	7,779

Total Assets	$381,570	$637,712	$—

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$57,543	$49,033
Accrued merchant payable	162,409	391,894
Accrued expenses	98,323	164,700
Due to related parties	13,321	264
Deferred income taxes, current	17,210	13,058
Other current liabilities	21,613	61,669

Total current liabilities	370,419	680,618	—
Deferred income taxes, non-current	604	2,180
Other non-current liabilities	1,017	23,533

Total Liabilities	372,040	706,331	—

Commitments and contingencies (see Note 9)
Redeemable noncontrolling interests	2,983	681
Groupon, Inc. Stockholders' Equity (Deficit)
Series B, convertible preferred stock, $.0001 par value, 199,998 shares authorized, issued and outstanding at December 31, 2010 and June 30, 2011	—	—
Series D, convertible preferred stock, $.0001 par value, 6,560,174 shares authorized and issued, 6,258,297 shares outstanding at December 31, 2010 and 5,956,420 shares outstanding at June 30, 2011	1	1
Series E, convertible preferred stock, $.0001 par value, 4,406,160 shares authorized and issued, 4,127,653 shares outstanding at December 31, 2010 and 4,060,183 shares outstanding at June 30, 2011	—	—
Series F, convertible preferred stock, $.0001 par value, 4,202,658 shares authorized, issued and outstanding at December 31, 2010 and June 30, 2011	1	1
Series G, convertible preferred stock, $.0001 par value, 30,075,690 shares authorized, 14,245,018 shares issued and outstanding at December 31, 2010 and 30,072,814 shares issued and outstanding at June 30, 2011, liquidation preference of $450,000 and $950,000 at December 31, 2010 and June 30, 2011, respectively	1	3
Voting common stock, $.0001 par value, 500,000,000 shares authorized, 211,495,998 shares issued and 165,616,260 shares outstanding at December 31, 2010 and 211,495,998 shares issued and 144,531,311 shares outstanding at June 30, 2011	4	4
Non-voting convertible common stock, $.0001 par value, 100,000,000 shares authorized, 5,864,486 shares issued and 5,079,896 shares outstanding at December 31, 2010 and 10,061,288 shares issued and 7,821,086 shares outstanding at June 30, 2011	—	—
Treasury stock, at cost, 46,664,328 shares at December 31, 2010 and 69,204,889 shares at June 30, 2011	(503,173)	(808,448)
Additional paid-in capital	921,122	1,352,133
Stockholder receivable	(286)	(180)
Accumulated deficit	(419,468)	(623,376)
Accumulated other comprehensive income	9,875	13,443

Total Groupon, Inc. Stockholders' Equity (Deficit)	8,077	(66,419)	—
Noncontrolling interests	(1,530)	(2,881)

Total Equity (Deficit)	6,547	(69,300)	—

Total Liabilities and Equity (Deficit)	$381,570	$637,712	$—

See Notes to Condensed Consolidated Financial Statements.

GROUPON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Six Months Ended June 30,
	2010	2011
	(Restated)	(Restated)
Revenue (gross amounts billed of $135,807 and $1,597,423, respectively)	$58,938	$688,105
Costs and expenses:
Cost of revenue	4,024	66,522
Marketing	39,848	432,093
Selling, general and administrative	33,880	407,665
Acquisition-related	9,434	—

Total operating expenses	87,186	906,280

Loss from operations	(28,248)	(218,175)
Interest and other (expense) income, net	(96)	1,539
Equity-method investment activity, net of tax	—	(8,763)

Loss before provision for income taxes	(28,344)	(225,399)
Benefit for income taxes	(905)	(1,732)

Net loss	(27,439)	(223,667)
Less: Net loss attributable to noncontrolling interests	61	19,759

Net loss attributable to Groupon, Inc.	(27,378)	(203,908)
Dividends on preferred stock	(1,046)	—
Redemption of preferred stock in excess of carrying value	—	(34,327)
Adjustments of redeemable noncontrolling interests to redemption value	—	(15,651)

Net loss attributable to common stockholders	$(28,424)	$(253,886)

Net loss per share:
Basic	$(0.17)	$(1.66)
Diluted	$(0.17)	$(1.66)
Weighted average number of shares outstanding:
Basic	169,048,421	152,813,014
Diluted	169,048,421	152,813,014

See Notes to Condensed Consolidated Financial Statements.

GROUPON, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (UNAUDITED)

(in thousands, except share amounts)

	Series B, D, E, F, and G Preferred Stock									Total Groupon Inc. Stockholders' Equity (Deficit)
			Common Stock
					Treasury Stock	Additional Paid-In Capital	Stockholder Receivable	Accumulated Deficit	Accumulated Other Comp. Income		Non- controlling Interests	Total Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2010	29,033,624	$3	170,696,156	$4	$(503,173)	$921,122	$(286)	$(419,468)	$9,875	$8,077	$(1,530)	$6,547
Net loss	—	—	—	—	—	—	—	(203,908)	—	(203,908)	(1,351)	(205,259)
Foreign currency translation	—	—	—	—	—	—	—	—	3,568	3,568	—	3,568

Comprehensive loss	—	—	—	—	—	—	—	—	—	(201,833)	—	(203,184)
Adjustment of redeemable noncontrolling interests to redemption value	—	—	—	—	—	(15,651)	—	—	—	(15,651)	—	(15,651)
Stock issued in connection with business combinations	—	—	166,466	—		3,879	—	—	—	3,879	—	3,879
Restricted stock issued in connection with business combinations	—	—	23,684	—	—	538	—	—	—	538	—	538
Proceeds from issuance of shares (net of issuance costs)	15,827,796	2	1,090,830	—	—	509,690	—	—	—	509,692	—	509,692
Exercise of stock options	—	—	1,920,246	—	—	1,272	(180)	—	—	1,092	—	1,092
Repayment of receivable	—	—	—	—	—	(7)	286	—	—	279	—	279
Vesting of restricted stock units	—	—	429,688	—	—	—	—	—	—	—	—	—
Vesting of performance stock units			120,000							—	—	—
Stock-based compensation expense	—	—	—	—	—	32,693	—	—	—	32,693	—	32,693
Redemption of preferred stock	(369,347)	—	—	—	—	(35,003)	—	—	—	(35,003)	—	(35,003)
Repurchase of common stock	—	—	(22,540,561)	—	(353,550)	—	—	—	—	(353,550)	—	(353,550)
Purchase of addditional shares in majority-owned subsidiary	—	—	445,888	—	—	(21,657)	—	—	—	(21,657)	—	(21,657)
Reclassification of dividends paid on redemption of common stock	—	—	—	—	48,275	(48,275)	—	—	—	—	—	—
Excess tax benefit on stock-based compensation	—	—	—	—	—	3,532	—	—	—	3,532	—	3,532

Balance at June 30, 2011	44,492,073	$5	152,352,397	$4	$(808,448)	$1,352,133	$(180)	$(623,376)	$13,443	$(66,419)	$(2,881)	$(69,300)

See Notes to Condensed Consolidated Financial Statements

GROUPON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2010	2011
Operating activities
Net loss	$(27,439)	$(223,667)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,886	15,696
Stock-based compensation	4,076	57,582
Deferred income taxes	(929)	(2,237)
Excess tax benefit on stock-based compensation	—	(3,532)
Losses in equity interests	—	8,763
Non cash interest expense	72	—
Acquisition related expenses	9,434	—
Change in assets and liabilities, net of acquisitions:
Accounts receivable	(3,477)	(53,072)
Prepaid expenses and other current assets	2,818	(17,221)
Accounts payable	4,702	(14,374)
Accrued merchant payable	18,726	216,870
Accrued expenses and other current liabilities	3,084	74,756
Due to related parties	3,555	46
Other	(980)	(1,626)

Net cash provided by operating activities	15,528	57,984

Investing activities
Purchases of property and equipment	(3,934)	(21,202)
Acquisitions of businesses, net of acquired cash	5,603	(3,696)
Purchases of intangible assets	—	(272)
Changes in restricted cash	200	(1,025)
Purchases of investments in subsidiaries	—	(34,387)
Purchases of equity investments	—	(9,921)

Net cash provided by (used in) investing activities	1,869	(70,503)

Financing activities
Issuance of shares, net of issuance costs	134,932	509,692
Excess tax benefit on stock-based compensation	—	3,532
Loans from related parties	1,647	—
Repayments of related party loans	—	(14,358)
Repurchase of common stock	(119,891)	(353,550)
Proceeds from exercise of stock options	37	1,234
Proceeds from sale of common stock	—	137
Redemption of preferred stock	—	(35,003)

Net cash provided by financing activities	16,725	111,684

Effect of exchange rate changes on cash and cash equivalents	(516)	7,095
Net increase in cash and cash equivalents	33,606	106,260
Cash and cash equivalents, beginning of period	12,313	118,833

Cash and cash equivalents, end of period	$45,919	$225,093

Non-cash investing activity
Capital expenditures incurred not yet paid	$2	$1,514
Contingent consideration given in connection with acquisitions	$63,180	$15,920
Non-cash financing activity
Dividends accrued	$1,046	$—

See Notes to Condensed Consolidated Financial Statements.

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. DESCRIPTION OF BUSINESS

        Groupon, Inc., together with its consolidated subsidiaries (the "Company"), operates a local e-commerce marketplace (www.Groupon.com) that connects merchants to consumers by offering goods and services at a discount. The Company, which commenced operations in October 2008, creates a new way for local merchants to attract new customers, while providing consumers with savings and helping them discover what to do, eat, see and buy in the places they live and work.

2. RESTATEMENT

        The Company has restated its previously issued Condensed Consolidated Statements of Operations for the six month periods ended June 30, 2010 and 2011 to correct for an error in its presentation of revenue. Most significantly, the Company restated its reporting of revenues from Groupons to be net of the amounts related to merchant fees. Historically, the Company has reported the gross amounts billed to its subscribers as revenue. All prior periods have been restated to show the net amount the Company retains after paying the merchant fees. The effect of the correction resulted in a reduction of previously reported revenues and corresponding reductions in cost of revenue in those periods.

        The Company has also changed the presentation of certain other income statement expenses to be consistent with reporting revenue on a net basis. These changes include presenting loyalty programs as a component of marketing rather than an offset to revenue. The Company believes that this classification is most appropriate as it is acting as an agent on behalf of the merchant in driving traffic to generate revenue. In addition, refunds made to subscribers under the Groupon Promise are presented as a component of cost of revenue, rather than as an offset to revenue, as these amounts are not paid directly to the merchants.

        Credit card and other processing expenses have been reclassified to cost of revenue from selling, general and administrative for all periods presented. The Company concluded the amounts could alternatively be viewed as a cost of the service the Company is providing.

        The Company has restated the interim financial statements for the six months ended June 30, 2011 to reduce selling, general and administrative expense by $1.5 million to correct for an error in compensation expense.

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

2. RESTATEMENT (Continued)

        The following tables summarize the corrections on each of the affected financial statement line items for each period presented (in thousands).

	As Previously Reported	Restatement Adjustment	As Restated
Condensed Consolidated Statement of Operations
For the six months ended June 30, 2010
Revenue	$131,534	$(72,596)	$58,938
Cost of revenue	77,176	(73,152)	4,024
Marketing	35,495	4,353	39,848
Selling, general and administrative	37,677	(3,797)	33,880
For the six months ended June 30, 2011
Revenue	$1,522,746	$(834,641)	$688,105
Cost of revenue	911,699	(845,177)	66,522
Marketing	378,735	53,358	432,093
Selling, general and administrative	451,980	(44,315)	407,665
Loss from operations	(219,668)	1,493	(218,175)
Loss before provision for income taxes	(226,892)	1,493	(225,399)
Net loss	(225,160)	1,493	(223,667)
Net loss attributable to Groupon, Inc.	(205,401)	1,493	(203,908)
Loss before attributable to common stockholders	(255,379)	1,493	(253,886)
Net loss per share
Basic	(1.67)	0.01	(1.66)
Diluted	(1.67)	0.01	(1.66)
Condensed Consolidated Statement of Cash Flows
For the six months ended June 30, 2011
Stock-based compensation	59,075	(1,493)	57,582
Condensed Consolidated Balance Sheet as of June 30, 2011
For the six months ended June 30, 2011
Treasury stock	(809,941)	1,493	(808,448)
Additional paid-in capital	1,355,119	(2,986)	1,352,133
Accumulated deficit	(624,869)	1,493	(623,376)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

        The condensed consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Intercompany balances and transactions have been eliminated. Investments in entities in which the Company can exercise significant influence, but does not own a majority equity interest or otherwise control, are accounted for using the equity method and are included as investments in equity interests on the condensed consolidated balance sheet. See Note 7 "Investments in Equity Interests." The Company has included the results of operations of acquired companies from the date of the acquisition.

  Basis of Presentation

        The accompanying condensed consolidated financial statements of the Company were prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Accordingly, these

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

condensed consolidated financial statements should be read in conjunction with the Company's historical consolidated financial statements and accompanying notes included in this Form S-1 Registration Statement. In the opinion of management, all adjustments, consisting of a normal recurring nature, considered necessary for a fair presentation have been included in the condensed consolidated financial statements. The operating results for the six months ended June 30, 2011 are not necessarily indicative of the results expected for the full year ending December 31, 2011.

  Pro Forma for Distribution and Recapitalization

        The pro forma balance sheet gives effect to the one-time mandatory payment of $0.8 million for the accrued dividends payable to the Company's preferred shareholders and the conversion of Series D Convertible Preferred Stock ("Series D Preferred"), Series E Convertible Preferred Stock ("Series E Preferred"), Series F Convertible Preferred Stock ("Series F Preferred") and Series G Convertible Preferred Stock ("Series G Preferred") into 145,461,194 shares of newly-issued common stock of the Company.

  Stock Splits

        In May 2010, the Company's Board of Directors (the "Board") approved a resolution to effect a three-for-one stock split of the Company's common stock with no corresponding change to the par value. The stock split became effective in August 2010. The Board also approved a two-for-one stock split of the Company's common stock in December 2010 with no corresponding change to the par value, which became effective in January 2011. All common share numbers and per share amounts for all periods presented have been adjusted retroactively to reflect both the three-for-one and the two-for-one stock splits.

  Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and classifications of assets and liabilities, revenues and expenses, and the related disclosures of contingent liabilities in the condensed consolidated financial statements and accompanying notes. Estimates are utilized for, but not limited to, stock-based compensation, income taxes, valuation of acquired goodwill and intangible assets, customer refunds, contingent liabilities and the depreciable lives of fixed assets. Actual results could differ materially from those estimates and assumptions.

  Restricted Cash

        The Company had $0.3 million and $0.2 million of restricted cash recorded in prepaid expenses and other current assets and other non-currents assets, respectively, at December 31, 2010. The Company had $1.2 million and $0.2 million of restricted cash recorded in prepaid expenses and other current assets and other non-currents assets, respectively, at June 30, 2011. The carrying value of restricted cash approximates fair value.

  Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued merchant payable, accrued expenses and amounts due to related parties, approximate fair value due to their generally short-term maturities. The Company records money market funds and contingent consideration at fair value. See Note 13 "Fair Value Measurements."

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Investments in Equity Interests

        Investments in the common stock of entities in which the Company can exercise significant influence but does not own a majority equity interest or otherwise control are accounted for using the equity method and are included as investments in equity interests on the condensed consolidated balance sheet. The Company records its share of the results of these companies within "Equity-method investment activity, net of tax" on the condensed consolidated statement of operations. The Company reviews its investments for other-than-temporary impairment whenever events or changes in business circumstances indicate that the carrying value of the investment may not be fully recoverable. Investments identified as having an indication of impairment are subject to further analysis to determine if the impairment is other-than-temporary and this analysis requires estimating the fair value of the investment. The determination of fair value of the investment involves considering factors such as current economic and market conditions, the operating performance of the companies including current earnings trends and forecasted cash flows, and other company and industry specific information. See Note 7 "Investments in Equity Interests."

  Foreign Currency

        Balance sheet accounts of the Company's operations outside of the U.S. are translated from foreign currencies into U.S. dollars at the exchange rates as of the condensed consolidated balance sheet dates. Revenues and expenses are translated at average exchange rates during the period. Foreign currency translation gains or losses are included in accumulated other comprehensive income on the condensed consolidated balance sheets. Gains and losses resulting from foreign currency transactions, which are denominated in currencies other than the entity's functional currency, are included in interest and other (expense) income, net in the condensed consolidated statements of operations. For the six months ended June 30, 2010 and 2011, the Company had less than $0.1 million of foreign currency losses and $2.0 million of foreign currency gains, respectively.

  Recent Accounting Pronouncements

        In January 2010, the Financial Accounting Standards Board ("FASB") issued additional guidance that improves disclosures about fair value measures that were originally required. The new guidance is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those years. The adoption of this guidance did not impact the Company's financial position or results of operations. See Note 13 "Fair Value Measurements."

        In May 2011, the FASB issued guidance that changed the requirement for presenting "Comprehensive Income" in the consolidated financial statements. The update requires an entity to present the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The update is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 and should be applied retrospectively. The adoption of this guidance will not have a material impact on the Company's financial position or results of operations.

        In May 2011, the FASB issued guidance that amends certain fair value measurement principles and disclosure requirements. The new guidance states, among other things, that the concepts of highest and best use and valuation premise are only relevant when measuring the fair value of nonfinancial assets and prohibits the grouping of financial instruments for purposes of determining their fair values when the unit of account is specified in other guidance. The update is to be applied prospectively and is effective during

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

interim and annual periods beginning after December 15, 2011. The adoption of this guidance will not have a material impact on the Company's financial position or results of operations.

4. ACQUISITIONS

  CityDeal Europe GmbH Acquisition

        On May 15, 2010, the Company acquired 100% of CityDeal Europe GmbH ("CityDeal"), a collective buying power business launched in January 2010 that provides daily deals and online marketing services substantially similar to the Company, primarily in European markets. The acquisition was accounted for using the purchase method of accounting and the operations of CityDeal were included in the Company's condensed consolidated financial statements from the date of the acquisition. In connection with the acquisition, the Company and the former CityDeal shareholders entered into a loan agreement. See Note 16 "Related Parties."

  Qpod.inc Acquisition

        On August 11, 2010, the Company acquired approximately 55.1% of the total issued and outstanding capital stock of Qpod.inc ("Qpod"), a collective buying power business launched in July 2010 that provides daily deals and online marketing services in Japan substantially similar to the Company. The acquisition was accounted for using the purchase method of accounting and the operations of Qpod were included in the condensed consolidated financial statements from the date of the acquisition.

        In conjunction with the acquisition, the Company entered into an agreement with certain founding members and other shareholders of Qpod, which provided the Company with call rights that allow it to buy a percentage of the remaining shares of Qpod. Exercising all of the call rights would entitle the Company to an aggregate of up to 90% of the outstanding capital stock of Qpod. Additionally, the remaining Qpod shareholders have put rights to sell their outstanding capital stock to the Company in the event of an initial public offering of the Company, subject to certain conditions, which if exercised in full, would give the Company up to an aggregate of 90% of the outstanding capital stock of Qpod.

        In January 2011, the Company entered into a Stock Purchase Agreement (the "SPA") with the other shareholders, whereby the Company purchased an additional percentage of the shares of Qpod from the other shareholders, increasing the Company's ownership in Qpod to 90%. Under the terms of the SPA, the Company acquired 21,812 shares of the total issued and outstanding capital stock of Qpod, on a fully-diluted basis, in exchange for $25.0 million in cash. The additional investment was accounted for as an equity transaction in accordance with the guidance on accounting for changes in a parent's ownership interest in a subsidiary in consolidated financial statements. In conjunction with the SPA, the Company has call rights that allow it to buy all of the remaining shares of Qpod. Exercising the call rights would give the Company 100% ownership of the outstanding capital stock of Qpod. Additionally, the remaining Qpod shareholders have put rights to sell their outstanding capital stock to the Company, including any shares of capital stock issuable upon exercise of options, which would give the Company 100% of the outstanding capital stock of Qpod.

  Other Acquisitions

        For the six months ended June 30, 2011, the Company acquired certain entities for an aggregate purchase price of $27.3 million, consisting of $7.0 million in cash, the issuance of shares of the Company's non-voting common stock (valued at $4.4 million), and contingent consideration valued at $15.9 million as of the acquisition date. See Note 13 "Fair Value Measurements." The primary purpose of these acquisitions

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

4. ACQUISITIONS (Continued)

was to utilize these entities' collective buying power businesses to further grow the Company's subscriber base and provide strategic entries into new and expanding markets in India, Malaysia, South Africa, Indonesia and the Middle East. In addition, the Company acquired a business that specializes in developing mobile technology to expand and advance the Company's product offerings.

        The acquisitions were accounted for using the purchase method of accounting and the operations of these acquired companies were included in the condensed consolidated financial statements from the date of the acquisition. The purchase price and fair value of the noncontrolling interest was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values on their corresponding acquisition date, with the remaining unallocated amount recorded as goodwill. The fair value assigned to identifiable intangible assets acquired was determined using an income or cost approach based on the nature of each asset.

        The financial effect of these acquisitions, individually and in the aggregate, was not material to the condensed consolidated financial statements. Pro forma results of operations have not been presented because the effects of these business combinations, individually and in the aggregate, were not material to the Company's consolidated results of operations as all of the acquisitions were start-up businesses. Goodwill of $20.3 million represents the premium the Company paid over the fair value of the net tangible and intangible assets it acquired. None of the goodwill is deductible for tax purposes. The following table summarizes the allocation of the combined purchase price of $27.3 million and the fair value of noncontrolling interest of $0.6 million as of the acquisition date (in thousands):

Description	Fair Value
Net working capital (including cash of $3.3 million)	$2,680
Property and equipment, net	81
Goodwill	20,299
Intangible assets(1):
Subscriber relationships	5,390
Trade names	370
Developed technology	550
Deferred tax liability	(1,484)

$27,886

(1)
Acquired intangible assets have estimated useful lives of between 1 and 5 years.

  Purchase of Additional Interests

        In April 2011, the Company entered into an agreement to purchase additional interests in one of its subsidiaries for an aggregate purchase price of $21.1 million, increasing its total ownership in the subsidiary to 100%. The initial purchase price consisted of $9.4 million of cash and $10.4 million in stock. The additional investment was accounted for as an equity transaction in accordance with guidance on accounting for changes in a parent's ownership interest in a subsidiary in consolidated financial statements. In connection with this purchase, certain subsidiary awards were settled in exchange for cash and shares of stock. The total compensation expense of $12.7 million related to the liability awards as of the settlement date was equal to the fair value of the consideration transferred. In addition, the Company will recognize $0.6 million of compensation in the form of cash and $0.7 million of stock compensation over a period of two years in connection with the acquisition.

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

5. GOODWILL AND OTHER INTANGIBLE ASSETS

        The changes in the carrying amount of goodwill for the six months ended June 30, 2011 were as follows (in thousands):

	North America	International	Consolidated
Balance as of December 31, 2010	$19,605	$112,433	$132,038
Goodwill related to acquisitions	5,043	15,256	20,299
Other adjustments(1)	(13)	10,472	10,459

Balance as of June 30, 2011	$24,635	$138,161	$162,796

(1)
Includes adjustments primarily due to changes in foreign exchange rates.

        The following summarizes the Company's other intangible assets (in thousands):

	As of December 31, 2010			Weighted- Average Remaining Useful Life (in years)
Asset Category	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Subscriber relationships	$36,389	$3,760	$32,629	4.5
Vendor relationships	6,789	3,801	2,988	0.5
Trade names	5,619	3,230	2,389	0.4
Developed technology	2,054	395	1,659	1.6
Other intangible assets	1,263	153	1,110	3.8

	$52,114	$11,339	$40,775	3.8

	As of June 30, 2011			Weighted- Average Remaining Useful Life (in years)
Asset Category	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Subscriber relationships	$44,846	$8,540	$36,307	4.1
Vendor relationships	7,304	7,185	119	0.3
Trade names	6,520	6,229	291	0.5
Developed technology	2,692	1,002	1,690	1.4
Other intangible assets	1,366	256	1,110	3.7

	$62,728	$23,212	$39,516	3.9

        Amortization expense for intangible assets was $1.4 million and $10.7 million for the six months ended June 30, 2010 and 2011, respectively. As of June 30, 2011, the estimated future amortization expense of intangible assets for each of the next five years and thereafter is as follows (in thousands):

Year Ended December 31,
2011 (remaining 6 months)	$5,816
2012	10,139
2013	9,305
2014	9,182
2015	5,064
Thereafter	10

$39,516

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

6. PROPERTY AND EQUIPMENT, NET

        The following summarizes the Company's property and equipment, net (in thousands):

	December 31, 2010	June 30, 2011
Furniture and fixtures	$6,691	$12,090
Leasehold improvements	5,233	9,334
Computer hardware and other	3,396	12,903
External software	1,767	6,283
Office and telephone equipment	1,408	2,970

Property and equipment	18,495	43,580
Less: accumulated depreciation and amortization	(2,005)	(7,048)

Property and equipment, net	$16,490	$36,532

        Depreciation expense on property and equipment was $0.4 million and $5.0 million for the six months ended June 30, 2010 and 2011, respectively.

7. INVESTMENTS IN EQUITY INTERESTS

        The following summarizes the Company's investments in equity interests (in thousands):

	December 31, 2010	June 30, 2011	Percent Ownership of Common Stock
Restaurantdiary.com	$—	$1,256	50.0%
GaoPeng.com	—	—	40.0%

Total	$—	$1,256

  Equity Investment in Restaurantdiary.com Limited

        In January 2011, the Company acquired 50.0% of the ordinary shares of Restaurantdiary.com Limited ("Restaurantdiary") in exchange for $1.3 million. The investment in Restaurantdiary is being accounted for using the equity method, and the total investment is classified as part of investments in equity interests on the condensed consolidated balance sheet as of June 30, 2011. The Company recorded its share of the results of Restaurantdiary within "Equity-method investment activity, net of tax" in the condensed consolidated statement of operations for the six months ended June 30, 2011.

  Equity Investment in E-Commerce King Limited

        In January 2011, the Company acquired 40.0% of the ordinary shares of E-Commerce King Limited ("E-Commerce"), a company organized under the laws of the British Virgin Islands, in exchange for $4.0 million. The Company entered into the joint venture along with Rocket Asia GmbH & Co. KG ("Rocket Asia"), an entity controlled by the Samwers. Rocket Asia acquired 10.0% of the ordinary shares in E-Commerce. E-Commerce subsequently established a wholly foreign owned enterprise that created a domestic operating company headquartered in Beijing, China ("GaoPeng.com"), which operates a group-buying site offering discounts for products and services to individual consumers and businesses via internet websites and social and interactive media. GaoPeng.com began offering daily deals in March 2011 in Beijing and Shanghai with expansion to other major cities in China to follow. The Company made an additional investment of $4.6 million in E-Commerce in May 2011. At the same time, the remaining

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

7. INVESTMENTS IN EQUITY INTERESTS (Continued)

investors made additional proportionate investments that resulted in no change to the Company's ownership percentage in the joint venture.

        The investment in E-Commerce is being accounted for using the equity-method to the extent that the Company's share of investee losses is not in excess of the total investment carrying amounts. As of June 30, 2011, the Company's total investment was reduced to zero as a result of cumulative investee losses. The Company recorded its share of the results of E-Commerce within "Equity-method investment activity, net of tax" in the condensed consolidated statement of operations for the six months ended June 30, 2011. The Company's share of investee losses that have not been recorded because they exceed the total investment, and the Company's liability is limited to its total investment, which is $0.5 million.

8. ACCRUED EXPENSES

        The following summarizes the Company's accrued expenses (in thousands):

	December 31, 2010	June 30, 2011
Marketing	$48,244	$41,276
Refunds reserve	13,938	35,359
Payroll and benefits	12,187	28,995
Customer rewards	8,333	26,826
Rent	3,169	3,110
Credit card fees	2,500	4,500
Professional fees	2,341	6,742
Legal reserve	—	5,800
Other	7,611	12,092

	$98,323	$164,700

9. COMMITMENTS AND CONTINGENCIES

  Operating Leases

        The Company has entered into various non-cancelable operating lease agreements, primarily covering certain of its offices throughout the world, with original lease periods expiring between 2011 and 2017. Rent expense under these operating leases was $0.6 million and $9.3 million for the six months ended June 30, 2010 and 2011, respectively.

        Certain of these arrangements have renewal or expansion options and adjustments for market provisions, such as free or escalating base monthly rental payments. The Company recognizes rent expense under such arrangements on a straight-line basis over the initial term of the lease. The difference between the straight-line expense and the cash paid for rent has been recorded as deferred rent.

        The Company is responsible for paying its proportionate share of the actual operating expenses and real estate taxes under certain of these lease agreements. These operating expenses are not included in the

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

9. COMMITMENTS AND CONTINGENCIES (Continued)

table below. As of June 30, 2011, the estimated future payments under operating leases (including rent escalation clauses) for each of the next five years and thereafter is as follows (in thousands):

Year Ended December 31,
2011 (remaining 6 months)	$9,579
2012	15,347
2013	11,809
2014	10,184
2015	10,069
Thereafter	24,398

$81,386

  Purchase Obligations

        The Company has entered into non-cancelable service contracts, primarily covering sales and marketing services, which expire in 2013. At June 30, 2011, future payments under these contractual obligations were as follows (in thousands):

Year Ended December 31,
2011 (remaining 6 months)	$4,453
2012	7,727
2013	8,000
2014	—
2015	—
Thereafter	—

$20,180

  Legal Matters

        The Company currently is involved in several disputes or regulatory inquiries, including suits by its customers (individually or as class actions) alleging, among other things, violation of the Credit Card Accountability, Responsibility and Disclosure Act and state laws governing gift cards, stored value cards and coupons, violations of unclaimed and abandoned property laws and violations of privacy laws. The number of these disputes and inquiries is increasing. Any claims or regulatory actions against the Company, whether meritorious or not, could be time consuming, result in costly litigation, damage awards, injunctive relief or increased costs of doing business through adverse judgment or settlement, require the Company to change its business practices in expensive ways, require significant amounts of management time, result in the diversion of significant operational resources or otherwise harm the Company's business.

        In addition, third parties from time to time have claimed, and others may claim in the future, that the Company has infringed their intellectual property rights. The Company is subject to intellectual property disputes, and expects that it will increasingly be subject to intellectual property infringement claims as its services expand in scope and complexity. The Company has in the past been forced to litigate such claims. The Company may also become more vulnerable to third-party claims as laws such as the Digital Millennium Copyright Act are interpreted by the courts, and as the Company becomes subject to laws in jurisdictions where the underlying laws with respect to the potential liability of online intermediaries are either unclear or less favorable. Management believes that additional lawsuits alleging that it has violated patent, copyright or trademark laws will be filed against the Company. Intellectual property claims,

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

9. COMMITMENTS AND CONTINGENCIES (Continued)

whether meritorious or not, are time consuming and costly to resolve, could require expensive changes in the Company's methods of doing business, or could require it to enter into costly royalty or licensing agreements.

        From time to time, the Company may become party to additional litigation incident to the ordinary course of business. The Company assesses the likelihood of any adverse judgments or outcomes with respect to these matters and determines loss contingency assessments on a gross basis after assessing the probability of incurrence of a loss and whether a loss is reasonably estimable. In addition, the Company considers other relevant factors that could impact its ability to reasonably estimate a loss. A determination of the amount of reserves required, if any, for these contingencies is made after analyzing each matter. The Company's reserves may change in the future due to new developments or changes in strategy in handling these matters.

        Although the results of litigation and claims cannot be predicted with certainty, the Company currently believes that the final outcome of the matters in which it is presently involved will not have a material adverse effect on its business, consolidated financial position, results of operations, or cash flows. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors.

10. STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock

        The Board has authorized two classes of common stock, voting and non-voting. At June 30, 2011, there were 500,000,000 and 100,000,000 shares authorized and there were 144,531,311 and 7,821,086 shares outstanding of voting and non-voting common stock, respectively. Voting and non-voting common stock are referred to as common stock throughout the notes to these financial statements, unless otherwise noted.

        In February 2011, the Board authorized the issuance and sale, by way of a private placement, of 1,090,830 shares of non-voting common stock for $17.2 million in gross proceeds, and used $17.0 million of the proceeds from the sale to redeem shares of its outstanding common stock held by certain shareholders and the remainder for working capital and general corporate purposes. See Note 16 "Related Parties."

        Upon any liquidation, dissolution or winding up of the Company (a "liquidation event"), the remaining assets of the Company will be distributed ratably among all preferred and common stockholders only after the payment of the full Series G Preferred liquidation preference of $950.0 million has been satisfied.

        The Company issues stock-based awards to its employees in the form of stock options, restricted stock units and restricted stock, all of which have the potential to increase the outstanding shares of common stock in the future. See Note 11 "Stock-Based Compensation."

Convertible Preferred Stock

        The Company has authorized 199,998 shares of Series B Preferred, 6,560,174 shares of Series D Preferred, 4,406,160 shares of Series E Preferred, 4,202,658 shares of Series F Preferred and 30,075,690 shares of Series G Preferred. The Series B Preferred, Series D Preferred, Series E Preferred, Series F Preferred and Series G Preferred, collectively, are referenced below as the "Series Preferred." The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are summarized below.

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

10. STOCKHOLDERS' EQUITY (DEFICIT) (Continued)

  Series B Preferred

        There were 199,998 shares of Series B Preferred outstanding at June 30, 2011, and less than $0.1 million of accrued preferred dividends due to Series B Preferred holders. The Series B Preferred holders are entitled to receive, upon a liquidation event, the amount that would have been received if all shares of Series Preferred had been converted into voting common stock immediately prior to such liquidation event, only after the payment of the full Series G Preferred liquidation preference has been satisfied. As of June 30, 2011, 1,199,988 shares of voting common stock would have been required to be issued assuming conversion of all of the issued and outstanding shares of Series B Preferred.

  Series D Preferred

        There were 5,956,420 shares of Series D Preferred outstanding at June 30, 2011, and $0.8 million of accrued preferred dividends due to Series D Preferred holders. The Series D Preferred holders are entitled to receive, upon a liquidation event, the amount that would have been received if all shares of Series Preferred had been converted into voting common stock immediately prior to such liquidation event, only after the payment of the full Series G Preferred liquidation preference has been satisfied. As of June 30, 2011, 35,738,520 shares of voting common stock would have been required to be issued assuming conversion of all of the issued and outstanding shares of Series D Preferred.

  Series E Preferred

        There were 4,060,183 shares of Series E Preferred outstanding at June 30, 2011. The Series E Preferred holders are entitled to receive, upon a liquidation event, the amount that would have been received if all shares of Series Preferred had been converted into voting common stock immediately prior to such liquidation event, only after the payment of the full Series G Preferred liquidation preference has been satisfied. As of June 30, 2011, 24,361,098 shares of voting common stock would have been required to be issued assuming conversion of all of the issued and outstanding shares of Series E Preferred.

  Series F Preferred

        There were 4,202,658 shares of Series F Preferred outstanding at June 30, 2011. The Series F Preferred holders are entitled to receive, upon a liquidation event, the amount that would have been received if all shares of Series Preferred had been converted into voting common stock immediately prior to such liquidation event, only after the payment of the full Series G Preferred liquidation preference has been satisfied. As of June 30, 2011, 25,215,948 shares of voting common stock would have been required to be issued assuming conversion of all of the issued and outstanding shares of Series F Preferred.

  Series G Preferred

        In January 2011, the Company authorized the sale and additional issuance of 15,827,796 shares of Series G Preferred for $496.0 million in gross proceeds (or $492.5 million, net of issuance costs), and used $371.5 million of the proceeds from the sale to redeem shares of its outstanding common stock and preferred stock held by certain shareholders and the remainder for working capital and general corporate purposes. Included in the additional stock issuance was 126,622 shares of Series G Preferred (or the equivalent of $4.0 million) the Company transferred to its underwriter in exchange for financial advisory services provided. There were 30,075,690 shares authorized and 30,072,814 shares outstanding at June 30, 2011.

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

10. STOCKHOLDERS' EQUITY (DEFICIT) (Continued)

        Holders of Series G Preferred are entitled to the number of votes equal to the number of shares of voting common stock into which their shares of Series G Preferred could be converted. In addition, the Series G Preferred holders are entitled, before any distribution or payment is made upon any Series B Preferred, Series D Preferred, Series E Preferred, Series F Preferred or common stock, to be paid an amount per share equal to 100% of the Series G Preferred original price, plus all declared but unpaid dividends on the Series G Preferred. If, upon the liquidating event, the assets of the Company are insufficient to fully pay the amounts owed to Series G Preferred holders, all distributions would be made ratably in proportion to the full amounts to which holders would have otherwise been entitled. In the event that the Company is a party to an acquisition or asset transfer, each holder of Series G Preferred is entitled to receive the amount of cash, securities, or other property to which such holder would be entitled to receive in a liquidation event.

        Each share of Series G Preferred shall automatically be converted into shares of voting common stock upon the earliest of the following events to occur: (i) holders of at least 50% of the outstanding shares of Series G Preferred consent to a conversion, or (ii) immediately upon the closing of an initial public offering. The number of shares of voting common stock to which a Series G Preferred stockholder is entitled upon conversion is calculated by multiplying the applicable conversion rate then in effect (currently 2.0) by the number of Series G Preferred shares to be converted. The conversion rate for the Series G Preferred shares is subject to change in accordance with anti-dilution provisions contained in the agreement with those holders. More specifically, the conversion price is subject to adjustment to prevent dilution on a weighted-average basis in the event that the Company issues additional shares of common stock or securities convertible or exercisable for common stock at a purchase price less than the then effective conversion price. As of June 30, 2011, 60,145,628 shares of voting common stock would have been required to be issued assuming conversion of all of the issued and outstanding shares of Series G Preferred.

Stock Repurchase Activity

        In December 2010, the Board authorized the Company to repurchase shares of its capital stock held by certain holders, using a portion of the proceeds from the sale of Series G Preferred. In conjunction with the sale and additional issuance of Series G Preferred shares in January 2011, the Company repurchased 21,307,276 shares of common stock for $336.5 million and 369,347 shares of preferred stock for $35.0 million. The Board also authorized the Company to repurchase additional shares using a portion of the proceeds from the sale of non-voting common stock in February 2011. As a result, the Company repurchased 1,076,371 shares of common stock for $17.0 million, which is reflected as "Treasury stock" on the condensed consolidated balance sheet at June 30, 2011.

11. STOCK-BASED COMPENSATION

  Groupon, Inc. Stock Plans

        In January 2008, the Company adopted the ThePoint.com 2008 Stock Option Plan, as amended (the "2008 Plan"), under which options for up to 32,309,250 shares of common stock were authorized to be issued to employees, consultants, and directors of ThePoint.com, which is now the Company. In April 2010, the Company established the Groupon, Inc. 2010 Stock Plan, as amended in April 2011 (the "2010 Plan"), under which options and restricted stock units ("RSUs") for up to 10,000,000 shares of non-voting common stock were authorized for future issuance to employees, consultants and directors of the

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

11. STOCK-BASED COMPENSATION (Continued)

Company. The 2008 Plan and the 2010 Plan (the "Plans") are administered by the Board, who determine the number of awards to be issued, the corresponding vesting schedule and the exercise price for options. As of June 30, 2011, 1,191,366 shares were available for future issuance under the Plans. Prior to January 2008, the Company issued stock options and RSUs that are governed by employment agreements, some of which are still unvested and outstanding.

  Stock Options

        The exercise price of stock options granted is equal to the fair market value of the underlying stock on the date of grant. The contractual term for stock options expires ten years from the grant date. Stock options generally vest over a three or four-year period, with 25% of the awards vesting after one year and the remainder of the awards vesting on a monthly or quarterly basis thereafter. The fair value of stock options on the date of grant is amortized on a straight-line basis over the requisite service period.

        The table below summarizes the stock option activity during the six months ended June 30, 2011:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)(a)
Outstanding at December 31, 2010	13,732,852	$2.00	9.00	$189,406
Granted(b)	79,000	$12.01	9.68
Exercised	(1,920,246)	$0.67	8.01
Forfeited	(278,287)	$0.49	8.11

Outstanding at June 30, 2011	11,613,319	$2.33	8.61	$279,971

Exercisable at June 30, 2011	3,665,191	$1.75	8.45	$106,160

(a)
The aggregate intrinsic value of options outstanding and exercisable represents the total pretax intrinsic value (the difference between the fair value of the Company's stock on the last day of each fiscal year or quarter and the exercise price, multiplied by the number of options where the exercise price exceeds the fair value) that would have been received by the option holders had all option holders exercised their options as of December 31, 2010 and June 30, 2011, respectively.

(b)
Of the 79,000 options granted during the six months ended June 30, 2011, 19,000 options were granted with an exercise price of $0.03. These options were granted as part of a settlement with a former employee and the exercise price represents the fair market value of the stock when the employee left the Company. As a result of this grant, the weighted average exercise price for the options granted during the six months ended June 30, 2011 is below the actual fair market values during the period. The options immediately vested and were expensed at the grant date fair value.

        The fair value of stock options granted is estimated on the date of grant using the Black-Scholes-Merton option-pricing model. Expected volatility is based on historical volatilities for publicly-traded options of comparable companies over the estimated expected life of the stock options. The expected term represents the period of time the stock options are expected to be outstanding and is based on the "simplified method". The Company used the "simplified method" due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. The risk-free interest rate is based on yields on U.S. Treasury STRIPS with a maturity similar to the estimated expected life of the stock options. The weighted-average assumptions for stock options granted during the six months ended June 30, 2011 are outlined in the following table:

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

11. STOCK-BASED COMPENSATION (Continued)

Six Months Ended June 30, 2011
Dividend yield	—
Risk-free interest rate	1.79%
Expected term (in years)	4.47
Expected volatility	43.71%

        Based on the above assumptions, the weighted-average grant date fair value of stock options granted during the six months ended June 30, 2011 was $12.01. The total fair value of options that vested during the six months ended June 30, 2011 was $4.0 million.

  Restricted Stock Units

        The restricted stock units granted under the Plans vest over a four-year period, with 25% of the awards vesting after one year and the remaining awards vesting on a monthly or quarterly basis thereafter. The fair value of restricted stock units on the date of grant is amortized on a straight-line basis over the requisite service period.

        The table below summarizes activity regarding unvested restricted stock units under the Plans during the six months ended June 30, 2011:

	Restricted Stock Units	Weighted- Average Grant Date Fair Value (per share)
Unvested at December 31, 2010	1,788,300	$14.32
Granted	4,166,021	$23.67
Vested	(429,688)	$21.74
Forfeited	(40,400)	$13.48

Unvested at June 30, 2011	5,484,233	$20.85

  Performance Stock Units

        In May 2010, the Company issued performance stock units ("PSUs") under the terms of the agreement to acquire Mobly, Inc., a mobile technology company. The Company agreed to issue up to 720,000 PSUs to the previous Mobly shareholders contingent on meeting certain performance-based operational objectives over the next three years. Upon being granted, the PSUs immediately vest as common stock. During the six months ended June 30, 2011, a total of 120,000 shares were granted, and 480,000 shares are still eligible to be granted in the future based on the performance criteria and discretion of the Board. The Company started recording stock compensation expense at the service inception date, which began at the date of acquisition and precedes the grant date. Due to the subjective nature of the performance evaluation, the fair value of the PSUs is remeasured each period until the grant date, when stock compensation expense is adjusted to the grant date fair value. The total fair value of the PSUs that vested during the six months ended June 30, 2011 was $3.1 million.

        The Company recognized stock compensation expense of $1.0 million and $29.7 million during the six months ended June 30, 2010 and 2011, respectively, related to stock options, restricted stock units and

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

11. STOCK-BASED COMPENSATION (Continued)

performance stock units issued under the Plans and employment agreements. The corresponding tax benefit provided by stock compensation was $0 and $3.5 million for the six months ended June 30, 2010 and 2011, respectively.

        As of June 30, 2011, a total of $124.8 million of unrecognized compensation costs related to unvested stock options and unvested restricted stock units issued are expected to be recognized over the remaining weighted-average period of three years.

  Acquisition-Related Stock Awards

        During 2010, the Company made several acquisitions of subsidiaries that resulted in the issuance of additional equity-based awards to employees of the acquired companies.

  CityDeal Acquisition

        In May 2010, the Company acquired CityDeal, which resulted in the issuance of shares of the Company's restricted stock to a trust for current CityDeal employees. The restricted stock vests quarterly generally over a period of three years and is amortized on a straight-line basis over the requisite service period.

        The table below summarizes activity regarding unvested restricted stock issued as part of the CityDeal acquisition during the six months ended June 30, 2011:

	Restricted Stock	Weighted- Average Grant Date Fair Value (per share)
Unvested at December 31, 2010	2,219,605	$8.52
Granted	108,788	$15.80
Vested	(472,044)	$8.80
Forfeitures	(206,144)	$8.52

Unvested at June 30, 2011	1,650,205	$8.92

        The fair value of restricted stock that vested during the six months ended June 30, 2011 was $4.2 million.

        The Company recognized stock compensation expense of $3.5 million during the six months ended June 30, 2011 related to restricted stock granted as part of the CityDeal acquisition, none of which provided the Company with a tax benefit. As of June 30, 2011, a total of $8.0 million of unrecognized compensation costs related to unvested restricted stock are expected to be recognized over the remaining weighted-average period of two years.

  Subsidiary Awards

        The Company made several other acquisitions during the year ended December 31, 2010 in which the selling shareholders of the acquired companies were granted RSUs and stock options ("subsidiary awards") in the Company's subsidiaries. These subsidiary awards were issued in conjunction with the acquisitions as a way to retain and incentivize key employees. They generally vest on a quarterly basis for a

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

11. STOCK-BASED COMPENSATION (Continued)

period of three or four years, and dilute the Company's ownership percentage of the corresponding subsidiaries as they vest over time. The fair market value of the subsidiary shares granted was determined on a contemporaneous basis. A significant portion of the subsidiary awards are classified as liabilities on the condensed consolidated balance sheet due to the existence of put rights that allow the selling shareholders to put their stock back to the Company. The liabilities for the subsidiary shares are remeasured on a quarterly basis, with the offset to stock-based compensation expense within selling, general and administrative expenses on the condensed consolidated statement of operations. Additionally, the Company has call rights on most of the subsidiary awards, which allow it to purchase the remaining outstanding shares based on contractual agreements.

        The Company recognized stock compensation expense of $24.4 million during the six months ended June 30, 2011 related to subsidiary awards, none of which provided the Company with a tax benefit. As of June 30, 2011, a total of $61.7 million of unrecognized compensation costs related to unvested subsidiary awards are expected to be recognized over the remaining weighted-average period of two years. The amount of unrecognized compensation costs is management's best estimate based on the current fair market values of each of the subsidiaries and could change significantly based on future valuations.

  Common Stock Valuations

        The Company determined the fair value per share of the common stock underlying the stock-based awards through the contemporaneous application of a discounted future earnings model initially and then a discounted cash flow methodology going forward, which was approved by the Board. Stock-based awards were granted to employees in the form of stock options, restricted stock units and restricted stock. All such awards granted were exercisable at a price per share equal to the per share fair value of the Company's common stock on the date of grant. Determining the fair value of the Company's common stock required making complex and subjective judgments. The assumptions used in the valuation models were based on future expectations combined with management estimates.

        The discounted future earnings method calculates the present value of future economic benefits using a discount rate based on the nature of the business, the level of overall risk and the expected stability of the estimated future economic benefits. The future economic benefits are estimated over a period of years sufficient to reach stability of the business, and management expects the Company to grow substantially for several years before revenue stabilizes. The discounted cash flow method valued the business by discounting future available cash flows to present value at an approximate rate of return. The cash flows were determined using forecasts of revenue, net income and debt-free future cash flow. The discount rate was derived using a Capital Asset Pricing Model for companies in the "expansion" stage of development. The Company also applied a lack of marketability discount to its enterprise value, which took into account that investments in private companies are less liquid than similar investments in public companies. There is inherent uncertainty in all of these estimates.

        Summarized below are the significant factors the Board considered in determining the fair value of the common stock underlying the Company's stock-based awards granted to its employees during the six months ended June 30, 2011:

First Quarter 2011

        In the first quarter of 2011, the following significant events occurred: (1) the Company raised $492.5 million in net proceeds from the issuance of Series G Preferred in January 2011; (2) the Company

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

11. STOCK-BASED COMPENSATION (Continued)

expanded its presence into new and expanding markets in India, Malaysia, South Africa and the Middle East through a series of acquisitions; and (3) the number of subscribers increased to approximately 83.1 million as of March 31, 2011 and the Company launched its services in 21 additional markets across North America.

Second Quarter 2011

        In the second quarter of 2011, the following significant events occurred: (1) the number of subscribers increased to approximately 115.7 million as of June 30, 2011; (2) the Company acquired a technology company and established its presence in Indonesia through an acquisition; (3) the Company launched "Groupon Now!" and established partnerships with Expedia, Inc. and Live Nation Entertainment Inc.; and (4) the Company hired Margaret H. Georgiadis as Chief Operating Officer.

12. LOSS PER SHARE

        The table below summarizes the calculation of basic and diluted net loss per share for the six months ended June 30, 2010 and 2011 (in thousands, except share and per share amounts):

	Six Months Ended June 30,
	2010	2011
Net loss	$(27,439)	$(223,667)
Dividends on preferred shares	(1,046)	—
Redemption of preferred shares in excess of carrying value	—	(34,327)
Adjustment of redeemable noncontrolling interests to redemption value	—	(15,651)
Less: Net loss attributable to noncontrolling interests	61	19,759

Net loss attributable to common stockholders	$(28,424)	$(253,886)

Net loss per share:
Weighted-average shares outstanding for basic and diluted net loss per share(a)	169,048,421	152,813,014

Basic and diluted net loss per share	$(0.17)	$(1.66)

(a)
Stock options, restricted stock units, performance stock units and convertible preferred shares are not included in the calculation of diluted net loss per share for the six months ended June 30, 2010 and June 30, 2011 because the Company had a net loss. Accordingly, the inclusion of these equity awards would have an antidilutive effect on the calculation of diluted loss per share.

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

12. LOSS PER SHARE (Continued)

        The following outstanding equity awards are not included in the diluted loss per share calculation above because they would have had an antidilutive effect:

	Six Months Ended June 30,
Antidilutive equity awards	2010	2011
Stock options	12,749,604	11,613,319
Restricted stock units	—	5,484,233
Restricted stock	—	23,684
Convertible preferred shares	92,213,940	146,661,182
Performance stock units	600,000	480,000

Total	105,563,544	164,262,418

13. FAIR VALUE MEASUREMENTS

        Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

        To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

  Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

  Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

  Level 3—Unobservable inputs that are supported by little or no market activities. Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable, such as pricing models, discounted cash flow models and similar techniques not based on market, exchange, dealer or broker-traded transactions.

        In determining fair value, the Company uses various valuation approaches within the fair value measurement framework. The valuation methodologies used for the Company's instruments measured at fair value and their classification in the valuation hierarchy are summarized below:

        Cash equivalents—Cash equivalents primarily consisted of highly-rated commercial paper and money market funds. The Company classified cash equivalents as Level 1, due to their short-term maturity, and measured the fair value based on quoted prices in active markets for identical assets.

        Contingent consideration—As of the six months ended June 30, 2011, the Company had obligations to transfer $15.9 million in contingent payment considerations to the former owners of certain acquirees as part of the exchange for control of these acquirees, if specified future operational objectives and financial results are met over the next three years. The Company determined the acquisition-date fair value of these contingent liabilities, based on the likelihood of contingent earn-out payments, as part of the consideration transferred, and subsequently remeasured the fair value using an income approach that is primarily determined based on the present value of future cash flows using internal models. The Company classified this financial liability as Level 3, due to the lack of relevant observable inputs and market activity.

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

13. FAIR VALUE MEASUREMENTS (Continued)

        The following table summarizes the Company's assets and liabilities that are measured at fair value on a recurring basis (in thousands):

		Fair Value Measurement at Reporting Date Using
Description	As of December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$23,028	$23,028	$—	$—

		Fair Value Measurement at Reporting Date Using
Description	As of June 30, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$1,002	$1,002	$—	$—

Liabilities:
Contingent consideration	$15,920	$—	$—	$15,920

        The following table provides a roll-forward of the fair value of the contingent consideration categorized as Level 3 for the six months ended June 30, 2011 (in thousands):

Fair Value
Balance as of December 31, 2010	$—
Issuance of contingent consideration in connection with acquisitions	15,920

Balance as of June 30, 2011	$15,920

        There were no changes to the Company's valuation techniques used to measure asset and liability fair values on a recurring basis during the six months ended June 30, 2011.

        The Company's other financial instruments consist primarily of accounts receivable, accounts payable, accrued merchant payable, accrued expenses and amounts due to related parties. The carrying value of these assets and liabilities approximate their respective fair values as of June 30, 2011, due to their short maturity. At June 30, 2011 there were no material fair value adjustments required for non-financial assets and liabilities.

14. INCOME TAXES

        The Company is subject to taxation in the United States federal, various state and foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes and

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

14. INCOME TAXES (Continued)

recording the related income tax assets and liabilities. At June 30, 2011, the Company recorded an unrecognized tax benefit related to uncertain tax positions of approximately $7.0 million related to a position taken in the current year. As of June 30, 2011, it is expected that less than $1 million of the total would favorably affect the effective tax rate if resolved in the Company's favor. The Company did not have an unrecognized tax benefit related to uncertain tax positions at December 31, 2010.

        The Company's effective tax rate could fluctuate significantly on a quarterly basis and could be adversely affected to the extent earnings are lower than anticipated in countries where the Company has lower statutory rates and higher than anticipated in countries where the Company has higher statutory rates. The effective tax rate could also fluctuate due to changes in the valuation of deferred tax assets or liabilities, or by changes in tax laws, regulations, accounting principles, or interpretations thereof. In addition, the Company is subject to the continuous examination of its income tax returns by the Internal Revenue Service and other tax authorities. The Company regularly assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of its provision for income taxes.

        For the interim reporting of income taxes, the Company calculates the effective tax rate on an actual basis instead of an estimated annual effective tax rate for the year. Since the Company does not have an ability to reasonably forecast certain items, management has determined that current period results are its best estimate of the Company's annual effective tax rate.

15. SEGMENT INFORMATION

        The Company has organized its operations into two principal segments: North America, which represents the United States and Canada, and International, which includes the rest of the Company's global operations. Segment operating results reflect earnings before stock-based compensation, acquisition-related expenses, interest and other income (expense), net, equity-method investment activity, net, and provision (benefit) for income taxes. Segment information reported below represents the operating segments of the Company for which separate information is available and for which segment results are evaluated regularly by the Company's chief operating decision-maker (i.e. chief executive officer) in assessing performance and allocating resources.

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

15. SEGMENT INFORMATION (Continued)

        Revenues for each segment are based on the geographic market that sells the Groupons. There are no internal revenue transactions. Revenue and profit or loss information by reportable segment reconciled to consolidated net loss was as follows (in thousands):

	Six Months Ended June 30,
	2010	2011
North America
Revenue(1)	$55,924	$293,817
Segment operating expenses(2)	47,615	326,096

Segment operating income (loss)	8,309	(32,279)

International
Revenue	$3,014	$394,288
Segment operating expenses(2)	26,061	522,602

Segment operating loss	(23,047)	(128,314)

Consolidated
Revenue	$58,938	$688,105
Segment operating expenses(2)	73,676	848,698

Segment operating loss	(14,738)	(160,593)
Stock-based compensation	(4,076)	(57,582)
Acquisition-related	(9,434)	—
Interest and other (expense) income, net	(96)	1,539
Equity-method investment activity, net	—	(8,763)

Loss before income taxes	(28,344)	(225,399)
Benefit for income taxes	(905)	(1,732)

Net loss	$(27,439)	$(223,667)

(1)
North America contains revenue from the United States of $56.8 million and $272.7 million for the six months ended June 30, 2010 and 2011, respectively.

(2)
Represents operating expenses, excluding stock-based compensation, acquisition-related expense, interest and other (expense) income, net, and equity-method investment activity, net, which are not allocated to segments.

        No single customer or individual foreign country accounted for more than 10% of revenue during the six months ended June 30, 2010 and 2011.

        Total assets by reportable segment reconciled to consolidated assets were as follows (in thousands):

	December 31, 2010	June 30, 2011
North America	$104,606	$230,189
International	276,964	407,523

Consolidated total	$381,570	$637,712

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

16. RELATED PARTIES

  Non-voting Common Stock Issuance

        In February 2011, the Board authorized the issuance and sale, by way of a private placement, of 1,090,830 shares of non-voting common stock for $17.2 million in gross proceeds. Included in the stock issuance of non-voting common stock were a total of 949,668 shares sold to Howard Schultz and to several partnerships of Maveron LLC, a venture capital firm co-founded by Mr. Schultz, for an aggregate purchase price of $15.0 million. Mr. Schultz is a member of the Company's Board of Directors.

  CityDeal Loan Agreement

        In connection with the CityDeal acquisition, the Company and the former CityDeal shareholders (including Oliver Samwer, Marc Samwer and Alexander Samwer) entered into a loan agreement, as amended, to provide CityDeal with an aggregate $25.0 million term loan facility (the "facility"). Both the Company and the former CityDeal shareholders each were obligated to make available $12.5 million under the terms of the facility, both of which were fully disbursed to CityDeal during the year ended December 31, 2010. The outstanding balance accrued interest at a rate of 5% per year and was payable upon termination of the facility, which was the earlier of any prepayments or December 2012. The outstanding balance payable to the former CityDeal shareholders at December 31, 2010 of $13.0 million, along with corresponding accrued interest of $0.1 million, is included in "Due to related parties" on the consolidated balance sheet. The amount due to the former CityDeal shareholders exceeds the amount of the facility in US dollars as a result of changes in foreign currency exchange rates throughout the year ended December 31, 2010. In March 2011, CityDeal repaid all amounts outstanding to the former CityDeal shareholders, including all accrued interest. There were no outstanding commitments remaining on the loan agreement with the former CityDeal shareholders at June 30, 2011 and CityDeal may not reborrow any part of the facility which was repaid.

  Technology and Other Services

        The Company has entered into agreements various companies in which Oliver Samwer, Marc Samwer and Alexander Samwer (the "Samwers") have direct or indirect ownership interests, including Rocket Internet GmbH, as well as other companies in which certain subsidiary founders have direct interests, to provide information technology, marketing and other services to the Company. The Company recognized $1.0 million and $0.1 million of expense for services rendered by companies owned by the Samwers and these other companies, respectively, for the six months ended June 30, 2011, which was classified as selling, general and administrative expenses in the condensed consolidated statement of operations. As of June 30, 2011, less than $0.1 million in total was due to these companies, which was classified in "Due to related parties" on the condensed consolidated balance sheet.

  Merchant Contracts

        The Company entered into several agreements with merchant companies in which the Samwers have direct or indirect ownership interests, and, in some cases, are also directors of these companies, pursuant to which the Company conducts its business by offering goods and services at a discount with these merchants. The Company recognized $3.0 million of expense under the merchant agreements for the six months ended June 30, 2011, which was recorded as an offset to revenue in the condensed consolidated statement of operations. The Company had less than $0.1 million due to these companies as of June 30, 2011, which was classified in "Due to related parties" on the condensed consolidated balance sheet.

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

16. RELATED PARTIES (Continued)

  Consulting Agreements

        In May 2010, the Company entered into consulting agreements with the Samwers, which were amended in November 2010 and October 2011, pursuant to which they advise CityDeal, the Company's European subsidiary, with respect to its goals and spend at least fifty-percent of their work hours consulting for CityDeal. The Company reimburses the Samwers for travel and other expenses incurred in connection with their service to the Company. They do not receive any additional compensation from the Company in connection with their consulting roles. The terms of Marc and Oliver's consulting agreements expire in October 2013 and October 2012, respectively. The Company expensed less than $0.1 million to reimburse the Samwers for travel and other expenses incurred for the six months ended June 30, 2011, which is classified within selling, general and administrative expenses in the condensed consolidated statement of operations. The Company had less than $0.1 million due to the Samwers as of June 30, 2011, which was classified in "Due to related parties" on the condensed consolidated balance sheet.

  Legal Services

        The Company has engaged the law firm of Lefkofsky & Gorosh, P.C. ("L&G"), whose founder (Steven P. Lefkofsky) is the brother of the Company's co-founder and Executive Chairman of the Board, to provide certain legal services to the Company. The Company expensed $0.5 million to L&G for legal services rendered for six months ended June 30, 2011, which was classified as selling, general and administrative in the condensed consolidated statement of operations. The Company had $0.1 million due to L&G as of June 30, 2011, which was classified in "Due to related parties" on the condensed consolidated balance sheet.

  Sublease Agreements

        The Company has entered into agreements with various companies in which certain of the Company's current and former Board members have direct or indirect ownership interests and, in some cases, who are also directors of these companies, pursuant to which the Company subleased a portion of office space in Chicago from these companies. The Company recognized expense of $0.2 million primarily for services related to these sublease agreements for the six months ended June 30, 2011, which was classified as selling, general and administrative in the condensed consolidated statement of operations. The Company had less than $0.1 million due to these companies as of June 30, 2011, which was classified in "Due to related parties" on the condensed consolidated balance sheet.

  Marketing Services

        During 2011, the Company transacted with InnerWorkings, Inc. ("InnerWorkings"), a company co-founded by the Company's co-founder and Executive Chairman of the Board, for promotional services. The Company recognized expense of $0.2 million for the six months ended June 30, 2011 for these services, which was primarily classified as marketing in the condensed consolidated statement of operations. The Company had less than $0.1 million due to InnerWorkings as of June 30, 2011, which was classified in "Due to related parties" on the condensed consolidated balance sheet.

  E-Commerce King Limited Joint Venture

        In January 2011, Groupon B.V. entered into a joint venture along with Rocket Asia GmbH & Co. KG ("Rocket Asia"), an entity controlled by the Samwers. See Note 7 "Investments in Equity Interests."

GROUPON, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

17. SUBSEQUENT EVENTS

  Acquisitions

        In the third quarter of 2011, the Company acquired two companies for an aggregate purchase price of $15.3 million. The purchase price consisted of $8.6 million of cash and $6.7 million in common stock. Of these amounts, $0.7 million of cash and $0.6 million in common stock will be paid one year after the respective closing date of each acquisition. Additional compensation may be paid if certain earn-out provisions are met. The primary purpose of these acquisitions was to enhance the Company's ability to develop software in-house and improve the services provided to the Company's customers and merchants through implementation of the technologies powered by the acquired companies.

        The acquisitions will be accounted for using the purchase method of accounting and the operations of these acquired companies will be included in the Company's consolidated financial statements from their respective date of acquisition. The financial effect of these acquisitions, individually and in the aggregate, was not material to the Company's consolidated financial statements. Pro forma results of operations have not been presented because the effects of these business combinations, individually and in the aggregate, were not material to the Company's consolidated results of operations.

  Additional Investment in Equity Interest

        In July 2011, the Company purchased an additional 9.0% of the outstanding shares of E-Commerce King Limited ("E-Commerce") for an aggregate purchase price of $44.7 million in common stock. The purchase results in the Company owning a total of 49.0% of the outstanding shares of E-Commerce. The Company will continue accounting for the investment using the equity method.

  Acquisition of Noncontrolling Interests

        In the third quarter of 2011, the Company entered into agreements with noncontrolling interest shareholders and certain founding members of three of its majority owned subsidiaries, whereby the Company purchased the remaining equity for an aggregate purchase price of approximately $22.5 million.

Report of Independent Auditors

The Board of Directors of Goodrec, Inc.

        We have audited the accompanying statements of operations and cash flows of Goodrec, Inc. for the years ended December 31, 2008 and 2009. The statements of operations and cash flows are the responsibility of the Company's management. Our responsibility is to express an opinion on the statements of operations, and cash flows based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the statements of operations and cash flows referred to above present fairly, in all material respects, the results of operations and cash flows of Goodrec, Inc. for the years ended December 31, 2008 and 2009, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP
Chicago, Illinois
July 13, 2011

 GOODREC, INC.

STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,		Three Months Ended March 31,
	2008	2009	2009	2010
			(unaudited)
Revenue	$—	$196	$—	$202
Operating expenses:
Salaries and related expense	523	584	141	161
Marketing	28	26	5	6
Selling, general and administrative	93	92	15	50

Total operating expenses	644	702	161	217

Loss from operations	(644)	(506)	(161)	(15)
Interest and other expense, net	(38)	—	(1)	—

Net loss	$(682)	$(506)	$(162)	$(15)

See Notes to Statements of Operations and Cash Flows.

 GOODREC, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,		Three Months Ended March 31,
	2008	2009	2009	2010
			(unaudited)
Operating activities
Net loss	$(682)	$(506)	$(162)	$(15)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	3	3	1	1
Stock-based compensation	1	2	—	—
Non-cash interest expense	37	—	—	—
Change in assets and liabilities, net of acquisitions:
Accounts receivable	—	(46)	—	(39)
Prepaid expenses and other current assets	(5)	(2)	(5)	2
Accounts payable	(3)	16	(2)	11
Deferred revenue	—	73	—	73
Accrued expenses and other current liabilities	6	24	(1)	(9)
Other	(2)	—	—	—

Net cash (used in) provided by operating activities	(645)	(436)	(169)	24

Investing activities
Purchases of property and equipment	(6)	—	—	(4)

Net cash used in investing activities	(6)	—	—	(4)

Financing activities
Issuance of stock, net of issuance costs	834	—	—	—

Net cash provided by financing activities	834	—	—	—

Net increase (decrease) in cash and cash equivalents	183	(436)	(169)	20
Cash and cash equivalents, beginning of period	254	437	437	1

Cash and cash equivalents, end of period	$437	$1	$268	$21

See Notes to Statements of Operations and Cash Flows.

GOODREC, INC.

NOTES TO STATEMENTS OF OPERATIONS AND CASH FLOWS

1. DESCRIPTION OF BUSINESS

        Goodrec, Inc. ("Goodrec"), a company operating under the name Mob.ly, is in the business of providing mobile technical "know-how" and expertise and related services in the areas of development and design. Goodrec was founded in 2007, and operates in the United States.

        On May 6, 2010 Goodrec was purchased by Groupon, Inc. Groupon, Inc. ("Groupon") acquired 100% of the common and Series Seed Preferred stock from Goodrec shareholders in exchange for purchase price of $1.8 million, consisting of $0.4 million in cash, $0.2 million in contingent consideration and the issuance of shares of Groupon's voting common stock (valued at $1.2 million). The accompanying financial statements within are presented for the fiscal periods prior to acquisition. Goodrec was subsequently renamed Groupon Mobly Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

        Goodrec's financial statements were prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

  Unaudited Interim Financial Statements

        The accompanying condensed financial statements of the Company for the three months ended March 31, 2009 and 2010 were prepared in accordance with U.S. GAAP for interim financial information and are unaudited. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Accordingly, these condensed financial statements should be read in conjunction with the Company's historical financial statements and accompanying notes included herein. In the opinion of management, all adjustments, consisting of a normal recurring nature considered necessary for a fair presentation have been included in the condensed financial statements. The operating results for the three months ended March 31, 2010 are not necessarily indicative of the results expected for the full year ending December 31, 2010.

  Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires estimates and assumptions that affect the reported amounts and classifications of assets and liabilities, revenues and expenses in the consolidated financial statements and accompanying notes. Estimates are utilized for, but not limited to, stock-based compensation, income taxes and the depreciable lives of fixed assets. Actual results could differ materially from those estimates.

  Revenue Recognition

        Goodrec recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured. Goodrec derives revenue from providing mobile application software development services. Goodrec's contracts are primarily fixed fee based. Revenues from fixed fee based contracts are recognized when the work is complete and customer acceptance has been received. Amounts invoiced prior to the completion of the contract are recorded as deferred revenue.

GOODREC, INC.

NOTES TO STATEMENTS OF OPERATIONS AND CASH FLOWS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Cost of revenue

        Cost of revenue is primarily comprised of direct costs incurred to generate revenue, including costs related to credit card processing fees, refunds provided to customers under the Groupon Promise and other processing costs. Credit card and other processing costs are expensed as incurred. At the time of sale, the Company records a liability for estimated costs to provide refunds under the Groupon Promise based upon historical experience. These costs are generally variable in nature and are primarily driven by transaction volume.

  Marketing

        Marketing expense consists primarily of online marketing costs, such as advertising on social networking sites and through search engines. Online marketing expense is recognized based on the terms of the individual agreements, while other marketing expense generally is recognized in the period in which it is incurred.

  Stock-Based Compensation

        Goodrec measures stock-based compensation cost at fair value, net of forfeitures, and recognizes the corresponding compensation expense on a straight-line basis over the service period during which awards are expected to vest. Goodrec includes stock-based compensation expense in the salaries and related expense in the statement of operations and includes the offset to additional paid in capital on the balance sheet. The fair value of stock options are determined based on valuations of Goodrec's stock on the grant date. See Note 5 "Stock-Based Compensation."

  Cash and Cash Equivalents

        Goodrec considers all highly-liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents.

  Receivables, net

        Accounts receivable primarily represent the cash due from Goodrec's customers based on amounts billed for application development. The carrying amount of Goodrec's receivables is reduced by an allowance for doubtful accounts that reflects management's best estimate of amounts that will not be collected. Accounts receivable are charged off against the allowance for doubtful accounts when it is determined that the receivable is uncollectible. Goodrec's allowance for doubtful accounts and related bad debt expense were insignificant as of and for the years ended December 31, 2008 and 2009 and for the three month periods ended March 31, 2009 and 2010.

  Property and Equipment, net

        Property and equipment includes assets such as furniture and fixtures, external software, and office and telephone equipment. Goodrec accounts for property and equipment at cost less accumulated depreciation and amortization. Depreciation and amortization expense are recorded on a straight-line basis over the estimated useful lives of the assets (generally three years for computer hardware and office and telephone equipment and five years for furniture and fixtures) and are classified within selling, general and administrative expenses in Goodrec's consolidated statement of operations.

GOODREC, INC.

NOTES TO STATEMENTS OF OPERATIONS AND CASH FLOWS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Goodrec performs a review for the impairment or disposal of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. Goodrec did not identify any long-lived asset impairments for the periods ending December 31, 2008 and 2009 or for the three month periods ended March 31, 2009 and 2010.

  Lease Obligations

        Goodrec categorizes leases at their inception as either operating or capital leases, and may receive renewal or expansion options, rent holidays, and leasehold improvement and other incentives on certain lease agreements. Goodrec recognizes lease costs on a straight-line basis taking into account adjustments for market provisions, such as free or escalating base monthly rental payments, or deferred payment terms such as rent holidays that defer the commencement date of required payments. Additionally, Goodrec treats any incentives received as a reduction of costs over the term of the agreement. Goodrec records rent expense associated with lease obligations in selling, general and administrative expense on the statement of operations. See Note 3 "Commitments and Contingencies."

  Income Taxes

        The provision for income taxes is determined using the asset and liability method. Under this method, deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory tax rates that are applicable in a given year. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, Goodrec believes it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Goodrec considers many factors when assessing the likelihood of future realization of its deferred tax assets, including recent cumulative earnings experience, expectations of future taxable income and capital gains by taxing jurisdiction, the carry-forward periods available for tax reporting purposes, and other relevant factors. Goodrec allocates its valuation allowance to current and long-term deferred tax assets on a pro-rata basis. A change in the estimate of future taxable income may require an increase or decrease to the valuation allowance.

        Goodrec utilizes a two-step approach to recognizing and measuring uncertain tax positions ("tax contingencies"). The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Goodrec considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes. Goodrec includes interest and penalties related to tax contingencies in income tax expense. See Note 6 "Income Taxes."

  Fair Value of Financial Instruments

        The carrying amounts of Goodrec's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses, approximate fair value due to their generally short-term maturities.

GOODREC, INC.

NOTES TO STATEMENTS OF OPERATIONS AND CASH FLOWS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Recent Accounting Pronouncements

        In January 2010, the FASB issued guidance that improves disclosures about fair value measures that were originally required. The new guidance is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those years. The adoption of this guidance did not impact Goodrec's financial position or results of operations.

        In July 2010, the FASB issued guidance that requires providing disclosures that facilitate financial statement users' evaluation of: 1) the nature of credit risk inherent in the entity's portfolio of financing receivables; 2) how that risk is analyzed and assessed in arriving at the allowance for credit losses; 3) the changes and reasons for those changes in the allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Goodrec adopted this guidance on January 1, 2011. The adoption of this guidance did not impact Goodrec's financial position or results of operations.

3. COMMITMENTS AND CONTINGENCIES

  Operating Leases

        Goodrec has entered into multiple lease agreements for three different office spaces since 2007. Rent expense under the operating leases was less than $0.1 million for the years ended December 31, 2008 and 2009. As of December 31, 2009 and March 31, 2010, Goodrec has no future lease commitments beyond one year.

  Legal Matters

        Goodrec believes that there are no matters outstanding that will have a material adverse effect on its business, consolidated financial position, results of operations, or cash flows. Goodrec may become party to litigation resulting from the ordinary course of business. In such an instance Goodrec would assess the likelihood of any adverse judgments or outcomes with respect to potential matters and determine loss contingency assessments on a gross basis after assessing the probability of incurrence of a loss and whether a loss is reasonably estimable. In addition, Goodrec would consider other relevant factors that could impact its ability to reasonably estimate a loss. A determination of the amount of reserves required, if any, for such contingencies would be made after analyzing each matter.

4. STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock

        The board of directors (the "Board") of Goodrec has authorized 10,303,077 shares of voting common stock with a par value of $0.0001. As of December 31, 2009 and March 31, 2010 there were 6,093,125 shares issued and outstanding. Each share of voting common stock is entitled to one vote per share. Voting common stock is referred to as common stock throughout the notes to these financial statements, unless otherwise noted.

GOODREC, INC.

NOTES TO STATEMENTS OF OPERATIONS AND CASH FLOWS (Continued)

4. STOCKHOLDERS' EQUITY (DEFICIT) (Continued)

        Goodrec issued stock-based awards to its employees in the form of stock options, which have the potential to increase the outstanding shares of common stock. See Note 5 "Stock-based Compensation."

        Upon any liquidation, dissolution or winding up of Goodrec (a "liquidation event"), the remaining assets of Goodrec will be distributed ratably among holders of common stock only after the payment of the full Series Seed Preferred Stock ("Series Seed Preferred") liquidation preference has been satisfied.

Preferred Stock

Series Seed Preferred

        Goodrec has authorized 2,424,615 shares of Series Seed Preferred Stock with a par value of $0.0001. In March 2008, Goodrec authorized the sale and issuance of 2,121,538 shares of Series Seed Preferred for $0.9 million, net of issuance costs. In June 2008, Goodrec amended the original agreement and authorized the sale and issuance of an additional 303,077 shares for $0.2 million. Total proceeds consisted of $0.8 million of cash and the conversion of $0.3 million of debt and accrued interest to 630,578 shares of Series Seed Preferred. The convertible debt contained a beneficial conversion feature. The unamortized discount of $0.04 million was recognized as interest expense on the conversion date. The cash proceeds were used for working capital and general corporate purposes. The conversion of debt to equity was a non-cash financing activity in 2008. There were 2,424,615 shares issued and outstanding of Series Seed Preferred as of December 31, 2009 and March 31, 2010.

        Holders of Series Seed Preferred are entitled to the number of votes equal to the number of shares of voting common stock into which their shares of Series Seed Preferred could be converted. In addition, the Series Seed Preferred holders are entitled to be paid, upon a liquidation event, an amount per share equal to 100% of the Series Seed Preferred original issue price. If, upon the liquidating event, the assets of Goodrec are insufficient to fully pay the amounts owed to Series Seed Preferred holders, all distributions would be made ratably in proportion to the full amounts to which holders would have otherwise been entitled.

        The holders of Series Seed Preferred are also entitled to receive any noncumulative dividend declared by the Board.

        Each share of Series Seed Preferred shall automatically be converted into shares of voting common stock upon the earliest of the following events to occur: (i) holders of at least 50% of the outstanding shares of Series Seed Preferred consent to a conversion, or (ii) immediately upon the closing of an initial public offering in which the aggregate public offering price equals or exceeds $20 million. The number of shares of voting common stock to which a Series Seed Preferred stockholder is entitled upon conversion is calculated by multiplying the applicable conversion rate then in effect (currently 1) by the number of Series Seed Preferred shares to be converted. The conversion rate for the Series Seed Preferred shares is subject to change in accordance with anti-dilution provisions contained in the agreement with those holders. More specifically, the conversion price is subject to adjustment to prevent dilution on a weighted-average basis in the event that the Company issues additional shares of common stock or securities convertible or exercisable for common stock at a purchase price less than the then effective conversion price. As of December 31, 2008 and 2009, the number of shares of voting common stock that would have been required to be issued assuming conversion of all of the issued and outstanding shares of Series Seed Preferred was 2,424,615.

GOODREC, INC.

NOTES TO STATEMENTS OF OPERATIONS AND CASH FLOWS (Continued)

4. STOCKHOLDERS' EQUITY (DEFICIT) (Continued)

Dividends

        No dividends were declared during the years ended December 31, 2008 or 2009 or for the three month period ended March 31, 2009 and 2010.

5. STOCK-BASED COMPENSATION

        The Board adopted a "2007 Stock Incentive Plan" under which they granted certain employees stock option awards in return for employee services to be rendered under which options for up to 500,000 shares of common stock were authorized to be issued to employees, consultants and directors of Goodrec. The awards typically vest monthly over a requisite service period of up to four years and have a contractual life of ten years. The fair value of stock options on the date of grant is amortized on a straight line basis over the requisite service period and is recorded as a component of employee compensation expense within salaries and related expense in the statement of operations. For the years ended December 31, 2008 and December 31, 2009, the Company expensed $0.001 million and $0.002 million, respectively, and for the three months ended March 31, 2009 and March 31, 2010, less than $0.001 million was recorded.

        The table below summarizes activity regarding the stock option awards granted to employees during the years ended December 31, 2008 and 2009:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)
Outstanding at December 31, 2007	—	$—	—
Granted	255,000	$0.04	9.21
Exercised	(93,125)	$0.01	9.03
Forfeited	(21,875)	$0.05	9.73
Outstanding at December 31, 2008	140,000	$0.05	9.24
Granted	122,500	$0.05	9.04
Exercised	—	$—	—
Forfeited	—	$—	—

Outstanding at December 31, 2009	262,500	$0.05	8.61

Exercisable at December 31, 2009	88,385	$0.05	8.25

        The fair value of stock options granted is estimated on the date of grant using the Black-Scholes-Merton option-pricing model. Expected volatility is based on historical volatilities for publicly-traded options of comparable companies over the estimated expected life of the stock options. The expected term represents the period of time the stock options are expected to be outstanding and is based on the "simplified method." Goodrec used the "simplified method" due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. The risk-free interest rate is based on yields on U.S. Treasury STRIPS with a maturity similar to the

GOODREC, INC.

NOTES TO STATEMENTS OF OPERATIONS AND CASH FLOWS (Continued)

5. STOCK-BASED COMPENSATION (Continued)

estimated expected life of the stock options. The weighted-average assumptions for stock options granted during the years ended December 31, 2008 and 2009 are outlined in the following table:

	2008	2009
Dividend yield	—	—
Risk-free interest rate	3.12%	1.80%
Expected term (in years)	6.25	6.25
Expected volatility	46%	46%

        Based on the above assumptions, the weighted average grant date fair value of stock options granted during the years ended December 31, 2008 and 2009 was $0.02 and $0.02.

        As of December 31, 2009, a total of $0.004 million of unrecognized compensation costs related to unvested stock options issued under the Plan are expected to be recognized over the remaining weighted-average period of 3 years.

        In connection with the acquisition of Goodrec by Groupon on May 6, 2010 vesting of all awards issued under the 2007 Stock Incentive Plan were accelerated prior to the acquisition and the shareholders had the option to exercise. If the stock options were not exercised prior to the acquisition the options expired.

6. INCOME TAXES

        The items accounting for differences between income taxes computed at the statutory rate and the provision for income taxes are as follows):

	Year Ended December 31,
	2008	2009
U.S. federal income tax rate	35.0%	35.0%
Valuation allowance	(35.0)	(35.0)

Provision for income taxes, net	—%	—%

        At December 31, 2008 and 2009, Goodrec had $0.3 and $0.7 million of federal net operating loss carryforwards, respectively, which will expire beginning in 2028.

        Goodrec has provided a full valuation allowance against its net deferred tax asset due to the historical taxable losses incurred since inception.

        For all tax jurisdictions, all fiscal periods from the commencement of business starting in 2007 are subject to tax audits.

        Goodrec had no amounts recorded related to uncertain tax positions in the periods presented.

7. FAIR VALUE MEASUREMENTS

        Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

GOODREC, INC.

NOTES TO STATEMENTS OF OPERATIONS AND CASH FLOWS (Continued)

7. FAIR VALUE MEASUREMENTS (Continued)

        To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

        Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

        Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

        Level 3—Unobservable inputs that are supported by little or no market activities. Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable, such as pricing models, discounted cash flow models and similar techniques not based on market, exchange, dealer or broker-traded transactions.

        In determining fair value, Goodrec uses various valuation approaches within the fair value measurement framework. The valuation methodologies used for Goodrec's instruments measured at fair value and their classification in the valuation hierarchy are summarized below:

        Cash equivalents—Cash equivalents primarily consisted of highly-rated commercial paper and money market funds. Goodrec classified cash equivalents as Level 1, due to their short-term maturity, and measured the fair value based on quoted prices in active markets for identical assets.

        The following table summarizes Goodrec's assets that are measured at fair value on a recurring basis (in thousands):

		Fair Value Measurement at Reporting Date Using
Description	As of December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$395	$395	$—	$—

        There were no changes to Goodrec's valuation techniques used to measure asset and liability fair values on a recurring basis in the years ended December 31, 2008 and 2009. The money market fund as of December 31, 2009 was nominal.

        At December 31, 2009, there were no material fair value adjustments required for non-financial assets and liabilities.

8. SUBSEQUENT EVENTS

        Goodrec has evaluated subsequent events through July 13, 2011, the date the consolidated financial statements were available to be issued.

CityDeal Europe GmbH

Report of Independent Auditors

The Management Board of Groupon Europe GmbH (formerly named CityDeal Europe GmbH)

        We have audited the accompanying consolidated statements of operations, comprehensive loss and cash flows of CityDeal Europe GmbH for the period from January 1, 2010 to May 15, 2010. The statements of operations, comprehensive loss and cash flows are the responsibility of the Company's management. Our responsibility is to express an opinion on the statements of operations, comprehensive loss and cash flows based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the statements of operations, comprehensive loss and cash flows referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of CityDeal Europe GmbH for the period January 1, 2010 to May 15, 2010, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2, the Consolidated Statement of Operations has been restated for the presentation of revenue on a net basis.

Ernst & Young GmbH
Wirtschaftsprüfungsgesellschaft
Berlin, Germany
May 31, 2011, except for Note 2, as to which the date is September 23, 2011

/s/ Jantz (Jantz) Certified Public Accountant	/s/ Stander (Stander) Wirtschaftsprüfer

CITYDEAL EUROPE GMBH

CONSOLIDATED STATEMENT OF OPERATIONS AND CONSOLIDATED
STATEMENT OF COMPREHENSIVE LOSS

(in thousands of US dollars)

Period from January 1, 2010 to May 15, 2010
(Restated)
Consolidated Statement of Operations
Revenue (gross amount billed of $7,859)	$1,485
Costs and expenses:
Cost of revenue	321
Marketing	8,228
Selling, general and administrative	13,546

Total operating expenses	22,095
Loss from operations	(20,610)
Interest and other expense, net	243

Loss before provision for income taxes	(20,853)
Income taxes	—

Net loss	$(20,853)

Attributable to CityDeal Europe GmbH	(16,613)
Attributable to noncontrolling interest	(4,240)

$(20,853)

Consolidated Statement of Comprehensive Loss
Net loss	(20,853)
Currency translation adjustment (net of $0 tax)	512

Comprehensive loss	$(20,341)

Attributable to CityDeal Europe GmbH—
Currency translation adjustment	512
Comprehensive loss	(16,101)
Attributable to noncontrolling interest—
Currency translation adjustment	—
Comprehensive loss	(4,240)

See Notes to Consolidated Statements of Operations, Comprehensive Loss and Cash Flows

CITYDEAL EUROPE GMBH

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands of US dollars)

Period from January 1, 2010 to May 15, 2010
Operating activities
Net loss	$(20,853)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	25
Stock-based compensation	612
Accrued interest	61
Change in assets and liabilities:
Accounts receivable	(3,538)
Prepaid expenses and other current assets	(4,979)
Accounts payable	1,952
Accrued merchant payable	6,935
Accrued expenses and other current liabilities	4,341

Net cash used in operating activities	(15,444)

Investing activities
Purchases of property and equipment	(736)
Purchases of intangible assets	(71)

Net cash used in investing activities	(807)

Financing activities
Proceeds from issuance of shares	12,605
Cost of issuance of shares	(64)
Cash received from loans from related parties	17,113
Repayments of loans from related parties	(8,579)

Net cash provided by financing activities	21,075

Effect of exchange rate changes on cash and cash equivalents	(266)
Net increase in cash and cash equivalents	4,558
Cash and cash equivalents, beginning of year	183

Cash and cash equivalents, end of year	$4,741

Interest paid	$—
Income taxes paid	$—

See Notes to Consolided Statements of Operations, Comprehensive Loss and Cash Flows

CityDeal Europe GmbH

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS,
COMPREHENSIVE LOSS AND CASH FLOWS

1. DESCRIPTION OF BUSINESS

        CityDeal Europe GmbH ("CityDeal"), together with its subsidiaries through which it conducts business, is a collective buying power business that launched operations in January 2010. CityDeal uses collective buying power to offer significant discounts to consumers on a wide variety of local goods, services and events throughout Europe.

        CityDeal was founded in December 2009 and was a development-stage enterprise prior to commencing operations at the start of 2010.

        CityDeal is a limited liability company under German law and is based in Berlin, Germany. CityDeal operates in various European countries including France, Germany, Italy and the United Kingdom.

        On May 15, 2010 CityDeal was purchased by Groupon, Inc. Groupon, Inc. acquired 100% of the stock from CityDeal shareholders in exchange for $0.6 million in cash and 41,400,000 shares of Groupon, Inc. Class A Voting Common Stock (valued at $125.4 million as of the acquisition date). The accompanying financial statements within are presented for the fiscal period prior to acquisition. CityDeal Europe GmbH was subsequently renamed Groupon Europe GmbH.

2. RESTATEMENT

        CityDeal has restated its previously issued Consolidated Statements of Operations for the period from January 1, 2010 to May 15, 2010 to correct for an error in its presentation of revenue. Most significantly, CityDeal restated its reporting of revenues from coupons to be net of the amounts related to merchant fees. Historically, CityDeal reported the gross amounts billed to its subscribers as revenue. The period presented has been restated to show the net amount CityDeal retained after paying the merchant fees. The effect of the correction resulted in a reduction of previously reported revenues and corresponding reductions in cost of revenue in the period. The change in presentation had no effect on pre-tax loss, net loss, or any per-share amounts for the period presented.

        CityDeal has also changed the presentation of certain other income statement expenses to be consistent with reporting revenue on a net basis. These changes include presenting loyalty programs as a component of marketing rather than an offset to revenue. CityDeal believes that this classification is most appropriate as it is acting as an agent on behalf of the merchant in driving traffic to generate revenue. These changes also include the reclassification of the net expense related to gift card promotions from revenue and cost of revenue to marketing expense.

        Credit card and other processing expenses have been reclassified to cost of revenue from selling, general and administrative for the period presented. CityDeal concluded the amounts could alternatively be viewed as a cost of the service CityDeal is providing.

        The following tables summarize the corrections on the affected financial statement line items for the period presented.

	As Previously Reported	Restatement Adjustment	As Restated
For the period from January 1, 2010 to May 15, 2010
Revenue	$8,419	$(6,934)	$1,485
Cost of revenue	9,211	(8,890)	321
Marketing	6,784	1,444	8,228
Selling, general and administrative	13,034	512	13,546

CityDeal Europe GmbH

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS,
COMPREHENSIVE LOSS AND CASH FLOWS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

        The consolidated financial statements present the consolidated results of operations and cash flows from January 1, 2010 to May 15, 2010, the date of acquisition by Groupon, Inc. The consolidated financial statements include the accounts of CityDeal and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. CityDeal's consolidated financial statements were prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). Subsidiaries are fully consolidated from the date the Company obtains control and continues to be consolidated until the date that such control ceases. A change in ownership interest of a subsidiary, without the loss of control, is accounted for as an equity transaction. At May 15, 2010, all subsidiaries of CityDeal were wholly-owned.

  Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires estimates and assumptions that affect the reported amounts and classifications of assets and liabilities, revenues and expenses in the consolidated financial statements and accompanying notes. Estimates are utilized for, but not limited to, stock-based compensation, income taxes, customer refunds and the depreciable lives of fixed assets. Actual results could differ materially from those estimates.

  Revenue Recognition

        CityDeal recognizes revenue from its daily deals when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. These criteria are met when the number of customers who purchase the daily deal exceeds the predetermined threshold, the daily deal has been electronically delivered to the purchaser and a real-time listing of daily deals sold has been made available to the merchant. After such time, the Company's primary obligation to the merchant, for which it is serving as an agent, is maintaining a listing for purchasers and merchants. The Company regards that obligation as an administrative function and not as an additional deliverable in the arrangement. CityDeal records revenue in the amount that it will retain from the sale of daily deals. This amount is net of the agreed upon portion of the daily deal purchase price that CityDeal will pay to the featured merchant upon customer redemption. Revenue is recorded on a net basis because the Company is acting as an agent of the merchant in the transaction.

  Cost of revenue

        Cost of revenue is primarily comprised of direct costs incurred to generate revenue, including costs related to credit card and other processing fees. Credit card and other processing costs are expensed as incurred. These costs are generally variable in nature and are primarily driven by transaction volume.

  Subscriber Loyalty and Rewards Programs

        CityDeal uses various subscriber loyalty and reward programs to build brand loyalty, generate traffic to the website and provide subscribers with incentives to buy vouchers. When subscribers perform qualifying acts, such as providing a referral to a new subscriber or participating in promotional offers, CityDeal grants credits that can be redeemed for awards such as free or discounted vouchers in the future. CityDeal accrues the costs related to the associated obligation to redeem the award credits granted at

CityDeal Europe GmbH

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS,
COMPREHENSIVE LOSS AND CASH FLOWS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

issuance in accrued expenses and records the expense within marketing on the consolidated statements of operations.

  Marketing

        Marketing expense consists primarily of online marketing costs, such as advertising on social networking sites and through search engines, and to a lesser extent, television and print advertising. CityDeal also records costs associated with customer acquisition and affiliate arrangements in marketing expense on the consolidated statement of operations. Online marketing expense is recognized based on the terms of the individual agreements, while other marketing expense generally is recognized in the period in which it is incurred.

  Stock-Based Compensation

        CityDeal measures stock-based compensation cost at fair value, net of forfeitures, and generally recognizes the corresponding compensation expense on a straight-line basis over the service period during which awards are expected to vest. CityDeal includes stock-based compensation expense in the selling, general and administrative expenses in the consolidated statement of operations and includes the offset to additional paid in capital on the balance sheet. The fair value of restricted stock is determined based on valuations of CityDeal's stock at or around the grant date. See Note 6 "Stock-Based Compensation."

  Foreign Currency

        The functional currencies of CityDeal and its subsidiaries are the local currencies of countries in which CityDeal operates, primarily the Euro and the British Pound. The Company's reporting currency is the U.S. dollar.

        Balance sheet accounts are translated from foreign currencies into U.S. dollars at the exchange rates as of the consolidated balance sheet date. Revenues and expenses are translated at average exchange rates during the period. Foreign currency translation gains or losses are included in accumulated other comprehensive income in stockholders' deficit. Gains and losses resulting from foreign currency transactions, which are denominated in currencies other than the entity's functional currency, are included in interest and other expense, net on the consolidated statement of operations.

  Cash and Cash Equivalents

        CityDeal considers all highly-liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents.

  Receivables, net

        Accounts receivable primarily represent the net cash due from CityDeal's credit card and other payment processors for cleared transactions. The carrying amount of CityDeal's receivables is reduced by an allowance for doubtful accounts that reflects management's best estimate of amounts that will not be collected. Accounts receivable are charged off against the allowance for doubtful accounts when it is determined that the receivable is uncollectible. CityDeal's allowance for doubtful accounts and related bad debt expense were insignificant as of May 15, 2010.

CityDeal Europe GmbH

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS,
COMPREHENSIVE LOSS AND CASH FLOWS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Inventory

        Inventories are stated at the lower of cost or market, with cost determined on a purchase cost specific identification basis.

  Property and Equipment, net

        Property and equipment includes assets such as furniture and fixtures, external software, and office and telephone equipment. CityDeal accounts for property and equipment at cost less accumulated depreciation and amortization. Depreciation and amortization expense are recorded on a straight-line basis over the estimated useful lives of the assets (generally three years for computer hardware and office and telephone equipment and five years for furniture and fixtures) and are classified within selling, general and administrative expenses in CityDeal's consolidated statement of operations.

        CityDeal performs a review for the impairment or disposal of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. CityDeal did not identify any long-lived asset impairments for the period ending May 15, 2010.

  Lease Obligations

        CityDeal categorizes leases at their inception as either operating or capital leases, and may receive renewal or expansion options, rent holidays, and leasehold improvement and other incentives on certain lease agreements. CityDeal recognizes lease costs on a straight-line basis taking into account adjustments for market provisions, such as free or escalating base monthly rental payments, or deferred payment terms such as rent holidays that defer the commencement date of required payments. Additionally, CityDeal treats any incentives received as a reduction of costs over the term of the agreement. CityDeal records rent expense associated with lease obligations in selling, general and administrative expense on the consolidated statement of operations. See Note 4 "Commitments and Contingencies."

  Income Taxes

        The provision for income taxes is determined using the asset and liability method. Under this method, deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory tax rates that are applicable in a given year. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, CityDeal believes it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. CityDeal considers many factors when assessing the likelihood of future realization of its deferred tax assets, including recent cumulative earnings experience, expectations of future taxable income and capital gains by taxing jurisdiction, the carry-forward periods available for tax reporting purposes, and other relevant factors. CityDeal allocates its valuation allowance to current and long-term deferred tax assets on a pro-rata basis. A change in the estimate of future taxable income may require an increase or decrease to the valuation allowance.

CityDeal Europe GmbH

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS,
COMPREHENSIVE LOSS AND CASH FLOWS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        CityDeal utilizes a two-step approach to recognizing and measuring uncertain tax positions ("tax contingencies"). The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount which is more than 50% likely to be realized upon ultimate settlement. CityDeal considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes. CityDeal includes interest and penalties related to tax contingencies in income tax expense. See Note 7 "Income Taxes."

  Fair Value of Financial Instruments

        The carrying amounts of CityDeal's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued merchant payable, and accrued expenses, approximate fair value due to their generally short-term maturities. See Note 9 "Fair Value Measurements" for a discussion of the terms and conditions of the related party loans payable. It was not practical to estimate the fair value of related party loans.

  Recent Accounting Pronouncements

        In January 2010, the FASB issued guidance that improves disclosures about fair value measures that were originally required. The new guidance is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those years. The adoption of this guidance did not impact CityDeal's financial position or results of operations.

        In July 2010, the FASB issued guidance that requires providing disclosures that facilitate financial statement users' evaluation of: 1) the nature of credit risk inherent in the entity's portfolio of financing receivables; 2) how that risk is analyzed and assessed in arriving at the allowance for credit losses; 3) the changes and reasons for those changes in the allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. CityDeal will adopt this guidance on January 1, 2011. CityDeal does not expect this guidance to have a material impact on CityDeal's consolidated financial statements.

        In April 2010, the FASB issued guidance clarifying that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. This guidance is effective for interim and annual reporting periods beginning after December 15, 2010. CityDeal will adopt this guidance on January 1, 2011. CityDeal does not expect this guidance to have a material impact on CityDeal's consolidated financial statements.

CityDeal Europe GmbH

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS,
COMPREHENSIVE LOSS AND CASH FLOWS (Continued)

4. COMMITMENTS AND CONTINGENCIES

  Operating Leases

        CityDeal has entered into various non-cancellable operating lease agreements, primarily covering certain of its offices throughout Europe, with original lease periods expiring between 2011 and 2012. Rent expense under these operating leases was $0.3 million for the period ended May 15, 2010.

        Certain of these arrangements have renewal or expansion options and adjustments for market provisions, such as free or escalating base monthly rental payments. CityDeal recognizes rent expense under such arrangements on the straight-line basis over the term of the lease. The difference between the straight-line expense and the cash paid for rent has been recorded as deferred rent.

        CityDeal is responsible for paying its proportionate share of the actual operating expenses and real estate taxes under certain of these lease agreements. These operating expenses are not included in the table below.

        As of May 15, 2010, future payments under non-cancellable operating leases (including rent escalation clauses) were as follows (in thousands):

Year Ended December 31,
2010 (remaining period)	$257
2011	374
2012	136
2013	—
2014	—
2015	—
Thereafter	—

$767

  Legal Matters

        CityDeal believes that there are no matters outstanding that will have a material adverse effect on its business, consolidated financial position, results of operations, or cash flows. CityDeal may become party to litigation resulting from the ordinary course of business. In such an instance CityDeal would assess the likelihood of any adverse judgments or outcomes with respect to potential matters and determine loss contingency assessments on a gross basis after assessing the probability of incurrence of a loss and whether a loss is reasonably estimable. In addition, CityDeal would consider other relevant factors that could impact its ability to reasonably estimate a loss. A determination of the amount of reserves required, if any, for such contingencies would be made after analyzing each matter.

5. STOCKHOLDERS' DEFICIT

        CityDeal sold an aggregate amount of 25,000 shares of common stock to one investor, Rocket Internet GmbH, a German limited liability company ("Rocket") and used the proceeds from the sale for working capital and general corporate purposes.

CityDeal Europe GmbH

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS,
COMPREHENSIVE LOSS AND CASH FLOWS (Continued)

5. STOCKHOLDERS' DEFICIT (Continued)

Common Stock

        The board of directors (the "Board") of CityDeal has authorized one class of voting common stock. As of May 15, 2010 there were 25,000 shares authorized, issued and outstanding of voting common stock, respectively. Each share of voting common stock is entitled to one vote per share. Voting common stock is referred to as common stock throughout the notes to these financial statements, unless otherwise noted.

        CityDeal issued stock-based awards to its employees in the form of restricted stock, which have the potential to increase the outstanding shares of common stock. See Note 6 "Stock-based Compensation."

        Upon any liquidation, dissolution or winding up of CityDeal (a "liquidation event"), the remaining assets of CityDeal will be distributed ratably among holders of common stock only after the payment of the full Series B Preferred Stock ("Series B Preferred") liquidation preference and Series A Preferred Stock ("Series A Preferred") liquidation preference has been satisfied.

Preferred Stock

        CityDeal has 13,656 of authorized shares of Series A Preferred Stock and 7,732 of authorized shares of Series B Preferred Stock as of May 15, 2010. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows.

Series A Preferred

        In February 2010, CityDeal authorized the sale and issuance of 5,934 shares of Series A Preferred for $3.1 million. In March 2010, CityDeal authorized the sale and issuance of 7,722 Series A Preferred for $2.7 million. The proceeds were used for working capital and general corporate purposes. There were 13,656 shares outstanding as of May 15, 2010.

        Holders of Series A Preferred are entitled to the number of votes equal to the number of shares held. In addition, the Series A Preferred holders are entitled to receive, upon a liquidation event, the amount equal to the amount of contributions made by the holders of Series A. If, upon the liquidating event, the assets of CityDeal are insufficient to fully pay the amounts owed to Series A Preferred holders, all distributions would be made ratably in proportion to the full amounts to which holders would have otherwise been entitled.

        The holders of Series A Preferred are also entitled to receive any dividend declared by the Board, by participating equally with the holders of common stock and the holders of Series B Preferred.

Series B Preferred

        In March 2010, CityDeal authorized the sale and issuance of 7,732 shares of Series B Preferred for $6.7 million. The proceeds were used for working capital and general corporate purposes. There were 7,732 shares outstanding as of May 15, 2010.

        Holders of Series B Preferred are entitled to the number of votes equal to the number of shares held. In addition, the Series B Preferred holders are entitled to receive, upon a liquidation event, the amount equal to the amount of contributions made by the holders of Series B. If, upon the liquidating event, the assets of CityDeal are insufficient to fully pay the amounts owed to Series B Preferred holders, all

CityDeal Europe GmbH

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS,
COMPREHENSIVE LOSS AND CASH FLOWS (Continued)

5. STOCKHOLDERS' DEFICIT (Continued)

distributions would be made ratably in proportion to the full amounts to which holders would have otherwise been entitled.

        The holders of Series B Preferred are also entitled to receive any dividend declared by the Board, by participating equally with the holders of common stock and the holders of Series A Preferred.

Dividends

        No dividends were declared during the period from January 1, 2010 to May 15, 2010.

6. STOCK-BASED COMPENSATION

        In the period from January 1, 2010 to May 15, 2010, CityDeal granted certain employees restricted stock awards in subsidiaries of CityDeal, in return for employee services to be rendered. The restricted stock awards vest quarterly over a requisite service period up to three years, with an initial cliff vesting term between three and six months. In the case of two employees, the restricted stock awards were granted with immediate vesting, in return for employee services previously rendered. There were 3,509 shares of restricted stock awards granted during the period from January 1, 2010 to May 15, 2010 with a weighted-average grant date fair value of $748.38 per share, which is amortized on a straight-line basis over the requisite service period as a component of employee compensation expense. The offset to the restricted stock award expense is classified as a component of additional paid-in capital within stockholders' deficit.

        The table below summarizes activity regarding unvested restricted stock awards granted to employees during the period from January 1, 2010 to May 15, 2010:

	Restricted Stock	Weighted-Average Grant Date Fair Value (per share)
Unvested at January 1, 2010	3,065	$5.57
Granted	3,509	$748.38
Vested	(205)	$403.26
Forfeited	(3,065)	$5.57

Unvested at May 15, 2010	3,304	$783.19

        The fair value of restricted stock that vested during the period from January 1, 2010 to May 15, 2010 was $0.1 million. CityDeal recognized stock compensation expense for restricted stock awards granted to employees of $0.2 million for the period from January 1, 2010 to May 15, 2010, none of which provided CityDeal with a tax benefit as a result of a full valuation allowance on deferred tax assets. As of May 15, 2010, a total of $9.4 million of unrecognized compensation costs related to unvested restricted stock awards granted to employees are expected to be recognized over the remaining weighted average period of 2.7 years.

        In the period from January 1, 2010 to May 15, 2010 CityDeal awarded certain non-employees (managers of Rocket and the Rocket parent company the European Founders Fund GmbH) with fully-vested restricted stock awards in subsidiaries of CityDeal, in return for consulting services received. There were awards for 399 shares of fully-vested restricted stock granted to non-employees during the period from January 1, 2010 to May 15, 2010 with a cumulative grant date fair value of $0.4 million which were

CityDeal Europe GmbH

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS,
COMPREHENSIVE LOSS AND CASH FLOWS (Continued)

6. STOCK-BASED COMPENSATION (Continued)

recognized as a component of consulting expense in the income statement upon issuance. The offset to the restricted stock award expense is classified as a component of additional paid-in capital within stockholders' deficit. CityDeal did not recognize a tax benefit associated with the restricted stock awards granted to non-employees as a result of a full valuation allowance on deferred tax assets.

        The fair value of the restricted stock awards granted to employees and non-employees was determined by reference to the terms and conditions of the capital increases during the period January 1, 2010 to May 15, 2010 (See Note 5 "Stockholders' Deficit"), as well as by the reference to the information available in connection with the CityDeal's acquisition by Groupon, Inc. on May 15, 2010.

        On May 14, 2010 and to facilitate the CityDeal's acquisition by Groupon Inc. (see Note 11 "Subsequent Events"), all share-based awards granted to employees and nonemployees in CityDeal subsidiaries were proportionately exchanged for share-based awards in CityDeal. With the exception of changing the legal entity with which the share-based awards are associated, no other terms and conditions of the original awards granted in CityDeal subsidiaries were changed as a result of the exchange. The exchange of fully-vested share-based awards in CityDeal subsidiaries was accounted for as the acquisition of all outstanding non-controlling interests in the CityDeal subsidiaries. The exchange of unvested share-based awards in CityDeal subsidiaries for unvested share-based awards in CityDeal was accounted for as a modification on the date of exchange, with the additional fair value of the unvested share-based awards granted being recognized over the remaining requisite service period.

7. INCOME TAXES

        The components of pretax loss for the period are as follows (in thousands):

	Period from January 1, 2010 to May 15, 2010
		Provision for income taxes
	Loss before provision for income taxes
		Current	Deferred
Germany	$(9,225)	$—	$—
International	(11,628)	—	—

Loss before provision of income taxes	$(20,853)	$—	$—

        The items accounting for differences between income taxes computed at the statutory rate and the provision for income taxes were as follows:

Period from January 1, 2010 to May 15, 2010
Statutory income tax rate	30.2%
Valuation allowance	(30.2)%

Total provision for income taxes	—%

        At May 15, 2010, CityDeal had $21.5 million of operating loss carryforwards, which will carryforward indefinitely.

CityDeal Europe GmbH

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS,
COMPREHENSIVE LOSS AND CASH FLOWS (Continued)

7. INCOME TAXES (Continued)

        For all tax jurisdictions, all fiscal periods from the commencement of business starting in 2009 are subject to tax audits.

        No accrual has been recorded at January 1, 2010 nor at May 15, 2010 for uncertain tax positions and no provision for uncertain tax positions has been recorded for the period from January 1, 2010 to May 15, 2010.

8. CONCENTRATION RISKS

        CityDeal is potentially subject to financial instrument concentration of credit risk through its cash equivalents and trade accounts receivable. CityDeal performs evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any one institution. A significant amount of accounts receivable is with several payment and credit card processing service providers in Europe.

        For the period from January 1, 2010 to May 15, 2010, revenues of $1.0 million was transacted in Germany and the remaining revenues of $0.4 million arose in other locations within Europe.

9. FAIR VALUE MEASUREMENTS

        Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

        To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

  Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

  Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

  Level 3—Unobservable inputs that are supported by little or no market activities. Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable, such as pricing models, discounted cash flow models and similar techniques not based on market, exchange, dealer or broker-traded transactions.

        In determining fair value, CityDeal uses various valuation approaches within the fair value measurement framework. The valuation methodologies used for CityDeal's instruments measured at fair value and their classification in the valuation hierarchy are summarized below:

  Cash equivalents—Cash equivalents primarily consisted of highly-rated commercial paper and money market funds. The Company classified cash equivalents as Level 1, due to their short-term maturity, and measured the fair value based on quoted prices in active markets for identical assets.

CityDeal Europe GmbH

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS,
COMPREHENSIVE LOSS AND CASH FLOWS (Continued)

9. FAIR VALUE MEASUREMENTS (Continued)

        The following table summarizes CityDeal's assets that are measured at fair value on a recurring basis (in thousands):

		Fair Value Measurement at Reporting Date Using
Description	As of May 15, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$4,741	$4,741	$—	$—

        There were no changes to CityDeal's valuation techniques used to measure asset and liability fair values on a recurring basis for the period of January 1, 2010 through May 15, 2010.

        At May 15, 2010 there were no material fair value adjustments required for non-financial assets and liabilities.

10. RELATED PARTIES

Shareholder Loans

        CityDeal and its shareholders entered into several loan agreements starting in March 2010, whereby certain CityDeal shareholders provided cash to fund operational and working capital needs of the business. During the period from January 1, 2010 to May 15, 2010, CityDeal received $17.1 million of proceeds from shareholders, of which $8.5 million was outstanding as of May 15, 2010. The outstanding balance accrues interest at a rate of 5% per year and is payable upon termination of the facility, which is the earlier of any prepayments or December 2012. As of May 15, 2010, the accrued interest was insignificant.

Consulting

        CityDeal purchased administrative and other consulting services from CityDeal shareholders during the period from January 1, 2010 to May 15, 2010 with expenses for the period of $1.1 million. In addition, in conjunction with such consulting services, CityDeal awarded certain employees who were shareholders restricted stock in subsidiaries of CityDeal. There were 399 shares of restricted stock granted during the period from January 1, 2010 to May 15, 2010 with a grant date fair value of $0.4 million, which was recognized as consulting expense in the consolidated statement of operations.

11. SUBSEQUENT EVENTS

        CityDeal has evaluated subsequent events through May 31, 2011, the date the consolidated financial statements were originally available and September 23, 2011, the date the consolidated financial statements, as restated, were reissued.

Report of Independent Auditors

The Board of Directors
Groupon Japan, Inc. (formerly known as Qpod.inc)

        We have audited the accompanying statement of operations, stockholders' equity, and cash flows of Qpod.inc (the "Company") for the period from June 4, 2010 to August 11, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the result of its operations and its cash flows of Qpod.inc for the period from June 4, 2010 to August 11, 2010 in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2, the Statement of Operations has been restated for the presentation of revenue on a net basis.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan
May 25, 2011, except for Note 2 as to which the date is September 23, 2011

QPOD.INC

STATEMENT OF OPERATIONS

(in thousands of Japanese Yen)

Period from June 4, 2010 to August 11, 2010
(Restated)
Revenue	¥3,770
Costs and expenses:
Cost of revenue	1,666
Marketing	57,304
Selling, general and administrative	88,013

Total operating expenses	146,983

Loss from operations	(143,213)
Interest and other expenses, net	(328)

Loss before provision for income taxes	(143,541)
Provision for income taxes	(2,543)

Net loss	¥(146,084)

See Notes to Financial Statements.

QPOD.INC

STATEMENT OF STOCKHOLDERS' EQUITY

(in thousands of Japanese Yen, except shares)

	Preference A		Common
					Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance as of June 4, 2010	—	¥—	—	¥—	¥—	¥—	¥—
Net loss	—	—	—	—	—	(146,084)	(146,084)
Issuance of common stock	—	—	10,000	100	—	—	100
Issuance of preferred stock	9,600	100,800	—	—	100,024	—	200,824

Balance as of August 11, 2010	9,600	¥100,800	10,000	¥100	¥100,024	¥(146,084)	¥54,840

See Notes to Financial Statements.

QPOD.INC

STATEMENT OF CASH FLOWS

(in thousands of Japanese Yen)

Period from June 4, 2010 to August 11, 2010
Operating activities
Net loss	¥(146,084)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	552
Deferred income taxes	2,480
Change in assets and liabilities:
Accounts receivable	(18,679)
Prepaid expenses and other current assets	(17,375)
Accounts payable	15,389
Accrued expenses and other current liabilities	102,622

Net cash used in operating activities	(61,095)

Investing activities
Purchases of property and equipment	(23,767)
Purchases of intangible assets	(5,933)
Investments in security deposits	(51,244)

Net cash used in investing activities	(80,944)

Financing activities
Issuance of common stock, net of issuance costs	100
Issuance of preferred stock, net of issuance costs	200,824

Net cash provided by financing activities	200,924

Net increase in cash	58,885
Cash, beginning of period	—

Cash, end of period	¥58,885

See Notes to Financial Statements.

QPOD.INC

NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

        Qpod.inc ("Qpod"), a Japanese corporation based in Tokyo, Japan, is a collective buying power business that provides online marketing services that enable consumers to purchase high-discount daily deals on a wide array of local goods, services and events. Qpod was established in June 2010 and commenced operations in July 2010. On August 11, 2010, Qpod became a subsidiary of Groupon B.V., a wholly-owned subsidiary of Groupon, Inc. ("Groupon"), and changed its name to Groupon Japan, Inc. See Note 8 Subsequent Events.

2. RESTATEMENT

        Qpod has restated its previously issued Statement of Operations for the period from June 4, 2010 to August 11, 2010 to correct for an error in its presentation of revenue. Most significantly, Qpod restated its reporting of revenues from coupons to be net of the amounts related to merchant fees. Historically, Qpod has reported the gross amounts billed to its subscribers as revenue. The period presented has been restated to show the net amount Qpod retained after paying the merchant fees. The effect of the correction resulted in a reduction of previously reported revenues and corresponding reductions in cost of revenue in the period. The change in presentation had no effect on pre-tax loss, net loss, or any per-share amounts for the period presented.

        Qpod has also changed the presentation of certain other income statement expenses to be consistent with reporting revenue on a net basis. Credit card and other processing expenses have been reclassified to cost of revenue from selling, general and administrative for the period presented. Qpod concluded the amounts could alternatively be viewed as a cost of the service Qpod is providing.

        The following tables summarize the corrections on the affected financial statement line items for the period presented.

	As Previously Reported	Restatement Adjustment	As Restated
For the period from June 4, 2010 to August 11, 2010
Revenue	¥23,099	¥(19,329)	¥3,770
Cost of revenue	19,329	(17,663)	1,666
Selling, general and administrative	89,679	(1,666)	88,013

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation and Use of Estimates

        Qpod's financial statements were prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") and on the premise of a going concern. Qpod has suffered losses from operations and has had negative operating cash flows. As discussed in Note 8 Subsequent Events, Qpod has entered into agreements with Groupon and its group companies to provide the necessary level of financial support at least through August 12, 2011.

        The preparation of financial statements in conformity with U.S. GAAP requires estimates and assumptions that affect the reported amounts and classifications of assets and liabilities, revenues and expenses, and the related disclosures of contingent liabilities in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

QPOD.INC

NOTES TO FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Revenue Recognition

        Qpod recognizes revenue from its daily deals when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. These criteria are met when the number of customers who purchase the daily deal exceeds the predetermined threshold, the daily deal has been electronically delivered to the purchaser and a real-time listing of daily deals sold has been made available to the merchant. After such time, the Company's primary obligation to the merchant, for which it is serving as an agent, is maintaining a listing for purchasers and merchants. The Company regards that obligation as an administrative function and not as an additional deliverable in the arrangement. Qpod records the amount it retains from the sale of daily deals after paying an agreed upon percentage of the purchase price or negotiated amount to the featured merchant as revenue, excluding any applicable taxes. Revenue is recorded on a net basis because Qpod is acting as an agent of the merchant in the transaction.

  Cost of revenue

        Cost of revenue is primarily comprised of direct costs incurred to generate revenue, including costs related to credit card and other processing fees. Credit card and other processing costs are expensed as incurred. These costs are generally variable in nature and are primarily driven by transaction volume.

  Marketing

        Marketing expense consists primarily of online marketing costs, such as advertising on social networking sites and through search engines, and offline marketing costs such as television and print advertising. Qpod also records costs associated with customer acquisition and affiliate arrangements in marketing expense on the statement of operations. Online marketing expense is recognized based on the terms of the individual agreements, while offline marketing expense generally is recognized in the period in which it is incurred.

  Depreciation and Amortization

        Depreciation expense is recorded on a straight-line basis over the estimated useful lives of the assets (generally three years for external software and licenses and five years for furniture and fixtures) and is classified within selling, general and administrative expenses in the statement of operations.

  Income Taxes

        The provision for income taxes is determined using the asset and liability method. Under this method, deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory tax rates that are applicable in a given year. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, Qpod believes it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Qpod considers many factors when assessing the likelihood of future realization of its deferred tax assets, including recent cumulative earnings experience, expectations of future taxable income and capital gains by taxing jurisdiction, the carry-forward periods available for tax reporting purposes, and other relevant factors. Qpod allocates its valuation allowance to current and long-term deferred tax assets on a pro-rata basis. A change in the estimate of future taxable income may require an increase or decrease to the valuation allowance.

QPOD.INC

NOTES TO FINANCIAL STATEMENTS (Continued)

4. OPERATING LEASES

        Qpod has entered into non-cancelable operating lease agreements, primarily covering certain of its offices, with original lease periods expiring between 2010 and 2012. Rent expense under these operating leases was 3.0 million Japanese Yen for the period from June 4, 2010 to August 11, 2010.

        Qpod is responsible for paying its proportionate share of the actual operating expenses and real estate taxes under certain of these lease agreements. These operating expenses are not included in the table below.

        As of August 11, 2010, future payments under operating leases (including rent escalation clauses) were as follows (in thousands of Japanese Yen):

Year Ending December 31,
2010 (remaining period)	¥460
2011	1,188
2012	635
2013	—
2014	—
Thereafter	—

¥2,283

5. STOCKHOLDERS' EQUITY

Common Stock

        In June 2010, Qpod authorized the sale and issuance of 10,000 shares of common stock for 0.1 million Japanese Yen, and used the proceeds from the sale for working capital and general corporate purposes. Each share of common stock is entitled to one vote per share.

        Qpod also issued stock-based awards to its employees in the form of stock options, all of which have the potential to increase shares of common stock in the future.

Preferred Stock

        In July 2010, Qpod authorized the sale and issuance of 9,600 shares of Preference A stock for 201.6 million Japanese Yen, and used the proceeds from the sale for working capital and general corporate purposes. The holders of Preference A stock are entitled to receive, on an as-converted to common stock basis, any other dividend or distribution if declared by Qpod's Board of Directors (the "Board"), participating equally with the holders of common stock.

6. INCOME TAXES

        The provision for income taxes for the period from June 4, 2010 to August 11, 2010 consisted of the following components (in thousands of Japanese Yen):

Current Tax Expense	¥63
Deferred Tax Expense	2,480

Total Tax Expense	¥2,543

QPOD.INC

NOTES TO FINANCIAL STATEMENTS (Continued)

6. INCOME TAXES (Continued)

        The reconciliation between the applicable income tax rate and the effective income tax rate for the period from June 4, 2010 to August 11, 2010 is as follows:

Stautory income taxe rate	40.69%
Decrease in tax rate:
Valuation allowance for deferred tax assets	(42.23)
Other	(0.24)

Effective income tax rate	(1.78)

        In determining the need for a valuation allowance, Qpod weighs both positive and negative evidence in the taxing jurisdictions in which it operates to determine whether it is more likely than not that its deferred tax assets are recoverable. In assessing the ultimate realizability of its net deferred tax assets, Qpod considers its past performance, available tax strategies, and expected future taxable income, At August 11, 2010, Qpod recorded a valuation allowance of 60.6 million Japanese Yen against its net deferred tax assets, as it believes it is more likely than not that these benefits will not be realized. At August 11, 2010, Qpod has approximately 142.5 million Japanese Yen of net operating loss carryforwards, which can be carried forward for 7 years.

7. RELATED PARTIES

  Service Agreements

        Qpod has entered into various agreements with companies in which certain of Qpod's Board members have direct and/or indirect ownership interests, to provide information technology, marketing and other services to Qpod. Qpod paid a total of 36.9 million Japanese Yen to these companies for services rendered for the period from June 4, 2010 to August 11, 2010, which were classified within operating expenses in Qpod's statement of operations. The related party payments consisted of the following components (in thousands of Japanese Yen):

Payroll and benefits	¥14,346
Advertising	18,183
Commission	3,819
Other	559

¥36,907

  Sublease Agreements

        Qpod has entered into agreements with a company in which certain of Qpod's Board members have direct and/or indirect ownership interests, pursuant to which Qpod subleased a portion of office space in Tokyo from this company. Qpod paid 1.6 million Japanese Yen in rent expense, and 11.1 million Japanese Yen in deposits, to this company under the sublease agreements for the period from June 4, 2010 to August 11, 2010.

QPOD.INC

NOTES TO FINANCIAL STATEMENTS (Continued)

8. SUBSEQUENT EVENTS

        Qpod evaluated subsequent events or transactions through May 25, 2011, the date the financial statements were originally available for issuance, and September 23, 2011, the date the financial statements, as restated, were reissued, and determined following items were non-recognized events:

  Letter Agreement

        In August 2010, Qpod entered into a Letter Agreement (the "Agreement") with Groupon B.V., a private limited liability company, and other investors (together with Groupon B.V., the "Purchasers") to sell all of Qpod's newly issued Preference B shares ("B shares") for a cash purchase price of 31,378 Japanese Yen per share (the "Purchase Price"). The Purchase Price paid by all Purchasers amounted to 945.3 million Japanese Yen. Under this Agreement, Groupon B.V. acquired 90.9% of Qpod's B shares, and the other investors acquired the remaining 9.1%. As of the date of the Agreement, the B Shares acquired by the Purchasers represented 55.1% of the total issued and outstanding capital stock of Qpod, and the B Shares acquired by Groupon B.V. represented 50.1% of the total issued and outstanding capital stock of Qpod, on a fully-diluted basis.

  Shareholders Agreement

        In conjunction with the Agreement, certain founding members and other shareholders of Qpod (collectively, the "other shareholders") entered into an agreement with Groupon, which provided Groupon with call rights that allow it to buy a percentage of the remaining shares of Qpod. Exercising all of the call rights would give Groupon an aggregate of 90.0% of the outstanding capital stock of Qpod. Additionally, the other shareholders have put rights to sell their outstanding capital stock to Groupon in the event of an initial public offering of Groupon, subject to certain conditions, which would give Groupon up to an aggregate of 90% of the outstanding capital stock of Qpod.

  Stock Purchase Agreement

        In January 2011, Groupon entered into a Stock Purchase Agreement (the "SPA") with the other shareholders, whereby Groupon purchased an additional percentage of the shares of Qpod from the other shareholders, increasing Groupon's ownership in Qpod to 90.0%. Under the terms of the SPA, Groupon acquired 21,812 shares of the total issued and outstanding capital stock of Qpod, on a fully-diluted basis, for a cash purchase price of 94,442 Japanese Yen per share, or 2,060.0 million Japanese Yen. In conjunction with the SPA, Groupon has call rights that allow it to buy all of the remaining shares of Qpod. Exercising the call rights would give Groupon 100.0% ownership of the outstanding capital stock of Qpod. Additionally, the remaining Qpod shareholders have put rights to sell their outstanding capital stock to Groupon, including any shares of capital stock issuable upon exercise of options, which would give Groupon 100% of the outstanding capital stock of Qpod.

  Issuance of convertible bonds

        In November 2010, Qpod issued convertible bonds of 657.3 million Japanese Yen, all of which were subscribed by Groupon B.V. Each bond will accrue simple interest on its outstanding principal balance at 3.5% per annum. Qpod shall pay Groupon B.V. an amount in cash equal to all outstanding principal and accrued and unpaid interest on July 31, 2014, the maturity date. If Qpod becomes a wholly owned subsidiary of Groupon B.V., Groupon B.V. has the right to set the maturity date as the date 30 days after the day on which Qpod becomes a wholly owned subsidiary of Groupon B.V.

QPOD.INC

NOTES TO FINANCIAL STATEMENTS (Continued)

8. SUBSEQUENT EVENTS (Continued)

        During the conversion period from November 17, 2010 through July 30, 2014, Groupon B.V. shall have the right to convert all outstanding principal under each bond issued by Qpod and subscribed for by Groupon B.V. into Preference B shares of Qpod at a predetermined conversion rate. However, Groupon B.V. may not exercise its right to convert the bonds until Qpod is a wholly owned subsidiary of Groupon B.V. On the conversion date, Qpod will pay in cash to Groupon B.V. all interest accrued.

        On December 15, 2010, Qpod issued convertible bonds of 325.2 million Japanese Yen, all of which were subscribed by Groupon B.V. Each bond will accrue simple interest on its outstanding principal balance at 1.0% per annum until December 31, 2010. Start from January 1, 2011 that the annual interest rate will be raised to 3.5% instead. Qpod shall pay Groupon B.V. an amount in cash equal to all outstanding principal and accrued and unpaid interest on July 31, 2014, the maturity date. If Qpod becomes a wholly owned subsidiary of Groupon B.V., Groupon B.V. has the right to set the maturity date as the date 30 days after the day on which Qpod becomes a wholly owned subsidiary of Groupon B.V.

        During the conversion period from January 1, 2011 through July 31, 2014, Groupon B.V. shall have the right to convert all outstanding principal under each bond issued by Qpod and subscribed for by Groupon B.V. into Preference B shares of Qpod at a predetermined conversion rate. However, Groupon B.V. may not exercise its right to convert the bonds until Qpod is a wholly owned subsidiary of Groupon B.V. On the conversion date, Qpod will pay in cash to Groupon B.V. all interest accrued.

Report of Independent Auditors

The Board of Directors of Ludic Labs, Inc.

        We have audited the accompanying statements of operations and cash flows of Ludic Labs, Inc. for the years ended December 31, 2008 and 2009. The statements of operations, and cash flows are the responsibility of the Company's management. Our responsibility is to express an opinion on the statements of operations and cash flows based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

        In our opinion, the statements of operations and cash flows referred to above present fairly, in all material respects, the results of operations and cash flows of Ludic Labs, Inc. for the years ended December 31, 2008 and 2009, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP
Chicago, Illinois
July 13, 2011

 LUDIC LABS, INC.

STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,		Nine Months Ended September 31,
	2008	2009	2009	2010
Revenue	$—	$1	$1	$2
Operating expenses:
Salaries and related expenses	1,137	941	728	466
Marketing	114	144	126	70
Selling, general and administrative	463	295	243	233

Total operating expenses	1,714	1,380	1,097	769

Loss from operations	(1,714)	(1,379)	(1,096)	(767)
Interest and other income, net	57	6	5	6

Net loss	$(1,657)	$(1,373)	$(1,091)	$(761)

See Notes to Statements of Operations and Cash Flows

 LUDIC LABS, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,		Nine Months Ended September 30,
	2008	2009	2009	2010
Operating activities
Net loss	$(1,657)	$(1,373)	$(1,091)	$(761)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	31	17	14	5
Stock-based compensation	7	9	8	2
Change in assets and liabilities, net of acquisitions:
Prepaid expenses and other current assets	(6)	(1)	(4)	(1)
Accounts payable	(37)	12	18	11
Accrued expenses and other current liabilities	21	(23)	(24)	208

Net cash (used in) provided by operating activities	(1,641)	(1,359)	(1,079)	(536)

Investing activities
Purchases of property and equipment	(12)	(3)	(3)	(4)

Net cash used in investing activities	(12)	(3)	(3)	(4)

Financing activities
Proceeds from exercise of stock options	14	21	21	—
Repurchase of common stock	(74)	—	—	—
Repurchase of unvested option exercises upon forfeiture	—	(3)	(3)	(12)

Net cash (used in) provided by financing activities	(60)	18	18	(12)

Net decrease in cash and cash equivalents	(1,713)	(1,344)	(1,064)	(552)
Cash and cash equivalents, beginning of period	3,790	2,077	2,077	733

Cash and cash equivalents, end of period	$2,077	$733	$1,013	$181

See Notes to Statements of Operations and Cash Flows.

LUDIC LABS, INC.

NOTES TO STATEMENTS OF OPERATIONS AND CASH FLOWS

1. DESCRIPTION OF BUSINESS

        Ludic Labs, Inc. ("Ludic"), based in San Mateo, California, was founded in 2006. Ludic engages in research, design, and development of media applications for Internet and mobile devices in the United States.

        On November 30, 2010, Ludic was purchased by Groupon, Inc. Groupon, Inc. acquired 100% of the stock from Ludic shareholders in exchange for purchase price of $18.1 million, consisting of $1.5 million in cash and the issuance of shares of Groupon's voting common stock (valued at $16.6 million). The accompanying financial statements within are presented for the fiscal periods prior to acquisition.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

        Ludic's financial statements were prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

  Unaudited Interim Financial Statements

        The accompanying condensed financial statements of the Company for the nine months ended September 30, 2009 and 2010 were prepared in accordance with U.S. GAAP for interim financial information and are unaudited. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Accordingly, these condensed financial statements should be read in conjunction with the Company's historical financial statements and accompanying notes included herein. In the opinion of management, all adjustments, consisting of a normal recurring nature considered necessary for a fair presentation have been included in the condensed financial statements. The operating results for the nine months ended September 30, 2010 are not necessarily indicative of the results expected for the full year ending December 31, 2010.

  Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires estimates and assumptions that affect the reported amounts and classifications of assets and liabilities, revenues and expenses in the financial statements and accompanying notes. Estimates are utilized for, but not limited to, stock-based compensation, income taxes, and the depreciable lives of fixed assets. Actual results could differ materially from those estimates.

  Marketing

        Marketing expense consists primarily of online marketing costs, such as advertising on social networking sites and through search engines. Online marketing expense is recognized based on the terms of the individual agreements, while other marketing expense generally is recognized in the period in which it is incurred.

  Stock-Based Compensation

        Ludic measures stock-based compensation cost at fair value, net of forfeitures, and recognizes the corresponding compensation expense on a straight-line basis over the service period during which awards are expected to vest. Ludic includes stock-based compensation expense in the salaries and related expenses in the statement of operations and includes the offset to additional paid in capital on the balance sheet.

LUDIC LABS, INC.

NOTES TO STATEMENTS OF OPERATIONS AND CASH FLOWS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The fair value of the stock options are determined based on valuations of Ludic's stock on the grant date. See Note 5 "Stock-Based Compensation."

  Cash and Cash Equivalents

        Ludic considers all highly-liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents.

  Property and Equipment, net

        Property and equipment includes assets such as furniture and fixtures, external software, and office and telephone equipment. Ludic accounts for property and equipment at cost less accumulated depreciation and amortization. Depreciation and amortization expense are recorded on a straight-line basis over the estimated useful lives of the assets (generally two to three years for all types of assets) and are classified within selling, general and administrative expenses in Ludic's statement of operations.

        Ludic performs a review for the impairment or disposal of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. Ludic did not identify any long-lived asset impairments for the years ended December 31, 2008 and 2009 or for the nine month periods ended September 30, 2009 and 2010.

  Lease Obligations

        Ludic categorizes leases at their inception as either operating or capital leases, and may receive renewal or expansion options, rent holidays, and leasehold improvement and other incentives on certain lease agreements. Ludic recognizes lease costs on a straight-line basis taking into account adjustments for market provisions, such as free or escalating base monthly rental payments, or deferred payment terms such as rent holidays that defer the commencement date of required payments. Additionally, Ludic treats any incentives received as a reduction of costs over the term of the agreement. Ludic records rent expense associated with lease obligations in selling, general and administrative expense on the statement of operations. See Note 3 "Commitments and Contingencies."

  Income Taxes

        The provision for income taxes is determined using the asset and liability method. Under this method, deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory tax rates that are applicable in a given year. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, Ludic believes it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Ludic considers many factors when assessing the likelihood of future realization of its deferred tax assets, including recent cumulative earnings experience, expectations of future taxable income and capital gains by taxing jurisdiction, the carry-forward periods available for tax reporting purposes, and other relevant factors. Ludic allocates its valuation allowance to current and long-term deferred tax assets on a pro-rata basis. A change in the estimate of future taxable income may require an increase or decrease to the valuation allowance.

LUDIC LABS, INC.

NOTES TO STATEMENTS OF OPERATIONS AND CASH FLOWS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Ludic utilizes a two-step approach to recognizing and measuring uncertain tax positions ("tax contingencies"). The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Ludic considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes. Ludic includes interest and penalties related to tax contingencies in income tax expense. See Note 6 "Income Taxes."

  Fair Value of Financial Instruments

        The carrying amounts of Ludic's financial instruments, including cash and cash equivalents, accounts payable, and accrued expenses, approximate fair value due to their generally short-term maturities.

  Recent Accounting Pronouncements

        In January 2010, the Financial Accounting Standards Board ("FASB") issued guidance that improves disclosures about fair value measures that were originally required. The new guidance is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those years. The adoption of this guidance did not impact Ludic's financial position or results of operations.

3. COMMITMENTS AND CONTINGENCIES

  Operating Leases

        Ludic has entered into one non-cancellable operating lease agreement with a lease period, including exercised renewal options, expiring in 2011. Rent expense under the operating lease was less than $0.1 million for each of the years ended December 31, 2008 and 2009 and for each of the nine month periods ended September 30, 2009 and 2010.

        Ludic is responsible for paying its proportionate share of the actual operating expenses and real estate taxes under certain of the lease agreements. These operating expenses are not included in the table below.

LUDIC LABS, INC.

NOTES TO STATEMENTS OF OPERATIONS AND CASH FLOWS (Continued)

3. COMMITMENTS AND CONTINGENCIES (Continued)

        As of December 31, 2009, future payments under the non-cancellable operating lease were as follows (in thousands):

Year Ended December 31,
2010	$55
2011	41
2012	—
2013	—
2014	—
2015	—
Thereafter	—

$96

  Legal Matters

        Ludic believes that there are no matters outstanding that will have a material adverse effect on its business, financial position, results of operations, or cash flows. Ludic may become party to litigation resulting from the ordinary course of business. In such an instance Ludic would assess the likelihood of any adverse judgments or outcomes with respect to potential matters and determine loss contingency assessments on a gross basis after assessing the probability of incurrence of a loss and whether a loss is reasonably estimable. In addition, Ludic would consider other relevant factors that could impact its ability to reasonably estimate a loss. A determination of the amount of reserves required, if any, for such contingencies would be made after analyzing each matter.

4. STOCKHOLDERS' DEFICIT

Common Stock

        The board of directors (the "Board") of Ludic has authorized 15 million shares of voting common stock with a par value of $0.0001. As of December 31, 2009, there were 5,731,878 shares issued and 5,381,878 shares outstanding. As of September 30, 2010, there were 4,783,226 shares issued and 4,433,226 shares outstanding of voting common stock. Each share of voting common stock is entitled to one vote per share. Voting common stock is referred to as common stock throughout the notes to these financial statements, unless otherwise noted.

        Ludic issued stock-based awards to its employees in the form of stock options, which have the potential to increase the outstanding shares of common stock. See Note 5 "Stock-based Compensation."

        Upon any liquidation, dissolution or winding up of Ludic (a "liquidation event"), the remaining assets of Ludic will be distributed ratably among holders of common stock only after the payment of the full Series A Preferred Stock ("Series A Preferred") liquidation preference has been satisfied.

Convertible Preferred Stock

  Series A Preferred

        Ludic has authorized 4,300,000 shares of Series A Preferred Stock with a par value of $0.00001. In 2007, Ludic authorized the sale and issuance of 4,185,675 shares of Series A Preferred Stock for

LUDIC LABS, INC.

NOTES TO STATEMENTS OF OPERATIONS AND CASH FLOWS (Continued)

4. STOCKHOLDERS' DEFICIT (Continued)

$5.1 million (or $5.0 million, net of issuance costs). Total proceeds consisted of $3.7 million of cash and the conversion of $1.4 million of debt and accrued interest to 1,198,153 shares of Series A Preferred and 213,065 shares of common stock. The cash proceeds were used to repurchase 350,000 shares of common stock for $0.1 million from certain shareholders and the remainder for working capital and general corporate purposes. There were 4,185,675 shares of Series A Preferred issued and outstanding as of December 31, 2009 and September 30, 2010.

        Holders of Series A Preferred are entitled to the number of votes equal to the number of shares of voting common stock into which their shares of Series A Preferred could be converted. In addition, the Series A Preferred holders are entitled to be paid, upon a liquidation event, an amount per share equal to 100% of the Series A Preferred original issue price. If, upon the liquidating event, the assets of Ludic are insufficient to fully pay the amounts owed to Series A Preferred holders, all distributions would be made ratably in proportion to the full amounts to which holders would have otherwise been entitled.

        The holders of Series A Preferred are also entitled to receive any noncumulative dividends declared by the Board, by participating equally with the holders of common stock.

        Each share of Series A Preferred shall automatically be converted into shares of voting common stock upon the earliest of the following events to occur: (i) holders of at least 60% of the outstanding shares of Series A Preferred consent to a conversion, or (ii) immediately upon the closing of an initial public offering in which the aggregate public offering price equals or exceeds $30 million. The number of shares of voting common stock to which a Series A Preferred stockholder is entitled upon conversion is calculated by multiplying the applicable conversion rate then in effect (currently 1) by the number of Series A Preferred shares to be converted. The conversion rate for the Series A Preferred shares is subject to change in accordance with anti-dilution provisions contained in the agreement with those holders. More specifically, the conversion price is subject to adjustment to prevent dilution on a weighted-average basis in the event that the Company issues additional shares of common stock or securities convertible or exercisable for common stock at a purchase price less than the then effective conversion price. As of December 31, 2008 and 2009, the number of shares of voting common stock that would have been required to be issued assuming conversion of all of the issued and outstanding shares of Series A Preferred was 4,185,675.

        In connection with Groupon's acquisition of Ludic in November 2010, the Series A Preferred Stock was converted to common stock and 100% of the stock was acquired.

  Dividends

        No dividends have been declared in the years ended December 31, 2008 and 2009 or for the nine month periods ended September 30, 2009 and 2010.

5. STOCK-BASED COMPENSATION

        The Board adopted a 2007 Stock Incentive Plan under which it granted certain employees stock option awards in return for employee services to be rendered under which options for up to 1,634,610 shares of common stock were authorized to be issued to employees, consultants, and directors of Ludic. The options are immediately exercisable upon issuance but subject to vesting. The award contains a share repurchase feature at a price equal to the original share purchase price that is exercisable only if the employee is terminated within a specific period and is a forfeiture provision accounted for as such. The awards typically vest monthly over a requisite service period of one to four years and have a contractual life

LUDIC LABS, INC.

NOTES TO STATEMENTS OF OPERATIONS AND CASH FLOWS (Continued)

5. STOCK-BASED COMPENSATION (Continued)

of ten years. The fair value of stock options on the date of grant is amortized on a straight line basis over the requisite service period and is recorded as a component of employee compensation expense within salaries and related expense in the statement of operations. For the years ended December 31, 2008 and 2009 the Company expensed $0.007 million, $0.009 million, respectively, and for the nine month periods ended September 30, 2009 and 2010 the Company expensed $0.008 million and $0.002 million related to stock options, respectively. As of December 31, 2009, 1,169,710 shares were available for future issuance under the Plans.

        The table below summarizes activity regarding the stock option awards granted to employees during the years ended December 31, 2008 and 2009:

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)
Outstanding at December 31, 2007	—	$—	—
Granted	123,500	$0.21	9.36
Exercised	(65,000)	$0.21	9.17
Forfeited	(17,800)	$0.21	9.64

Outstanding at December 31, 2008	40,700	$0.21	9.53
Granted	141,500	$0.21	9.39
Exercised	(101,200)	$0.21	9.25
Forfeited	(26,000)	$0.21	9.32

Outstanding at December 31, 2009	55,000	$0.21	9.04
Exercisable at December 31, 2009	55,000	$0.21	9.04

        Amounts received by Ludic from the exercise of unvested stock options are classified as accrued expenses until vesting occurs. The share amounts in the chart above include vested and unvested exercises.

        The fair value of stock options granted is estimated on the date of grant using the Black-Scholes-Merton option-pricing model. Expected volatility is based on historical volatilities for publicly-traded options of comparable companies over the estimated expected life of the stock options. The expected term represents the period of time the stock options are expected to be outstanding and is based on the "simplified method." Ludic used the "simplified method" due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. The risk-free interest rate is based on yields on U.S. Treasury STRIPS with a maturity similar to the estimated expected life of the stock options. The weighted-average assumptions for stock options granted during the years ended December 31, 2008 and 2009 are outlined in the following table:

	2008	2009
Dividend yield	—	—
Risk-free interest rate	2.46%	2.15%
Expected term (in years)	6.06	5.81
Expected volatility	46%	46%

        Based on the above assumptions, the weighted average grant date fair value of stock options granted during the years ended December 31, 2008 and 2009 were $0.10 and $0.08.

LUDIC LABS, INC.

NOTES TO STATEMENTS OF OPERATIONS AND CASH FLOWS (Continued)

5. STOCK-BASED COMPENSATION (Continued)

        As of December 31, 2009, a total of $0.002 million of unrecognized compensation costs related to unvested awards issued under the Plan are expected to be recognized over the remaining weighted-average period of 0.31 years.

        In connection with the acquisition of Ludic by Groupon on November 30, 2010 vesting of all awards issued under the 2007 Stock Incentive Plan were accelerated prior to the acquisition and the shareholders had the option to exercise. If the stock options were not exercised prior to the acquisition the options expired.

6. INCOME TAXES

        The items accounting for differences between income taxes computed at the statutory rate and the provision for income taxes were as follows:

	Year Ended December 31,
	2008	2009
U.S. federal income tax rate	35.0%	35.0%
Valuation allowance	(35.0)	(35.0)

Provision for income taxes, net	—%	—%

        At December 31, 2008 and 2009, Ludic had $2.8 million and $4.2 million of federal net operating loss carryforwards, respectively, which will expire beginning in 2028. Additionally, the Company had $0.1 million of Federal R&D credits to carryforward as of December 31, 2008 and 2009, which will expire beginning in 2026.

        Ludic has provided a full valuation allowance against its net deferred tax asset due to the historical taxable losses incurred since inception.

        For all tax jurisdictions, all fiscal periods from the commencement of business starting in 2006 are subject to tax audits.

        Ludic had no amounts recorded related to uncertain tax positions in the periods presented.

7. FAIR VALUE MEASUREMENTS

        Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

        To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

        Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

        Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

        Level 3—Unobservable inputs that are supported by little or no market activities. Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are

LUDIC LABS, INC.

NOTES TO STATEMENTS OF OPERATIONS AND CASH FLOWS (Continued)

7. FAIR VALUE MEASUREMENTS (Continued)

unobservable, such as pricing models, discounted cash flow models and similar techniques not based on market, exchange, dealer or broker-traded transactions.

        In determining fair value, Ludic uses various valuation approaches within the fair value measurement framework. The valuation methodologies used for Ludic's instruments measured at fair value and their classification in the valuation hierarchy are summarized below:

        Cash equivalents—Cash equivalents primarily consisted of highly-rated commercial paper and money market funds. Ludic classified cash equivalents as Level 1, due to their short-term maturity, and measured the fair value based on quoted prices in active markets for identical assets.

        The following table summarizes Ludic's assets that are measured at fair value on a recurring basis (in thousands):

		Fair Value Measurement at Reporting Date Using
Description	As of December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$1,923	$1,923	$—	$—

		Fair Value Measurement at Reporting Date Using
Description	As of December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$602	$602	$—	$—

        There were no changes to Ludic's valuation techniques used to measure asset and liability fair values on a recurring basis in the years ended December 31, 2008 and 2009.

        At December 31, 2009, there were no material fair value adjustments required for non-financial assets and liabilities.

8. SUBSEQUENT EVENTS

        Ludic has evaluated subsequent events through July 13, 2011, the date the financial statements were available to be issued.

GROUPON, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010

        During the year ended December 31, 2010, Groupon, Inc. (the "Company") made the following acquisitions:

  •
  Effective May 6, 2010, the Company acquired Goodrec, Inc. ("Goodrec"), a U.S. corporation which provides mobile technical "know-how" and expertise and related services in the areas of development and design;

  •
  Effective May 15, 2010, the Company acquired CityDeal Europe GmbH ("CityDeal"), a collective buying power business that provides daily deals and online marketing services substantially similar to the Company;

  •
  Effective August 11, 2010, the Company acquired Qpod.inc ("Qpod"), a Japanese corporation which also operates a collective buying power business that provides daily deals and online marketing services substantially similar to the Company; and

  •
  Effective November 30, 2010, the Company acquired Ludic Labs, Inc. ("Ludic"), a U.S. corporation which engages in research, design, and development of media applications for Internet and mobile devices.

        As a result of the CityDeal and Qpod acquisitions, the Company believes it has established a significant presence in the European and Japanese markets by strategically expanding into new geographies and increasing its subscriber base. In addition, with the acquisitions of CityDeal and Qpod, the Company believes it has gained management's local expertise in maintaining vendor relationships and establishing new relationships and obtained an assembled workforce that has significant experience and knowledge of the industry. The acquisitions of Goodrec and Ludic allowed the Company to increase its technological expertise in order to improve services offered through media applications for Internet and mobile devices. For purposes of the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2010, the Company assumed that the Goodrec, CityDeal, Qpod and Ludic acquisitions occurred on January 1, 2010. As a result, the Unaudited Pro Forma Condensed Consolidated Statement of Operations was derived from:

  •
  the audited historical consolidated statement of operations of the Company for the year ended December 31, 2010;

  •
  the unaudited historical statement of operations of Goodrec for the period from January 1, 2010 to May 6, 2010;

  •
  the audited historical consolidated statement of operations of CityDeal for the period from January 1, 2010 to May 15, 2010;

  •
  the audited historical statement of operations of Qpod for the period from January 1, 2010 to August 11, 2010; and

  •
  the unaudited historical statement of operations of Ludic for the period from January 1, 2010 to November 30, 2010.

        The Unaudited Pro Forma Condensed Consolidated Statement of Operations is presented for illustration purposes only and does not necessarily indicate the operating results that would have been achieved if the Goodrec, CityDeal, Qpod and Ludic acquisitions had occurred at the beginning of the period presented, nor is it indicative of future operating results.

        The Unaudited Pro Forma Condensed Consolidated Statement of Operations should be read in conjunction with the Company's historical consolidated financial statements and accompanying notes included in this prospectus.

GROUPON, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010
(in thousands, except share and per share amounts)

	Groupon, Inc. Historical	Goodrec, Inc. Period from January 1, 2010 through May 6, 2010	CityDeal Europe GmbH Period from January 1, 2010 through May 15, 2010	Qpod.inc Period from January 1, 2010 through August 11, 2010	Ludic Labs, Inc. Period from January 1, 2010 through November 30, 2010	Acquisition Pro Forma Adjustments	Pro Forma
Revenue	$312,941	$354	$1,485	$43	$3	$—	$314,826
Costs and expenses:
Cost of revenue	32,494	—	321	19	—	—	32,834
Marketing	284,348	10	8,228	655	71	—	293,312
Selling, general and administrative	213,260	277	13,546	1,002	880	8,500 (a)	237,465
Acquisition-related (b)	203,183	—	—	—	—	—	203,183

Total operating expenses	733,285	287	22,095	1,676	951	8,500	766,794

Loss (income) from operations	(420,344)	67	(20,610)	(1,633)	(948)	(8,500)	(451,968)
Interest and other income (expense), net	284	—	(243)	(4)	7	—	44

Loss (income) before provision for income taxes	(420,060)	67	(20,853)	(1,637)	(941)	(8,500)	(451,924)
(Benefit) provision for income taxes	(6,674)	1	—	29	—	—	(6,644)

Net loss (income)	(413,386)	66	(20,853)	(1,666)	(941)	(8,500)	(445,280)
Less: Net loss attributable to noncontrolling interests	23,746	—	4,240	—	—	—	27,986

Net loss (income) attributable to Groupon, Inc.	(389,640)	66	(16,613)	(1,666)	(941)	(8,500)	(417,294)

Dividends on preferred stock	(1,362)	—	—	—	—	—	(1,362)
Redemption of preferred stock in excess of carrying value	(52,893)	—	—	—	—	—	(52,893)
Adjustment of redeemable noncontrolling interests to redemption value	(12,425)	—	—	—	—	—	(12,425)

Net loss (income) attributable to common stockholders	$(456,320)	$66	$(16,613)	$(1,666)	$(941)	$(8,500)	$(483,974)

Net loss per share
Basic	$(2.66)						(c)
Diluted	$(2.66)						(c)
Pro forma basic (unaudited)							(c)
Weighted average number of shares outstanding
Basic	171,349,386						(c)
Diluted	171,349,386						(c)

GROUPON, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2010

(a)   Amortization

        The pro forma adjustment reflects the additional amortization that would have been recognized on the intangible assets had the acquisitions occurred on January 1, 2010 (dollars in thousands).

Amortization of Intangibles

	Useful Life	Goodrec Amortization January 1, 2010 to May 6, 2010	CityDeal Amortization January 1, 2010 to May 15, 2010	Qpod Amortization January 1, 2010 to August 11, 2010	Ludic Amortization January 1, 2010 to November 30, 2010	Total
Vendor relationships	1 year	$—	$2,689	$124	$—	$2,813
Developed technology	2 years	21	229	19	293	562
Trade names	1 year	—	2,346	12	—	2,358
Subscriber relationships	5 years	—	2,643	124	—	2,767

Total		$21	$7,907	$279	$293	$8,500

(b)   Acquisition-related

        The Company recorded contingent consideration in the form of common stock as part of the CityDeal acquisition, which was subsequently remeasured on a periodic basis during the year ended December 31, 2010 until final settlement. Had the transaction occurred on January 1, 2010 the amount may have been materially different.

(c)   Earnings per share

        The pro forma basic earnings per share includes 146,661,182 shares of Series B, Series D, Series E, Series F and Series G preferred stock converted into shares of common stock and the              shares of additional common stock issued in this offering. The pro forma diluted earnings per share include the dilutive effect of              stock options outstanding using the treasury stock method.

Appendix A

        The following email dated August 25, 2011 was sent from the Chief Executive Officer of Groupon, Inc. to certain Groupon employees. For clarification of certain information contained in the email, please see Risk Factors—"In making an investment decision, you should not rely on an email sent by our Chief Executive Officer to certain employees that was leaked to the media without our knowledge. The email, which is set forth in Appendix A to this prospectus, should not be considered in isolation and you should make your investment decision only after reading this entire prospectus carefully."

Dear Groupon,

        This weekend, I did a Google News search on our company—my first in awhile. The first story that popped up was called The Fall of Groupon: Is the Daily Deals Site Running Out of Cash? I laughed when I read the headline (in the car by myself, weirdly). First—with this article, the degree to which we're getting the s*** kicked out of us in the press had finally crossed the threshold from "annoying" to "hilarious." Second, I was struck by the irony—I had just finished a board meeting last Wednesday saying this to myself: I've never been more confident and excited about the future of our business.

        I realize that this sounds like the kind of thing that CEOs say when they're trying to pep people up. First of all—I'm all about not pepping people up. If you don't believe me, just ask my fiancée, Jenny "why don't you ever say anything nice about me" Gillespie. Want another example? Look at the magazine covers in our lobby, which are there to make you sad by reminding you of the impermanence of success.

        I'm going to spend the rest of this email explaining why I'm so excited. You need some ammo to argue back against your blog-reading "friends" (silently argue in your mind, that is—you can't actually say any of this yet), and I've been told that the "what have you ever done with your life that's so great?" rebuttal isn't working as well for you guys as it has for me. While we've bitten our tongues and allowed insane accusations (like in the article above) to go unchallenged publicly, it's important to me that you have the context necessary to brush this stuff off.

        I'll summarize my excitement with four points: 1) Growth in our core business is strong 2) Our investments in the future—businesses like Getaways & NOW—look great, 3) We are pulling away from competition, and 4) We've built a great team that I would pit against anyone. In other words, all the stuff that one would want to look good? It looks good. Many of the long-term unknowns of our business are becoming known, and we like the answers. I will now elaborate in a level of financial detail that will give Jason Child a stomach ulcer.

1.     GROWTH IN THE CORE BUSINESS

        Thanks to a tremendous effort by our sales team, August in the U.S. is shaping up to be a pivotal month. It appears that will revenues grow by about 12% over last month (which is a lot), while we cut our marketing expenses by 20% in the same period.

        Beyond their obvious goodness, these numbers are important because they answer one of the main criticisms thrown at us in the past few months, relating to a metric we put in the S-1 called ACSOI (adjusted consolidated segment operating income) to help people understand how we think about marketing expenses. The reason everyone in the world seems to hate ACSOI is that it makes us look magically profitable by subtracting a bunch of our customer acquisition marketing costs from our expenses. The reason we didn't realize everyone in the world would hate ACSOI (no, it's not the same reason we didn't realize everyone in the world would hate our Superbowl ad), is that we think it actually does a pretty good job at describing our marketing expenses in a steady state—we just didn't realize there would be so many skeptics. I think it's worth going deep on this one more time—brace yourself.

        Our internal forecast shows two different types of marketing: what I'll call "normal marketing"—which is NOT excluded from ACSOI—and "customer acquisition marketing," which is. The way Groupon spends on marketing is unique in three ways:

        1.     We are currently spending more than just about any company ever on marketing—in Q2, we spent nearly 20% of our net revenue on marketing, while a typical company spends less than 5%. Why do we spend so much? The simple answer is "because it works." But that's only part of what makes our situation special.

        2.     Our marketing—at least the customer acquisition marketing that we remove from ACSOI—is designed to add people to our own long-term marketing channel—our daily email list. Once we have a customer's email, we can continually market to them at no additional cost. Compare this to Johnson and Johnson, McDonald's, or most other companies. If I'm a Johnson, and I'm trying to sell you a box of Band Aids, I have to keep spending money on commercials and magazine ads and stuff to remind you about how sweet Band Aids are, even after you've bought your first box. With Groupon, we just spend money one time to get you on our email list, and then every day we email you a reminder of the sweetness of our metaphorical Band Aid. There is no cost of reacquisition—that's unusual (and we created ACSOI to point that out). If Johnson wanted to follow the Groupon strategy, he would have to start a free daily newspaper about bandages and then run Band Aid ads in it every day.

        3.     Eventually, we'll ramp down marketing just as fast as we ramped it up, reducing the customer acquisition part of our marketing expenses (the piece that we remove in ACSOI) to nominal levels. We are spending a ton now because we're acquiring as many subscribers as we can as quickly as we can. We aren't paying attention to marketing budget (just marketing ROI) in the way a normal company would, because we know that even if we wanted to continue to spend at these levels, we would eventually run out of new subscribers to acquire. So our customer acquisition spend drops severely to reflect the fact that eventually we'll run out of people we can add to our email list. We view this internally as a very large one-time expense and then our job forever after will be to continually convert these subscribers into customers and to make sure our customers keep buying from us. Ongoing, the normal marketing dollars we spend are not something we would remove from our internal calculation of ACSOI.

        I tried my best to explain this simply, but it's not lost on me that if you actually understood this, you probably had to read it three times. It's not easy stuff. It's much easier to assume that we're goons. So people can be forgiven for being suspicious. In fact, feel a little bad about how downhearted the critics will be when we don't turn out to be a Ponzi scheme—those are good impulses for journalists to have, and I hope our non-evil ways don't destroy their spirits.

        Anyway, there's a reason that I just went on about ACSOI. One of the questions that skeptics ask is, "when you ramp down marketing, won't revenues stop growing as well? Aren't you just buying growth?" Over the past several months we've been consistently reducing our marketing spend and yet revenues are still increasing at a significant pace. In Q1 of this year, marketing represented 32.3% of our net revenues. By the end of Q2 it had fallen to 19.4%. And it has continued to fall over the past several months all because we've been investing in our own long-term marketing channel—our email list.

        Internationally we see the same trends—marketing is down, but revenues are up—every country is either losing less or making more. Even in young markets like Korea, where we're still making massive investments, we're seeing unprecedented growth. We started building our Korean team this January, despite the presence of two competitors that were larger than any we'd previously battled from behind. Thanks to the brilliant execution of the Korean team, we are set to be the market leader within months. We've never had a country grow as fast as Korea!

        What about our joint-venture with Tencent in China? Did you read the article that Gaopeng's CEO has kidnapped the first born children of all our employees and is putting them to work building a laser beam he'll use to slice the moon in half? It turns out that that one isn't true either. China is definitely a different market, but every month we inch closer to profitability. As has been our strategy in launching other countries—Germany, France, and the UK, included—our China growth strategy was to hire quickly and manage out the bottom performers. So far, that strategy has improved our competitive position in China from #3,000 to #8. Will we one day reach the dominant status we enjoy in most (come on, Switzerland!) other countries? It's too soon to tell, but there's no question in my mind that we're building a business that will be around for the long haul.

2.     NEW BUSINESS LINES ARE BOOMING

        Travel and Product are enormous opportunities. After only a few months, they're already making up 20% of revenue in some countries. We sold $2M worth of mattresses in the UK—in one day! Groupon Getaways will do $10M in its first calendar month—which you might think is awesome, but we're actually disappointed with those results because we know how much better we'll be doing soon.

        While there's still a ton of work to do, Groupon Now! continues to see weekly double digit growth. The model works and I believe it will play a major part in the future of our global business as more merchants and customers join the marketplace.

3.     WE ARE PULLING AWAY FROM COMPETITION

        If there's a question I've received from Groupon skeptics more than any other, it's, "how will you fend off the competition—especially massive companies like Google and Facebook?" I could give a dozen reasons to bet on Groupon, but it's impossible to predict the future or the actions of others. Well, now the sleeping giants have woken up—and the numbers are showing that what was proven true with literally thousands of other competitors is just as true with the incumbents of the Internet: it's kind of hard to build a Groupon. And since anyone with an Internet connection can track the performance of our competitors, I can be more specific:

  •
  Google Offers is small and not growing. In the three markets where we compete, we are 450% of their size.

  •
  Yelp is small and not growing. In the 15 markets where we compete, our daily deals are 500% of their size.

  •
  Living Social's U.S. local business is about 1/3rd our size in revenue (and smaller in GP) and has shrunk relative to us in the last several months. This, in part, appears to be driving them toward short-sighted tactics to buy revenue, like buying gift certificates from national retailers at full price and then paying out of their own pocket to give the appearance of a 50% off deal. Our marketing team has tested this tactic enough to know that it's generally a bad idea, and not a profitable form of customer acquisition.

  •
  Facebook sales are harder to track, but are even less significant at present.

        My point is not that our competitors will fail—some may actually develop sustainable businesses, or even grow—after all, local commerce is an enormous market. The real point is that our business is a lot harder to build than people realize and our scale creates competitive advantages that even the largest technology companies are having trouble penetrating. And with the launch of NOW, I suspect our competition will have an even harder time in light of the natural barriers to entry that are needed to build a real-time local deals marketplace.

4.     OUR TEAM

        This is the fluffiest of the four points, but maybe the most important—we've built a global team of hungry entrepreneurial operators and seasoned executives that rivals any team I know of. Almost every day, I find myself in a scenario where I silently think, "I can't believe I got this person to work for me—that failure of judgment is perhaps their single flaw."

        I point out the team because while today the business is strong and it appears we must endure success for awhile longer (despite its impermanence), we will inevitably be challenged with issues we didn't predict—and when that happens, the quality of our team will be a deciding factor in our ultimate long-term success.

FINAL THOUGHTS

        I wrote this email because when I read some of the press this weekend, I realized a rational person could read this stuff and wrongly conclude that we're in trouble. The irony is hopefully clear: We've never been stronger.

        And while we've refrained from defending ourselves publicly, you've continued to create our best defense, with every department innovating new practices that are taking our business to the next level. Thanks for staying tough, determined, and agile throughout this process. For now we must patiently and silently endure a bit more public criticism as we prepare to birth this IPO baby—a breed for which there are no epidurals. If there's a silver lining, it's that we're almost on the other side, and the negativity leaves us well-positioned to exceed expectations with an IPO baby that, having seen the ultrasound, I can promise you is not one of those uglies.

        I've been as candid as possible—hope this sheds some light on things. Reply with your questions if anything remains unclear. Amidst all this, I hope you remember what we're doing here—we are making history together. I guess you don't get to build something that reshapes the local commerce ecosytem without getting a few bruises. I'm so proud of the work we're doing, and I feel extraordinarily lucky to work on what I think is the best thing that's happened to small businesses since the telephone We've invented something that is catalyzing millions of dollars of local commerce every single day in 45 countries and fills the lives of millions of customers with unforgettable experiences—it's pretty remarkable.

        Looking forward to getting this behind us!

Andrew

P.S.: I almost forgot to address the nonsense about us running out of money in the article above. If you apply the same logic used in the article, you'd have concluded long ago that companies like Amazon and Wal-Mart were running out of cash too. Both have often had payables far in excess of their cash. Finance geeks call this a working capital deficit. It's normal, manageable and a lot of folks actually believe it's good thing and would kill to get paid from their customers long before they have to pay their suppliers. We are generating cash, not losing it—we generated $25M in cash last quarter alone, adding to the $200M we had before. In other words, we're doing the opposite of running out of money.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All expenses will be borne by the registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders in this offering). All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and                        listing fee.

SEC registration fee		$87,075
FINRA filing fee		$75,500
listing fee	$
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses (including related legal fees)		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*

Total	$	*

*
To be provided by amendment

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

        As permitted by Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, the registrant's certificate of incorporation to be in effect prior to the closing of this offering includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The registrant's amended and restated certificate of incorporation provides for such limitation of liability.

        In addition, as permitted by Section 145 of the DGCL, the by-laws of the registrant to be effective upon completion of this offering provide that:

  •
  The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant's request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

  •
  The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

  •
  The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

  •
  The registrant will not be obligated pursuant to the by-laws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant's board of directors or brought to enforce a right to indemnification.

  •
  The rights conferred in the by-laws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

  •
  The registrant may not retroactively amend the by-law provisions to reduce its indemnification obligations to directors, officers, employees and agents.

        The registrant's policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and certain additional procedural protections. The registrant will also maintain directors and officers insurance to insure such persons against certain liabilities.

        These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

        The underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

        We sold the following shares of our Series D preferred stock, Series E preferred stock, Series F preferred stock, Series G preferred stock, voting common stock and non-voting common stock to the following entities and individuals on the dates set forth below. The issuances of these securities were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act as transactions not involving a public offering. The information set forth below with respect to our voting and non-voting common stock gives effect to (i) the three-for-one stock split of our voting and non-voting common stock that was completed in August 2010 and (ii) the two-for-one stock split of our voting and non-voting common stock that was completed in January 2011.

Name of Stockholder	Series D Preferred Stock(1)	Series E Preferred Stock(2)	Series F Preferred Stock(3)	Voting Common Stock(4)	Non-Voting Common Stock(5)	Series G Preferred Stock(6)	Date of Purchase	Total Purchase Price
Entities affiliated with New Enterprise Associates	6,560,174						1/15/08	$4,799,999
Andrew D. Mason				1,800,000			11/1/09	$144,000
Entities affiliated with Accel Partners		2,932,552					11/17/09	$20,000,005
Entities affiliated with New Enterprise Associates		1,466,276					11/17/09	$10,000,002
The Board of Trustees of Leland Stanford Junior University		7,332					11/17/09	$50,004
Entities affiliated with Digital Sky Technologies			3,113,080				4/16/10	$100,000,000
Entities affiliated with Battery Ventures			1,089,578				4/16/10	$35,000,000
Goodrec, Inc. stockholders					357,300		5/6/10	(7)

Name of Stockholder	Series D Preferred Stock(1)	Series E Preferred Stock(2)	Series F Preferred Stock(3)	Voting Common Stock(4)	Non-Voting Common Stock(5)	Series G Preferred Stock(6)	Date of Purchase	Total Purchase Price
CityDeal Management UG (haftungsbeschraenkt) & Co. Beteiligungs KG				1,980,000			5/15/10	(8)
CD-Inv Holding UG (haftungsbeschraenkt) & Co. Beteiligungs KG				5,939,406			5/15/10	(8)
Entities Affiliated with Oliver and Marc Samwer(9)				11,880,594			5/15/10	(8)
Goodrec, Inc. stockholders					120,000		11/6/10	(10)
Ludic Labs Inc. stockholders					1,230,000		11/30/10	(11)
CityDeal Management UG (haftungsbeschraenkt) & Co. Beteiligungs KG				2,010,000			12/1/10	(12)
CD-Inv Holding UG (haftungsbeschraenkt) & Co. Beteiligungs KG				6,029,400			12/1/10	(12)
Entities Affiliated with Oliver and Marc Samwer(9)				13,560,600			12/1/10	(12)
Entities affiliated with The Growth Fund of America, Inc.						5,539,730	12/17/10	$175,000,071
Entities affiliated with Fidelity Investments						3,165,559	12/17/10	$100,000,009
Entities affiliated with Morgan Stanley Investment Management						2,374,170	12/17/10	$75,000,030
Entities affiliated with T. Rowe Price						3,165,559	12/17/10	$100,000,009
Allen & Company, LLC						126,622	1/11/11	$3,999,989
Entities affiliated with DST Global Limited						1,614,436	1/11/11	$51,000,033
Andreessen Horowitz Fund II, L.P.						1,266,223	1/11/11	$39,999,985
Entities affiliated with Battery Ventures VIII, L.P.						728,079	1/11/11	$23,000,016
Entities affiliated with Greylock XIII Limited Partnership						2,057,613	1/11/11	$64,999,995
Guy Oseary Family Trust						63,311	1/11/11	$1,999,994
KPCB Holdings, Inc.						2,057,614	1/11/11	$65,000,026
Entities affiliated with Maverick Fund Private Investments, Ltd.						1,582,780	1/11/11	$50,000,020
SLP Green Holdings, L.L.C.						1,582,779	1/11/11	$49,999,989
Entities affiliated with TCV Member Fund, L.P.						4,748,339	1/11/11	$150,000,029
Howard Schultz					316,556		2/10/11	$5,000,002
Matt McCutchen					14,520		2/10/11	$229,343
Entities affiliated with MEP Associates IV, L.P.					633,112		2/10/11	$10,000,004
Placido Arango					63,311		2/10/11	$999,997
Theodore J. Leonsis					63,331		2/24/11	$1,000,313
Zappedy stockholders					213,092		7/15/11	(13)
Entities Affiliated with Oliver and Marc Samwer(14)						1,454,428	7/29/11	(15)

(1)
Each share of Series D preferred stock will convert into six shares of Class A common stock upon the consummation of this offering.

(2)
Each share of Series E preferred stock will convert into six shares of Class A common stock upon the consummation of this offering.

(3)
Each share of Series F preferred stock will convert into six shares of Class A common stock upon the consummation of this offering.

(4)
Each share of voting common stock will convert into one share of Class A common stock upon the consummation of this offering.

(5)
Each share of non-voting common stock will convert into one share of Class A common stock upon the consummation of this offering.

(6)
Each share of Series G preferred stock will convert into two shares of Class A common stock upon the consummation of this offering.

(7)
These shares were issued as partial consideration in connection with the merger of Goodrec, Inc. d/b/a Mobly with and into Groupon Mobly, Inc.

(8)
These shares were issued as consideration in connection with acquisition the of CityDeal Europe GmbH by Groupon Germany GbR.

(9)
Shares issued to CD-Rocket Holdings UG (haftungsbeschraenkt) & Co. Beteiligungs KG is owned by Rocket Internet GmbH, 83.34% of which is owned by European Founders Fund GmbH. European Founders Fund is owned by Oliver Samwer (33.33%), Marc Samwer (33.33%) and Alexander Samwer (33.33%).

(10)
These shares were issued as contingent consideration in connection with the merger of Goodrec, Inc. d/b/a Mobly with and into Groupon Mobly, Inc.

(11)
These shares were issued as partial consideration in connection with the merger of Ludic Labs, Inc. with and into Groupon Ludic, Inc.

(12)
These shares were issued as contingent consideration in connection with the acquisition of CityDeal Europe GmbH by Groupon Germany GbR.

(13)
These shares were issued as consideration in connection with the acquisition of Zappedy, Inc. by Groupon.

(14)
Shares issued to Rocket Asia GmbH & Co. KG is owned by Rocket Internet GmbH, 83.34% of which is owned by European Founders Fund GmbH. European Founders Fund is owned by Oliver Samwer (33.33%), Marc Samwer (33.33%) and Alexander Samwer (33.33%).

(15)
These shares were issued as consideration in connection with an increase in Groupon's interest in E-Commerce King Limited.

        Since January 1, 2008, we have granted options to 664 of our employees or consultants to purchase an aggregate of 18,855,200 shares of our common stock, of which 5,657,622 have been exercised, 3,893,112 have expired and 9,304,466 remain either unvested or unexercised. The weighted average exercise price for the unvested and/or unexercised options is $2.26 per share. In addition, since January 1, 2008, we have granted 9,841,748 restricted stock units to 292 of our employees or consultants, 5,930,848 of which remain unvested. Each of the option and restricted stock unit grants were awarded under either the Company's 2010 Stock Plan or 2008 Stock Option Plan and, subject to the terms of those plans, vest and allow for exercise, as applicable, in accordance with the terms of each individual grant.

        Other than the transactions listed immediately above, we have not issued and sold any unregistered securities in the three years preceding the filing of this registration statement.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  Exhibits. The following exhibits are included herein or incorporated herein by reference:

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.
3.1	+	Fifth Amended and Restated Certificate of Incorporation, as currently in effect.
3.2	*	Form of Amended and Restated Certificate of Incorporation, to be in effect prior to the closing of this offering.
3.3	+	By-Laws, as currently in effect.
3.4	*	Form of Amended and Restated By-laws, to be in effect prior to the closing of this offering.
4.1	*	Specimen Class A common stock certificate of the Registrant.

Exhibit Number		Description
4.2	+	Third Amended and Restated Investors Rights Agreement, dated as of December 10, 2010, between Groupon, Inc. and certain investors named therein.
5.1	*	Opinion of Winston & Strawn LLP.
10.1	+	2008 Stock Option Plan.**
10.2	+	Form of Notice of Grant of Stock Option under 2008 Stock Option Plan.**
10.3	+	2010 Stock Plan.**
10.4	+	Form of Notice of Grant of Stock Option under 2010 Stock Plan.**
10.5	+	Form of Notice of Restricted Stock Unit Award under 2010 Stock Plan.**
10.6	+	Employment Agreement, dated as of November 1, 2009, by and between Groupon, Inc. and Andrew D. Mason.**
10.7	+	Amendment to Employment Agreement, dated as of December 15, 2010, by and between Groupon, Inc. and Andrew D. Mason.**
10.8	+	Amended and Restated Employment Agreement, dated as of April 29, 2011, by and between Groupon, Inc. and Jason Child.**
10.9	+	Employment Agreement, dated as of March 15, 2010, by and between Groupon, Inc. and Rob Solomon.**
10.10	+	Amendment to Employment Agreement, dated as of December 15, 2010, by and between Groupon, Inc. and Rob Solomon.**
10.11	+	Employment Agreement, dated as of November 30, 2010, by and between Groupon, Inc., Groupon Ludic, Inc. and Brian Totty.**
10.12	+	Consulting Contract, dated May 12, 2010, between CityDeal Europe GmbH and Oliver Samwer, as amended.**
10.13	+
Share Exchange and Transfer Agreement, dated as of May 15, 2010, by and among CD-Inv Holding UG, CD-Rocket Holding UG, CityDeal Management UG, CityDeal Europe GmbH, Groupon German GbR and Groupon, Inc.
10.14	+	Earn-out Agreement, dated as of May 15, 2010, by and among CD-Inv Holding UG, CD-Rocket Holding UG, CityDeal Management UG, CityDeal Europe GmbH, Groupon German GbR and Groupon, Inc.
10.15	+
First Amendment to Earn-Out Agreement, dated as of September 14, 2010, by and among CD-Inv Holding UG, CD-Rocket Holding UG, CityDeal Management UG, CityDeal Europe GmbH, Groupon German GbR and Groupon, Inc.
10.16	+
Second Amendment to Earn-Out Agreement, dated as of November 30, 2010, by and among CD-Inv Holding UG, CD-Rocket Holding UG, CityDeal Management UG, CityDeal Europe GmbH, Groupon German GbR and Groupon, Inc.
10.17	+	Agreement of Lease, dated as of October 14, 2010, by and between 600 West Chicago Associates LLC and Groupon, Inc.
10.18	+	Sublease, dated as of June 2010, by and between Lightbank LLC and Groupon, Inc.
10.19	+	Office Sublease Agreement, dated as of June 23, 2009, by and between InnerWorkings, Inc. and The Point.

Exhibit Number		Description
10.20	+	Agreement of Lease, dated as of December 7, 2010, by and between 600 West Chicago Associates LLC and Groupon, Inc.
10.21	+	Agreement and Plan of Merger, dated as of May 6, 2010, by and among Groupon, Inc., Groupon Mobly, Inc., Goodrec, Inc. and the Stockholders' Representative named therein.
10.22	+	Agreement and Plan of Merger, dated as of November 30, 2010, by and among Groupon, Inc., Groupon Ludic, Inc., Ludic Labs, Inc. and the Stockholders Representative named therein.
10.23	+	Separation Agreement and General Release, dated as of April 6, 2011, by and between Groupon, Inc. and Ken Pelletier.**
10.24	+	Transition Services and Separation Agreement and Mutual General Release, dated as of April 5, 2011, by and between Groupon, Inc. and Rob Solomon.**
10.25	+	Employment Agreement, dated as of April 15, 2011, by and between Groupon, Inc. and Margaret H. Georgiadis.**
10.26	+	Letter Agreement, dated as of August 11, 2010, by and between Qpod.inc, IVP Fund A, L.P., IVP Fund B, L.P. and Groupon B.V. and Groupon, Inc.
10.27	*	Form of Indemnification Agreement**
10.28	+	2011 Incentive Plan**
10.29		Amendment to Transition Services and Separation Agreement and Mutual General Release, dated as of July 25, 2011, by and between Groupon, Inc. and Rob Solomon.**
10.30	*	Consulting Contract, dated May 12, 2010, between CityDeal Europe GmbH and Marc Samwer, as amended.**
21.1	+	Subsidiaries of Groupon, Inc.
23.1		Consent of Ernst & Young LLP for Groupon, Inc.
23.2		Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft.
23.3		Consent of Ernst & Young ShinNihon LLC.
23.4		Consent of Ernst & Young LLP for Ludic Labs, Inc. and Goodrec, Inc.
23.5	*	Consent of Winston & Strawn LLP (included in Exhibit 5.1).
24.1+		Power of Attorney.

*
To be filed by amendment

**
Management contract or compensatory plan or arrangement.

+
Previously filed.

  (b)
  Financial Statement Schedules.

Report of Independent Registered Public Accounting Firm

        The Board of Directors and Stockholders of Groupon, Inc.

        We have audited the consolidated financial statements of Groupon, Inc. as of December 31, 2009 and 2010, and for each of the three years in the period ended December 31, 2010, and have issued our report thereon dated June 2, 2011 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of Form S-1 of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

        In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
Chicago, Illinois
June 2, 2011

Schedule II—Valuation and Qualifying Accounts

	Balance at Beginning of Year	Charged to Expense	Acquisitions and Other	Balance at End of Year
	(in thousands)
TAX VALUATION ALLOWANCE:
Year ended December 31, 2008	$—	$644	$252	$896
Year ended December 31, 2009	896	682	—	1,528
Year ended December 31, 2010	1,528	50,474	3,954	55,956

        All other schedules have been omitted because they are either inapplicable or the required information has been given in the consolidated financial statements or the notes thereto.

ITEM 17.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on the 7th day of October, 2011.

GROUPON, INC.
By:	/s/ ANDREW D. MASON
	Name:	Andrew D. Mason
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANDREW D. MASON Andrew D. Mason	President, Chief Executive Officer and Director (Principal Executive Officer)	October 7, 2011
* Jason E. Child	Chief Financial Officer (Principal Financial Officer)	October 7, 2011
* Joseph M. Del Preto	Chief Accounting Officer (Principal Accounting Officer)	October 7, 2011
* Peter J. Barris	Director	October 7, 2011
* Kevin J. Efrusy	Director	October 7, 2011
* Mellody Hobson	Director	October 7, 2011
* Bradley A. Keywell	Director	October 7, 2011

Signature	Title	Date

* Eric P. Lefkofsky	Director	October 7, 2011
* Theodore J. Leonsis	Director	October 7, 2011
* Howard Schultz	Director	October 7, 2011

*By:	/s/ ANDREW D. MASON Andrew D. Mason, as attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.
3.1	+	Fifth Amended and Restated Certificate of Incorporation, as currently in effect.
3.2	*	Form of Amended and Restated Certificate of Incorporation, to be in effect prior to the closing of this offering.
3.3	+	By-Laws, as currently in effect.
3.4	*	Form of Amended and Restated By-laws, to be in effect prior to the closing of this offering.
4.1	*	Specimen Class A common stock certificate of the Registrant.
4.2	+	Third Amended and Restated Investors Rights Agreement, dated as of December 10, 2010, between Groupon, Inc. and certain investors named therein.
5.1	*	Opinion of Winston & Strawn LLP.
10.1	+	2008 Stock Option Plan.**
10.2	+	Form of Notice of Grant of Stock Option under 2008 Stock Option Plan.**
10.3	+	2010 Stock Plan.**
10.4	+	Form of Notice of Grant of Stock Option under 2010 Stock Plan.**
10.5	+	Form of Notice of Restricted Stock Unit Award under 2010 Stock Plan.**
10.6	+	Employment Agreement, dated as of November 1, 2009, by and between Groupon, Inc. and Andrew D. Mason.**
10.7	+	Amendment to Employment Agreement, dated as of December 15, 2010, by and between Groupon, Inc. and Andrew D. Mason.**
10.8	+	Amended and Restated Employment Agreement, dated as of April 29, 2011, by and between Groupon, Inc. and Jason Child.**
10.9	+	Employment Agreement, dated as of March 15, 2010, by and between Groupon, Inc. and Rob Solomon.**
10.10	+	Amendment to Employment Agreement, dated as of December 15, 2010, by and between Groupon, Inc. and Rob Solomon.**
10.11	+	Employment Agreement, dated as of November 30, 2010, by and between Groupon, Inc., Groupon Ludic, Inc. and Brian Totty.**
10.12	+	Consulting Contract, dated May 12, 2010, between CityDeal Europe GmbH and Oliver Samwer, as amended.**
10.13	+
Share Exchange and Transfer Agreement, dated as of May 15, 2010, by and among CD-Inv Holding UG, CD-Rocket Holding UG, CityDeal Management UG, CityDeal Europe GmbH, Groupon Germany GbR and Groupon, Inc.
10.14	+	Earn-out Agreement, dated as of May 15, 2010, by and among CD-Inv Holding UG, CD-Rocket Holding UG, CityDeal Management UG, CityDeal Europe GmbH, Groupon Germany GbR and Groupon, Inc.

Exhibit Number		Description
10.15	+	First Amendment to Earn-Out Agreement, dated as of September 14, 2010, by and among CD-Inv Holding UG, CD-Rocket Holding UG, CityDeal Management UG, CityDeal Europe GmbH, Groupon Germany GbR and Groupon, Inc.
10.16	+
Second Amendment to Earn-Out Agreement, dated as of November 30, 2010, by and among CD-Inv Holding UG, CD-Rocket Holding UG, CityDeal Management UG, CityDeal Europe GmbH, Groupon Germany GbR and Groupon, Inc.
10.17	+	Agreement of Lease, dated as of October 14, 2010, by and between 600 West Chicago Associates LLC and Groupon, Inc.
10.18	+	Sublease, dated as of June 2010, by and between Lightbank LLC and Groupon, Inc.
10.19	+	Office Sublease Agreement, dated as of June 23, 2009, by and between InnerWorkings, Inc. and The Point.
10.20	+	Agreement of Lease, dated as of December 7, 2010, by and between 600 West Chicago Associates LLC and Groupon, Inc.
10.21	+	Agreement and Plan of Merger, dated as of May 6, 2010, by and among Groupon, Inc., Groupon Mobly, Inc., Goodrec, Inc. and the Stockholders' Representative named therein.
10.22	+	Agreement and Plan of Merger, dated as of November 30, 2010, by and among Groupon, Inc., Groupon Ludic, Inc., Ludic Labs, Inc. and the Stockholders' Representative named therein.
10.23	+	Separation Agreement and General Release, dated as of April 6, 2011, by and between Groupon, Inc. and Ken Pelletier.**
10.24	+	Transition Services and Separation Agreement and Mutual General Release, dated as of April 5, 2011, by and between Groupon, Inc. and Rob Solomon.**
10.25	+	Employment Agreement, dated as of April 15, 2011, by and between Groupon, Inc. and Margaret H. Georgiadis.**
10.26	+	Letter Agreement, dated as of August 11, 2010, by and between Qpod.inc, IVP Fund A, L.P., IVP Fund B, L.P. and Groupon B.V. and Groupon, Inc.
10.27	*	Form of Indemnification Agreement.**
10.28	+	2011 Incentive Plan.**
10.29		Amendment to Transition Services Agreement and Mutual General Release, dated as of July 25, 2011, by and between Groupon, Inc. and Rob Solomon.
10.30	*	Consulting Contract, dated May 12, 2010, between CityDeal Europe GmbH and Marc Samwer, as amended.**
21.1	+	Subsidiaries of Groupon, Inc.
23.1		Consent of Ernst & Young LLP for Groupon, Inc.
23.2		Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellscaft.
23.3		Consent of Ernst & Young ShinNihon LLC.
23.4		Consent of Ernst & Young LLP for Ludic Labs, Inc. and Goodrec, Inc.
23.5	*	Consent of Winston & Strawn LLP (included in Exhibit 5.1).
24.1+		Power of Attorney.

*
To be filed by amendment

**
Management contract or compensatory plan or arrangement.

+
Previously Filed.